Exhibit 1

IMPORTANT NOTICE

NOT FOR DISTRIBUTION TO ANY ITALIAN PERSON OR RESIDENT IN THE UNITED STATES NOR ADDRESS IN THE REPUBLIC OF ITALY OR IN THE UNITED STATES.

IMPORTANT: You must read the following disclaimer before continuing. The attached Consent Solicitation Document does not constitute or form part of, and should not be construed as, an offer for sale or subscription of, or a solicitation of any offer to buy or subscribe for, any securities of Brisa – Auto-Estradas de Portugal, S.A. (“Brisa”) or Brisa Finance B.V. (“Brisa Finance”) or any other entity. The following disclaimer applies to the attached Consent Solicitation Document, whether received by e-mail or otherwise received as a result of electronic communication and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached Consent Solicitation Document. In accessing the attached Consent Solicitation Document, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.

Confirmation of Your Representation: By receiving the attached Consent Solicitation Document you are deemed to have confirmed to Barclays Bank PLC (the “Consent Solicitation Agent”) and/or Citibank, N.A., London Branch (the “Tabulation Agent”), being a sender of the attached, that (i) you are a holder or a Beneficial Owner of the Issued Notes, (ii) (a) the beneficial owner of the Notes is located outside the United States and its vote on the Extraordinary Resolutions will be submitted from outside the United States, (b) the beneficial owner of the Notes is located in the United States and is a qualified institutional buyer (“QIB”) within the meaning of Rule 144A under the United States Securities Act of 1933 (the “Securities Act”) or an institutional accredited investor (“IAI”) as defined in Rule 501(a) of the Securities Act or (c) you have otherwise contacted the Tabulation Agent to inform him that you are unable to make the representations in (a) and (b) above and have provided him details of your location and investor status, (iii) you shall not pass on this Consent Solicitation Document to third parties or otherwise make the Consent Solicitation Document publicly available, (iv) you are not a person to or from whom it is unlawful to send the attached Consent Solicitation Document or to solicit consents under the Proposals described herein under applicable laws, (v) you consent to delivery by electronic transmission, and (vi) you have understood and agree to the terms set forth herein.

If you are unable to make such confirmations, you should contact the Tabulation Agent at the earliest opportunity. The contact details of the Tabulation Agent are set forth on the last page of this Consent Solicitation Document.

The Proposals (as defined in the attached Consent Solicitation Document) and the attached Consent Solicitation Document are not being distributed in the Republic of Italy. The Proposals and the attached Consent Solicitation Document have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB) pursuant to Italian laws and regulations. Accordingly, the Proposals and the attached Consent Solicitation Document are not addressed to Noteholders who are Italian residents and/or persons located in the Republic of Italy. Neither the attached Consent Solicitation Document nor any other material relating to the Proposals may be distributed or made available in the Republic of Italy.

This Consent Solicitation Document has been sent to you in electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of Brisa or Brisa Finance, the Consent Solicitation Agent and/or the Tabulation Agent or any person who controls, or is a director, officer, employee or agent of Brisa or Brisa Finance, the Consent Solicitation Agent and/or the Tabulation Agent, nor any affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Consent Solicitation Document distributed to you in electronic format and the hard copy version available to you on request from the Consent Solicitation Agent and/ or the Tabulation Agent.

You are reminded that the attached Consent Solicitation Document has been delivered to you on the basis that you are a person into whose possession this Consent Solicitation Document may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not, nor are you authorised, to deliver this Consent Solicitation Document to any other person.

These materials are not for distribution, directly or indirectly, in or into the United States (including its territories and possessions, any State of the United States and the District of Columbia). These materials do not constitute or form a part of any offer or solicitation to purchase or subscribe for securities in the United States.

The Proposals are being made to holders of securities of a non-U.S. company. The Proposals are subject to disclosure requirements of a non-U.S. country that are different from those of the United States.

Financial statements included in the Consent Solicitation Document, if any, have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since the relevant issuer and some or all of its officers and directors are residents of a non-U.S. country. You may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws. It may be difficult to compel a non-U.S. company and its affiliates, or a foreign sovereign state, to subject themselves to a United States court’s judgment.

You should be aware that Brisa and/or Brisa Finance may purchase securities in the open market or in privately negotiated purchases.

THE ATTACHED CONSENT SOLICITATION DOCUMENT AND ANY ATTACHED DOCUMENTS HAVE NOT BEEN FILED WITH OR REVIEWED BY ANY SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY COMMENTED UPON THE ACCURACY OR ADEQUACY OF THE ATTACHED CONSENT SOLICITATION DOCUMENT, EXCEPT THAT THE RELEVANT ISSUER HAS FURNISHED OR WILL FURNISH THE ATTACHED CONSENT SOLICITATION DOCUMENT AND ANY ATTACHED DOCUMENTS (I) TO THE SEC AS REQUIRED BY RULE 802 AND (II) TO THE COMPETENT AUTHORITIES AS REQUIRED BY THE DIRECTIVE 2004/109/EC (THE “TRANSPARENCY DIRECTIVE”) AND LUXEMBOURG LAW OF 11 JANUARY 2008 ON REQUIREMENTS RELATING TO INFORMATION ON ISSUERS WHOSE SECURITIES ARE ADMITTED TO TRADING ON A REGULATED MARKET (THE “LUXEMBOURG TRANSPARENCY LAW”). ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENCE IN THAT COUNTRY.

The relevant Issuer may be relying on an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder (“Rule 802”) and, accordingly, neither the Proposals nor any offer of Notes have been or will be registered with the United States Securities and Exchange Commission (the “SEC”). The Notes have not been and will not be registered under the Securities Act or the securities law of any state or the jurisdiction of the United States.

NOT FOR DISTRIBUTION TO ANY ITALIAN PERSON OR RESIDENT IN THE UNITED STATES NOR ADDRESS IN THE REPUBLIC OF ITALY OR IN THE UNITED STATES.

This document is important and requires your immediate attention. If you do not understand it or are in any doubt as to what action you should take, including as to any tax consequences, you are recommended to seek independent financial advice from your own appropriately authorised independent financial adviser immediately. Questions about this document should be directed to either the Consent Solicitation Agent or the Tabulation Agent (as defined herein). The distribution of this document in certain jurisdictions may be restricted by law and persons into whose possession this document comes are requested to inform themselves about, and to observe, any such restrictions.

BRISA – AUTO-ESTRADAS DE PORTUGAL, S.A.

(incorporated with limited liability under the laws of Portugal)

BRISA FINANCE B.V.

(incorporated with limited liability under the laws of The Netherlands)

CONSENT SOLICITATION DOCUMENT

in connection with the Proposals (as defined herein) relating to

€63,300,000 Floating Rate Notes due 2012 (the “2012 Notes”)

€600,000,000 4.50 per cent Notes due 2016 (the “2016 Notes”)

of BRISA – Auto-Estradas de Portugal, S.A.

€500,000,000 4.797 per cent Notes due 2013 (the “2013 Notes”)

of BRISA Finance B.V.

(together, referred to as the “Issued Notes”)

Brisa – Auto-Estradas de Portugal, S.A. (“Brisa”) and Brisa Finance B.V. (“Brisa Finance”) are seeking approval by means of Extraordinary Resolutions of Noteholders to certain amendments of the terms and conditions of each Series of Issued Notes and the underlying documents constituting such Series of Issued Notes made at the same time as the replacement of Brisa by Brisa – Concessão Rodoviária, S.A. (“BCR”) as issuer of the 2012 Notes and the 2016 Notes and the replacement of Brisa Finance by BCR as issuer of the 2013 Notes, as more fully described in this Consent Solicitation Document. In addition, Brisa and Brisa Finance are seeking approval by means of Extraordinary Resolutions of Noteholders to the appointment of António Frutuoso de Melo & Associados, Sociedade de Advogados, R.L., as Notes Common Representative for the Issued Notes. See “The Proposals” herein.

The terms of, and the procedures relating to, the Proposals are set out in this Consent Solicitation Document. Subject to restrictions, Brisa and Brisa Finance may elect, at any time prior to the Late Instruction Deadline, to amend or vary the terms of, and the procedures relating to, the Proposals (as more fully described herein).

Notices convening separate meetings of the holders of each Series of Issued Notes to be held at the offices of Linklaters LLP and Vieira de Almeida & Associados, Sociedade de Advogados, R.L. at One Silk Street, London, EC2Y 8HQ and Avenida Duarte Pacheco, 26, 1070-110 Lisbon, Portugal, respectively, on 5 November 2010 in respect of the 2013 Notes and on 15 November 2010 in respect of the 2012 and 2016 Notes (each a “Notice” and together the “Notices”) will be served on the holders of each Series of Issued Notes on 14 October 2010. Notices convening meetings shall be published on the following websites www.bourse.lu and www.cmvm.pt and disclosed through the Clearing Systems. A copy of each such notice is set out in this Consent Solicitation Document. See “Form of Notices and Extraordinary Resolutions of the Notes”.

If the required quorum is not met on such date, adjourned meetings will be held on 19 November 2010 in respect of the 2013 Notes and on 30 November in respect of the 2012 Notes and 2016 Notes at the times specified in the respective notices. Notices convening meetings which are adjourned for reason of absence of the required quorum shall be published on the following websites www.bourse.lu and www.cmvm.pt and disclosed through the Clearing Systems.

Noteholders who deliver, or arrange to have delivered on their behalf, (i) in respect of the 2013 Notes only, valid Electronic Voting Instructions or (ii) in respect of the 2012 Notes and 2016 Notes, valid Voting Certificates, appointing the Tabulation Agent as proxy to vote in the relevant Meeting prior to 4p.m. (London time) on 29 October 2010 (the “Early Instruction Deadline”) shall be eligible, on the terms and subject to the exceptions mentioned herebelow, to receive an amount (the “Early Instruction Fee”) equal to the percentage of the principal amount of the Issued Notes which are the subject of the Electronic Voting Instruction or Voting Certificate, as the case may be, set out in the table below under the heading “Early Instruction Fee”.

Noteholders who deliver, or arrange to have delivered on their behalf, (i) in respect of the 2013 Notes only, valid Electronic Voting Instructions, or (ii) in respect of the 2012 Notes and 2016 Notes, valid Voting Certificates, appointing the Tabulation Agent as proxy to vote in the relevant Meeting (i) in respect of the 2013 Notes only, after the Early Instruction Deadline but prior to 4p.m. (London time) on 3 November 2010 and (ii) in respect of the 2012 Notes and 2016 Notes, after the Early Instruction Deadline but prior to 3p.m. (London time) on 9 November 2010 (each a “Late Instruction Deadline”) shall be eligible, on the terms and subject to the exceptions mentioned herebelow, to receive an amount (the “Late Instruction Fee” and, together with the Early Instruction Fee, the “Instruction Fees”) equal to the percentage of the principal amount of the Issued Notes which are the subject of the Electronic Voting Instruction or Voting Certificate, as the case may be, set out in the table below under the heading “Late Instruction Fee”.

Issued Notes	Early Instruction Fee	Late Instruction Fee
2012 Notes	0.10%	0.05%
2013 Notes	0.75%	0.50%
2016 Notes	1.00%	0.75%

The Early Instruction Fee is not cumulative with the Late Instruction Fee. Payment of the relevant Instruction Fee is subject in any case to the Extraordinary Resolutions in respect of each of the 2012 Notes, the 2013 Notes and the 2016 Notes and the Extraordinary Rose Resolution in relation to the €400,000,000 Asset Backed Floating Rate Securitisation Notes due 2012, issued by Tagus – Sociedade de Titularização de Créditos, S.A., as mentioned below, being duly passed and becoming effective in accordance with their terms and provided the relevant Electronic Voting Instruction or Voting Certificate remains unrevoked at the conclusion of the relevant Meeting or Rose Meeting, as the case may be.

Noteholders who submit or deliver Electronic Voting Instructions (only in respect of the 2013 Notes) or Voting Certificates (only in respect of the 2012 Notes and the 2016 Notes) after the relevant Instruction Deadline or who vote on the Proposals other than by, in respect of the 2013 Notes, submission or delivery of an Electronic Voting Instruction or, in respect of the 2012 Notes and the 2016 Notes, a Voting Certificate, will not be eligible to receive the relevant Instruction Fee.

In respect of the 2013 Notes, only Direct Participants in Euroclear or Clearstream, Luxembourg may deliver Electronic Voting Instructions and thereby be eligible to receive the relevant Instruction Fee (subject to the Extraordinary Resolution (in respect of which such Electronic Voting Instructions have been given) being duly passed). In respect of the 2013 Notes, Noteholders who are not Direct Participants in Euroclear or Clearstream, Luxembourg should arrange for the accountholder through which they hold their 2013 Notes to deliver an Electronic Voting Instruction on their behalf to the relevant Clearing System as more particularly described herein under “Noteholders’ Meetings – Procedures relating to the 2013 Notes – Procedures for submitting or delivering Electronic Voting Instructions”.

Noteholders who have not submitted or delivered or arranged for the submission or delivery of an Electronic Voting Instruction (only in respect of the 2013 Notes) or a valid Voting Certificate (only in respect of the 2012 Notes and the 2016 Notes) as provided above, but who wish to attend and vote at the Meeting may do so in accordance with the voting and quorum procedures set out, as applicable, in “Form of Notice of Meeting” herein for each Series of Issued Notes and, for the 2013 Notes, according to Schedule 3 to the Trust Deed. Such Noteholders will not be eligible to receive an Instruction Fee.

Holders of the 2013 Notes are urged to deliver valid Electronic Voting Instructions through the relevant Clearing Systems, and holders of the 2012 and 2016 Notes are urged to deliver valid Voting Certificates in accordance with the procedures of and within the time limit specified by the relevant Clearing System, on or prior to the Instruction Deadline in order to be eligible for the Early Instruction Fee.

Noteholders should note that Electronic Voting Instructions or Voting Certificates given in respect of the relevant Meeting shall remain valid for any adjourned such Meeting unless validly revoked, in the limited circumstances provided herein.

Subject in each case as provided herein, Noteholders who submit Electronic Voting Instructions or Voting Certificates prior to the Early Instruction Deadline will not be able to revoke or amend such instructions at any time after the Early Instruction Deadline (including the period for an adjourned Meeting, if any), and Noteholders who submit Electronic Voting Instructions or Voting Certificates prior to the Late Instruction Deadline will not be able to revoke or amend such instructions at any time after the Late Instruction Deadline (including the period for an adjourned Meeting, if any). In the case of the 2012 Notes and 2016 Notes, in issuing a Voting Certificate each Noteholder acknowledges and accepts to be represented in the Meeting by the relevant proxy holder and undertakes not to attend the Meeting. If the Noteholder physically attends the Meeting, the relevant Voting Certificate will be deemed revoked (and the entitlement to receive the relevant Instruction Fee lost).

Questions and requests for assistance in connection with the delivery of Electronic Voting Instructions or Voting Certificates, as the case may be, should be directed to the Tabulation Agent. Questions and requests for further information and assistance in relation to the Proposals should be directed to the Consent Solicitation Agent. Contact details for each of the Tabulation Agent and the Consent Solicitation Agent are set out on the last page of this Consent Solicitation Document.

Capitalised terms used in this Consent Solicitation Document shall, unless otherwise defined in this Consent Solicitation Document or if the context otherwise so requires, have the meanings set forth in Annex E (Index of Defined Terms) and in Annex F (Preliminary Base Prospectus) to this Consent Solicitation Document. When the same term is defined differently in Annex E (Index of Defined Terms) and in Annex F (Preliminary Base Prospectus) to this Consent Solicitation Document the definition contained in the former shall prevail.

References in this document to a specific time are, unless indicated, to such time in Lisbon and London on the relevant date and, “€”, “EUR” or “euro” are to the single currency introduced at the start of the third stage of the European Economic and Monetary Union.

The Consent Solicitation Agent

Barclays Capital

The date of this Consent Solicitation Document is 14 October 2010.

Brisa and Brisa Finance accept responsibility for the information contained in this Consent Solicitation Document. To the best of the knowledge of each of Brisa and Brisa Finance the information contained in this Consent Solicitation Document is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Trustee, the Notes Common Representative, the Consent Solicitation Agent and the Tabulation Agent have not independently verified, and do not assume any responsibility for, the accuracy of the information and statements contained in this Consent Solicitation Document.

The Consent Solicitation Agent, which is regulated in the United Kingdom by the Financial Services Authority, and the Tabulation Agent are acting exclusively for the Brisa Group and no one else in relation to the Proposals and will not be responsible to anyone other than the Brisa Group for providing the protections afforded to their respective customers or for giving advice in relation to the Proposals. The Consent Solicitation Agent, the Tabulation Agent and/or their respective associates may have a holding in, or may from time to time provide advice or other investment services in relation to, or engage in transactions involving, the Notes. The delivery of this Consent Solicitation Document shall not under any circumstance create any implication that the information contained in this Consent Solicitation Document is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth in this Consent Solicitation Document or in the affairs of the Brisa Group since the date of this Consent Solicitation Document.

This Consent Solicitation Document does not constitute or form part of, and should not be construed as, an offer for sale or subscription of, or a solicitation of any offer to buy or subscribe for, any securities of Brisa or Brisa Finance or any other entity. The distribution of this document in certain jurisdictions may be restricted by law. Persons into whose possession this document comes are required by the Brisa Group, the Consent Solicitation Agent, the Tabulation Agent, the Trustee and the Notes Common Representative to inform themselves about, and to observe, any such restrictions. These solicitations are not being made to Noteholders in any jurisdiction in which they would not be in compliance with the securities laws of such jurisdiction. Brisa and Brisa Finance have not retained any representative to act on behalf of Noteholders in connection with these solicitations. This Consent Solicitation Document does not purport to constitute a solicitation in any circumstance in which such solicitation would become unlawful. None of the entities forming part of the Brisa Group, the Consent Solicitation Agent, the Tabulation Agent, the Trustee or the Notes Common Representative will incur any liability for its own failure or the failure of any other person or persons to comply with the provisions of any such restrictions.

In accordance with normal practice, the Trustee has not been involved in the formulation of the Proposals outlined in this Consent Solicitation Document and the Trustee expresses no opinion on the merits of the Proposals or the Extraordinary Resolutions but on the basis of the information contained in the Consent Solicitation Document the Trustee has authorised it to be stated that it has no objection to the Proposals being submitted to Noteholders for their consideration and the passing of the relevant Extraordinary Resolutions. Noteholders should take their own independent advice on the merits and on the consequences of voting in favour of the Proposals and passing the relevant Extraordinary Resolutions, including any tax consequences. The Trustee is not responsible for the accuracy, completeness, validity or correctness of the statements made in the Consent Solicitation Document or omissions therefrom.

The Proposals are made to holders of securities of a non-U.S. company. The Proposals are subject to disclosure requirements of a non-U.S. country that are different from those of the United States. Financial statements included in this Consent Solicitation Document, if any, have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for Noteholders to enforce their rights and any claim Noteholders may have arising under the United States federal securities laws, since the relevant issuer and some or all of its officers and directors are residents of a non-U.S. country. Noteholders may not be able to sue a non-U.S. company or its officers or directors, in a non-U.S. court for violations of the United States securities laws. It may be difficult to compel a non-U.S. company and its affiliates, or a foreign sovereign state, to subject themselves to a United States court’s judgment.

Noteholders should be aware that Brisa and/or Brisa Finance may purchase securities in the open market or in privately negotiated purchases.

No person has been authorised to make any recommendations on behalf of Brisa, Brisa Finance, the Consent Solicitation Agent, the Tabulation Agent, the Trustee or the Notes Common Representative as to whether the Noteholders should vote in relation to the Proposals. No person has been authorised to give any information, or to make any representation in connection therewith, other than those contained herein. If made or given, such recommendations or any such information or representations must not be relied upon as having been authorised by any entity forming part of the Brisa Group, the Consent Solicitation Agent, the Tabulation Agent, the Trustee or the Notes Common Representative.

This Consent Solicitation Document is issued and directed only to the Noteholders and no other person shall, or is entitled to, rely or act on, or be able to rely or act on, its contents and it should not be relied upon by any Noteholder for any purpose other than in relation to the Proposals.

The Consent Solicitation Agent may, to the extent permitted by applicable law, have or hold a position in the Issued Notes and the Consent Solicitation Agent may, to the extent permitted by applicable law, make or continue to make a market in, or vote in respect of, or act as principal in any transaction in, or relating to, or otherwise act in relation to, the Issued Notes.

Notwithstanding the Proposals, the Issued Notes may continue to be traded, save that the Issued Notes which are subject to (i) in the case of the 2012 Notes and/or 2016 Notes, a Voting Certificate, or (ii) in the case of the 2013 Notes only, an Electronic Voting Instruction, will be blocked by the relevant Clearing System in accordance with their respective procedures and the provisions of this Consent Solicitation Document, during which time they may not be traded.

Each person receiving this Consent Solicitation Document acknowledges that such person has not relied on any statement of any entity forming part of the Brisa Group, the Consent Solicitation Agent, the Tabulation Agent, the Trustee or the Notes Common Representative in connection with its decision on how to vote in relation to the Proposals. Each such person is solely responsible for and must make its own analysis and investigation regarding such Proposals and make its own voting decision, with particular reference to its own investment objectives and experience, and any other factors which may be relevant to it in connection with such voting decision. If such person is in any doubt about any aspect of the Proposals and/or the action it should take, it should consult its professional advisers.

Unless the context otherwise requires, all references in this Consent Solicitation Document to Noteholders include: (i) each Direct Participant in respect of such Issued Notes and (ii) each Beneficial Owner of the Issued Notes holding such Issued Notes, directly or indirectly, in an account in the name of a Direct Participant acting on such Beneficial Owner’s behalf, except that for the purposes of this Consent Solicitation Document and the payment of the relevant Instruction Fee (if applicable), to the extent the Beneficial Owner of any 2013 Notes is not a Direct Participant, the relevant Instruction Fee will only be delivered and paid to the relevant Direct Participant and the delivery and payment of such Instruction Fee to such Direct Participant will satisfy any obligations of Brisa Finance, the Tabulation Agent and the relevant Clearing System in respect of such 2013 Notes.

Chapter 1 |	Solicitation of Consent	page 10

1.1	Reorganisation of the Brisa Group	page 10

1.2	Group Structure	page 11

1.3	Ring-fencing, Addition of Security and Covenant Package Changes	page 11

1.4	Risk Factors	page 12

1.5	The Proposals	page 14

1.6	Instruction Fees	page 17

Chapter 2 |	Further Information for Noteholders	page 19

2.1	Implementation of the Proposals	page 19

2.2	Effective Date and Conditionality	page 19

2.3	Interest	page 19

2.4	Credit Ratings	page 20

2.5	New Security Package	page 20

2.6	Taxation	page 21

2.7	Disclaimer of Trustee, Consent Solicitation Agent and Tabulation Agent	page 21

2.8	Termination, Withdrawal and Amendment by Brisa and Brisa Finance	page 22

2.9	Irregularities	page 22

2.10	Replacement of Global Notes by Interbolsa Notes	page 23

Chapter 3 |	Noteholders’ Meetings	page 24

3.1	Procedures Relating to the 2013 Notes	page 25

3.2	Procedures Relating to the 2012 and 2016 Notes	page 28

Annex A |	Illustrative example of the proposed amendments to the Conditions of the Notes	page 32

Annex B |	Taxation	page 39

Annex C |	Timetables for Noteholders’ Meetings	page 43

Annex D |	Form of Notices and Extraordinary Resolutions of the Notes	page 47

Annex E |	Index of Defined Terms	page 64

Annex F |	Preliminary Base Prospectus	page 67

Annex G |	Final Terms for the 2012, 2013 and 2016 Notes	page 238

Annex H |	Notes Common Representative Appointment Agreement	page 258

CHAPTER 1

SOLICITATION OF CONSENT

Capitalised terms used in this Consent Solicitation Document shall, unless otherwise defined in this Consent Solicitation Document or if the context otherwise so requires, have the meanings set forth in Annex E (Index of Defined Terms) and in Annex F (Preliminary Base Prospectus) to this Consent Solicitation Document. When the same term is defined differently in Annex E (Index of Defined Terms) and in Annex F (Preliminary Base Prospectus) to this Consent Solicitation Document the definition contained in the former shall prevail.

PART 1.1

REORGANISATION OF THE BRISA GROUP

Brisa - Auto-Estradas de Portugal, S.A. (“Brisa”) and its subsidiaries (together with Brisa, the “Brisa Group”) are in the process of undergoing a corporate reorganisation, which will include, inter alia, the transfer of the Main Concession from Brisa to Brisa – Concessão Rodoviária, S.A. (“BCR”).

The primary goal of the reorganisation process is to improve efficiency and rationalise resources while ensuring the high quality standards that make the Brisa Group a major operator of motorway concessions. Upon completion, Brisa will remain as the listed holding company for the Brisa Group, with all of the Brisa Group’s concession activities being undertaken by subsidiary companies.

At the time of transfer of the Main Concession, the corporate debt of Brisa will also be transferred to BCR. This debt will include issuances under the existing Euro Medium Term Note programme for Brisa and Brisa Finance B.V. (“Brisa Finance”) (which are the subject of this Consent Solicitation Document), together with credit facilities from the European Investment Bank (“EIB”) and other banks, a receivables securitisation, hedging arrangements entered into by Brisa and certain guarantee facilities.

As foreseen in the terms and conditions of the Issued Notes, and further identified in Part 1.5 (The Proposals), BCR will become the issuer under the 2012, 2013 and 2016 Notes upon completion of the reorganisation. Additionally, certain modifications to the terms and conditions of each Series of Issued Notes will be made and this will require the prior consent of the Noteholders of each Series of Issued Notes by way of Extraordinary Resolutions.

The purpose of this Consent Solicitation Document is to explain the background to, and reasons for, the Proposals and to invite Noteholders to approve the Proposals and to consent to their implementation by passing the Extraordinary Resolutions.

PART 1.2

GROUP STRUCTURE

Following the implementation of the Proposals the corporate structure of the Brisa Group will be as follows:

The complete company name of the entities included in the consolidated accounts of Brisa may be found in page 25 of the 2010 interim accounts, incorporated by reference in the Preliminary Base Prospectus.

PART 1.3

RING-FENCING, ADDITION OF SECURITY AND COVENANT PACKAGE CHANGES

The proposed reorganisation, including the implementation of the Extraordinary Resolutions, has important implications for the Noteholders and other existing creditors of Brisa and Brisa Finance including the following.

A ring-fenced financing structure will be put in place for BCR and its immediate parent company, Brisa - Concessão Rodoviária SGPS (the “Parent”), which will isolate these companies from the activities of the remaining companies in the Brisa Group. The ring-fencing measures (described in detail in the Preliminary Base Prospectus (attached as Annex F hereto)) are designed to ensure: (a) that BCR has the means to conduct its business separately from the rest of the Brisa Group; and (b) that all dealings between BCR and the rest of the Brisa Group will be carried out on an arm’s length basis.

BCR will enter into five arm’s length contracts with other entities in the Brisa Group at the time of the reorganisation to enable it to carry out the activity relating to the Main Concession:

(i)	Operation and Maintenance Agreement with Brisa O&M, S.A.

(ii)	Engineering and Technical Services Agreement with BEG – Brisa Engenharia e Gestão, S.A.

(iii)	Via Verde Agreement with Via Verde Portugal – Gestão de Sistemas Electrónicos de Cobrança, S.A.

(iv)	Shared Services Agreement with Brisa

(v)	Management Consultancy Services Agreement with Brisa

The terms of these five agreements are summarised in the Preliminary Base Prospectus (attached as Annex F hereto).

All the creditors of Brisa and Brisa Finance, including the Noteholders, who will become Senior Creditors of BCR will be parties to a Common Terms Agreement and an Intercreditor Agreement with BCR. These agreements will establish a common covenant package for the benefit of all Senior Creditors and will regulate the manner in which the Senior Creditors interact to make decisions or to take action. BCR, Brisa and the Parent will also enter into a Security Agreement under which they will provide a package of security in favour of the Security Agent appointed by, among other Senior Creditors, the Noteholders. Further detail on these agreements can be found in the section of the Preliminary Base Prospectus (attached as Annex F hereto) headed “Overview of Certain Transaction Documents”.

The covenant package will include, inter alia: (i) financial covenants; (ii) additional indebtedness tests; (iii) distributions tests; (iv) restrictions on the nature of business; (v) restrictions on change in ownership other than in accordance with the Concession Contract; (vi) requirement to comply with Hedging Policy; and (vii) a Trigger Event regime.

The intercreditor arrangements will include, inter alia, different voting procedures for Ordinary Decisions and for Special Decisions. With respect to the former, each Noteholder will be asked to submit an electronic vote on an individual basis via an Investor Website. With respect to the latter, each Class of Noteholders will submit its vote on the basis of decisions taken at meetings of the respective Noteholders.

The EIB, as the single largest creditor of BCR, will have certain additional rights.

The security package will include, inter alia: (i) a pledge over the shares in BCR; (ii) a pledge over certain bank accounts of BCR; and (iii) a pledge over certain other assets and general rights of BCR. The security does not include those fixed assets which will revert to the Grantor at the end of the concession period.

PART 1.4

RISK FACTORS

Noteholders should review carefully the section of the Preliminary Base Prospectus headed “Risk Factors”. In addition, Noteholders should be aware of the following risks relating to the Proposals:

(a)	The Intercreditor Agreement will provide for the pari passu ranking of payment between the Senior Creditors in post enforcement scenarios, including standard provisions on sharing and distribution of proceeds. The Senior Creditors (other than the EIB) do not have the right to independently accelerate their claims under their own facilities or agreements. The Security Agent will take all enforcement action, acting on instructions of the Majority Senior Creditors. The Intercreditor Agreement (and in respect of the Noteholders of each Series, the relevant Conditions) also provides for rules on decision making by the Senior Creditors, including by way of Ordinary Decisions and Special Decisions and Noteholders should pay special attention to these provisions. Noteholders should evaluate the Proposals in the terms of the proposed modifications to the terms and conditions of the Issued Notes and the remaining Notes Documentation and the reduction in the amount of control which Noteholders can exercise, including following an Event of Default, as a result of the arrangements set out in the Intercreditor Agreement.

(b)	Noteholders should note that there can be no assurance that, following implementation of the Proposals, a secondary market for the Issued Notes will develop, or if a secondary market does develop for any of the Issued Notes, that it will provide the holders of the Issued Notes with liquidity or that any such liquidity will continue for the life of the Issued Notes. Consequently, each Noteholder must be prepared to hold his Issued Notes for an indefinite period until final redemption or maturity of the Issued Notes.

The liquidity and market value of the Issued Notes at any time are affected by, amongst other things, the market view of the credit risk of such Issued Notes and will generally fluctuate with interest rate fluctuations, economic conditions, the condition of certain financial markets, internal political events, the performance and financial condition of BCR and the developments and trends in the industry sector.

(c)	The Proposals will involve a change in the identity of the principal debtor under the Issued Notes and the replacement of the covenants from which the Noteholders currently benefit under the respective terms and conditions of the Issued Notes with a new covenant package under the terms of the Common Terms Agreement. As a result of the implementation of the Proposals, the risks to which the Noteholders are exposed will change. Noteholders are urged thoroughly to review this Consent Solicitation Document, together with all related documentation and any documents referenced herein, including the respective terms and conditions of the Issued Notes.

(d)	The Noteholders should note that the respective Extraordinary Resolutions in respect of the Issued Notes are effective conditional upon the satisfaction (or, subject to restrictions, waiver) of the conditions precedent set out in the Common Terms Agreement, including the provision of certain specified conditional ratings for BCR all as more fully set out in the section “Further Information for Noteholders – Effective Date and Conditionally” of this Consent Solicitation Document. Noteholders should note, for the avoidance of doubt, that the above mentioned conditions precedent (subject to restrictions) can be waived in accordance with their terms as set out in the section entitled “Further Information for Noteholders – Effective Date and Conditionality” of this Consent Solicitation Document. In the event that any of the Extraordinary Resolutions are not passed, the existing terms and conditions of the Issued Notes will continue to apply.

(e)	Following the submission of an Electronic Voting Instruction (in respect of the 2013 Notes) or a Voting Certificate (in respect of the 2102 Notes or the 2016 Notes), the Issued Notes which are the subject of such instructions will be blocked from trading by the relevant clearing system or custodian, as the case may be, until the earliest of: (i) the Conclusion of the Meeting (or, if applicable, any adjournment of such Meeting) in relation to each of the 2012 Notes, the 2013 Notes and the 2016 Notes, and (ii) the date upon which a Noteholder becomes entitled to withdraw, and does withdraw, its vote in the circumstances set out under the heading “Termination, Withdrawal and Amendment by Brisa and Brisa Finance” below. Following the expiry of the Early Instruction Deadline, a Noteholder will only be able to withdraw its Electronic Voting Instruction or Voting Certificate in the limited circumstances set out under the heading “Termination, Withdrawal and Amendment By Brisa And Brisa Finance” below (the “Blocking Period”).

Noteholders are solely responsible for complying with all of the procedures for submitting Electronic Voting Instructions or Voting Certificates. None of Brisa Finance, Brisa, the Consent Solicitation Agent, the Trustee or the Tabulation Agent assumes any responsibility for informing Noteholders of irregularities with respect to Electronic Voting Instructions or Voting Certificates.

(f)	Noteholders are responsible for independently investigating the position of Brisa, Brisa Finance, any other entity of the Brisa Group (including BCR) and the nature of the Issued Notes and the amendments proposed thereto. None of the entities forming part of the Brisa Group, the Consent Solicitation Agent, the Trustee or the Tabulation Agent assumes any responsibility for informing Noteholders as to the position of Brisa, Brisa Finance or any other entity of the Brisa Group (including BCR) and/or the nature of the Issued Notes and the amendments proposed to the terms and conditions of the Issued Notes in connection with this Consent Solicitation Document.

PART 1.5

THE PROPOSALS

Brisa is currently undertaking a corporate reorganisation which will include the transfer of the Main Concession to BCR. This transfer will be made in accordance with Article 40.1 of the Concession Contract which permits Brisa to transfer the Main Concession to a wholly owned subsidiary.

In connection with the substitution of Brisa by BCR under the Concession Contract, a new Base Prospectus and a new set of Notes-related documents will be put in place, enabling BCR to take over all the obligations of Brisa and Brisa Finance in relation to the Issued Notes.

The proposals below set out the approvals required from the holders of the 2012, 2013 and 2016 Notes to give effect to the substitution of Brisa by BCR under the Concession Contract and the replacement of Brisa and Brisa Finance by BCR as issuer in respect of the Issued Notes.

It is proposed, in respect of the 2012 and 2016 Notes, that the Noteholders of each Series:

(a)	Approve the corporate reorganisation of the Brisa Group and the substitution of Brisa by BCR as issuer in the terms set forth in Condition 15 (Substitution) of the terms and conditions of the 2012 Notes and in Condition 16 (Substitution) of the terms and conditions of the 2016 Notes and release Brisa from all and every obligations which, upon completion of the corporate reorganisation, are to be undertaken by BCR

Condition 15 (Substitution) of the terms and conditions of the 2012 Notes and Condition 16 (Substitution) of the terms and conditions of the 2016 Notes provide for the conditions which are required to be met in order for Brisa to substitute in place of itself any wholly-owned subsidiary thereof as the principal debtor in relation to the Issued Notes.

(b)	Approve the modifications to the terms and conditions of the 2016 Notes and the 2012 Notes, as the case may be, and the execution (if the applicable Extraordinary Resolutions are passed), by means of a common representative (as mentioned in proposal (c) below), of:

(i)	a set of documents which will also be executed by other Senior Creditors of BCR upon completion of the corporate reorganisation of the Brisa Group, including a Common Terms Agreement, an Intercreditor Agreement, a Security Agreement, an Accounts Agreement and any other documents which are ancillary or connected with any of these documents;

(ii)	a set of documents which will be executed in relation to the 2016 Notes, the 2012 Notes and other notes issued by Brisa and by Brisa Finance under the €2,000,000,000 Brisa – Auto-Estradas de Portugal, S.A. and Brisa Finance B.V. Euro Medium Term Note Programme and any further notes issued under the €3,000,000,000 Euro Medium Term Note Programme established for BCR, including a Dealer Agreement, an Agency Agreement, a Programme Manual, a Notes Common Representative Appointment Agreement and any other documents which are ancillary or connected with any of these documents, including a Deed of Termination in respect of the prior existing documents; and

(iii)	any other document which may be necessary or desirable in relation to the execution of any of the above documents (together with the documents referred in items (a) and (b), the “Documents”).

The holders of the Issued Notes will become Senior Creditors of BCR within a ring-fenced financing framework, designed to insulate BCR from the activities of the remainder of the Brisa Group.

Senior Creditors will become parties to the Combined Finance Documents, in addition to the specific financing documentation applicable to each class of Senior Creditor (in the case of the Issued Notes, the Notes Documentation).

The Preliminary Base Prospectus and the Notes Common Representative Appointment Agreement are enclosed as Annexes F and I to the Consent Solicitation Document and the Deed of Termination, the Deed of Variation, the Transfer Manual, the Agency Agreement and the Combined Finance Documents are available for inspection, free of charge, at the request of the Noteholders.

The key features of the 2012 Notes and 2016 Notes will include:

(i)	the 2012 Notes and the 2016 Notes will continue to be senior, direct, unconditional and unsubordinated obligations and rank and will rank pari passu among themselves and (save for certain obligations required to be preferred by law) pari passu with all other present and future senior and unsubordinated obligations, without any preference among such obligations by reason of the date of incurrence or otherwise;

(ii)	the 2012 Notes and the 2016 Notes will become secured by a security package created under the Security Agreement (as described in more detail in the Preliminary Base Prospectus);

(iii)	the 2012 Notes and the 2016 Notes will continue to be book-entry securities subject to Portuguese law; and

(iv)	the Noteholders will become represented by a Notes Common Representative.

(c)	Appoint António Frutuoso de Melo e Associados, Sociedade de Advogados, RL as common representative of the holders of the 2012 Notes and the 2016 Notes in the terms set forth in the Notes Common Representative Appointment Agreement and grant to such common representative all and every powers and discretions to, in the name and on behalf of the holders of the 2012 Notes and the 2016 Notes, sign, execute and deliver the Documents.

All holders of 2012 Notes and the 2016 Notes issued under the Programme will be represented by the same Common Representative which will be António Frutuoso de Melo e Associados, Sociedade de Advogados, RL and which, once appointed, will be mandated to sign the required documentation pertaining to the implementation of the Proposals on behalf of the Noteholders. The appointment of the Notes Common Representative will be governed by the terms of a Notes Common Representative Appointment Agreement (as described in more detail in the Preliminary Base Prospectus) and which is available for inspection by the Noteholders.

It is proposed, in respect of the 2013 Notes, that the 2013 Noteholders:

(a)	Approve the corporate reorganisation of the Brisa Group and the substitution of Brisa Finance by BCR as issuer and release Brisa Finance from all and every obligations which, upon completion of the corporate reorganisation, are to be undertaken by BCR

(b)	Approve the amendment and subsequent termination of the Trust Deed, the modifications to the terms and conditions of the 2013 Notes, the termination of the appointment of the Trustee, the replacement of the Trustee by the Notes Common Representative and of the Trust Deed by the Notes Common Representative Appointment Agreement and the execution (if the applicable Extraordinary Resolution is passed) by means of the New Notes Common Representative, (as mentioned in item 3 below), of:

(i)	a set of documents which will also be executed by other Senior Creditors of BCR upon completion of the corporate reorganisation of the Brisa Group, including a Common Terms Agreement, an Intercreditor Agreement, a Security Agreement, an Accounts Agreement and any other documents which are ancillary or connected with any of these documents;

(ii)	in order to amend the 2013 Notes so that after the implementation of the Proposals, the 2013 Notes will have the same Conditions and be constituted under the same documentation as if they had been issued under the 2010 Programme established for BCR, namely a set of documents which will be executed in relation to the 2013 Notes and any further notes issued under the 2010 Programme, including a Dealer Agreement, an Agency Agreement, a Programme Manual, a Notes Common Representative Appointment Agreement, a Deed of Variation, a Deed of Termination and any documents which are ancillary or connected with any of these documents; and

(iii)	any other document which may be necessary or desirable in relation to any of the above documents (together with the documents referred in items (i) and (ii), the “Documents”).

The holders of the Issued Notes will become Senior Creditors of BCR within a ring-fenced financing framework, designed to insulate BCR from the activities of the remainder of the Brisa Group.

Senior Creditors will become parties to the Combined Finance Documents, in addition to the specific financing documentation applicable to each class of Senior Creditor (in the case of the Issued Notes, the Notes Documentation).

The Preliminary Base Prospectus and the Notes Common Representative Appointment Agreement are set out herein as Annexes F and I, respectively, and the Deed of Termination, the Deed of Variation, the Transfer Manual, the Agency Agreement and the Combined Finance Documents are available for inspection, free of charge, at the request of the Noteholders.

As to the key features of the 2013 Notes, the same will include:

(i)	the 2013 Notes will continue to be senior, direct, unconditional and unsubordinated obligations and rank and will rank pari passu among themselves and (save for certain obligations required to be preferred by law) pari passu with all other present and future senior and unsubordinated obligations, without any preference among such obligations by reason of the date of incurrence or otherwise;

(ii)	the 2013 Notes will become secured by a security package created under the Security Agreement (as described in more detail in the Preliminary Base Prospectus);

(iii)	the current global note will be replaced by notes with dematerialised book-entry form (forma escritural) and integration and holding through Interbolsa in order to be subject to the 2010 Programme and to Portuguese law; and

(iv)	the Noteholders will become represented by a Notes Common Representative.

(c)	Appoint António Frutuoso de Melo e Associados, Sociedade de Advogados, RL as common representative of the holders of the 2013 Notes in the terms set forth in the Notes Common Representative Appointment Agreement and grant to such common representative all and every powers and discretions to, in the name and on behalf of the holders of the 2013 Notes, sign, execute and deliver the Documents.

All holders of 2013 Notes issued under the Programme will be represented by the same Common Representative, which will be António Frutuoso de Melo e Associados, Sociedade de Advogados, RL and which, once appointed, will be mandated to sign the required documentation pertaining to the implementation of the Proposals on behalf of the Noteholders. The appointment of the Notes Common Representative will be governed by the terms of a Notes Common Representative Appointment Agreement (as described in more detail in the Preliminary Base Prospectus) and which is available for inspection by the Noteholders.

PART 1.6

INSTRUCTION FEES

In relation to each Series of Issued Notes, if the relevant Extraordinary Resolution is duly passed and becomes effective in accordance with its terms, Brisa and/or Brisa Finance shall, on 10 December 2010, pay or procure payment to those Noteholders who have delivered (and who have not revoked) valid Electronic Voting Instructions (for the 2013 Notes) or Voting Certificates (for the 2012 and 2016 Notes), as the case may be, to vote on all Proposals relevant to them, prior to the relevant Instruction Deadline, a fee in an amount as set out below, as a percentage of the principal amount of those Issued Notes which are the subject of such Electronic Voting Instructions or Voting Certificate, as the case may be, provided such Electronic Voting Instructions or Voting Certificates remain unrevoked on Conclusion of the Meeting.

Issued Notes	Early Instruction Fee	Late Instruction Fee
2012 Notes	0.10%	0.05%
2013 Notes	0.75%	0.50%
2016 Notes	1.00%	0.75%

The Early Instruction Fee is not cumulative with the Late Instruction Fee. Payment of the relevant Instruction Fee is subject in any case to the Extraordinary Resolutions in respect of each of the 2012 Notes, the 2013 Notes and the 2016 Notes and the Extraordinary Rose Resolution in relation to the €400,000,000 Asset Backed Floating Rate Securitisation Notes due 2012, issued by Tagus – Sociedade de Titularização de Créditos, S.A., as mentioned below, being duly passed and becoming effective in accordance with their terms and provided the relevant Electronic Voting Instruction or Voting Certificate remains unrevoked at the conclusion of the relevant Meeting or Rose Meeting, as the case may be.

The relevant Instruction Fee shall be paid (i) in the case of the 2013 Notes, to such Noteholders’ cash accounts held through Euroclear or Clearstream, Luxembourg, as the case may be, and (ii) in the case of the 2012 Notes or the 2016 Notes, to such Noteholders’ cash accounts held through Interbolsa. The relevant Instruction Fee will be paid as consideration for the Noteholders’ submission of valid Electronic Voting Instructions (in the case of the 2013 Notes) or valid Voting Certificates (in the case of the 2012 Notes or the 2016 Notes) to vote on all Proposals prior to the relevant Instruction Deadline.

Subject in each case as provided herein, those Noteholders who submit Electronic Voting Instructions or Voting Certificates prior to the applicable Instruction Deadline will not be able to revoke or amend such instructions at any time after such Instruction Deadline, other than in the limited circumstances provided for herein.

Noteholders should note that Electronic Voting Instructions or Voting Certificates, as the case may be, given in respect of the applicable Meeting shall remain valid for any such adjourned Meeting, unless validly revoked in limited circumstances. In the case of the 2012 Notes and 2016 Notes, in issuing a Voting Certificate each Noteholder acknowledges and accepts to be represented in the Meeting by the relevant proxy holder and undertakes not to attend the Meeting. If the Noteholder physically attends the Meeting, the relevant Voting Certificate will be deemed revoked (and the entitlement to receive the relevant Instruction Fee lost).

In respect of the 2013 Notes, only Direct Participants in Euroclear or Clearstream, Luxembourg may deliver Electronic Voting Instructions and thereby be eligible to receive the relevant Instruction Fee (subject to the Extraordinary Resolution (in respect of which such Electronic Voting Instructions have been given) being duly passed). In respect of the 2013 Notes, Noteholders who are not Direct Participants in Euroclear or Clearstream, Luxembourg should arrange for the accountholder through which they hold their 2013 Notes to deliver an Electronic Voting Instruction on their behalf to the relevant Clearing System as more particularly described herein under “Noteholders’ Meetings – Procedures relating to the 2013 Notes – Procedures for submitting or delivering Electronic Voting Instructions”.

Noteholders who have not submitted or delivered or arranged for the submission or delivery of an Electronic Voting Instruction or a valid Voting Certificate to vote in all Proposals, as provided above, but who wish to attend and vote at the Meeting may do so in accordance with the voting and quorum procedures set out, as applicable, in “Form of Notice of Meeting” herein for each Series of Issued Notes and Schedule 3 to the Trust Deed, for the 2013 Notes. Such Noteholders will not be eligible to receive an Instruction Fee.

CHAPTER 2

FURTHER INFORMATION FOR NOTEHOLDERS

The Proposals in respect of each series of Issued Notes are conditional on, inter alia, the passing of the relevant Extraordinary Resolutions by the Noteholders of that Series and the other Conditions Precedent being satisfied or waived in accordance with the Common Terms Agreement – see Part 2.2. (Effective Date and Conditionality) below. This Chapter 2 and the rest of this Consent Solicitation Document should be read accordingly.

PART 2.1

IMPLEMENTATION OF THE PROPOSALS

In respect of each Series of Issued Notes, Noteholders must approve the Proposals and consent to their implementation by passing the relevant Extraordinary Resolution each as set out in the relevant Notice.

PART 2.2

EFFECTIVE DATE AND CONDITIONALITY

The respective Extraordinary Resolutions are conditional on the satisfaction or waiver (subject to restrictions) of the Conditions Precedent set out in the Common Terms Agreement, on or before the Effective Date.

The Effective Date (being no later than 2 February 2011) is the date on which the Intercreditor Agent confirms that:

(a)	it has received, in form and substance satisfactory to it, the documentary conditions precedent set out in schedule I (Documentary Conditions Precedent) to the Common Terms Agreement;

(b)	the rights and obligations of Brisa relating to the Initial Senior Debt, which is capable of being transferred, have been effectively transferred to BCR;

(c)	no Event of Default is outstanding;

(d)	no Trigger Event is outstanding;

(e)	no event or circumstance which has a Material Adverse Effect is outstanding;

(f)	the representations set out in Clause 7. (Representations and Warranties) of the Common Terms Agreement are true and accurate; and

(g)	BCR is assigned a Solicited Credit Rating equal to or higher than Baa1 by Moody’s and A- by Fitch.

If the Proposals do not become unconditional on or before the Effective Date they will lapse.

PART 2.3

INTEREST

The Issued Notes will continue to accrue interest in accordance with the respective terms and conditions of the Issued Notes. Interest will consequently be paid in full on the next Interest Payment Date for the Issued Notes. For the avoidance of doubt, Noteholders should note that the rate of interest, payment dates and maturity will not be amended or affected by the implementation of the Proposals.

PART 2.4

CREDIT RATINGS

As of the date hereof, the ratings of Brisa are Baa1 by Moody’s and BBB+ by Fitch. Brisa Finance is not rated.

Conditional upon the implementation of the Proposals and receipt of final legal documentation, Moody’s and Fitch are expected to assign ratings, of Baal and A-, respectively, to BCR.

The ratings reflect the views of the respective rating agencies only and are not a recommendation of any type. Ratings are subject to change, suspension or withdrawal and there is no assurance that the ratings assigned will be upgraded or will not be downgraded.

PART 2.5

NEW SECURITY PACKAGE

The Notes will benefit from a new security package under the terms of the Security Agreement (which is available for inspection at the head office of Brisa, free of charge, at the request of the Noteholders), the principal features of such security package being set out below:

Security granted and promised to be granted by BCR

Under the terms of the Security Agreement, BCR:

(a)	grants, in favour and for the benefit of the Security Agent and EIB, a first ranking pledge over the balance of the Company Accounts (other than the Debt Service Reserve Account, the Rose Account and the Distributions Account) held by BCR on the Signing Date, including the right to any monies deposited, from time to time, in, or Authorised Investments made from monies standing to the credit of, such Company Accounts and to any and all interest in relation thereto;

(b)	grants, in favour and for the benefit of the Security Agent and EIB, a first ranking pledge over the balance of the Debt Service Reserve Account, including the right to any monies deposited, from time to time, in the Debt Service Reserve Account and to any and all interest in relation thereto;

(c)	grants, in favour and for the benefit of the Security Agent and EIB, a first ranking pledge over all the General Rights;

(d)	promises to grant, at its own expense, in favour and for the benefit of the Security Agent and EIB, a first ranking mortgage over each and all of the Real Assets acquired by BCR after the Signing Date;

(e)	promises to grant, at its own expense, and for the benefit of the Security Agent and EIB, a first ranking pledge over the balance of any Company Account or Authorised Account for the purposes of making Authorised Investments opened by BCR after the Signing Date, including the right to any monies deposited, from time to time, in, or Authorised Investments made from monies standing to the credit of, any such Company Account or Authorised Account and to any and all interest in relation thereto;

(f)	promises to grant, at its own expense, in favour and for the benefit of the Security Agent and EIB, a first ranking pledge over the New Assets in accordance with clause 12 (Promissory Pledge over the New Assets) of the Security Agreement;

(g)	promises to grant in favour and for the benefit of the Security Agent, a first ranking mortgage over certain Real Assets if the aggregate commercial value of the Real Assets acquired by BCR, and not yet mortgaged, regardless of the calendar year in which they were acquired, is equal to or exceeds €5,000,000 and if the Security Agent has informed BCR that certain Real Assets shall be mortgaged in its favour; and

(h)	promises to grant in favour and for the benefit of the Security Agent, a first ranking pledge over certain New Assets if the aggregate commercial value of the New Assets acquired by BCR, and not yet pledged, regardless of the calendar year in which they were acquired, is equal to or exceeds €2,000,000 and if the Security Agent has informed BCR that certain New Assets shall be pledged in its favour, as security for the entire and timely performance of all and each of the Obligations.

Under the terms of the Security Agreement, BCR, to the extent permitted under Portuguese law, will assign by way of security (cessão de créditos em garantia), in favour and for the benefit of the Security Agent and EIB, the Future General Rights for the entire and timely performance of all and each of the Obligations.

Other security

Under the terms of the Security Agreement, Brisa, as initial shareholder of BCR has granted, in favour and for the benefit of the Security Agent (on behalf of the Finance Parties, including, for the avoidance of doubt, the Noteholders, other than EIB) and the EIB, a first ranking pledge over all and each of the Shares (including the corresponding Share Related Rights) as security for the entire and timely performance of all and each of the Obligations. Subsequently, the Shares (including the corresponding Share Related Rights) will be transferred to the Parent and continue securing the entire and timely performance of all and each of the Obligations. Further, the Parent promises to grant, at its own expense, in favour and for the benefit of the Security Agent and EIB, a first ranking pledge over all and each of the New Shares (including all and each of the Share Related Rights attached thereto) as security for the entire and timely performance of all and each of the Obligations.

PART 2.6

TAXATION

In view of the number of different jurisdictions whose tax laws may apply, the attention of Noteholders is drawn to the information on Portuguese taxation set out in Annex B (Taxation) to this Consent Solicitation Document. In view of the number of different jurisdictions whose tax laws may apply to a Noteholder, this Consent Solicitation Document does not discuss the tax consequences for Noteholders arising from the amendments proposed to the Issued Notes. Noteholders are urged to consult their own appropriate professional advisers regarding these possible tax consequences under the laws of the jurisdiction that apply to them and the receipt of the Instruction Fee (if any). Noteholders are liable for their own taxes and have no recourse to the Issuers, BCR, the Consent Solicitation Agent or the Tabulation Agent with respect to taxes arising in connection with the Proposals.

PART 2.7

DISCLAIMER OF TRUSTEE, CONSENT SOLICITATION AGENT

AND TABULATION AGENT

In accordance with normal practice, none of the Trustee, the Consent Solicitation Agent or the Tabulation Agent expresses any opinion as to the merits of the Proposals. None of the Trustee, the Consent Solicitation Agent or the Tabulation Agent has been involved in formulating the Proposals or makes any representation that all relevant information has been disclosed to Noteholders in or pursuant to this Consent Solicitation Document and / or each Notice. Accordingly, each of the Trustee, the Consent Solicitation Agent and the Tabulation Agent recommends to Noteholders who are in any doubt as to the impact of the implementation of the Proposals that they should seek their own legal and financial advice, including as to long term consequences.

PART 2.8

TERMINATION, WITHDRAWAL AND AMENDMENT BY

BRISA AND BRISA FINANCE

Each of Brisa and Brisa Finance reserves the right, in its sole discretion but subject to the terms and conditions of the Issued Notes and to applicable law, at any time or prior to 9:30a.m. on 10 November 2010 to:

(i)	withdraw and terminate the Proposals;

(ii)	modify any term of the Proposals (including any of the indicative deadlines for voting set out in this Consent Solicitation Document other than the terms of the Extraordinary Resolution); or

(iii)	amend or modify any of the documents which have been made available for inspection by Noteholders as described in the Notice of Meeting including, but not limited to, the Notice, this Consent Solicitation Document and the current drafts of the Termination Deed, the Notes Common Representative Appointment Agreement, the Agency Agreement, the Common Terms Agreement, the Intercreditor Agreement, the Security Agreement and the Accounts Agreement.

If Brisa or Brisa Finance considers, after consultation with the Consent Solicitation Agent, that any modification or amendment is materially less favourable to Noteholders, Brisa or Brisa Finance will give notice to Noteholders via the Clearing Systems (including by way of making any announcement or the issue of any supplement or other form of update to this Consent Solicitation Document or the Preliminary Base Prospectus set out in Annex F hereto (Preliminary Base Prospectus) in which any material development is disclosed) and by publication on the following websites www.bourse.lu and www.cmvm.pt and specify a time period of not less than 48 hours from the date of such notice during which Noteholders will have the right to revoke their Electronic Voting Instructions, Voting Certificates and voting instructions received by mail.

If the Proposals are terminated, the Meetings will still be held. If an Extraordinary Resolution is passed in such circumstances, the Extraordinary Resolution will be ineffective and no Instruction Fee will be paid to the relevant Noteholders.

PART 2.9

IRREGULARITIES

All questions as to the validity, form and eligibility (including time of receipt) of any Electronic Voting Instruction, Voting Certificate or revocation or amendment thereof will be determined by Brisa (in respect of Voting Certificates) and Brisa Finance (in respect of Electronic Voting Instructions), with the agreement of the Consent Solicitation Agent, which determination will be final and binding. Each of Brisa and Brisa Finance reserves the right, with the agreement of the Consent Solicitation Agent, to reject any and all Electronic Voting Instruction and / or Voting Certificate not in proper form. Each of Brisa and Brisa Finance also reserves the right, with the agreement of the Consent Solicitation Agent, to waive any defects in any and all Electronic Voting Instructions and / or Voting Certificates. None of Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agents or the Tabulation Agent shall be under any duty to give notice to a Noteholder of any irregularities in an Electronic Voting Instruction or a Voting Certificate or instructions of revocation or amendment, nor shall any of them incur any liability for failure to give such notice.

Noteholders with questions regarding the Proposals or the Extraordinary Resolution should contact the Consent Solicitation Agent, details of which are set out on the last page of this Consent Solicitation Document.

PART 2.10

REPLACEMENT OF GLOBAL NOTES BY INTERBOLSA NOTES

The procedures for the replacement of the global notes pertaining to the 2013 Notes by Interbolsa notes and the timing details pertaining thereto is set out in a Transfer Manual which will be entered into on or about the Signing Date.

In the context of a corporate reorganisation of the Brisa Group, BCR will replace Brisa Finance as issuer of the 2013 Notes and Brisa as issuer of the 2012 and 2016 Notes and thus undertake all and every obligation of Brisa Finance and Brisa as issuers of the Issued Notes. The 2013 Notes were issued in the form of Global Notes governed by English law and have been cleared and settled through the clearing systems of Euroclear and/or Clearstream and it is now envisaged that such 2013 Notes will be varied as regards the relevant form of representation, the current global note form being replaced by dematerialised book-entry form (forma escritural) and integration and holding through Interbolsa in order to be subject to the 2010 Programme. The 2013 Notes are currently admitted to trading on the Luxembourg Stock Exchange and shall continue to be admitted to such stock exchange after their integration and holding through Interbolsa.

The transfer of the 2013 Notes into the 2010 Programme and their respective transformation into dematerialised book-entry form (forma escritural) and integration and holding through Interbolsa shall require the cancellation of the registration entries of the 2013 Notes by Euroclear/Clearstream and the simultaneous registration of the respective entries, by Interbolsa, in the relevant account opened by BCR with Interbolsa and in the control account held by the relevant Affiliate Members of Interbolsa.

Noteholders having questions regarding the Proposals or the relevant Extraordinary Resolution can contact the Consent Solicitation Agent. Noteholders having questions regarding the delivery of Electronic Voting Instructions or Voting Certificates shall contact the Tabulation Agent. Contact details for each of the Consent Solicitation Agent and the Tabulation Agent are set out on the last page of this Consent Solicitation Document.

CHAPTER 3

NOTEHOLDERS’ MEETINGS

A Notice addressed to the holders of each Series of Issued Notes will, on or around 14 October 2010, be published on the following websites www.bourse.lu and www.cmvm.pt and disclosed through the Clearing Systems convening a meeting of the Noteholders of such Series at the time specified therein on 5 November 2010 at the offices of Linklaters LLP, at One Silk Street, London EC2Y 8HQ, United Kingdom, in relation to the 2013 Notes, and on 15 November at Vieira de Almeida & Associados – Sociedade de Advogados, R.L. in relation to the 2012 Notes and the 2016 Notes, at Duarte Pacheco, 26, 1070-110 Lisbon, Portugal.

At each such meeting the proposed Extraordinary Resolution set out in the relevant Notice will be considered to approve the Proposals and consent to their implementation. The procedures for voting at each meeting are described in the relevant Notice.

THE ATTENTION OF THE NOTEHOLDERS OF EACH SERIES IS PARTICULARLY DRAWN TO THE QUORUM REQUIRED FOR THE MEETING OF NOTEHOLDERS OF SUCH SERIES AND ANY ADJOURNED MEETING THEREOF WHICH IS SET OUT IN PARAGRAPH 3 OF “VOTING AND QUORUM” IN THE RELEVANT NOTICE. HAVING REGARD TO SUCH REQUIREMENTS, THE NOTEHOLDERS ARE STRONGLY URGED ETTHER TO ATTEND THE RELEVANT MEETING OR TO TAKE STEPS TO BE REPRESENTED AT SUCH MEETING, AS REFERRED TO IN THE RELEVANT NOTICE, AS SOON AS POSSIBLE.

In respect of each Series of Issued Notes, if the relevant Extraordinary Resolution is passed and the Conditions Precedent set out in the Common Terms Agreement are satisfied or waived in accordance with its terms, both it and the Proposals will be binding on all Noteholders of the relevant series whether or not they voted in favour of that Extraordinary Resolution and each such Noteholder shall be bound to give effect thereto accordingly.

The Common Terms Agreement sets out, inter alia, the following Conditions Precedent:

(a)	confirmation by the Intercreditor Agent that it has received, in form and substance satisfactory to it, the documentary conditions precedent set out in schedule I (Documentary Conditions Precedent) to the Common Terms Agreement;

(b)	the rights and obligations of Brisa relating to the Initial Senior Debt, which is capable of being transferred, have been effectively transferred to BCR;

(c)	no Event of Default is outstanding;

(d)	no Trigger Event is outstanding;

(e)	no event or circumstance which has a Material Adverse Effect is outstanding;

(f)	the representations set out in Clause 7. (Representations and Warranties) of the Common Terms Agreement are true and accurate; and

(g)	BCR is assigned a Solicited Credit Rating equal to or higher than Baa1 by Moody’s and A- by Fitch.

PART 3.1

PROCEDURES RELATING TO THE 2013 NOTES

1.	Procedures for submitting or delivering Electronic Voting Instructions

The procedures described below for submitting or delivering Electronic Voting Instructions are only applicable to the 2013 Notes and not to the 2012 and 2016 Notes.

By submitting or delivering an Electronic Voting Instruction, a Noteholder will instruct the relevant Paying Agent to appoint a person nominated by the Tabulation Agent as its proxy to vote on its behalf in relation to the Extraordinary Resolution at the Meeting. Such proxy appointment will only be valid if the relevant Electronic Voting Instruction is received by the Tabulation Agent on behalf of the Paying Agent not later than 48 hours prior to the time set for the Meeting. Noteholders who do not wish to vote by delivery of an Electronic Voting Instruction can attend and vote in person or appoint a person other than the Tabulation Agent’s nominee to attend and vote in person at the meeting or make other arrangements to vote at the meeting by following the procedures outlined in the Notice.

Noteholders are urged to submit or deliver valid Electronic Voting Instructions through the Clearing Systems in accordance with the procedures of, and within the time limits specified by, the Clearing Systems for receipt by a Paying Agent and in any event no later than the relevant Instruction Deadline.

By submitting or delivering an Electronic Voting Instruction through the Clearing Systems to the Tabulation Agent on behalf of the Paying Agent, Noteholders are deemed to have authorised the relevant Clearing System to disclose their voting instructions, holdings and Clearing System account details to Brisa and Brisa Finance, the Tabulation Agent, the Paying Agents, the Consent Solicitation Agent, the Trustee and the Notes Common Representative.

Noteholders who are not Direct Participants in Euroclear or Clearstream, Luxembourg should arrange for the Direct Participant or other intermediary through which they hold their 2013 Notes to submit or deliver an Electronic Voting Instruction on their behalf to and through, and in accordance with and within the time limits specified by, the relevant Clearing System for receipt by a Paying Agent via the Tabulation Agent prior to the relevant Instruction Deadline.

Noteholders of 2013 Notes held through the Clearing Systems should note that, by submitting or delivering or arranging to have submitted or delivered on their behalf valid Electronic Voting Instructions in respect of the Extraordinary Resolution, such 2013 Notes will be blocked in the relevant Clearing System to the order of the Tabulation Agent with effect from and including the date on which the relevant Electronic Voting Instruction is received by the relevant Clearing System and will remain blocked (unless validly revoked in accordance with the terms hereof) until the end of the Blocking Period.

During the Blocking Period, the 2013 Notes which are the subject of such Electronic Voting Instruction may not be transferred.

2013 Notes should be blocked in accordance with the procedures of, and within the time limits specified by, the relevant Clearing System. Brisa Finance, the Paying Agent and the Tabulation Agent shall be entitled to treat submission or delivery of an Electronic Voting Instruction as a confirmation that the 2013 Notes which are the subject of such Electronic Voting Instruction have been so blocked. The Tabulation Agent may require the relevant Clearing System to confirm in writing that such 2013 Notes have been blocked with effect from the date of submission or delivery of the Electronic Voting Instruction. In the event that the relevant Clearing System fails to provide such confirmation, the Tabulation Agent shall inform Brisa Finance and Brisa Finance shall be entitled, but not obliged, to reject the relevant Electronic Voting Instruction.

Unless waived by Brisa Finance, with the agreement of the Consent Solicitation Agent, any irregularities in connection with Electronic Voting Instructions must be cured within such time as Brisa Finance shall in its absolute discretion determine. None of Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agents, the Tabulation Agent, any of their respective affiliates, directors, employees, or any other person will be under any duty to give notice of any defects or irregularities in such Electronic Voting Instructions, nor will any of such entities or persons incur any liability for failure to give such notification.

None of Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agent, the Tabulation Agent or any of their respective affiliates, directors or employees accepts any responsibility for failure of submission or delivery of any Electronic Voting Instruction or any other notice or communication. The determination of Brisa Finance and the Consent Solicitation Agent in respect of any Electronic Voting Instructions or any other notice or communication shall be final and binding.

All authority conferred or agreed to be conferred on the Paying Agent, pursuant to an Electronic Voting Instruction to appoint a person nominated by the Tabulation Agent as its proxy to attend the Meeting and vote in respect of the 2013 Notes which are the subject of the Electronic Voting Instruction shall be binding on the successors, assignees, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the Noteholder and shall not be affected by, and shall survive, the death or incapacity of such Noteholder.

By submitting or delivering an Electronic Voting Instruction, each Noteholder, Direct Participant or Beneficial Owner shall be deemed to:

(a)	represent, warrant and undertake to Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agent and the Tabulation Agent that the 2013 Notes which are the subject of the Electronic Voting Instruction are, at the time of submission or delivery of the Electronic Voting Instruction, and will continue to be, until the end of the Blocking Period, held by it or on its behalf at Euroclear or Clearstream, Luxembourg;

(b)	represent, warrant and undertake to Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agent and the Tabulation Agent that the 2013 Notes which are the subject of the Electronic Voting Instruction have been blocked (and will remain blocked) to the order of the Tabulation Agent in the securities account to which such 2013 Notes are credited in the relevant Clearing System for the duration of the Blocking Period;

(c)	represent, warrant and undertake to Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agent and the Tabulation Agent that it is not a person from whom it is unlawful to seek approval of the Proposals, it has not distributed or forwarded this Consent Solicitation Document, or any other documents or materials relating to the Proposals to any such person(s) and it has (before submitting the Electronic Voting Instruction) complied with all laws and regulations applicable to it for the purposes of its participation in the Proposals;

(d)	acknowledge that it has received and reviewed this Consent Solicitation Document and the Proposals as described herein;

(e)	give consent to and authorise the relevant Clearing System to disclose its identity, holdings and Clearing Systems account details to Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agent and the Tabulation Agent at the time such Noteholder submits or delivers the Electronic Voting Instruction;

(f)	acknowledge that none of Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agent and the Tabulation Agent or any of their respective affiliates, directors or employees has given it any information with respect to the Proposals, save as expressly set out in this Consent Solicitation Document, nor has any of them made any recommendation as to whether, or how, to vote in relation to the Extraordinary Resolution and represent that it has made its own decision with regard to voting based on any legal, tax or financial advice that it has deemed necessary to seek;

(g)	acknowledge that all authority conferred or agreed to be conferred pursuant to these acknowledgements, representations, warranties and undertakings shall be binding on the successors, assignees, heirs, executors, trustees in bankruptcy and legal representatives of the Noteholder and shall not be affected by, and shall survive, the death or incapacity of the Noteholder;

(h)	acknowledge that no information has been provided to it by Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agent and the Tabulation Agent or any of their respective affiliates, directors or employees with regard to the tax consequences to the Noteholders or beneficial owners of the 2013 Notes arising from the voting on the applicable Extraordinary Resolution; and hereby acknowledge that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of voting on the applicable Extraordinary Resolution; and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agent and the Tabulation Agent or any of their affiliates, directors or employees or any other person in respect of such taxes and payments;

(i)	instruct the Paying Agent to appoint a person nominated by the Tabulation Agent as such Noteholder´s proxy to vote in respect of the Extraordinary Resolution; and

(j)	agree to indemnify Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agent and the Tabulation Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions, or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the representations, warranties, undertakings and/or acknowledgements given by it pursuant to its Electronic Voting Instruction.

2.	Revocation of Electronic Voting Instructions

Without prejudice to the provisions of Portuguese law regarding personal attendance by or direct representation of Noteholders, Electronic Voting Instructions submitted prior to the applicable Instruction Deadline are irrevocable after such Instruction Deadline other than in the limited circumstances described in the section of this Consent Solicitation Document entitled “Termination, Withdrawal and Amendment by Brisa and Brisa Finance”.

To be effective, a notice of revocation must be in a format customarily used by the Clearing Systems. Only the Direct Participant is entitled to revoke an Electronic Voting Instruction previously given. A Beneficial Owner of 2013 Notes held through the Clearing Systems must arrange with the Direct Participant to deliver on its behalf a revocation of any Electronic Voting Instruction already given with respect to such 2013 Notes, and is advised to check with the intermediary through which it holds its 2013 Notes when such intermediary would require to receive instructions to revoke an Electronic Voting Instruction to meet the above deadlines.

Questions or requests for assistance in connection with the delivery or revocation of voting instructions may be directed to the Tabulation Agent.

3.	General Provisions applicable to Electronic Voting Instructions

All questions as to the receipt, validity, form, eligibility and valid revocation or amendment (including all times of receipt) of any Electronic Voting Instructions will be determined by Brisa Finance, after consultation with the Consent Solicitation Agent and/or the Tabulation Agent, subject to the provisions of the Proposals and the 2013 Notes, which determination shall be final and binding. Brisa Finance reserves the right, after consultation with the Consent Solicitation Agent and/or the Tabulation Agent, to reject any and all Electronic Voting Instructions not in proper form. None of Brisa, Brisa Finance, the Consent Solicitation Agent, the Trustee, the Paying Agent and the Tabulation Agent shall be under any duty to give notice to Noteholders of any irregularities in Electronic Voting Instructions, nor shall any of them incur any liability for failure to give such notice. All determinations in relation to Electronic Voting Instructions received after the relevant Instruction Deadline will be decided by Brisa Finance and the Consent Solicitation Agent in accordance with the procedures set out in the section of this Consent Solicitation Document entitled “Further Information for Noteholders – Part 2.9 – Irregularities”.

4.	Governing Law

The Proposals for the 2013 Notes, and any non-contractual obligations arising out of or in connection with the Proposals, and all Electronic Voting Instructions are governed by, and shall be construed in accordance with, English Law.

5.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out or in connection with the Proposals for the 2013 Notes.

The parties agree that the courts of England are the most appropriate and convenient courts to settle dispute arising out or in connection with Proposals for the 2013 Notes between them and, accordingly, that they will not argue to the contrary.

The submission to the jurisdiction of the courts referred to above shall not (and shall not be construed so as to) limit the right of any person to take proceedings against any other party hereto in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not if and to the extent permitted by applicable law.

PART 3.2

PROCEDURES RELATING TO THE 2012 AND 2016 NOTES

1.	Procedures for submitting or delivering Voting Certificates

The procedures described below for submitting or delivering Voting Certificates and blocking letters (together the “Voting Pack”) are only applicable to the 2012 and 2016 Notes and not to the 2013 Notes.

Prior to submitting a Voting Pack to the Tabulation Agent a Noteholder must first instruct their Direct Participant to block their notes and request a confirmation letter of such blocking.

In order to submit a valid Voting Pack a Noteholder shall (i) obtain a form of Voting Certificate from the Tabulation Agent by contacting the Tabulation Agent by e-mail on exchange.gats@citi.com, (ii) complete such Voting Certificate, (iii) attach the blocking letter and, (iv) send the original Voting Pack to the Tabulation Agent.

By submitting a complete Voting Pack the Noteholder appoints the Tabulation Agent as its proxy to vote on its behalf in relation to the Extraordinary Resolution at the Meeting. Such proxy appointment will only be valid if the complete Voting Pack is received by the Tabulation Agent not later than 3 p.m on 9 November 2010.

The Voting Pack must be signed and delivered in original form to the Tabulation Agent, at the following address: Attention Exchange Desk. Maildrop 14/68, Citigroup Centre, 25 Canada Square, London E14 5LB, United Kingdom.

During the Blocking Period, the Notes which are the subject of such Voting Pack may not be transferred.

Notes should be blocked in accordance with the procedures of, and within the time limits specified by, the relevant Direct Participant. Brisa and the Tabulation Agent shall be entitled to treat submission or delivery of a Voting Pack as confirmation that the relevant Notes which are the subject of such Voting Pack have been so blocked. The Tabulation Agent may at its discretion require the relevant Direct Participant to confirm in writing that such Notes have been blocked with effect from the date of submission or delivery of the blocking letter. In the event that the relevant Direct Participant fails to provide such confirmation, the Tabulation Agent shall inform Brisa and Brisa shall be entitled, but not obliged, to reject the relevant Voting Pack.

Unless waived by Brisa, with the agreement of the Consent Solicitation Agent, any irregularities in connection with the Voting Pack must be cured within such time as Brisa shall, in its absolute discretion, determine. None of Brisa, the Consent Solicitation Agent, the Notes Common Representative, the Tabulation Agent, any of their respective affiliates, directors, employees, or any other person will be under any duty to give notice of any defects or irregularities in such Voting Pack, nor will any of such entities or persons incur any liability for failure to give such notice.

None of Brisa, the Consent Solicitation Agent, the Notes Common Representative, the Tabulation Agent or any of their respective affiliates, directors or employees accepts any responsibility for failure of submission or delivery of any Voting Pack or any other notice or communication. The determination of Brisa and the Consent Solicitation Agent in respect of any Voting Packs or any other notice or communication shall be final and binding.

All authority conferred or agreed to be conferred by a Noteholder pursuant to a Voting Pack to appoint the Tabulation Agent as its proxy to attend the Meeting and vote in respect of the Proposals which are the subject of the Voting Pack shall be binding on the successors, assignees, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the Noteholder and shall not be affected by, and shall survive, the death or incapacity of such Noteholder.

By submitting or delivering a Voting Pack, each Noteholder shall be deemed to represent, warrant and undertake to Brisa, the Consent Solicitation Agent, the Notes Common Representative and the Tabulation Agent that:

(a)	the Notes which are the subject of the Voting Pack are, at the time of submission or delivery of the Voting Pack, and will continue to be, until the end of the Blocking Period, held by it or on its behalf through the relevant Direct Participant;

(b)	the Notes which are the subject of the Voting Pack have been blocked (and will remain blocked) to the order of the Tabulation Agent in the securities account to which such Notes are credited in the relevant Direct Participant for the duration of the Blocking Period;

(c)	it is not a person from whom it is unlawful to seek approval of the Proposals, it has not distributed or forwarded this Consent Solicitation Document, or any other documents or materials relating to the Proposals to any such person(s) and it has (before submitting the Voting Pack) complied with all laws and regulations applicable to it for the purposes of voting on the Proposals, and such Noteholder will also:

(d)	acknowledge that it has received and reviewed this Consent Solicitation Document and the Proposals as described herein;

(e)	give consent to and authorise the relevant Direct Participant to disclose its identity, holdings and Direct Participants account details to Brisa, the Consent Solicitation Agent, the Notes Common Representative and the Tabulation Agent at the time such Noteholder submits or delivers the Voting Certificate;

(f)	acknowledge that none of Brisa, the Consent Solicitation Agent, the Notes Common Representative and the Tabulation Agent or any of their respective affiliates, directors or employees has given it any information with respect to the Proposals, save as expressly set out in this Consent Solicitation Document, nor has any of them made any recommendation as to whether, or how, to vote in relation to the Proposals and represent that it has made its own decision with regard to voting based on any legal, tax or financial advice that it has deemed necessary to seek;

(g)	acknowledge that all authority conferred or agreed to be conferred pursuant to these acknowledgements, representations, warranties and undertakings shall be binding on the successors, assignees, heirs, executors, trustees in bankruptcy and legal representatives of the Noteholder and shall not be affected by, and shall survive, the death or incapacity of the Noteholder;

(h)	acknowledge that no information has been provided to it by Brisa, the Consent Solicitation Agent, the Notes Common Representative and the Tabulation Agent or any of their respective affiliates, directors or employees with regard to the tax consequences to the Noteholders or Beneficial Owners of the Notes arising from the voting on the Proposals; and hereby acknowledge that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of voting on the Proposals; and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against Brisa, the Consent Solicitation Agent, the Notes Common Representative and the Tabulation Agent or any of their affiliates, directors or employees or any other person in respect of such taxes and payments;

(i)	appoint the Tabulation Agent as such Noteholder´s proxy to vote in respect of the Extraordinary Resolution; and

(j)	agree to indemnify Brisa, the Consent Solicitation Agent, the Notes Common Representative and the Tabulation Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions, or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the representations, warranties, undertakings and/or acknowledgements given by it pursuant to its Voting Pack.

Noteholders who do not wish to vote by delivery of a Voting Pack can attend and vote in person or appoint a person other than the Tabulation Agent’s nominee to attend and vote in person at the relevant Meeting or make other arrangements to vote at such Meeting by following the procedures outlined in the relevant Notice.

2.	Revocation of Electronic Voting Instructions

Without prejudice to the provisions of Portuguese law regarding personal attendance by, or direct representation of, Noteholders, Voting Packs submitted prior to the applicable Instruction Deadline are irrevocable after such Instruction Deadline other than in the limited circumstances described in the section of this Consent Solicitation Document entitled “Termination, Withdrawal and Amendment by Brisa and Brisa Finance”.

To be effective, a notice of revocation must be in a format acceptable to the Tabulation Agent. Questions or requests for assistance in connection with the delivery or revocation of Voting Packs may be directed to the Tabulation Agent.

3.	General Provisions applicable to Voting Packs

All questions as to the receipt, validity, form, eligibility and valid revocation or amendment (including all times of receipt) of any Voting Packs will be determined by Brisa, after consultation with the Consent Solicitation Agent and/or the Tabulation Agent, subject to the provisions of the Proposals and the Notes, which determination shall be final and binding. Brisa reserves the right, after consultation with the Consent Solicitation Agent and/or the Tabulation Agent, to reject any and all Voting Packs not in proper form. None of Brisa, the Consent Solicitation Agent, the Notes Common Representative and the Tabulation Agent shall be under any duty to give notice to Noteholders of any irregularities in Voting Packs, nor shall any of them incur any liability for failure to give such notice. All determinations in relation to Voting Pack received after the relevant Instruction Deadline will be decided by Brisa Finance and the Consent Solicitation Agent in accordance with the procedures set out in the section of this Consent Solicitation Document entitled “Further Information for Noteholders – Part 2.9 – Irregularities”.

4.	Governing Law

The Proposals for the 2012 Notes and the 2016 Notes, and any non-contractual obligations arising out of or in connection with the Proposals, and all Voting Certificates are governed by Portuguese law.

5.	Jurisdiction

The court of Lisbon (Tribunal da Comarca de Lisboa) has exclusive jurisdiction to settle any dispute arising out or in connection with Proposals for the 2012 Notes and the 2016 Notes.

The parties agree that the courts of Portugal are the most appropriate and convenient courts to settle dispute arising out or in connection with Proposals for the 2012 Notes and the 2016 Notes between them and, accordingly, that they will not argue to the contrary.

The submission to the jurisdiction of the courts referred to above shall not (and shall not be construed so as to) limit the right of any person to take proceedings against any other party hereto in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not if and to the extent permitted by applicable law.

ANNEX A

ILLUSTRATIVE EXAMPLE OF THE PROPOSED AMENDMENTS

TO THE CONDITIONS OF THE NOTES

Capitalised terms used in this Annex A have the meanings ascribed thereto in the Preliminary Base Prospectus.

1.	Form of the 2013 Notes

The 2013 Notes will become dematerialised book-entry form (forma escritural) notes and will be held through accounts with any financial institution licensed to act as a financial intermediary for the purposes of the Portuguese Securities Code and which is entitled to hold control accounts with Interbolsa - Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A. (“Interbolsa”), the entity managing the Portuguese central securities clearing system (Central de Valores Mobiliários or “CVM”), on behalf of 2013 Noteholders (each of those institutions, an “Affiliate Member of Interbolsa”). Condition 3.1 (Form and Denomination) illustrates this change:

3.1	Form and Denomination

The Notes are represented in dematerialised book-entry (forma escritural) form in the Specified Currency and the minimum Specified Denomination and can either be registered notes (nominativas), in which case Interbolsa, at the request of the Issuer, can ask the Affiliate Members of Interbolsa for information regarding the identity of the Noteholders and transmit such information to the Issuer, or bearer notes (ao portador), in which case Interbolsa cannot inform the Issuer of the identity of the Noteholders. Notes of one Specified Denomination may not be exchanged for Notes of another Specified Denomination.

2.	Security

The Notes will become senior, direct, unconditional, unsubordinated and secured (in the terms described in “Terms and Conditions of the Notes”) obligations of the Issuer and rank and will rank pari passu among themselves and (save for certain obligations required to be preferred by law) pari passu with all other present and future senior, unsubordinated and secured obligations of the Issuer under or pursuant to the Security Agreement, without any preference among such obligations by reason of the date of incurrence or otherwise. Condition 5 (Security) illustrates this variation.

5.	Security

5.1	Security

The Notes are secured by security created, or promised to be created, by the Issuer and the Parent (which, for the avoidance of doubts, has acquired the Shares pledged by the Initial Shareholder in the terms of the Security Agreement) in favour and for the benefit of the Security Agent, on behalf of the Noteholders (represented by the Notes Common Representative) and other Finance Parties, under the terms of the Security Agreement.

The security created pursuant to the Security Agreement, in favour and for the benefit of the Security Agent, on behalf of the Noteholders (represented by the Notes Common Representative) and other Finance Parties, includes as security for the entire and timely performance of all and each of the Obligations:

(a)	a first ranking pledge over all and each of the Shares (including the corresponding Share Related Rights), which Shares (including the corresponding Share Related Rights) have been, prior to the date of this Base Prospectus, acquired by the Parent;

(b)	a first ranking pledge granted by the Issuer over the balance of the Company Accounts (other than the Debt Service Reserve Account, the Rose Account and the Distributions Account) held by the Issuer on the Signing Date;

(c)	a first ranking pledge granted by the Issuer over the balance of the Debt Service Reserve Account, exclusively towards the Finance Parties, including, for the avoidance of doubt, the Noteholders, other than the Initial and Additional Senior Guarantors and the Rose Noteholders;

(d)	a first ranking pledge granted by the Issuer over all the General Rights.

The Security Agreement also includes provisions whereby the Issuer and the Parent promise to create security in favour and for the benefit of the Security Agent, on behalf of the Noteholders (represented by the Notes Common Representative) and other Finance Parties, for the entire and timely performance of all and each of the Obligations, including:

(a)	a promise by the Parent to grant a first ranking pledge over all and each of the New Shares (including all and each of the Share Related Rights attached thereto);

(b)	a promise by the Issuer to grant a first ranking mortgage over each and all of the Real Assets acquired by the Issuer after the Signing Date;

(c)	a promise by the Issuer to grant a first ranking mortgage over certain Real Assets if the aggregate commercial value of the Real Assets acquired by Issuer, and not yet mortgaged, is equal to or exceeds €5,000,000 (five million Euro) and if the Security Agent has informed the Issuer that certain Real Assets shall be mortgaged;

(d)	a promise by the Issuer to grant a first ranking pledge over certain New Assets if the aggregate commercial value of the New Assets acquired by Issuer, and not yet pledged, is equal to or exceeds €2,000,000 (two million Euro) and if the Security Agent has informed the Issuer that certain New Assets shall be pledged;

(e)	a promise by the Issuer to grant a first ranking pledge over the balance of any Company Account or Authorised Account for the purposes of making Authorised Investments opened by the Issuer after the Signing Date;

(f)	a promise by the Issuer to grant a first ranking pledge over the New Assets.

In addition, the Issuer assigns by way of security (cessão de créditos com escopo de garantia) to the Security Agent, on behalf of the Noteholders (represented by the Notes Common Representative) and other Finance Parties (other than EIB) and EIB, the Future General Rights.

5.2	Guarantees and Security limited to Security Assets

Guarantees and security created and promised to be created by the Issuer and/or the Parent in respect of the Notes are limited to the guarantees and security created and promised to be created by the Issuer and/or the Parent over the Security Assets pursuant to and in accordance with the terms of the Security Agreement and, accordingly, the Noteholders will not have the benefit nor shall be entitled to make any claim based on Articles 501 and 502 of the Portuguese Companies Code, Article 629 of the Portuguese Civil Code or other legal provisions of similar nature.

3.	Relationship with the Issuer and Events of Default

The Intercreditor Agent and the Security Agent will have a direct relationship with the Issuer in relation to acceleration and enforcement of security, which would be dependent upon a common action taken by the Senior Creditors. The Events of Default have been redefined and reconciled with the new issuer and its business activity. Condition 15 (Acceleration) illustrates this change:

15.1	Acceleration

15.1.1	Proceedings

Subject to the Senior Creditors Entrenched Rights and Senior Creditors Retained Rights, the Intercreditor Agent may, and shall if so directed by the Majority Senior Creditors at any time whilst an Event of Default (other than a Major Default) is subsisting, by notice to the Issuer:

(a)	demand that all or part of the amounts outstanding under the Notes together with accrued interest and any other amounts accrued under the Notes (and all or part of the amounts outstanding under the Senior Debt Agreements together with accrued interest and any other amounts accrued under the Finance Documents), be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(b)	declare all or part of the Notes to be payable on demand together with accrued interest and all other amounts accrued under the Notes (and all or part of the Senior Debt together with accrued interest and all other amounts accrued under the Senior Debt Agreements), shall immediately become due and payable on demand by the Intercreditor Agent; and/or

(c)	cancel any outstanding commitment under the Senior Debt Agreements.

15.1.2	Amounts immediately due and payable

After the occurrence of a Major Default which is subsisting, the Senior Creditors (other than EIB, which, after the occurrence of a Major Default or an event of default under the EIB Facility Agreement which is subsisting, may by notice to the Issuer, through the Intercreditor Agent, demand that all part of the amounts outstanding under the EIB Facility Agreement together with accrued interest, be immediately due and payable, whereupon they shall become immediately due and payable) may, by notice to the Issuer, on the basis of a decision of Senior Creditors accounting for more than 66.67 (sixty six point sixty seven) per cent. of principal outstanding of Senior Debt (other than Senior Debt outstanding under the EIB Facility Agreement), immediately demand that all part of the amounts outstanding under the Notes and the relevant Senior Debt Agreements together with accrued interest, be immediately due and payable, whereupon they shall become immediately due and payable.

15.1.3	Waived Acceleration

Neither the Intercreditor Agent (acting on instructions of the Senior Creditors), EIB or the Senior Creditors (other than EIB), as applicable, may declare an Acceleration in respect of any Event of Default, event of default under the EIB Facility Agreement or Major Default (as applicable) which has been waived by the Intercreditor Agent (acting on the instructions of the Majority Senior Creditors), EIB or the Senior Creditors (other than EIB), as applicable, to the extent and for the period of such waiver.

15.1.4	Enforcement

Subject to the terms of the Intercreditor Agreement and without prejudice to the Senior Creditors Entrenched Rights or the Senior Creditors Retained Rights, the Security Agent may, and shall if so directed by the Majority Senior Creditors, at any time after an acceleration of any Senior Debt by the EIB or by the Senior Creditors, as applicable, by notice to the Issuer:

(a)	enforce all or part of the Security Interests under the Security Agreement following the acceleration of any Senior Debt; and/or

(b)	give any notice to the Account Bank or take any action or enforce any right under the Accounts Agreement; and/or

(c)	call on any Debt Service L/C.

15.1.5	Information on enforcement procedures

Following an acceleration notice under this Condition 15 (Acceleration) and, at all times during the enforcement of all or part of the Security Interests created under the Security Agreement, the Agents shall keep the Noteholders (represented for this purpose by the Notes Common Representative) fully informed on the progress of those enforcement proceedings and shall comply with any instructions issued by the Senior Creditors in connection therewith.

4.	Ordinary Decisions and Special Decisions

In accordance with the terms of the Intercreditor Agreement, there will be two different types of decisions: Ordinary Decisions, in which each Noteholder may participate individually by voting through the Investor Website, and Special Decisions, in which Noteholders participate by way of passing an Extraordinary Resolution. Both these decisions are further subject to the voting of the other Senior Creditors. Condition 19 (Ordinary Decisions and Noteholders Meetings) illustrates this change:

19.	Ordinary Decisions and Noteholders meetings

19.1	Notes Common Representative Appointment Agreement

The Notes Common Representative Appointment Agreement contains provisions in relation to Noteholders meetings and schedule V of the Intercreditor Agreement contains provisions in relation to Ordinary Decisions and Special Decisions.

19.2	Ordinary Decisions

19.2.1	Noteholders may individually be called to opine on a given matter whenever the Intercreditor Agent posts a notice (“Ordinary Decision Notice”) for such purpose on the Investor Website specifying:

(i)	the matter to be decided upon;

(ii)	that the decision required is an Ordinary Decision;

(iii)	whether the matter gives rise to an Entrenched Right or a Retained Right for any class of Senior Creditors;

(iv)	how the Senior Creditors may participate in the Ordinary Decision (the convening notice may either detail the applicable procedures or refer to the Investor Website section where these procedures may from time to time be consulted by the Senior Creditors); and

(v)	the date by which a decision is required, which will be no less than 15 (fifteen) and no more than 30 (thirty) days after the posting of the notice by the Intercreditor Agent.

19.2.2	Each Noteholder may only express its opinion in respect of proposals subject to Ordinary Decisions by way of Block Voting Instruction.

19.2.3	Opinions expressed by the Noteholders in relation to Ordinary Decisions will not contribute to a Noteholders resolution and therefore no minimum number of Noteholders opining in respect of an Ordinary Decision is required in order for the opinions issued by the Noteholders to be valued as described in 19.4.2.

19.3	Noteholders meetings

19.3.1	A Noteholders meeting may at any time be convened by the Notes Common Representative or, if no Notes Common Representative is appointed or if the Notes Common Representative refuses to convene the meeting, by the chairman of the general meeting of shareholders of the Issuer.

19.3.2	A meeting of Noteholders must be convened by the Notes Common Representative or, if no Notes Common Representative is appointed or if the Notes Common Representative refuses to convene the meeting, by the chairman of the general meeting of shareholders of the Issuer:

(a)	whenever the Notes Common Representative (or the chairman of the general meeting of shareholders of the Issuer, as applicable) receives from the Intercreditor Agent a notice (“Special Decision Notice”), which shall also be served to each Senior Creditor (other than the Noteholders and the Rose Noteholders), specifying:

(i)	the matter to be decided upon;

(ii)	that the decision required is a Special Decision; and

(iii)	the date by which a decision is required, which will be no less than 45 (forty five) and no more than 60 (sixty) days after the notice issued by the Intercreditor Agent.

(b)	upon the request in writing of Noteholders holding not less than 5 (five) per cent. of the aggregate Principal Amount Outstanding of the outstanding Notes.

19.3.3	Within 2 (two) Business Days upon receiving a Special Decision Notice, the Notes Common Representative (or the chairman of the general meeting of shareholders of the Issuer, as applicable) shall convene a Noteholders meeting to approve a Special Decision.

19.3.4	Each Noteholder may only vote proposals subject to Resolutions or Extraordinary Resolutions by way of Block Voting Instruction.

19.3.5	The quorum required to hold a meeting of Noteholders will be, in relation to each Series of Notes:

(a)	if the matter at stake is to be decided by way of a Resolution, any person or persons holding or representing Notes then outstanding (except Notes held by the Issuer, if any), regardless of the Principal Amount Outstanding thereof; or

(b)	if the matter at stake is to be decided by way of an Extraordinary Resolution, a person or persons holding or representing at least 50 (fifty) per cent. of the Principal Amount Outstanding of the relevant Series of Notes (except Notes held by the Issuer, if any) or, at any adjourned meeting, any person or persons holding or representing any of the Notes then outstanding (except Notes held by the Issuer, if any), regardless of the Principal Amount Outstanding thereof.

19.3.6	The number of votes required to pass a Resolution or an Extraordinary Resolution, as the case may be, will be, in relation to each Series of Notes:

(a)	if the matter at stake is to be decided by way of a Resolution, the majority of the votes cast at the relevant meeting; or

(b)	if the matter at stake is to be decided by way of an Extraordinary Resolution, at least 50 (fifty) per cent. of the Principal Amount Outstanding of the relevant Series of Notes or, at any adjourned meeting, two-thirds of the votes cast at the relevant meeting.

19.3.7	Resolutions and Extraordinary Resolutions will be binding on all Noteholders holding or representing Notes of the same Series, whether or not they are present at the meeting or have voted against such Resolutions and Extraordinary Resolutions.

19.4	Ordinary Decisions and Special Decisions subject to other Senior Creditors vote

19.4.1	Save as otherwise provided in the Intercreditor Agreement and subject to the Entrenched Rights and the Retained Rights of the Noteholders and the other various classes of Senior Creditors, all waivers, consents or approvals under any Finance Document or any amendment to the terms of any Finance Document (in each case, other than the Senior Debt Agreements, including, for the avoidance of doubt, the Notes Documentation) will require the consent of the Majority Senior Creditors in accordance with and subject to the terms of the Intercreditor Agreement.

19.4.2	In case of an Ordinary Decision, each individual Voting Entitlement will be counted for or against the relevant proposal for the purposes of determining the Majority Senior Creditors’ position. At any rate, a quorum requirement will be set for an Ordinary Decision, with Senior Creditors (other than EIB and the Rose Noteholders) representing at least 10 (ten) per cent. of the Senior Debt (other than the Senior Debt outstanding under the EIB Facility Agreement and the Rose Notes) having opined in relation to the matter to which Ordinary Decision Notice refers. Otherwise, no Ordinary Decision may be approved.

19.4.3	In case of a Special Decision, each Voting Entitlement will be counted for or against the relevant proposal for the purposes of determining the Majority Senior Creditor position, provided that the aforementioned quorum and majority provisions have been complied with in passing the relevant Extraordinary Resolution.

19.4.4	If the Notes Common Representative does not notify the Intercreditor Agent of the result of a Noteholders’ meeting in relation to a Special Decision by the relevant date, the respective Voting Entitlement will be excluded for the purposes of determining whether the requisite voting levels have been attained in relation to a decision of the Senior Creditors.

19.5	Modification and Waiver

19.5.1	The Notes Common Representative may concur with the Issuer and any Finance Party or any other parties to the Notes Documentation to a rectification or modification to the Notes Documentation or Combined Finance Documents or waive or authorise any breach or proposed breach of any Notes Documentation or Combined Finance Document in the name and on behalf of the Noteholders provided that any such rectification, modification, waiver or authorisation (except if contrary to mandatory provisions of Portuguese law):

(i)	is acknowledged by a Resolution or Extraordinary Resolution (as the case may be); or

(ii)	is, in the reasonable opinion of the Notes Common Representative, of a formal, minor or technical nature or made to correct a manifest error; or

(iii)	is agreed by Senior Creditors (other than the Noteholders) with an Exposure greater than 50 (fifty) per cent. of all Senior Creditors’ Exposure (excluding the Noteholders).

19.5.2	In addition, the parties to the Paying Agency Agreement may agree to modify any provision thereof, save that the Notes Common Representative shall only agree without the consent of the Noteholders to such modification if, in the opinion of the Notes Common Representative, such modification is not materially prejudicial to the interests of the Noteholders. Any such modification, authorisation or waiver shall be binding on the Noteholders and, unless the Notes Common Representative agrees otherwise, shall be notified to the Noteholders as soon as practicable thereafter.

19.5.3	Notification

Any modification, abrogation, waiver or authorisation in accordance with this Condition 19 (Meetings of Noteholders, Modification and Waiver) shall be binding on the Noteholders and shall be notified by the Issuer to the Noteholders as soon as practicable thereafter in accordance with Condition 21 (Notices).

ANNEX B

TAXATION

Portuguese Taxation

The replacement of Brisa and Brisa Finance by BCR under the Notes in the context of the reorganisation of the Brisa Group will not raise tax issues in Portugal, in the terms described below. Therefore, upon completion of such reorganisation, the tax regime applicable to the Issued Notes and Additional Notes that may be issued by BCR under the 2010 Programme established thereby will be as follows.

Economic benefits derived from interest, amortisation, reimbursement premiums and other instances of remuneration arising from the Notes are designated as investment income for Portuguese tax purposes. In the case of Zero Coupon Notes, the difference between the redemption value and the subscription cost is qualified as investment income and is also subject to Portuguese income tax.

General tax regime applicable on debt securities

According to the general tax provisions, investment income on the Notes paid to a Noteholder considered to be resident for tax purposes in the Portuguese territory or to a non-Portuguese resident having a permanent establishment therein to which income is attributable, is subject to withholding tax at a rate of 21.5 per cent., except where the Noteholder is either a Portuguese resident financial institution (or a non-resident financial institution having a permanent establishment in the Portuguese territory to which income is attributable) or benefits from a reduction or a withholding tax exemption as specified by current Portuguese tax law. In relation to Noteholders that are corporate entities resident in the Portuguese territory (or non-resident having a permanent establishment therein to which income is attributable), such withholding tax is treated as a payment on account of the final tax due. In relation to Noteholders that are individuals resident in the Portuguese territory, such withholding tax shall be considered as final, unless the individual elects to include the income received on the Notes in his taxable income, to be subject to tax at progressive rates of up to 45.88 per cent. (being already foreseen that after 31 December 2010 said rate should be increased to 46.5 per cent.). In this case, the tax withheld is deemed to be a payment on account of the final tax due.

Investment income on the Notes paid to Noteholders considered as non-resident in the Portuguese territory (and having no permanent establishment therein to which income is attributable) is also subject to a final withholding tax at a flat rate of 20 per cent. for legal persons or of 21.5 per cent. for individuals. This withholding tax rate may be reduced in accordance with any applicable double taxation treaty entered by Portugal, subject to compliance with certain procedures and certification requirements of the Portuguese tax authorities, aimed at verifying the non-resident status and eligibility for the respective tax treaty benefits.

Capital gains obtained on the disposal of the Notes by Noteholders that are non-resident legal persons that do not have a permanent establishment in Portugal to which the gains are attributable are, as a rule, exempt from corporate income tax. The exemption from income tax liability does not apply to such non residents if: (i) more than 25 per cent. of its share capital is held, either directly or indirectly, by Portuguese residents, or (ii) its country of residence is any of the jurisdictions listed as tax havens in Ministerial Order no. 150/2004, of 13 February 2004 (“Tax Haven”), as amended. Whenever the said exemption does not apply, capital gains are subject to taxation at a 25 per cent. flat rate. Under the double taxation conventions entered into by Portugal, Portugal as the State of Source is usually restricted on its taxation powers to tax such gains and hence those gains are not generally subject to Portuguese tax, but the applicable rules should be confirmed on a case by case basis.

Capital gains obtained on the disposal of the Notes by Noteholders that are individuals not resident in a Tax Haven that do not have a permanent establishment in Portugal to which the income is attributable are exempt from personal income tax. Capital gains obtained by individuals that are not entitled to said exemption will be subject to taxation at a 20 per cent. flat rate.

Capital gains obtained by Noteholders that are legal persons resident for tax purposes in Portugal and by non resident legal persons with a permanent establishment in Portugal to which the gains are attributable are included in their taxable income and are subject to progressive corporate tax rate according to which a 12.5 per cent, tax rate will be applicable on the first €12,500 of taxable income and a 25 per cent, tax rate will be applicable on taxable income exceeding €12,500. A municipal surcharge (“derrama”) of up to 1.5 per cent. may also be due over the Noteholders taxable profits. Corporate taxpayers with taxable profits of more than €2,000,000 are also subject to State surcharge of 2.5 per cent, on the part of taxable profits that exceeds €2,000,000.

Capital gains obtained by Noteholders that are resident individuals with the transfer of the Notes are subject to Portuguese capital gains taxation, whereby the positive difference between such gains and gains on other securities and losses in securities is subject to a tax at 20 per cent., which is the final tax on that income unless the individual elects to include in it is his/her taxable income, subject to tax at progressive rates of up to 45.88 per cent. (being already foreseen that after 31 December 2010 said rate should be increased to 46.5 per cent.). An exemption applies to the annual positive difference between gains and losses on debt securities up to €500.

Special debt securities tax regime

Pursuant to Decree-Law 193/2005 investment income paid to non-Portuguese resident Noteholders in respect of debt securities registered with a centralised system recognised by the Portuguese Securities’ Code and complementary legislation (such as the Central de Valores Mobiliários, managed by Interbolsa), as well as capital gains derived from a sale or other disposition of such Notes, will be exempt from Portuguese income tax provided the following requirements are met.

For the above-mentioned tax exemption to apply, Decree-Law 193/2005 requires that the Noteholders are: (i) neither residents in the Portuguese territory (or have any registered or deemed permanent establishment therein to which interest is attributable); (ii) nor residents in the countries and territories included in the Portuguese “blacklist” (countries and territories listed in Ministerial Order no. 150/2004, of 13 February 2004, as amended), with the exception of central banks and governmental agencies located in those blacklisted jurisdictions, and (iii) in the case of being legal entities, provided that not more than 20 (twenty) per cent. of its share capital is held, whether directly or indirectly, by Portuguese residents.

For purposes of application at source of this tax exemption regime, Decree-Law 193/2005 requires completion of certain procedures and certifications. Under these procedures (which are aimed at verifying the non-resident status of the Noteholder), the Noteholder is required to hold the Notes through an account with one of the following entities: (i) a direct registered entity, which is an entity affiliated with the clearing system recognised by the Portuguese Securities Code; (ii) an indirect registered entity, which, although not assuming the role of the “direct registered entities”, is a client of the latter; or (iii) entities managing an international clearing system, which are entities operating with the international market to clear and settle securities’ transactions. For purposes of the exemption granted under Decree-Law 193/2005, the Portuguese Government has recognised both Euroclear and Clearstream as entities managing an international clearing system.

1.	Domestic Cleared Notes – held through a direct or indirect registered entity

Direct registered entities are required, for the purposes of Decree-Law 193/2005, to register the Noteholders in one of two accounts: (i) an exempt account or (ii) a non-exempt account.

Registration of the Notes in the exempt account is crucial for the exemption to apply. For this purpose, the registration of the non-resident Noteholders in an exempt account, allowing application of the exemption upfront, requires evidence of the non-resident status, to be provided by the Noteholder to the direct registered entity prior to the relevant date for payment of interest or to the redemption date (in case of Zero Coupon Notes) and to the transfer of Notes, as follows:

(a)	if the Noteholder is a central bank, public institution, international body, credit or financial institution, a pension fund or an insurance company, with its head office in any OECD country or in a country with which the Republic of Portugal has entered into a double tax treaty, the Noteholder will be required to prove its non-resident status by providing: (a) its tax identification; or (b) a certificate issued by the entity responsible for its supervision or registration, confirming the legal existence of the Noteholder and its head office; or (c) a declaration of tax residence issued by the Noteholder itself, duly signed and authenticated, if the Noteholder is a central bank, a public law entity taking part in the public administration (either central, regional or peripheral, indirect or autonomous of the relevant country), or an international body; or (d) proof of non-residence pursuant to the terms of paragraph (c) below;

(b)	if the Noteholder is an investment fund or other collective investment scheme domiciled in any OECD country or in a country with which the Republic of Portugal has entered into a double tax treaty, it shall make proof of its non-resident status by providing any of the following documents: (a) a declaration issued by the entity responsible for its supervision or registration or by the relevant tax authority, confirming its legal existence, domicile and law of incorporation; or (b) proof of non-residence pursuant to the terms of paragraph (c) below;

(c)	other investors will be required to make proof of their non-resident status by way of: (a) a certificate of residence or equivalent document issued by the relevant tax authorities; (b) a document issued by the relevant Portuguese Consulate certifying residence abroad; or (c) a document specifically issued by an official entity which forms part of the public administration (either central, regional or peripheral, indirect or autonomous) of the relevant country. The Noteholder must provide an original or a certified copy of such documents and, as a rule, if such documents do not refer to a specific year and do not expire, they must have been issued within the three years prior to the relevant payment or maturity dates or, if issued after the relevant payment or maturity dates, within the following three months.

2.	Internationally Cleared Notes – held through an entity managing an international clearing system

If the Notes are registered in an account with an international clearing system (either with Euroclear and Clearstream) and the management entity of such international clearing system undertakes not to provide registration services in respect of the Notes to (i) Portuguese tax residents that do not benefit from either an exemption or waiver of Portuguese withholding tax, and (ii) to non-resident entities for tax purposes which do not benefit from the above Portuguese income tax exemption, the proof required to benefit from the exemption will be made prior to the relevant date for payment of interest or to the redemption date (for Zero Coupon Notes) and to the transfer of Notes, as follows:

(a)	Through the presentation of a certificate, on a yearly basis, with the name of each beneficial owner, address, tax payer number (if applicable), the identity of the securities, the quantity held and also the reference to the legislation supporting the exemption or the waiver of Portuguese withholding tax.

(b)	Alternatively, through a yearly declaration that states that the beneficial owners are exempt or not subject to withholding tax. This declaration is complemented with a disclosure list, on each coupon payment date, of each beneficial owner’s identification, with the name of each beneficial owner, address, tax payer number (if applicable), the identity of the securities, the quantity held and also the reference to the legislation supporting the exemption or the waiver of Portuguese withholding tax.

The two documents referred to in (a) or (b) above shall be provided by the participants (i.e. the entities that operate in the international clearing system) to the direct registering entities, through the international clearing system managing entity, and must take into account the total accounts under their management relating to each Noteholder that is tax exempt or benefits from the waiver of Portuguese withholding tax.

The international clearing system managing entity shall inform the direct registering entity of the income paid to each participant for each security payment.

If the conditions for the exemption to apply are met, but, due to inaccurate or insufficient information, tax was withheld, a special refund procedure is available under the special regime approved by Decree-law 193/2005. The refund claim is to be submitted to the direct or indirect register entity of the Notes within 90 (ninety) days from the date the withholding took place. A special tax form for these purposes was approved by Order (“Despacho”) no. 4980/2006 (2nd series), published in the Portuguese official gazette, second series, n. 45, of 3 March 2006 issued by the Portuguese Minister of Finance and Public Administration (currently “Ministro das Finanças e da Administração Publica”) and may be available at www.portaldasfinancas.gov.pt.

The refund of withholding tax in other circumstances or after the above 90 (ninety) day period is to be claimed from the Portuguese tax authorities under the general procedures and within the general deadlines.

The absence of evidence of non-residence in respect to any non-resident entity which benefits from the above mentioned tax exemption regime shall result in the loss of the tax exemption and consequent submission to the applicable Portuguese general tax provisions foreseen above.

Stamp Duty

No stamp duty will be payable on the issue or transfer of Notes once they qualify as debt securities for the purposes of Article 5 no. 2 of the Council Directive 2008/7/EC of 12 February 2008 concerning indirect taxes on the raising of capital, not capable of being the subject matter of indirect taxation imposed by European Union Member States, a position that has already been sanctioned by the Portuguese Tax Authorities through Opinion no. 156/03, of 13 October 2003 (Parecer 156/03). Under said Opinion interest arising from Notes is also not subject to Portuguese stamp duty.

ANNEX C

TIMETABLES FOR NOTEHOLDERS’ MEETINGS

Noteholders should take steps to inform themselves of, and to comply with, the particular practice and policy of the relevant Clearing System, which may differ from the deadlines set out below. Noteholders who are not Direct Participants in the Clearing System should read carefully the provisions set out under “Voting and Quorum” in the copy of the Notice of Meeting accompanying this Consent Solicitation Document.

Noteholders are urged to deliver valid Electronic Voting Instructions or Voting Certificates through the Clearing Systems in accordance with the procedures of, and within the time limit specified by, the Clearing Systems for receipt by a Paying Agent, prior to the Early Instruction Deadline in order to be eligible for the Early Instruction Fee.

Noteholders should note that (i) in respect of the 2012 Notes and the 2016 Notes Voting Certificates obtained and (ii) in respect of the 2013 Notes, Electronic Voting instructions given in respect of the relevant Meeting shall remain valid for any adjourned such Meeting unless validly revoked.

The timetable below is applicable to the 2012 Notes, the 2013 Notes and the 2016 Note, as the case may be.

Event	Date and Time

Announcement of Proposals and notice of Meetings given to Noteholders	14 October 2010

Notice of Meetings deemed to have been given	14 October 2010

Consent Solicitation Document published and available to Noteholders at the specified office of Brisa, Brisa Finance, the Tabulation Agent and the relevant Paying Agents (copies of which are obtainable by Noteholders upon request, free of charge)	15 October 2010

Date for proof of holdings of 2012 and 2016 Noteholders entitled to vote in respective Meetings	26 October 2010

Early Instruction Deadline: latest time and date, in respect of the 2013 Notes, for receipt of valid Electronic Voting Instructions by the Tabulation Agent and, in respect of the 2012 and 2016 Notes, for the valid receipt of Voting Certificates by the Tabulation Agent in order to receive the Early Instruction Fee (such Electronic Voting Instructions or Voting Certificates are irrevocable from this date other than in the limited circumstances provided for in the Consent Solicitation Document and no Instruction Fee will be payable in relation to any such revoked Electronic Voting Instruction or Voting Certificate)	4p.m. 29 October 2010

Late Instruction Deadline in respect of the 2013 Notes: latest time and date for receipt of valid Electronic Voting Instructions by the Tabulation Agent in order to receive the Late Instruction Fee (such Electronic Voting Instructions are irrevocable from this date and no Instruction Fee will be payable in relation to any such revoked Electronic Voting Instruction)	4p.m. 3 November 2010

Latest time and date for receipt of proxies or letters appointing representative in relation to the 2013 Notes Meeting	4p.m. 3 November 2010

Latest time and date for delivery (or revocation) of Electronic Voting Instructions for the 2013 Notes only through the Clearing Systems for the 2013 Notes Meeting	48 hours before the Meeting

Latest time and date for obtaining a Voting Certificate from the Paying Agent and for the issuance and revocation of a voting instruction given other than by way of Electronic Voting Instruction in relation to the 2013 Notes Meeting	48 hours prior to the Meeting

Time and date of 2013 Notes Meeting	9:30a.m. 5 November 2010

Notice of results of 2013 Notes Meeting given to Noteholders	As soon as reasonably practicable after the 2013 Notes Meeting

Latest time and date for receipt of proxies or letters appointing representative in relation to the 2012 Notes and the 2016 Notes Meetings	3p.m. 9 November 2010

Latest time and date for receipt of votes by correspondence or votes by e-mail in relation to the 2012 Notes and the 2016 Notes Meetings	3p.m. 9 November 2010

Latest time and date for receipt of Voting Certificates for 2012 and 2016 Noteholders	3p.m. 9 November 2010

Late Instruction Deadline in respect of the 2012 and 2016 Notes: latest time and date for receipt of valid receipt of Voting Certificates in order to receive the Late Instruction Fee (such Voting Certificates are irrevocable from this date and no Instruction Fee will be payable in relation to any such revoked Voting Certificate)	3p.m. 9 November 2010

Time and date of 2016 Notes Meeting	9:30a.m. 15 November 2010

Time and date of 2012 Notes Meeting	10:15a.m. 15 November 2010

Notice of results of 2012 Notes Meeting and 2016 Notes Meeting to be given to Noteholders	As soon as reasonably practicable after the Meetings

If the relevant Meeting is adjourned:

Notices of adjourned 2013 Notes Meeting to be given to Noteholders	5 November 2010

Notices of adjourned 2013 Notes Meeting deemed to have been given	5 November 2010

Notices of adjourned 2012 Notes and 2016 Meetings to be given to Noteholders	15 November 2010

Notices of adjourned 2012 Notes and 2016 Meetings deemed to have been given	15 November 2010

Latest time and date for receipt of proxies or letters appointing representative in relation to the adjourned 2013 Notes Meeting	4p.m. 17 November 2010

Latest time and date for delivery (or revocation) of Electronic Voting Instructions for the 2013 Notes only through the Clearing Systems for the adjourned 2013 Notes Meeting	48 hours before the adjourned Meeting

Latest time and date for obtaining a Voting Certificate from the Paying Agent and for the issuance and revocation of a voting instruction for relevant adjourned 2013 Notes Meeting given other than by way of Electronic Voting Instruction	48 hours before the adjourned Meeting

Earliest time and date of the adjourned 2013 Notes Meeting	9:30a.m. 19 November 2010

Notice of results of adjourned 2013 Notes Meeting given to Noteholders	As soon as reasonably practicable after the adjourned 2013 Notes Meeting

Date for proof of holdings of 2012 and 2016 Noteholders entitled to vote in respective adjourned Meetings (other than for Voting Certificates validly obtained and not revoked prior to this date)	22 November 2010

Latest time and date for receipt of proxies or letters appointing representative in relation to the adjourned 2012 Notes and the adjourned 2016 Notes Meetings	3p.m. 25 November 2010

Latest time and date for receipt of votes by correspondence or votes by e-mail in relation to the adjourned 2012 Notes and the adjourned 2016 Notes Meetings	3p.m. 25 November 2010

Latest time and date for receipt of Voting Certificates for 2012 and 2016 Noteholders in case of adjourned Meeting	3p.m. 25 November 2010

Earliest time and date of the relevant adjourned 2016 Notes Meetings (if any)	9:30a.m. 30 November 2010

Earliest time and date of the relevant adjourned 2012 Notes Meetings (if any)	10:15a.m. 30 November 2010

Notice of result of any adjourned 2016 Notes Meeting and/or 2012 Notes Meeting to be given to Noteholders	As soon as reasonably practical after the relevant Meeting

If all Extraordinary Resolutions (and the Extraordinary Rose Resolution in relation to the €400,000,000 Asset Backed Floating Rate Securitisation Notes due 2012, issued by Tagus – Sociedade de Titularização de Créditos, S.A.) are passed at the relevant Meetings:

Execution of the Deed of Termination, Deed of Variation, the Notes Documentation and the Combined Finance Documents	Signing Date, which is expected to occur immediately after all Extraordinary Resolutions and the Extraordinary Rose Resolution have been passed

Payment of the relevant Instruction Fee to Noteholders who have submitted valid Electronic Voting Instructions or Voting Certificates by the relevant Instruction Deadline. The relevant Extraordinary Resolution will only become effective once such payment has been made	10 December 2010

Effective Date: Announcement by Brisa and Brisa Finance B.V. that all Conditions Precedent have been satisfied or waived	No later than 60 days after the Signing Date, which is expected to occur immediately after all Extraordinary Resolutions and the Extraordinary Rose Resolution have been passed

All references to times in this Consent Solicitation Document are to times in Lisbon and London, unless otherwise stated, and announcements or notifications to be made to Noteholders arising out of or in connection with the Proposals, the Meeting or the Extraordinary Resolution shall be made as soon as reasonably practicable thereafter by Brisa, in accordance with the provisions of the Issued Notes. Notices to Noteholders will be given via the relevant Clearing Systems and on the following websites www.lourse.lu and www.cmvm.pt.

ANNEX D

FORM OF NOTICES AND EXTRAORDINARY RESOLUTIONS OF THE NOTES

Part A | Form of Convening Notice for 2012 and 2016 Notes

NOTEHOLDERS MEETINGS

NOTICE OF MEETING

€600,000,000 4.50 per cent. Notes due 2016 (ISIN: PTBRIHOM0001)

€63,300,000 Floating Rate Notes due 2012 (ISIN: PTBRILOM0005)

issued under the €2,000,000,000 Brisa – Auto-Estradas de Portugal, S.A. and Brisa

Finance B.V. Euro Medium Term Note Programme

BRISA – Auto-Estradas de Portugal, S.A.

Sociedade Aberta

Registered with the Commercial Registry Office of Cascais, holder of registry number and tax number 500 048

177

Share capital: €600,000,000

Registered Office: Quinta da Torre da Aguilha, Edifício BRISA, São Domingos de Rana

THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT IMMEDIATELY YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER PROFESSIONAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 (IF YOU ARE IN THE UNITED KINGDOM) OR ANOTHER APPROPRIATELY AUTHORISED INDEPENDENT PROFESSIONAL ADVISER.

THIS NOTICE DOES NOT CONSTITUTE AN OFFER FOR SALE OF SECURITIES AND IS BEING FORWARDED TO U.S. PERSONS SOLELY IN THEIR CAPACITY AS HOLDERS (AS DEFINED BELOW) IN CONNECTION WITH THE MEETING (AS DEFINED BELOW). THE PROPOSALS PURSUANT TO WHICH THE MEETING OF HOLDERS IS BEING CONVENED ARE NOT BEING MADE AND WILL NOT BE MADE IN OR INTO THE REPUBLIC OF ITALY. THIS DOES NOT AFFECT THE RIGHT OF HOLDERS TO APPOINT A PROXY TO ATTEND AND VOTE AT THE MEETING IN ACCORDANCE WITH THE APPLICABLE LEGAL AND CONTRACTUAL PROVISIONS.

THIS NOTICE IS MADE TO HOLDERS OF SECURITIES OF A NON-U.S. COMPANY. THE NOTICE IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE THE ISSUER AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT’S JUDGMENT.

Pursuant to Article 355.2 of the Portuguese Companies Code, I hereby convene the Noteholders Meeting to be held on 15 November 2010, at 9:30a.m. at the offices of Vieira de Almeida & Associados – Sociedade de Advogados, R.L., located at Avenida Duarte Pacheco, 26, Lisbon, Portugal, for the €600,000,000 4.50 per cent. Notes due 2016 (the “2016 Notes”) and on 15 November 2010, at 10:15a.m. at the offices of Vieira de Almeida & Associados – Sociedade de Advogados, R.L., located at Avenida Duarte Pacheco, 26, Lisbon, Portugal, for the €63,300,000 Floating Rate Notes due 2012 (the “2012 Notes”) or, if the quorum specified below is not met on such date, the Noteholders Meetings are to be held on 30 November 2010, at 9:30a.m. at the above referred place, for the 2016 Notes and on 30 November 2010, at 10:15a.m. at the above referred place, for the 2012 Notes, with the following Agenda:

1.	Assent to and acknowledge the corporate reorganisation of the Brisa Group and the substitution of BRISA – Auto-Estradas de Portugal, S.A. (“Brisa”) by BRISA – Concessão Rodoviária, S.A. (“BCR”) as issuer in the terms set forth in Condition 15 (Substitution) of the terms and conditions of the 2012 Notes and in Condition 16 (Substitution) of the terms and conditions of the 2016 Notes and release Brisa from all and every obligations which, upon completion of the corporate reorganisation, are to be undertaken by BCR.

2.	Approve the modifications to the terms and conditions applicable to the 2012 Notes and the 2016 Notes and the execution, by means of a common representative (as mentioned in item 3 below), of:

(a)	a set of documents which will also be executed by other senior creditors of BCR upon completion of the alluded corporate reorganisation of the Brisa Group, including a Common Terms Agreement, an Intercreditor Agreement, a Security Agreement, an Accounts Agreement and other documents which are ancillary or connected with any of these documents;

(b)	a set of documents which will be executed in relation to the 2016 Notes, the 2012 Notes, other notes issued by Brisa Finance B.V. under the €2,000,000,000 Brisa – Auto-Estradas de Portugal, S.A. and Brisa Finance B.V. Euro Medium Term Note Programme and any further notes issued under the €3,000,000,000 Euro Medium Term Note Programme to be established for BCR, including notably a Dealer Agreement, an Agency Agreement, a Programme Manual, a Notes Common Representative Appointment Agreement and any documents which are ancillary or connected with any of these documents, including a Deed of Termination relating to the previously existing documents;

(c)	any other document which may be necessary in relation to any of the above documents (together with the documents referred in items (a) and (b), the “Documents”).

3.	Appoint António Frutuoso de Melo e Associados, Sociedade de Advogados, R.L., as common representative of the holders of the 2016 Notes and the 2012 Notes in the terms set forth in the Notes Common Representative Appointment Agreement and grant to such common representative all and every powers and discretions to, in the name and on behalf of the holders of 2012 Notes and 2016 Notes, sign, execute and deliver the Documents.

As from the date hereof, Noteholders will find the proposals in respect of each of the items of the Agenda disclosed in Brisa’s website (www.brisa.pt).

Interpretation

Unless defined herein or the context requires otherwise, capitalized terms used in this Notice bear the meaning ascribed to them in the consent solicitation document (i.e. a document prepared by Brisa for the purpose of providing information on the reorganisation of the Brisa Group and the Proposals to be submitted at the Meeting) dated 14 October 2010 (“Consent Solicitation Document”). References herein to “Meeting” are to each of the meetings of Noteholders convened hereby and reference to “Meetings” are to the meetings of Noteholders convened hereby.

Available Documents

The Documents and the Consent Solicitation Document, will be available for inspection by the Noteholders or an authorised representative thereof during normal business hours on any weekday (Saturdays, Sundays and public holidays excluded) up to and including the business day prior to the date of the Meetings at Brisa’s head office. Each Noteholder will be required to produce evidence satisfactory to Brisa of its status as a Noteholder or, in the case of a corporation, that he or she is a duly authorised representative of a Noteholder before being permitted to inspect and, upon request addressed to the chairman of the shareholders general meeting, collect a copy of the Consent Solicitation Document.

Noteholders may inspect the Documents one or more times up to (and including) the business day prior to the date on of the Meeting. Any amendments to the Documents will be made available as described above (with the relevant amendments duly identified).

At the Meeting, Noteholders may request clarifications in relation to the amendments made to the Documents, the same being made available for consultation during the Meeting.

Without prejudice to all other legally available grounds for revocation, including the rendering at the Meeting of a declaration to the contrary, Noteholders opting to exercise their voting rights by correspondence will be able to revoke such vote following one or more amendments to the Documents or the Consent Solicitation Document, provided that, upon casting their vote by correspondence, they have not declared that such vote would remain in force in the event of amendments to the Documents or the Consent Solicitation Document.

Quorum and Voting

The relevant provisions governing the convening and holding of the Meetings are set out in Condition 15 (Meetings of Noteholders, Modification and Waiver) of the terms and conditions of the 2016 Notes and in Condition 14 (Meetings of Noteholders, Modification and Waiver) of the terms and conditions of the 2012 Notes and in article 355 of the Portuguese Companies Code, copies of which are also available for inspection as referred above.

The required quorum will be a person or persons holding or representing at least 50 per cent. of the Notes of the relevant Series then outstanding or, if any Meeting is adjourned, any person or persons holding or representing any of the Notes of the relevant Series then outstanding, regardless of the principal amount thereof.

The number of votes required to pass the resolutions described in the Agenda is at least 50 per cent. of the principal amount of the Notes of the relevant Series then outstanding or, at any adjourned Meeting, two-thirds of the votes cast at the Meeting. Resolutions passed at the Meeting held by the holders of the 2016 Notes and by the holders of the 2012 Notes will be binding on all holders of the 2016 Notes and on all holders of the 2012 Notes, respectively, whether or not they are present at the relevant Meeting or have voted against the approved resolutions.

Any resolution (including, without limitation, an Extraordinary Resolution) approved at any Meeting will apply to all Notes of the same Series, including to those held by any Noteholders who acquire such Notes of the relevant Series after the date of the relevant resolution.

Voting Procedures

Noteholders shall pay attention to the provisions of Condition 15 (Meetings of Noteholders, Modification and Waiver) of the terms and conditions of the 2016 Notes and Condition 14 (Meetings of Noteholders, Modification and Waiver) of the terms and conditions of the 2012 Notes and of article 355 of the Portuguese Companies Code in respect of the Noteholders’ attendance to, and voting in, any Meeting, namely to the following:

(a)	each Note corresponds to one vote;

(b)	Noteholders shall only be entitled to vote if they are registered holders of the relevant Notes at least 5 (five) business days prior to the date scheduled for the Meeting;

(c)	Noteholders must produce evidence of their capacity as such by sending to the chairman of the shareholders general meeting, so as to be received by the latter at least 3 (three) business days prior to the date scheduled for the Meeting, a certificate issued in accordance with article 78 of the Portuguese Securities Code by the relevant financial intermediary with whom the Notes are registered, stating that:

(i)	the number of Notes registered in the respective account since at least 5 (five) business days prior to the date scheduled for the Meeting; and

(ii)	the Notes are registered in a blocked account and will continue as such until the end of the Meeting;

(d)	in case of co-ownership, only the common representative thereof or its representative may participate in the Meeting;

(e)	Noteholders wishing to vote by proxy may download the respective template from the website of Brisa, which will be available from the date hereof;

(f)	Noteholders wishing to issue Voting Certificates must bear in mind the relevant procedure set out in the Consent Solicitation Document, in particular in section 3.2 (Noteholders’ Meetings – Procedures Relating to the 2012 and 2016 Notes).

Proxies must be received at Brisa’s head-office together with the certificate issued by the financial intermediary, as referred above, until 3:00 p.m on 9 November 2010 or, in relation to an adjourned Meeting, 3:00 p.m on 25 November 2010.

By delivering a Voting Certificate, each Noteholder is deemed to represent and warrant to Brisa, the Consent Solicitation Agent, the Tabulation Agent and the Common Representative that (a) the beneficial owner of the relevant Notes is located outside the United States and its vote on the Extraordinary Resolution will be submitted from outside the United States, (b) the beneficial owner of the Notes is located in the United States and is a qualified institutional buyer (“QIB”) within the meaning of Rule 144A under the Securities Act or an institutional accredited investor (“IAI”) as defined in rule 501 (a) of the Securities Act or (c) it has otherwise contacted the Tabulation Agent to inform them that it is unable to make the representations in (a) and (b) above and have provided them details of its location and investor status.

Subject to the law and the terms and conditions of the 2016 Notes and of the 2012 Notes, Noteholders may appoint a representative to act on their behalf at the Meetings by means of a simple written letter holding their signature addressed to the chairman of the Shareholders Meeting, which must be received at Brisa at least 3 (three) business days prior to the date of the Meetings. In case of doubt as to the Noteholders’ signature, the chairman of the Shareholders Meeting may require a certified signature.

Noteholders other than individuals shall be represented by their legal representative or whomever they may appoint by means of a duly signed letter addressed to the chairman of the Shareholders Meeting and received at Brisa at least 3 (three) business days prior to the date of the Meetings.

Subject to the relevant provisions of the law, Noteholders may vote by correspondence in which case they shall notify the chairman of the Shareholders Meeting thereon until 26 October 2010 by means of a letter bearing their certified signature (or, in the case of individuals, a letter holding their signature and enclosing a copy of the relevant identity card / passport) which must refer the address to where the ballot papers and remaining documentation shall be sent. Subsequently, Brisa will send to the relevant Noteholders the respective ballot papers and remaining documentation, which shall be received at Brisa’s head-office until the 3rd (third) business day prior to the date of the Meetings in a closed envelope containing the ballot papers duly filled and another envelope containing the certificate issued by the financial intermediary with whom the notes are registered in the terms described above.

Alternatively, Noteholders may download and print a ballot paper from Brisa’s website (www.brisa.pt) and place the duly completed ballot paper in a closed envelope that must be sent, together with their certified signature (or, in the case of individuals, their signature and a copy of the respective identity card / passport) and certificate issued by the financial intermediary with whom the notes are registered in the terms described above to Brisa’s head-office so as to be received until the 3rd (third) business day prior to the date of the Meeting.

The counting of the ballots sent by mail shall be made by the chairman of the Shareholders Meeting, that will add them to the votes issued in the Noteholders Meeting.

São Domingos de Rana, 14 October 2010.

The Chairman of the shareholders general meeting of Brisa – Auto-Estradas de Portugal, S.A.

acting as Chairman of the Noteholders’ Meeting

[António Vitorino]

Part B | Form of Convening Notice for 2013 Notes

THIS NOTICE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE ACTION YOU SHOULD TAKE, YOU SHOULD CONSULT IMMEDIATELY YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER PROFESSIONAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 (IF YOU ARE IN THE UNITED KINGDOM) OR ANOTHER APPROPRIATELY AUTHORISED INDEPENDENT PROFESSIONAL ADVISER.

THIS NOTICE DOES NOT CONSTITUTE AN OFFER FOR SALE OF SECURITIES AND IS BEING FORWARDED TO U.S. PERSONS SOLELY IN THEIR CAPACITY AS HOLDERS (AS DEFINED BELOW) IN CONNECTION WITH THE MEETING (AS DEFINED BELOW). THE PROPOSALS PURSUANT TO WHICH THE MEETING OF HOLDERS IS BEING CONVENED ARE NOT BEING MADE AND WILL NOT BE MADE IN OR INTO THE REPUBLIC OF ITALY. THIS DOES NOT AFFECT THE RIGHT OF HOLDERS TO APPOINT A PROXY TO ATTEND AND VOTE AT THE MEETING IN ACCORDANCE WITH THE PROVISIONS OF THE TRUST DEED.

THIS NOTICE IS MADE TO HOLDERS OF SECURITIES OF A NON-U.S. COMPANY. THE NOTICE IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A NON-U.S. COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS, SINCE THE ISSUER AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS ARE RESIDENTS OF A NON-U.S. COUNTRY. YOU MAY NOT BE ABLE TO SUE A NON-U.S. COMPANY OR ITS OFFICERS OR DIRECTORS IN A NON-U.S. COURT FOR VIOLATIONS OF THE UNITED STATES SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A NON-U.S. COMPANY AND ITS AFFILIATES, OR A FOREIGN SOVEREIGN STATE, TO SUBJECT THEMSELVES TO A UNITED STATES COURT’S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES IN THE OPEN MARKET OR IN PRIVATELY NEGOTIATED PURCHASES.

NOTICE OF MEETING

to each of the holders (the “Holders”) of the

BRISA Finance B.V. (the “Issuer”)

(incorporated with limited liability under the laws of The Netherlands)

outstanding

€500,000,000 4.797 per cent. Notes due 2013

(ISIN: XS0177256889)

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 3 to the Trust Deed (as defined below) constituting the 2013 Notes and made between, amongst others, the Issuer and Citicorp Trustee Company Limited as trustee for the Holders (the “Trustee”), a meeting (the “Meeting”) of the Holders convened by the Issuer will be held on 5 November 2010 at the offices of Linklaters LLP, at One Silk Street, London EC2Y 8HQ, United Kingdom at 9a.m. (London time) for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Trust Deed.

EXTRAORDINARY RESOLUTION

“THAT THIS MEETING (the “Meeting”) of the holders (the “Holders”) of the €500,000,000 4.797 per cent. notes due 2013 issued on 26 September 2003 (the “2013 Notes”) by BRISA Finance B.V. (the “Issuer”) and constituted by a trust deed dated 21 September 2003 as amended and restated on 25 October 2006 (the “Trust Deed”) between, amongst others, the Issuer and Citicorp Trustee Company Limited (the “Trustee”), by Extraordinary Resolution (as defined in the Trust Deed) HEREBY:

1.	assents to (and authorises, directs, requests, and empowers the Trustee to consent to) and acknowledges the corporate reorganisation of Brisa - Auto-Estradas de Portugal, S.A. and its subsidiaries (altogether, the “Brisa Group) and the substitution of BRISA Finance B.V. (the “Issuer”) by BRISA – Concessão Rodoviária, S.A. (“BCR”) as issuer of the 2013 Notes;

2.	sanctions and approves the proposals (the “Proposals”) to which this Extraordinary Resolution relates, which are defined and described in the Consent Solicitation Document;

3.	assents to the amendment of the Trust Deed and the terms and conditions of the 2013 Notes and the termination of the relevant documents by way of (i) a deed of termination to be entered into by and between, amongst others, Brisa – Auto-Estradas de Portugal, S.A. and the Issuer (the “Deed of Termination”), and (ii) a deed of variation to be entered into between the Issuer and the Trustee (the “Deed of Variation”). Such deeds shall only be entered into in the event that this Extraordinary Resolution is duly passed and becomes effective as provided herein. The Deed of Termination and the Deed of Variation shall be in, or substantially in, the form submitted to this Meeting;

4.	authorises, sanctions, directs, requests, instructs, empowers and ratifies the Trustee to concur with the Proposals and amendments referred to in paragraphs 1 to 5 of this Extraordinary Resolution and, in order to give effect to and to implement the Proposals and such modifications, on or shortly after this Extraordinary Resolution beomes effective as provided herein, subject to it being indemnified and/or secured to its satisfaction, to execute the Deed of Variation and the Deed of Termination in the form of the draft produced to this Meeting and signed by the chairman of this Meeting for the purpose of identification;

5.	authorises and approves (a) (i) the removal of the Trustee and (ii) the termination of the Trust Deed and the replacement of the Trustee and the Trust Deed respectively with the new Notes Common Representative and the new Notes Common Representative Agreement, (b) the new Notes Common Representative representing the interests of the Noteholders in accordance with the provisions of the Documents in the place of the Trustee (whose obligations, rights and duties in relation to the 2013 Notes will, for the avoidance of doubt be transferred to the new Notes Common Representative or be terminated as applicable on the date of entry into the new Notes Common Representative Agreement, and (c) the replacement of the Trust Deed by the new Notes Common Representative Appointment Agreement, including but not limited to, the restating of the Conditions of the 2013 Notes (as amended pursuant to paragraph 4 of this Extraordinary Resolution) in the Notes Common Representative Appointment Agreement and all references to the 2013 Notes being constituted by the Trust Deed (and the terms and conditions contained therein) being deleted;

6.	authorises, sanctions, directs, requests, instructs, empowers and ratifies the new Notes Common Representative to enter into the Common Terms Agreement.

7.	authorises, sanctions, directs, requests, instructs, empowers and ratifies the new Notes Common Representative to enter into the Intercreditor Agreement.

8.	authorises, sanctions, directs, requests, instructs, empowers and ratifies the new Notes Common Representative to enter into the Security Agreement.

9.	authorises, sanctions, directs, requests, instructs, empowers and ratifies the new Notes Common Representative to enter into the Accounts Agreement.

10.	authorises, sanctions, directs, requests, instructs, empowers and ratifies the new Notes Common Representative to enter into any other document which may be necessary in relation to any of the above documents (the “Documents”).

11.	authorises, sanctions, directs, requests, instructs empowers and ratifies the new Notes Common Representative in its absolute discretion to concur with, and to execute and do, all such deeds, agreements, instruments, acts and things as may be necessary to carry out and give effect to this Extraordinary Resolution.

12.	authorises, sanctions, directs, requests, instructs, empowers and ratifies the Trustee in its absolute discretion to concur with and to create and do, all such deeds, agreements, instruments, acts or things, as the case may be, necessary to carry out and give effect to this Extraordinary Resolution subject to it being indemnified and/or secured to its satisfaction.

13.	acknowledges that capitalised terms used in this Extraordinary Resolution and not otherwise defined have the same meanings as given to them in or pursuant to the consent solicitation document dated 14 October 2010 addressed to the Holders published by the Issuer, unless the context otherwise requires.

14.	discharges and exonerates the Trustee from all liability for which it may have become or may become liable under the Trust Deed or the 2013 Notes in respect of any act or omission including without limitation in connection with this Extraordinary Resolution or its implementation, the amendments and modifications referred to in paragraphs (2), (3) and (4) of this Extraordinary Resolution or the implementation of those amendments, the Proposals and such release.

15.	sanctions and assents to every abrogation, amendment, modification, compromise or arrangement in respect of the rights of the Holders against the Issuer or against any of its property whether such rights shall arise under the Trust Deed or otherwise involved in or resulting from the Proposals, this Extraordinary Resolution or their implementation and/or the amendments and modifications to the Trust Deed or their implementation (in the manner set out in the Deed of Termination and the Deed of Variation).

16.	acknowledges that this Extraordinary Resolution shall be in all respects conditional on the following conditions being satisfied:

(a)	the Intercreditor Agent has received, in form and substance satisfactory to it, the documentary conditions precedent set out in schedule I (Documentary Conditions Precedent) to the Common Terms Agreement;

(b)	the rights and obligations of Brisa relating to the Initial Senior Debt, which is capable of being transferred, have been effectively transferred to BCR;

(c)	no Event of Default is outstanding;

(d)	no Trigger Event is outstanding;

(e)	no event or circumstance which has a Material Adverse Effect is outstanding;

(f)	the representations set out in Clause 7. (Representations and Warranties) of the Common Terms Agreement are true and accurate; and

(g)	BCR is assigned a Solicited Credit Rating equal to or higher than Baa1 by Moody’s and A- by Fitch.

Unless the context otherwise requires, capitalised terms used in this Extraordinary Resolution bear the meaning given to them in the Trust Deed or, as applicable, the Consent Solicitation Document dated 14 October 2010 (the “Consent Solicitation Document”).

The Issuer has convened this Meeting for the purpose of enabling Holders to consider the Proposals set out in the Consent Solicitation Document and, if they think fit, to pass the Extraordinary Resolution set above.

Available Documents

The Documents, together with the Consent Solicitation Document, will be available for inspection by Holders, during normal business hours on any weekday (Saturdays, Sundays, bank and public holidays excluded) up to and including the Business Day prior to the date of the Meeting, at the Specified Office of the Paying Agent and the registered office of the Issuer. A Holder will be required to produce evidence satisfactory to the Paying Agent or the Consent Solicitation Agent (in the case of an individual) of his or her status as a Holder, or (in the case of a corporation) that he or she is a duly authorised representative of the Holder, before (in either case) being permitted to collect a copy of the Consent Solicitation Document.

Copies of (i) the Consent Solicitation Document (ii) the Trust Deed and this Notice, (iii) the current drafts of the Deed of Termination and of the Deed of Variation referred to in paragraph (3) of the Extraordinary Resolution and (iv) the Documents will be available for inspection by Holders at the registered office of the Issuer/specified offices of the Paying Agents, as set out below, on and from the date of this Notice during normal business hours on any weekday (Saturdays, Sundays, bank and public holidays excepted) up to and including the Instruction Deadline, and will be available for inspection at the Meeting and for 15 minutes prior to the Meeting. Any revised drafts of the documents described in (iii) above, made available as described above and marked to indicate changes to the draft made available on the date of this Notice, will supersede the previous draft of such document and Holders will be deemed to have notice of any changes contained therein. A Holder will be required to produce evidence satisfactory to the Paying Agents (in the case of an individual) of his or her status as a Holder, or (in the case of a corporation) that he or she is a duly authorised representative of the Holder, before (in either case) being permitted to inspect the documents described in (i), (ii) and (iii) above or any drafts which supersede the documents described in (ii) and (iii) above.

Any revised drafts of the Documents made available as described above and marked to indicate changes to the draft made available on the date of this Notice will supersede the previous draft of such document and Holders will be deemed to have notice of any changes contained therein. Therefore, Holders may inspect the Documents more than once up to and including the business day prior to the date of the Meeting. Copies of the Documents will also be available for inspection at the Meeting.

General

The attention of Holders is particularly drawn to the quorum required for the Meeting and for an adjourned Meeting which is set out in “Quorum and Voting” below. Having regard to such requirements, Holders are strongly urged either to attend the Meeting or to take steps to be represented at the Meeting, as referred to below, as soon as possible.

Barclays Bank PLC (the “Consent Solicitation Agent”) does not express any view as to the merits of the Proposals or the Extraordinary Resolution. The Consent Solicitation Agent has not been involved in negotiating the Proposals or the Extraordinary Resolution and does not make a representation that all relevant information has been disclosed to the Holders in or pursuant to the Notice of Meeting. Accordingly, the Consent Solicitation Agent recommends that Holders who are unsure of the impact of the Proposals and the Extraordinary Resolution should seek their own independent financial, legal and tax advice, as appropriate.

The Issuer will bear certain legal, accounting and other professional fees and expenses associated with the Proposals, as more particularly agreed with the Consent Solicitation Agent.

In accordance with normal practice, the Trustee has not been involved in the formulation of the Proposals outlined in the Consent Solicitation Document and the Trustee expresses no opinion on the merits of the Proposals or the Extraordinary Resolution but on the basis of the information contained in the Consent Solicitation Document has authorised it to be stated that it has no objection to the Extraordinary Resolution being submitted to Holders for their consideration. Holders should take their own independent advice on the merits and on the consequences of voting in favour of or against the Extraordinary Resolution, including any tax consequences. The Trustee is not responsible for the accuracy, completeness, validity or correctness of the statements made in the Consent Solicitation Document or omissions therefrom.

Accordingly, Holders who are unsure of the impact of the Proposals and the Extraordinary Resolution should seek their own independent financial, legal and tax advice.

Quorum and Voting

The provisions governing the convening and holding of the Meeting are set out in Schedule 3 to the Trust Deed, a copy of which is available for inspection as referred to above. A Holder who has delivered an Electronic Voting Instruction (as defined in the Consent Solicitation Document) need take no further action.

By delivering an Electronic Voting Instruction, each Holder is deemed to represent and warrant to the Issuer, the Consent Solicitation Agent, the Tabulation Agent and the Trustee that (a) the beneficial owner of the Notes is located outside the United States and its vote on the Extraordinary Resolution will be submitted from outside the United States, (b) the beneficial owner of the Notes is located in the United States and is a qualified institutional buyer (“QIB”) within the meaning of Rule 144A under the Securities Act or an institutional accredited investor (“IAI”) as defined in rule 501 (a) of the Securities Act or (c) it has otherwise contacted the Tabulation Agent to inform them that it is unable to make the representations in (a) and (b) above and have provided them details of its location and investor status.

Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the 2013 Notes, other than the Holders as shown in the records of Euroclear or Clearstream, Luxembourg, should note that such person will not be a Holder for the purposes of this Notice of Meeting and will only be entitled to attend and vote at the Meeting or to appoint a proxy to do so in accordance with the procedures set out below.

Any Holder (directly or on behalf of Beneficial Owners) who has submitted Electronic Voting Instructions, as applicable, to any clearing system through which Notes are held from time to time (“Clearing Systems”) no later than 48 hours before the time appointed for the Meeting in accordance with the procedures set out in the Consent Solicitation Document shall take no further action in relation to voting at the Meeting in respect of the Extraordinary Resolution. By submitting or delivering a duly completed Electronic Voting Instruction to the relevant Clearing Systems, the relevant Holder irrevocably instructs the Principal Paying Agent to appoint the Tabulation Agent as proxy to attend and vote at the Meeting in respect of the Extraordinary Resolution.

The following paragraphs (1) and (2) apply only to Holders or Beneficial Owners who have not submitted or delivered or arranged for the submission or delivery of Electronic Voting Instructions to the relevant Clearing System in accordance with the terms of the Consent Solicitation Document.

(1)	A Holder wishing to attend and vote at the Meeting in person must produce at the Meeting either the Note(s), or a valid voting certificate issued by a Paying Agent relating to the Note(s) in respect of which he wishes to vote. A Holder not wishing to attend and vote at the Meeting in person may either deliver his Note(s) or voting certificate(s) to the person whom he wishes to attend on his behalf or give a voting instruction form (in a form obtainable from the specified offices of the Paying Agents set out below) instructing a Paying Agent to appoint a proxy to attend and vote at the Meeting in accordance with his instructions.

(2)	2013 Notes may be deposited with any Paying Agent or held (to such Paying Agent’s satisfaction) to the order of such Paying Agent or under such Paying Agent’s control or blocked in an account with a clearing system for the purpose of obtaining voting certificates or giving voting instructions in respect of the relative Meeting, not later than 48 hours before the time fixed for the Meeting (or, if applicable, any adjournment of such Meeting). 2013 Notes so deposited or held will not be released until the earlier of the Conclusion of the Meeting (or, if applicable, any adjournment of such Meeting) specified in the voting certificate and the surrender of the voting certificate(s) to the Paying Agent which offered it or not less than 48 hours before the time for which the Meeting (or, if applicable, any adjournment of such Meeting) is fixed, the voting instruction receipts issued in respect thereof.

For the purposes of this paragraph (2) “48 hours” shall mean 2 consecutive periods of 24 hours and “24 hours” shall mean a period of 24 hours including all or part of the day (disregarding for this purpose the day upon which such Meeting is to be held) upon which banks are open for business in both the place where the relevant Meeting is to be held and in each of the places where the Paying Agents have their Specified Offices and such period shall be extended by one period or, to the extent necessary, more periods of 24 hours until there is included as aforesaid all or part of a day upon which banks are open for business as aforesaid.

The Extraordinary Resolution may only be considered at the Meeting if the Meeting is quorate. The Meeting will be quorate if at least one or more persons is or are present at the Meeting holding definitive notes (who produces such definitive notes at the Meeting) or voting certificates or being proxies who hold(s) or represent(s) the requisite principal amount of outstanding 2013 Notes for the quorum requirement (as set out below across from “Original Meeting”). If the Meeting is not quorate within 15 (fifteen) minutes after the time fixed for the meeting, it will be adjourned to a later time and date. When the Meeting resumes following adjournment, the Trust Deed makes provision for a lower quorum requirement (as set out below across from “Adjourned Meeting”).

If within 15 minutes after the time fixed for the Meeting, a quorum is not present, the Meeting shall be adjourned for such period, not being less than 14 days nor more than 42 days, as may be appointed by the chairman of the Meeting either at or after the Meeting (as indicated in this Notice).

The quorum requirement is as follows:

Meeting	Quorum Requirement
Original Meeting	One or more Voters present, representing or holding not less than three quarters of the aggregate principal amount of the outstanding 2013 Notes.

Adjourned Meeting	One or more Voters present, representing or holding not less than one quarter of the aggregate principal amount of the outstanding 2013 Notes.

Every question submitted to the Meeting will be decided in the first instance by a show of hands unless a poll is (before or at the time the result of the show of hands is declared) demanded by the chairman, the Issuer, the Trustee or one or more Voters representing or holding not less than one fiftieth of the aggregate principal amount of the outstanding 2013 Notes. On a show of hands, every Voter shall have one vote. Unless a poll is validly demanded before or at the time that the result is declared, the Chairman’s declaration that on a show of hands a resolution has been passed, passed by a particular majority, rejected or rejected by any particular majority shall be conclusive, without proof of the number of votes cast for or against the resolution.

On a poll every Voter shall have one vote for each euro 1,000 in nominal amount of each Note so held or represented by him.

In case of equality of votes the chairman shall, both on a show of hands and on a poll, have a casting vote in addition to any other votes that he may have.

Votes in favour of the Extraordinary Resolution must represent a majority of the votes cast consisting of not less than three-quarters of the votes cast, for the Extraordinary Resolution to be duly passed.

(1)	If passed, the Extraordinary Resolution will be binding upon all Holders, whether or not they were present or represented at the Meeting and whether or not they voted at the Meeting. This notice, and any non-contractual obligations arising out of or in connection with it, is governed by, and shall be construed in accordance with, English law.

(2)	Holders whose 2013 Notes are held by Clearstream, Luxembourg or Euroclear should contact the following for further information:

Clearstream Banking, société anonyme

Corporate Action (CIE) department

Tel: (Luxembourg) +352 46 564 8065

Fax: +352 46 564 8248

Euroclear Bank SA/NV

Custody Operations Department

Tel: (Brussels) +322 224 4245

Fax: +322 224 1459

The Consent Solicitation Agent with respect to the Proposals is:

Barclays Bank PLC

5 North Colonnade, Canary Wharf

London E14 4BB

United Kingdom

The Tabulation Agent with respect to the Proposals is:

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Warf

London E14 5L

United Kingdom

The Principal Paying Agent with respect to the 2013 Notes is:

Citibank, N.A., London Branch

Citigroup Centre

Canada Square

Canary Warf

London E14 5L

United Kingdom

This notice is given by:

BRISA Finance B.V.

Part C | Form of Noteholders Extraordinary Resolution for 2012 Notes

NOTEHOLDERS EXTRAORDINARY RESOLUTION

€63,300,000 Floating Rate Notes due 2012

(ISIN: PTBRILOM005)

On [date] 2010 at [time], the holders of the €63,300,000 Floating Rate Notes due 2012 held a meeting at the offices of Vieira de Almeida & Associados – Sociedade de Advogados, R.L. at Avenida Duarte Pacheco, 26, 1070-110 Lisbon, Portugal, in order to discuss and resolve about the items indicated in the agenda contained in the convening notice published on 14 October 2010, which is annexed to this minute. The meeting was chaired by Mr. António Vitorino, chairman of the shareholders general meeting of Brisa – Auto-Estradas de Portugal, S.A. (“Brisa”) acting, in the absence of an appointed common representative, as chairman of the noteholders’ meeting pursuant to article 355.2 of the Portuguese Companies Code.

This meeting was attended by Noteholders holding or representing [•] per cent, of the 2012 Notes then outstanding, as indicated in the attendance list annexed to this minute, being thus entitled to pass this Extraordinary Resolution pursuant to, and in accordance with, Condition 14 (a) (Meetings of Noteholders, Modification and Waiver) of the terms and conditions applicable to the 2012 Notes.

For the purpose of this Extraordinary Resolution, “2012 Notes” means the €63,300,000 Floating Rate Notes due 2012 and “Noteholders” means the holders of the 2012 Notes.

The Noteholders have approved the following resolutions by [unanimity/the majority] of the votes cast and hereby sanction and approve the proposals to which this Extraordinary Meeting relates, which are defined and described in the Consent Solicitation Document (as defined in item 9 below) and:

1.	Assent to and acknowledge the substitution of Brisa by BRISA – Concessão Rodoviária, S.A. (“BCR”) as issuer of the 2012 Notes in the terms set forth in Condition 15 (Substitution) of the terms and conditions applicable to the 2012 Notes in the context of the corporate reorganisation of the Brisa Group and release Brisa from all and every obligations which, upon completion of the corporate reorganisation, are to be undertaken by BCR, this Extraordinary Resolution being in all respects conditional on the conditions precedent referred in clause 3. (Conditions Precedent) of the Common Terms Agreement being satisfied or waived;

2.	Assent:

(a)	to the amendment of the terms and conditions of the 2012 Notes, the complete version of which will be set out and incorporated in the Base Prospectus for the €3,000,000,000 Euro Medium Term Note Programme of BCR (the “Programme”);

(b)	to the execution, inter alia, of (a) the Dealer Agreement to be entered into by and between BCR and the Dealers for the purposes of new issuances of notes under the Programme; (b) the Agency Agreement to be entered into by and between BCR, the Paying Agent and the Notes Common Representative; (c) the Notes Common Representative Appointment Agreement, to be entered into by and between BCR and the Notes Common Representative; (d) the Programme Manual in connection with the new issuances of Notes under the Programme and (e) a Deed of Termination, relating to the termination of the previously existing agreements;

3.	Appoint António Frutuoso de Melo e Associados, Sociedade de Advogados, RL, as Notes Common Representative, acting as a representative of the Noteholders, as from the date on which the Notes Common Representative Appointment Agreement is executed and:

(a)	Authorise, sanction, direct, request, instruct and empower the Notes Common Representative to, acting on behalf of the Noteholders, execute the agreements referred in the paragraph 2. in the form of the drafts presented to this meeting, with such amendments (if any) as the Notes Common Representative may deem appropriate in its discretion, and any documents which are ancillary or connected with any of those documents;

(b)	Authorise, sanction, direct, request, instruct and empower the Notes Common Representative to, acting on behalf of the Noteholders, execute the Common Terms Agreement, the Intercreditor Agreement, the Security Agreement, the Accounts Agreement in the form of the drafts presented to this Meeting, with such amendments (if any) as the Notes Common Representative may deem appropriate in its discretion, and any documents which are ancillary or connected with any of those documents;

(c)	Authorise, sanction, direct, request, instruct and empower the Notes Common Representative to, acting on behalf of the Noteholders, concur with, and to execute and do, all such deeds, agreements, instruments, acts and things as may be necessary or convenient to carry out and give effect to this Extraordinary Resolution;

4.	Acknowledge that unless defined herein or the context requires otherwise, capitalized terms used herein bear the meaning ascribed to them in the consent solicitation document dated 14 October 2010 (“Consent Solicitation Document”);

5.	Approve this minute of the Noteholders Meeting and the resolutions passed in the preceding items.

All documents referred above have been initialed by the chairman of this meeting for identification purposes.

Lisbon, [date] 2010.

The Chairman of the shareholders general meeting of Brisa – Auto-Estradas de Portugal, S.A.

acting as Chairman of the Noteholders’ Meeting

[António Vitorino]

Annexes: Convening Notice and Attendance List.

Part D | Form of Noteholders Extraordinary Resolution for 2016 Notes

NOTEHOLDERS EXTRAORDINARY RESOLUTION

€600,000,000 4.50 per cent. Notes due 2016

(ISIN: PTBRIHOM0001)

On [date] 2010 at [time], the holders of the €600,000,000 4.50 per cent. Notes due 2016 held a meeting at the offices of Vieira de Almeida & Associados – Sociedade de Advogados, R.L. at Avenida Duarte Pacheco, 26, 1070-110 Lisbon, Portugal, in order to discuss and resolve about the items indicated in the agenda contained in the convening notice published on 14 October 2010, which is annexed to this minute. The meeting was chaired by Mr. António Vitorino, chairman of the shareholders general meeting of Brisa – Auto-Estradas de Portugal, S.A. (“Brisa”) acting, in the absence of an appointed common representative, as chairman of the noteholders’ meeting pursuant to article 355.2 of the Portuguese Companies Code.

This meeting was attended by Noteholders holding or representing [•] per cent, of the 2016 Notes then outstanding, as indicated in the attendance list annexed to this minute, being thus entitled to pass this Extraordinary Resolution pursuant to, and in accordance with, Condition 15 (a) (Meetings of Noteholders, Modification and Waiver) of the terms and conditions applicable to the 2016 Notes.

For the purpose of this Extraordinary Resolution, “2016 Notes” means the €600,000,000 4.50 per cent, notes due 2016 and “Noteholders” means the holders of the 2016 Notes.

The Noteholders have approved the following resolutions by [unanimity/the majority] of the votes cast and hereby sanction and approve the proposals to which this Extraordinary Meeting relates, which are defined and described in the Consent Solicitation Document (as defined in item 9 below) and:

1.	Assent to and acknowledge the substitution of Brisa by BRISA – Concessão Rodoviária, S.A. (“BCR”) as issuer of the 2016 Notes in the terms set forth in Condition 16 (Substitution) of the terms and conditions applicable to the 2016 Notes in the context of the corporate reorganisation of the Brisa Group and release Brisa from all and every obligations which, upon completion of the corporate reorganisation, are to be undertaken by BCR, this Extraordinary Resolution being in all respects conditional on the conditions precedent referred in clause 3. (Conditions Precedent) of the Common Terms Agreement being satisfied or waived;

2.	Assent:

(a)	to the amendment of the terms and conditions of the 2016 Notes, the complete version of which will be set out and incorporated in the Base Prospectus for the €3,000,000,000 Euro Medium Term Note Programme of BCR (the “Programme”);

(b)	to the execution, inter alia, of (a) the Dealer Agreement to be entered into by and between BCR and the Dealers for the purposes of new issuances of notes under the Programme; (b) the Agency Agreement to be entered into by and between BCR, the Paying Agent and the Notes Common Representative; (c) the Notes Common Representative Appointment Agreement, to be entered into by and between BCR and the Notes Common Representative; (d) the Programme Manual in connection with the new issuances of Notes under the Programme and (e) a Deed of Termination, relating to the termination of the previously existing agreements;

3.	Appoint António Frutuoso de Melo e Associados, Sociedade de Advogados, RL, as Notes Common Representative, acting as a representative of the Noteholders, as from the date on which the Notes Common Representative Appointment Agreement is executed and:

(a)	Authorise, sanction, direct, request, instruct and empower the Notes Common Representative to, acting on behalf of the Noteholders, execute the agreements referred in the paragraph 2. in the form of the drafts presented to this Meeting, with such amendments (if any) as the Notes Common Representative may deem appropriate in its discretion, and any documents which are ancillary or connected with any of those documents;

(b)	Authorise, sanction, direct, request, instruct and empower the Notes Common Representative to, acting on behalf of the Noteholders, execute the Common Terms Agreement, the Intercreditor Agreement, the Security Agreement, the Accounts Agreement in the form of the drafts presented to this meeting, with such amendments (if any) as the Notes Common Representative may deem appropriate in its discretion, and any documents which are ancillary or connected with any of those documents;

(c)	Authorise, sanction, direct, request, instruct and empower the Notes Common Representative to, acting on behalf of the Noteholders, concur with, and to execute and do, all such deeds, agreements, instruments, acts and things as may be necessary or convenient to carry out and give effect to this Extraordinary Resolution;

4.	Acknowledge that unless defined herein or the context requires otherwise, capitalized terms used herein bear the meaning ascribed to them in the consent solicitation document dated 14 October 2010 (“Consent Solicitation Document”)

5.	Approve this minute of the Noteholders Meeting and the resolutions passed in the preceding items.

All documents referred above have been initialed by the chairman of this meeting for identification purposes.

Lisbon,	[date] 2010.

The Chairman of the shareholders general meeting of Brisa – Auto-Estradas de Portugal, S.A.

acting as Chairman of the Noteholders’ Meeting

[António Vitorino]

Annexes: Convening Notice and Attendance List.

ANNEX E

INDEX OF DEFINED TERMS

“2010 Programme” means the €3,000,000,000 Euro-Medium Term Note Programme established by BCR;

“2012 Notes” means the €63,300,000 Floating Rate Notes due 2012;

“2013 Notes” means the €500,000,000 4.797 per cent Notes due 2013;

“2016 Notes” means the €600,000,000 4.5 per cent Notes due in 2016;

“Affiliate Member of Interbolsa” means a financial institution licensed to act as a financial intermediary for the purposes of the Portuguese Securities Code and which is entitled to hold control accounts with Interbolsa;

“BCR” means Brisa – Concessão Rodoviária, S.A.;

“Beneficial Owner” means the owner of a particular principal amount of the Notes, other than the holders as shown in the records of the relevant Clearing Systems;

“Blocking Period” means the period where the Notes held through the Clearing Systems will be blocked, and will remain blocked (unless validly revoked in accordance with the terms hereof), in the relevant Clearing System to the order of the Tabulation Agent with effect from and including the date on which the relevant Electronic Voting Instruction is received (whenever Noteholders performed such action by submitting or delivering or arranging to have submitted or delivered on their behalf valid Electronic Voting Instructions in respect of the Extraordinary Resolution) by the relevant Clearing System until the earlier of:

(a)	the Conclusion of the Meeting (or any adjourned Meeting); or

(b)	the date on which the Proposals are terminated or withdrawn;

“Clearing System” means any clearing system through which Notes are held from time to time;

“Conclusion of the Meeting” means the end of a Meeting (or any adjourned Meeting), upon the chairman and the secretary having signed the relevant minutes;

“Conditions Precedent” means the conditions precedent set out in the Common Terms Agreement;

“CONSOB” means Commissione Nazionale per le Società e la Borsa;

“Consent Solicitation Agent” means Barclays Bank PLC;

“Consent Solicitation Document” means this consent solicitation document including the Annexes hereto dated 14 October 2010;

“CSSF” means the Commission de Surveillance du Secteur Financier, the competent authority under the Luxembourg Act dated 10 July 2005 on prospectuses for securities;

“Deed of Termination” means the so named deed entered into by and between Brisa and Brisa Finance on or about the Signing Date;

“Deed of Variation” means the so named deed entered into by and between Brisa Finance, as issuer of the 2013 Notes, and Citicorp Trustee Company Limited, as trustee in respect of the 2013 Notes, on or about the Signing Date;

“Direct Participants” means the direct accountholders in the Clearing System;

“Domestic Cleared Notes” means Notes held through a domestic direct or indirect registered entity;

“Early Instruction Deadline” means 4p.m. (London time) on 29 October 2010;

“Early Instruction Fee” means an amount equal to the percentage of the principal amount of the Notes which are the subject of an Electronic Voting Instruction or Voting Certificate, as the case may be, validly given (and not subsequently revoked) on or prior to the Early Instruction Deadline;

“Effective Date” (being no later than 2 February 2011) means the date on which the Intercreditor Agent confirms that it has received all the Conditions Precedent, in form and substance satisfactory to it, and that the following conditions are satisfied:

(a)	the rights and obligations of Brisa relating to the Initial Senior Debt, which is capable of being transferred, have been effectively transferred to BCR;

(b)	no Event of Default is outstanding;

(c)	no Trigger Event is outstanding;

(d)	no event or circumstance which has a Material Adverse Effect is outstanding;

(e)	the representations set out in Clause 7. (Representations and Warranties) of the Common Terms Agreement are true and accurate; and

(f)	BCR is assigned a Solicited Credit Rating equal to or higher than Baa1 by Moody’s and A- by Fitch.

“Electronic Voting Instruction” means a voting instruction regarding the 2013 Notes given through the electronic voting system available to the direct accountholders in Euroclear or Clearstream;

“Extraordinary Rose Resolution” means a resolution in relation to the reorganisation of the Brisa Group passed by the holders of €400,000,000 Asset Backed Floating Rate Securitisation Notes due 2012, issued by Tagus – Sociedade de Titularização de Créditos, S.A.;

“Final Terms” means the relevant Final Terms for the 2012, 2013 and 2016 Notes;

“Global Notes” means the notes governed by English law, cleared and settled through the clearing systems of Euroclear Bank and/or Clearstream Banking (2013 Notes were issued as global notes);

“IAI” means an institutional accredited investor;

“Instruction Fee” means the Early Instruction Fee and/or the Late Instruction Fee, as the case may be;

“Interbolsa” means Interbolsa - Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A., the entity managing the Portuguese central securities clearing system;

“Internationally Cleared Notes” means Notes registered in an account with an international clearing system (either with Euroclear and Clearstream);

“Issued Notes” means the 2012 Notes, the 2013 Notes and the 2016 Notes;

“Late Instruction Deadline” means 4p.m. (London time) on 3 November 2010 in respect of the 2’ 13 Notes and 4p.m. (London time) on 9 November 2010 in respect of the 2012 Notes and the 2016 Notes;

“Late Instruction Fee” means an amount equal to the percentage of the principal amount of the Notes which are the subject of an Electronic Voting Instruction or Voting Certificate, as the case may be, validly given (and not subsequently revoked) after the Early Instruction Deadline but on or prior to the Late Instruction Deadline;

“Noteholder” means each holder of a Note;

“Notes” means the 2012 Notes, the 2013 Notes, the 2016 Notes and any additional notes that may be issued by BCR under the 2010 Programme after the Signing Date;

“Notice” or “Notice of the Meeting” means the relevant notice convening the relevant Noteholders Meeting in respect of each of the 2012 Notes, 2013 Notes and 2016 Notes;

“OECD” means the Organisation for Economic Co-operation and Development;

“Preliminary Base Prospectus” means the prospectus attached as Annex F hereto;

“Proposals” has the meaning ascribed to this term in part 1.5;

“QIB” means qualified institutional buyer;

“Rule 802” means Rule 802 of the United States Securities Act of 1933;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933;

“State of Source” means the state where the income is generated;

“Tabulation Agent” means the Citibank, N.A., London Branch;

“Transfer Manual” means the manual setting out the procedures (including timing details) for the replacement of the global notes pertaining to the 2013 Notes by Interbolsa notes dated on or about the Signing Date; and

“Voting Certificate” means in relation to the Meetings pertaining to the 2012 Notes and the 2016 Notes, a certificate in the English language issued by the Tabulation Agent and dated in which it is stated (a) that the deposited Notes have been deposited with such Tabulation Agent (or to its order as a bank or other depositary) or blocked in an account with a clearing system and will not be released until the earlier of: (i) the Conclusion of the relevant Meeting, and (ii) the surrender of such certificate to such Tabulation Agent; and (b) that the bearer of such certificate is entitled to attend and vote at the relevant Meeting in respect of the deposited 2012 Notes or 2016 Notes;

The Preliminary Base Prospectus is being distributed for information only and is subject to completion and amendment. This Preliminary Base Prospectus shall not, and is not intended to, constitute or contain an offer or invitation to sell any of the Notes. It is an advertisement and does not comprise a prospectus for the purposes of EU Directive 2003/71/EC and/or the Luxembourg Act dated 10 July 2005 relating to prospectuses for securities (the “Luxembourg Act” ) or otherwise. The definitive terms of the securities described herein will be described in the final version of this document. Investors should not subscribe for any securities referred to herein except on the basis of information contained in the final form of the Prospectus. When available, the final Prospectus will be made available to the public in accordance with EU Directive 2003/71/EC and/or the Luxembourg Act and investors may obtain a copy from the website of the Luxembourg Stock Exchange.

ANNEX F

PRELIMINARY BASE PROSPECTUS

Brisa – Concessão Rodoviária, S.A.

(incorporated with limited liability under the laws of Portugal)

Euro 3,000,000,000

Euro Medium Term Note Programme

Under this Euro 3,000,000,000 Euro Medium Term Note Programme (the “Programme”), Brisa - Concessão Rodoviária, S.A. (“Issuer” or “Concessionaire”) may from time to time issue notes (the “Notes”) denominated in any currency agreed between the Issuer and the relevant Dealer (as defined below).

Application has been made to the Commission de Surveillance du Secteur Financier (the “CSSF”) in its capacity as competent authority under the Luxembourg Act dated 10 July 2005 on prospectuses for securities (loi relative aux prospectus pour valeurs mobilières) to approve this document as a base prospectus in relation to the Issuer. Application has also been made to the Luxembourg Stock Exchange for Notes issued under the Programme to be admitted to trading on the Bourse de Luxembourg, which is the regulated market of the Luxembourg Stock Exchange and to be listed on the Official List of the Luxembourg Stock Exchange. The Bourse de Luxembourg is a regulated market for the purposes of Directive 2004/39/EC.

The Notes will be issued in dematerialised book-entry form (forma escritural) integrated in and held through Interbolsa – Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A. (“Interbolsa”), as operator of the Portuguese central securities clearing system (Central de Valores Mobiliários or “CVM”) and can either be registered notes (nominativas) (in which case Interbolsa, at the request of the Issuer, can ask the Affiliate Members of Interbolsa for information regarding the identity of the Noteholders and transmit such information to the Issuer) or bearer notes (ao portador) (in which case Interbolsa cannot inform the Issuer of the identity of the Noteholders). CVM currently has links in place with Euroclear and Clearstream through accounts held by Euroclear and Clearstream with Interbolsa Affiliate Members (as described below).

The Notes will benefit from security granted by the Issuer and Brisa – Concessão Rodoviária, SGPS, S.A. (the “Parent”) in the terms set out in the Terms and Conditions of the Notes. In particular, investors should see the section “Overview of Certain Transaction Documents – Security Agreement”.

The Programme also permits Notes to be issued on the basis that they will not be admitted to listing, trading and/or quotation by any competent authority, stock exchange and/or quotation system or to be admitted to listing, trading and/or quotation by such other or further competent authorities, stock exchanges and/or quotation systems as may be agreed with the Issuer.

An investment in the Notes involves certain risks. For discussion of these risks, see “Risk Factors” beginning on page 3 of this Base Prospectus. Investors should see, in particular, the “Terms and Conditions of the Notes” beginning on page 164 and “Taxation” beginning on page 209 in respect of procedures to be followed to receive payments under the Notes (as defined below). Noteholders are required to take affirmative action as described herein in order to receive payments on the Notes free from Portuguese withholding tax. Noteholders must rely on the procedures of Interbolsa to receive payments under the Notes.

Arranger

Barclays Capital

Dealers

[•]	[•]

The date of the Base Prospectus is [date] 2010.

RISK FACTORS

The Issuer believes that the following factors may affect its ability to fulfil its obligations under Notes issued under the Programme. All of these factors are contingencies which may or may not occur and the Issuer is not in a position to express a view on the likelihood of any such contingency occurring.

In addition, factors which are material for the purpose of assessing the market risks associated with Notes issued under the Programme are also described below.

The Issuer believes that the factors described below represent the principal risks inherent in investing in Notes issued under the Programme, but the inability of the Issuer to pay interest, principal or other amounts on or in connection with any Notes may occur for other reasons which may not be considered significant risks by the Issuer based on information currently available to it or which they may not currently be able to anticipate. Prospective investors should also read the detailed information set out elsewhere in this Base Prospectus and reach their own views prior to making any investment decision.

Risk Factors relating to the Issuer and its activities

The Issuer is dependent upon the condition of the Portuguese economy

The correction of the current macro-economic imbalances within the Portuguese economy against the backdrop of an adverse external framework, and more demanding financial market conditions, may have a negative impact on the Issuer’s activity and results.

The Issuer’s activity is exposed to the evolution of the Portuguese economy. All motorways constructed, maintained and operated by the Issuer are located in Portugal and therefore, the state of the Portuguese economy remains critical to the Issuer’s results and to its ability to fulfil its goals.

The Portuguese Gross Domestic Product (“GDP”) decreased by 2.7 (two point seven) per cent. in real terms in 2009, reflecting the delayed effects of the international financial markets crisis, the slowdown in world economic activity and low domestic demand. The decrease in domestic demand, estimated at -3.2 (minus three point two) per cent., related particularly to the sharp contraction in investment and with a much lesser reduction in private consumption. Net foreign demand did, however, have a positive contribution due to significantly lower imports.

Tough conditions in the global financial markets and restrictions on access to funds limited the potential gains arising from the persistent accommodative stance taken on monetary policy, which included very low levels for official interest rates and enhanced credit facilities in open market operations. The low interest rates did, however, help to ease the debt service burden on households and corporations, thereby mitigating some of the negative effects stemming from much weaker activity and rising unemployment. Current interest rate levels are probably at their lowest point in the cycle. Going forward, debt servicing is expected to increase.

This increase in debt servicing could be more worrying if the rise in interest rates at the European Union level deviates from that in Portuguese interest rates. In a monetary union, one of the major risks faced by a small open economy is economic asymmetry with the core countries.

Portuguese unemployment levels increased significantly to above 10 (ten) per cent. of the labour force, despite the public initiatives to support underlying economic activity and employment retention.

As a result of efforts to stabilise the economy and due to the effect of negative cyclical patterns, the public finances deteriorated significantly. The budget deficit and public debt increased to 9.4 (nine point four) per cent. of GDP and 76 (seventy six) per cent. of GDP respectively. These levels are in line with the European Union average, but nevertheless imply that a significant effort going forward will be needed to improve public finances. The inevitable consolidation route means that fiscal policy will remain tight for several years to come, with policies likely to comprise both expenditure moderation and higher tax revenues, either by broadening the tax base or by increasing taxes selectively. Furthermore, if economic activity becomes weaker than expected additional fiscal measures will need to be implemented. Hence, there is a risk that fiscal policy will hinder activity levels over the medium term, thus affecting, directly and indirectly, banks’ earnings and the financial condition of their customers.

Growth prospects continue to depend upon developments in external markets, but the contribution of domestic demand to growth is expected to turn positive this year as investment spending becomes less negative and private consumption is expected to return to a more normal growth rate. However, the unemployment rate is expected to remain high, as economic growth is too weak to foster rising employment levels. Moreover, long term unemployment levels have also risen, signalling a likely slow decrease in unemployment figures in the early stages of economic recovery. The financial condition of households will remain poor, with the interest rate cushion unlikely to be as favourable as before, as central banks slowly normalise monetary policy.

High external imbalances are likely to persist in a less benign environment for commodity prices, particularly energy prices. The financing of the ongoing current account deficit is now more challenging, as global risk sentiment has changed significantly. The deterioration of the economic climate might interfere with the regular financing of the external deficit and constrain the economy’s growth potential.

For several years the Portuguese economy has faced a slow process of adjustment to meet the challenges brought about by the single currency. At the same time, it has maintained a growth model that has led to higher indebtedness. This has been feasible, in part, due to the success of the intermediation of banks in accessing funding on the international markets. This condition, however, implies a reduced ability to undertake an independent and sustained economic recovery given the current financial constraints, thereby increasing the economy’s vulnerability to outside events.

The prevalent low competitiveness and increased indebtedness of both households and businesses have been a characteristic of the Portuguese economy. It is an unsustainable situation in the long term. A more challenging environment in accessing wholesale funding and the increasing cost of risk could result in greater restrictions on investment plans and future consumption, compromising banking volumes, banks’ earnings and asset quality.

Competition in the goods markets for foreign direct investment (“FDI”) and structural funds is strong. In the traditional tradable sectors, there is significant competition from low-cost producers, whereas Eastern European countries have taken a greater share of FDI and the European structural funds. This environment requires a change in the underlying business model of the Portuguese economy, improving the degree of efficiency and changing the pattern of product specialisation. But such change involves risks and entails significant transition costs, such as labour market tensions and the closure of non-competitive production units.

Portugal has no significant fossil fuel resources and its use of renewable energy resources, though increasing, does not yet provide for all its needs. Significant financial resources have recently been allocated to energy imports. Accordingly, there is high sensitivity to disruptions in the international energy markets with direct implications on the growth of profit margins of companies and household finances. As a result of the persisting macro-economic imbalances described above, and the dynamics for their correction, the ability of the Issuer to develop its normal business activity and generate results may be negatively impacted.

The Portuguese Republic may be subject to a downgrade by rating agencies, with implications for the financing of the economy

The Portuguese Republic’s rating was downgraded by Standard & Poor’s to “A-” in April 2010 and by Moody’s to A1 in July 2010. These actions were attributed to the lack of implementation of significant and credible measures to control the budget deficit by the Government, with the increase in public debt nearing 100 (one hundred) per cent. of GDP, and to a lack of consensus between the Government and the opposition relating to public finance consolidation measures to achieve the necessary convergence with countries of a similar rating. The rating agencies’ outlook on the Portuguese Republic is dependent on the measures included in the Stability and Growth Programme and on the feasibility and credibility of the plan to reduce the public deficit to 3 (three) per cent. of GDP by 2013. A downgrade of the Portuguese Republic’s rating may occur again in the future in the event of a more drastic deterioration in public finances, as a consequence of a poorer performance in economic activity, or as a result of the measures proposed being perceived as insufficient. Accordingly, the cost of risk for the Portuguese Republic may increase, with negative side effects on the cost of risk for Portuguese companies and hence on their results.

Operation under the Concession Contract

The Issuer’s revenues derive from operations conducted under and pursuant to the concession granted to the Issuer by the Portuguese Republic for the purpose of constructing, maintaining and operating motorways on a toll collections basis (the “Concession Contract”), the termination of which is scheduled to occur on 31 December 2035. See “Description of the Concession Contract” below.

Pursuant to the Concession Contract, the Portuguese Republic has the right to revoke the concession at any time during the last five years of the concession period upon giving the Issuer one year’s prior notice. Additionally, the Concession Contract may be terminated early in the case of serious or repeated breach of the obligations imposed upon the Issuer.

A substantial portion of the assets controlled by the Issuer, particularly the motorways, qualify as assets falling within the public domain of the Portuguese Republic. Upon the expiration of the concession or in the case of early termination thereof, all of these assets will revert to the Portuguese Republic, the Issuer being entitled to compensation in certain limited cases only.

General construction and operating risks

The Issuer’s ability to successfully complete the remainder of the motorway network referred to in the Concession Contract, specifically the future link to the new Lisbon Airport, and to undertake future projects, such as the construction of additional lanes, is supported by the operating history of more than 30 years of Brisa – Auto-Estradas de Portugal, S.A. (“Brisa”), the former concessionaire and currently the holding company for a group of companies (Brisa and its consolidated subsidiaries form the “Brisa Group”).

Although this background will assist in mitigating construction and operating risks, it will not eliminate all such risks, which relate at the present time to the future construction of the outstanding 22km for the new Lisbon airport link and any required improvement works.

These risks are widely known in the construction sector and include construction material and labour shortages; increases in the cost of labour and materials; changes in general economic, business and credit conditions; the non-performance or unsatisfactory performance of contractors and subcontractors; and interruptions resulting from inclement weather and unforeseen engineering problems. Although the Issuer has access to Brisa’s significant experience through certain contractual arrangements with other Brisa Group companies and seeks to limit these risks in its agreements with contractors, no assurance can be given that these factors will not, under certain circumstances, have an adverse effect on the Issuer.

Environmental regulation

The activities carried out by the Issuer are significantly affected by environmental concerns, taking into account that motorways alter landscapes, and hence directly interfere with the environment. The Issuer strives to achieve a balance between the needs of infrastructure development affecting motorways and the sustainability of the environment and natural resources.

Brisa, the former concessionaire, experienced significant delays when completing the construction of certain motorways as a result of environmental approval procedures. Delays may result, namely, from the suggestion of alternative routes by the Minister of Environment, which may lead to a change in the route planned. These difficulties may be unforeseen and could result in delays affecting construction deadlines, operations and, ultimately, expected revenues.

Hence, regulatory approvals, notably environmental requirements, environmental impact studies and environmental regulatory approvals can be a significant source of delay for the Issuer, although limited to the construction of the outstanding 22km for the new Lisbon airport link and any required improvement works.

Exposure of motorways to weather conditions, natural phenomena and catastrophes in general

The activities carried out by the Issuer involve the construction, maintenance and operation of infrastructures which are exposed to weather conditions and to natural phenomena and various other unpredictable events like fire, explosions, storms, floods, seismic activity, hydrographical constraints and catastrophes in general (“Natural Phenomena”), the duration and consequences of which may not be anticipated either in terms of the extent of the damage or in terms of the time that will be required to repair such damage. Although the damage caused by Natural Phenomena is covered by insurance on terms common in the market in which the Issuer operates (including insurance for revenue loss if traffic is interrupted), the occurrence thereof may cause the interruption of motorway operations for an unpredictable period of time, a situation that may have a material adverse effect on the collection of toll revenues for the affected motorway sections.

Additionally, Natural Phenomena may also contribute to the degradation of motorways in a manner faster than anticipated. In order to comply with its obligations in this respect under the Concession Contract, the Issuer may have to carry out unexpected investment in pavement repairs, reconstruction and other kinds of necessary works related thereto.

Contractual Penalties

Taking into account that the construction of motorways is a complex process and can take several months or years, delays in the conclusion of the relevant construction works may occur. If the Issuer is unable to complete its motorway construction obligations on a timely basis, penalties may apply under the Concession Contract.

However, in cases where delays are caused by factors outside of the Issuer’s control, for example, unpredictable causes of an environmental nature, the Issuer would not expect penalties to apply.

Concentration of revenue sources

Approximately 45 (forty five) per cent. of the Main Concession’s total traffic in 2009 was registered by one motorway (Motorway A1). Accordingly, the regular operation of this motorway has a significant impact on the level of revenues resulting from the Main Concession. Although the Issuer maintains a level of insurance coverage designed to mitigate business interruptions adequately, any negative event resulting in a prolonged reduction in traffic volume or in toll revenues collected from Motorway A1 could have a significant impact on the Issuer’s results from operations.

Substantial indebtedness. Ability to service indebtedness. Distributions

The Issuer has substantial indebtedness, some of which is at floating rates of interest. As of 31 December 2009, the Issuer’s pro forma consolidated non-current liabilities were €2,114,027,789, and interest and similar costs for the year then ended were €95,777,997. In order to achieve a more efficient financial structure, the Issuer may from time to time increase its indebtedness as authorised under the relevant Finance Documents and more specifically shall comply with the applicable ratio tests prior to incurring such additional indebtedness. (See Additional Indebtedness Test below.)

Even if the said level of indebtedness does not prevent the satisfactory development of the Issuer’s business, it may have material consequences given that a substantial portion of the Issuer’s cash flow from operations must be dedicated to the payment of principal and interest on its debts and will not be available for other purposes. In this scenario, the Issuer’s ability to respond to changing business and economic conditions may be reduced.

In addition, the ability of the Issuer to obtain financing in future for working capital needs, capital expenditure, investment, general corporate purposes and other purposes could, in certain circumstances, be materially limited by its level of indebtedness. The Issuer has undertaken not to incur or have outstanding any indebtedness in respect of: (i) moneys borrowed or raised and debit balances at banks and other financial institutions, (ii) any debenture, bond, note, commercial paper, loan stock or other security, (iii) any acceptance or documentary credit facilities, bill discounting or factoring facilities, (iv) receivables sold or discounted (other than on a non-recourse basis), (v) the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset, (vi) leases entered into primarily as a method of raising finance or financing the acquisition of the asset leased, (vii) any currency swap or interest swap, cap or collar arrangements or any other similar instrument, (viii) any amount raised under any other transaction having the commercial effect of a borrowing or raising of money (other than in the normal course of trading); or (ix) any guarantee of or other assurances against financial loss in respect of indebtedness of any person of a kind referred to in the above paragraphs (together “Financial Indebtedness”) except for:

(a)	liabilities under the Documents;

(b)	liabilities under the equipment supply agreements deemed required for the operation of the Main Concession;

(c)	any hire purchase, finance or operating lease or any similar agreement entered into by the Issuer in the ordinary course of its business in relation to which the capitalised value determined in accordance with accounting principles and practices generally accepted in Portugal does not at any time exceed €[5,000,000 (five million Euro)] (Indexed) in aggregate;

(d)	any Shareholder Loans;

(e)	any Permitted Guarantees; and

(f)	Financial Indebtedness which amounts and terms are approved in writing by the Intercreditor Agent.

The Issuer is restricted from paying any Distributions, unless at the time of payment no Trigger Event or Event of Default is outstanding or would result from such payment and, prior to that payment being made, it has delivered to the Intercreditor Agent a certificate issued by the secretary of the Issuer confirming that (i) the board resolution approving the relevant Distribution has been passed with the favourable vote of the majority of the Independent Directors and (ii) the Shareholder has approved the relevant Distribution on the basis of a board resolution passed as referred to in (i);

Financing future construction costs

The Issuer bears the primary responsibility for financing the costs related to the future construction of the remaining links that form part of the Concession Contract, the ancillary works related to the motorway network and certain new lanes to be built on motorways with a high traffic volume.

The Issuer has access through certain contractual arrangements with other Brisa Group companies to a highly developed expertise in projecting future costs, but no assurances can be given as to the ability of the Issuer to overcome construction difficulties which result in cost overruns in the future or to finance its projected capital expenditures or any cost overruns that may occur. See “General construction and operating risks” and “Environmental regulation”.

Factors affecting toll revenue

The amount of toll revenues from the motorways operated by the Issuer is a key component of the Issuer’s business and is dependent, among other things, on the number of paying motorists using the motorways, tariff rates (including the amount of tariff rate increases), and the continued fitness of the motorway network to bear traffic.

Traffic volumes and toll revenues are affected, directly and indirectly, by a number of factors, including the quality and proximity of, and travel time on, alternative toll-free roads and alternative toll roads, the quality of construction and maintenance of the motorways, economic conditions in or affecting Portugal, fuel prices, environmental regulations (including efforts to restrict motor vehicle usage to control air pollution levels) and access by motorists to other means of transportation, including any alternative forms of mass transportation that already exist or that may be built. The level of traffic on a given motorway is also influenced heavily by its integration into other parts of the national motorway and road network.

Increased competition

Without prejudice to the exclusive rights of the Issuer relating to the motorways falling within the Concession Contract, the Portuguese Republic maintains the right to promote the construction of other roads. These new roads may compete with the Issuer’s motorway network and may affect the level of revenues obtained from these.

Additionally, while, until December 1998, Brisa was the only company to have a concession to construct, operate and maintain motorways in Portugal, the Government has subsequently granted several new motorway concessions, some of them operated on a toll-free basis (SCUTS). Some of these new concessions may still have a negative impact, in terms of traffic, upon some sections of the motorway network of the Issuer.

The Issuer believes however that, following the recent governmental decision to introduce real tolls on some of the currently toll-free concessions, the past negative impact, in terms of traffic, may be partially reversed. Moreover, new concessions when interconnected with the Issuer’s motorways, may provide drivers with better access to more areas of Portugal and therefore result in higher overall traffic on all Portugal’s motorways, including those of the Issuer. No assurances can be given however as to whether or how new concessions or improvements to the national motorway network, or other enhancements to the Portuguese transportation infrastructure, will affect the volume of traffic on the motorways operated by the Issuer.

Regulated nature of the Issuer’s business. Actions by the Portuguese Republic

The Issuer operates in a highly regulated environment and its operating results are therefore affected by Government policy and regulation. The main instrument that regulates the activities of the Issuer is the Concession Contract, which sets out, among other things, the methodology for calculating tolls that the Issuer can charge for the use of the motorways and the construction projects that the Issuer must undertake. Additionally, the Concession Contract gives public authorities the power to oversee certain aspects of the Issuer’s operations. See “The Concession Contract”.

In addition, the Concession Contract is an administrative contract and therefore the Grantor has, under certain circumstances, the power to unilaterally introduce variations thereto. However, the Grantor has the obligation to maintain the object of the Concession Contract and to restore the financial balance of the Main Concession. The Concession Contract does not include any specific provision regarding the cases and circumstances under which the financial rebalance of the Main Concession can be sought and, therefore, the parties will need to rely on the provisions of applicable law (in the case of the Main Concession, the Portuguese Administrative Procedure Code (Código do Procedimento Administrativo) and the Civil Code (Código Civil)). In general terms, financial rebalance can legally be sought in the case of unilateral modifications by the Grantor, force majeure, fait du prince and change in circumstances. The occurrence of a financial rebalance event entitles the Issuer to receive compensation from the Grantor, which may be provided by means of direct payment(s), extension of the concession period, a resetting of tariffs/tolls, or any other means agreed between the Grantor and the Issuer. As such compensation may not be determined in advance, and may not be made available to the Issuer immediately after the occurrence of the relevant triggering events, the occurrence of those events and a delay in making the compensation available to the Issuer may cause an adverse impact thereto.

The Issuer may also be affected by decisions of the Government in respect of the development not only of the motorway system, but also in relation to the creation of alternative transportation routes (e.g. railways, high speed railways or other forms of transportation) which compete with road transportation. As an example, the Grantor has recently signed the Concession Contract for the project, construction, financing, maintenance and availability of the high speed train network connection between Poceirão and Caia, which forms part of the future high speed train network between Lisbon and Madrid.

Issuer’s reliance on services providers

The Issuer has entered into five main agreements (the Management Consultancy Services Agreement, the Shared Services Agreement, the Operation & Maintenance Agreement, the Engineering and Technical Services Agreement and the Via Verde Contract) with other companies which are members of the Brisa Group which are aimed at allowing the Issuer to carry out its activity in relation to the Main Concession (see “Description of the Issuer, the Parent and the Brisa Group” below).

The performance of the Issuer relies on the services providers under these agreements being capable of duly performing their obligations thereunder. In the event that any of these companies fails to perform or becomes insolvent, the Issuer will need to find a replacement service provider or to hire personnel to undertake the required activities directly itself. There is a risk of an increase in the Issuer’s costs and/or a temporary interruption to the Issuer’s activities in the event of a service provider having to be replaced.

The Issuer existed before becoming concessionaire under the Concession Agreement

Before becoming concessionaire under the Concession Agreement, the Issuer previously operated as a call centre for the Brisa Group under the corporate name M.Call – Serviços e Telecomunicações, S.A. All of the previous business activities and employees of the Issuer were transferred to a new company within the Brisa Group incorporated for that purpose in May 2010. Accordingly, the Issuer’s audited financial statements in respect of the years ending on 31 December 2008 and 31 December 2009 (See “Information Incorporated by Reference”) reflect the assets and liabilities associated with its previous activities, resulting in a materially low level of assets (€919,922 in 2008; €1,271,567 in 2009) and liabilities (€438,468 in 2008; €835,160 in 2009). These financial statements do not therefore reflect what the position would have been if the Issuer had already become the new concessionaire at that time.

In this regard, and in order to reflect a more accurate financial picture of the Issuer as concessionaire under the Concession Agreement, a pro forma balance sheet and income statement for the year ending on 31 December 2009 have been prepared, taking into account only the expected activity of the Issuer as concessionaire. (See “Description of the Issuer, the Parent and the Brisa Group” – “Financial Information”).

The Parent

The Parent is a company that was incorporated in 2009 as a Portuguese law governed holding company (“sociedade gestora de participações sociais” or “SGPS”) with the sole corporate purpose of managing shareholdings in other companies, as an indirect form of exercising economic activities, and rendering administration and management services to such companies. Currently, the Parent exclusively holds 100% of the share capital of the Issuer and holds no shareholdings in other companies. As such, the Parent’s indirect economic activity essentially corresponds to the activity carried out by the Issuer, the Parent thus being exposed to the same operational, financial and other risks which affect the Issuer itself. Therefore Noteholders are advised to consider the risk factors set out herein in respect of the Issuer, in considering the risks relating to the Parent.

Risks relating to the Issuer’s credit ratings and access to funding markets

Credit ratings affect the cost and other terms upon which the Issuer may obtain funding. Ratings of the Issuer’s long-term debt are based on a number of factors, including the Issuer’s financial strength and the conditions affecting the industry generally. In light of the difficulties in the Portuguese economy, there can be no assurance that the rating agencies will maintain the Issuer’s current ratings or outlooks. The recent downgrades of the Portuguese sovereign rating could in turn negatively affect the perception that these agencies have of the Issuer’s rating. The Issuer’s failure to maintain its current ratings and outlooks could increase its cost of funding or even, in a scenario that combines a sharp ratings drop with a further worsening in the credit environment, result in the wholesale funding markets being entirely inaccessible to the Issuer.

Permitted Distributions

The documentation foresees that the Issuer shall be authorised to acquire or subscribe for debt or hybrid instruments issued by any Shareholder or Affiliate of a Shareholder with monies transferred to the Distributions Account, after having satisfied the distribution lock-up tests set out in the Finance Documents.

Projections, forecasts and estimates

Forward looking statements, including estimates, any other projections and forecasts in this document are necessarily speculative in nature and some or all of the assumptions underlying the forward looking statements may not materialise or may vary significantly from actual results.

Risk relating to the Notes and the Security

Risks related to the market generally

Set out below is a brief description of the principal market risks:

The secondary market generally

Notes may have no established trading market when issued, and one may never develop. If a market does develop, it may not be very liquid. Therefore, investors may not be able to sell their Notes easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. This is particularly the case for Notes that are especially sensitive to interest rate, currency or market risks, are designed for specific investment objectives or strategies or have been structured to meet the investment requirements of limited categories of investors. These types of Notes generally would have a more limited secondary market and more price volatility than conventional debt securities. Illiquidity may have a severely adverse effect on the market value of Notes.

Exchange rate risks and exchange controls

The Issuer will pay principal and interest on the Notes in the Specified Currency. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the Specified Currency. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease (1) the Investor’s Currency-equivalent yield on the Notes, (2) the Investor’s Currency equivalent value of the principal payable on the Notes and (3) the Investor’s Currency equivalent market value of the Notes.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

Interest rate risks

Investment in Fixed Rate Notes involves the risk that subsequent changes in the market interest rates may adversely affect the value of such Fixed Rate Notes.

Credit ratings may not reflect all risks

One or more independent credit rating agencies may assign credit ratings to the Notes. The ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. A rating agency may lower or withdraw its rating of the Notes and that action may reduce the market value of the Notes.

Risks related to Notes generally

Set out below is a brief description of certain risks relating to the Notes generally:

The Notes may not be a suitable investment for all investors

Each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes and the information contained or incorporated by reference in this Base Prospectus or any applicable supplement to this Base Prospectus;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including Notes with principal or interest payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of the Notes and be familiar with the behaviour of any relevant indices and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Some Notes are complex financial instruments. Sophisticated institutional investors generally do not purchase complex financial instruments as stand-alone investments. They purchase complex financial instruments as a way to reduce risk or enhance yield with an understood, measured, appropriate addition of risk to their overall portfolios. A potential investor should not invest in Notes which are complex financial instruments unless it has the expertise (either alone or with a financial adviser) to evaluate how the Notes will perform under changing conditions, the resulting effects on the value of the Notes and the impact this investment will have on the potential investor’s overall investment portfolio.

The past performance of Notes or other securities issued by the Issuer may not be a reliable guide to future performance of the Notes. The Notes may fall as well as rise in value. Income or gains from Notes may fluctuate in accordance with market conditions and taxation arrangements.

Form and transfer of the Notes

The Notes are held through accounts of Affiliate Members of Interbolsa and will be represented in dematerialised book-entry form (forma escritural) and can either be registered notes (nominativas) (in which case Interbolsa, at the request of the Issuer, can ask the Affiliate Members of Interbolsa for information regarding the identity of the Noteholders and transmit such information to the Issuer) or bearer notes (ao portador) (in which case Interbolsa cannot inform the Issuer of the identity of the Noteholders). The Notes shall not be issued in bearer form (forma titulada), whether definitive or global.

The Notes will be registered in the issue account opened by the Issuer with Interbolsa and will be held in control accounts by the Affiliate Members of Interbolsa on behalf of the relevant Noteholders. Such control accounts will reflect at all times the aggregate number of Notes held in the individual securities accounts opened by the clients of the Affiliate Members of Interbolsa which include Euroclear and Clearstream. The transfer of the Notes will be made through Interbolsa.

Payment procedures in respect of the Notes

Payment of principal and interest (a) in euros will be (i) credited, according to the procedures and regulations of Interbolsa, by the Portuguese Paying Agent acting on behalf of the Issuer from the payment current account which the Portuguese Paying Agent has indicated to, and has been accepted by, Interbolsa to be used on the Portuguese Paying Agent’s behalf for payments in respect of securities held through Interbolsa to the payment current accounts held by the Affiliate Members of Interbolsa whose control accounts with Interbolsa are credited with such Notes and thereafter (ii) credited by such Affiliate Members of Interbolsa from the aforementioned payment current accounts to the accounts of the owners of those Notes or through Euroclear and Clearstream to the accounts with Euroclear and Clearstream of the beneficial owners of those Notes, in accordance with the rules and procedures of Interbolsa, Euroclear or Clearstream, as the case may be (b) in currencies other than euros will be (i) transferred, on the payment date and according to the procedures and regulations applicable by Interbolsa, from the account held by the Portuguese Paying Agent in the Foreign Currency Settlement System (Sistema de Liquidação em Moeda Estrangeira), managed by Caixa Geral de Depósitos, S.A., to the relevant accounts of the relevant Affiliate Members of Interbolsa, and thereafter (ii) transferred by such Affiliate Members of Interbolsa from such relevant accounts to the accounts of the owners of those Notes or through Euroclear and Clearstream to the accounts with Euroclear and Clearstream of the beneficial owners of those Notes, in accordance with the rules and procedures of Interbolsa, Euroclear or Clearstream, as the case may be.

Noteholders must rely on the procedures of Interbolsa to receive payment under the Notes, as the Issuer will have no responsibility or liability for the records relating to payments made in respect of beneficial interests in the Notes.

Noteholders subject to resolutions passed at Noteholders meetings. Ordinary and Special Decisions subject to Senior Creditors decisions

When an Ordinary Decision is required, the Intercreditor Agent will post a notice for such purpose on the Investor Website. No minimum number of Noteholders opining in respect of an Ordinary Decision is required in order for the opinion issued by a Noteholder to be valued taking into account the relevant individual Voting Entitlement, which will be counted for or against the relevant proposal for the purposes of determining the Majority Senior Creditors’ position. An overall quorum requirement will be set for an Ordinary Decision, with Senior Creditors (other than EIB and the Rose Noteholders) representing at least 10 (ten) per cent. of the Senior Debt (other than the Senior Debt outstanding under the EIB Facility Agreement and the Rose Notes) having opined in relation to the matter to which Ordinary Decision Notice refers. Otherwise, no Ordinary Decision may be approved (See “Ordinary Decisions and Noteholders’ Meetings” below).

A Noteholders meeting may at any time be convened by the Notes Common Representative or, if no Notes Common Representative is appointed or if the Notes Common Representative refuses to convene the meeting, by the chairman of the general meeting of shareholders of the Issuer. A meeting of Noteholders must be convened by the Notes Common Representative or, if no Notes Common Representative is appointed or if the Notes Common Representative refuses to convene the meeting, by the chairman of the general meeting of shareholders of the Issuer whenever the Intercreditor Agent sends a notice relating to a Special Decision or upon the request in writing of Noteholders holding not less than 5 (five) per cent. of the aggregate Principal Amount Outstanding of the outstanding Notes.

The quorum required to hold a meeting of Noteholders will be, in relation to each Series of Notes: (a) if the matter at stake is to be decided by way of a Resolution, any person or persons holding or representing Notes then outstanding (except Notes held by the Issuer, if any), regardless of the Principal Amount Outstanding thereof; or (b) if the matter at stake is to be decided by way of an Extraordinary Resolution, a person or persons holding or representing at least 50 (fifty) per cent. of the Principal Amount Outstanding of the relevant Series of Notes (except Notes held by the Issuer, if any) or, at any adjourned meeting, any person or persons holding or representing any of the Notes then outstanding (except Notes held by the Issuer, if any), regardless of the Principal Amount Outstanding thereof. The number of votes required to pass a Resolution or an Extraordinary Resolution, as the case may be, will be, in relation to each Series of Notes: (a) if the matter at stake is to be decided by way of a Resolution, the majority of the votes cast at the relevant meeting; or (b) if the matter at stake is to be decided by way of an Extraordinary Resolution, at least 50 (fifty) per cent. of the Principal Amount Outstanding of the relevant Series of Notes or, at any adjourned meeting, two-thirds of the votes cast at the relevant meeting.

Resolutions and Extraordinary Resolutions will be binding on all Noteholders holding or representing Notes of the same Series, whether or not they are present at the meeting or have voted against such Resolutions and Extraordinary Resolutions.

All Special Decisions are to be decided by way of an Extraordinary Resolution.

In case of Special Decisions, as the instructions for the relevant Series of Noteholders will be relayed by the Notes Common Representative to the Intercreditor Agent, the Noteholders are dependent upon the Notes Common Representative notifying the Intercreditor Agent of its instructions in relation to a decision by the relevant date. If such a notification fails to occur until the relevant date, the respective Voting Entitlement will be excluded for the purposes of determining whether the requisite voting levels have been attained in relation to that decision of the Senior Creditors.

Except as otherwise provided for in the Intercreditor Agreement and subject to the Entrenched Rights and the Retained Rights of the Noteholders and the other various classes of Senior Creditors, all waivers, consents or approvals under any Finance Document or any amendment to the terms of any Finance Document (in each case, other than the Senior Debt Agreements, including, for the avoidance of doubt, the Notes Documentation) will require the consent of the Majority Senior Creditors in accordance with and subject to the terms of the Intercreditor Agreement. Hence, other than where a Noteholder Entrenched Right or Noteholder Retained Right applies, Ordinary Decisions and Special Decisions in respect of which Noteholders have expressed their views or voted, as the case may be, will be subject to, and may be afterwards prejudiced by, decisions passed by other Senior Creditors. The Finance Parties (including, for the avoidance of doubt, the Noteholders) acknowledge and accept, in the terms of the Intercreditor Agreement, the outcome of each Ordinary Decision or Special Decision, even those that have expressed different views or voted against or abstained from expressing their views or voting, as the case may be, the respective Ordinary Decision or Special Decision.

EU Savings Directive

Under European Council Directive 2003/48/EC on the taxation of savings income, each Member State is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State or to certain limited types of entities established in that other Member State; however, for a transitional period, Austria and Luxembourg are instead required to operate a withholding system in relation to such payments. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

A number of non-EU countries and territories, including Switzerland, and certain dependent or associated territories of certain Member States have adopted similar measures (either provision of information or transitional withholding; a withholding system in the case of Switzerland) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of tax were to be withheld from that payment, neither the Issuer nor any Paying Agent nor any other person would be obliged to pay additional amounts with respect to any Note as a result of the imposition of such withholding tax. The Issuer is required to maintain a Paying Agent in a Member State that is not obliged to withhold or deduct tax pursuant to the Directive.

On 15 September 2008 the European Commission issued a report to the Council of the European Union on the operation of the Directive, which included the Commission’s advice on the need for changes to the Directive. On 13 November 2008 the European Commission published a more detailed proposal for amendments to the Directive, which included a number of suggested changes. The European Parliament approved an amended version of this proposal on 24 April 2009. If any of those proposed changes are made in relation to the Directive, they may amend or broaden the scope of the requirements described above.

Change of law

The conditions of the Notes are governed by Portuguese law in effect as at the date of this Base Prospectus. No assurance can be given as to the impact of any possible judicial decision or change to Portuguese law or administrative practice after the date of this Base Prospectus.

Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (i) Notes are legal investments for it, (ii) Notes can be used as collateral for various types of borrowing and (iii) other restrictions apply to its purchase or pledge of any Notes. Financial institutions should consult their legal advisors or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

Risks related to the structure of a particular Tranche of Notes

A wide range of Notes may be issued under the Programme. A number of these Notes may have features which contain particular risks for potential investors. Set out below is a description of the most common such features:

Notes subject to optional redemption by the Issuer

An optional redemption feature of Notes is likely to limit their market value. During any period when the Issuer may elect to redeem Notes, the market value of those Notes generally will not rise substantially above the price at which they can be redeemed. This also may be true prior to any redemption period.

The Issuer may be expected to redeem Notes when its cost of borrowing is lower than the interest rate on the Notes. At those times, an investor generally would not be able to reinvest the redemption proceeds at an effective interest rate as high as the interest rate on the Notes being redeemed and may only be able to do so at a significantly lower rate. Potential investors should consider reinvestment risk in light of other investments available at that time.

Unless in the case of any particular Tranche of Notes the relevant Final Terms specify otherwise, in the event that the Issuer would be obliged to increase the amounts payable in respect of any Notes due to any withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the laws of Portugal or any authority therein or thereof having power to tax, the Issuer may redeem all outstanding Notes in accordance with the Conditions.

The Issuer may only early redeem the Notes provided that no Trigger Event or Event of Default (or trigger event or event of default under the EIB Facility Agreement) would result from the making of such early redemption.

Notes issued at discount or premium

The market values of securities issued at discount or premium from their principal amount tend to fluctuate more in relation to general changes in interest rates than do prices for conventional interest-bearing securities. Generally, the longer the remaining term of the securities, the greater the price volatility as compared to conventional interest-bearing securities with comparable maturities.

Index Linked Notes and Dual Currency Notes

The Issuer may issue Notes with principal or interest determined by reference to an index or formula, to changes in the prices of securities or commodities, to movements in currency exchange rates or other factors (each, a “Relevant Factor”). In addition, the Issuer may issue Notes with principal or interest payable in one or more currencies which may be different from the currency in which the Notes are denominated. Potential investors should be aware that:

(i)	the market price of such Notes may be volatile;

(ii)	they may receive no interest;

(iii)	payment of principal or interest may occur at a different time or in a different currency than expected;

(iv)	they may lose all or a substantial portion of their principal;

(v)	a Relevant Factor may be subject to significant fluctuations that may not correlate with changes in interest rates, currencies or other indices;

(vi)	if a Relevant Factor is applied to Notes in conjunction with a multiplier greater than one or contains some other leverage factor, the effect of changes in the Relevant Factor on principal or interest payable likely will be magnified; and

(vii)	the timing of changes in a Relevant Factor may affect the actual yield to investors, even if the average level is consistent with their expectations. In general, the earlier the change in the Relevant Factor, the greater the effect on yield.

The historical experience of an index should not be viewed as an indication of the future performance of such index during the term of any Index Linked Notes. Accordingly, the investors should consult their own financial and legal advisers about the risk entailed by an investment in any Index Linked Notes and the suitability of such Notes in light of their particular circumstances.

Partly-paid Notes

The Issuer may issue Notes where the issue price is payable in more than one instalment. Failure to pay any subsequent instalment could result in an investor losing all of their investment.

Variable Rate Notes with a multiplier or other leverage factor

Notes with variable interest rates can be volatile investments. If they are structured to include multipliers or other leverage factors, or caps or floors, or any combination of those features or other similar related features, their market values may be even more volatile than those for securities that do not include those features.

Inverse Floating Rate Notes

Inverse Floating Rate Notes have an interest rate equal to a fixed rate minus a rate based upon a reference rate such as LIBOR. The market values of those Notes typically are more volatile than market values of other conventional floating rate debt securities based on the same reference rate (and with otherwise comparable terms). Inverse Floating Rate Notes are more volatile because an increase in the reference rate not only decreases the interest rate of the Notes, but may also reflect an increase in prevailing interest rates, which further adversely affects the market value of these Notes.

Fixed/Floating Rate Notes

Fixed/Floating Rate Notes may bear interest at a rate that the Issuer may elect to convert from a fixed rate to a floating rate, or from a floating rate to a fixed rate. The Issuer’ ability to convert the interest rate will affect the secondary market and the market value of the Notes since the Issuer may be expected to convert the rate when it is likely to produce a lower overall cost of borrowing. If the Issuer converts from a fixed rate to a floating rate, the spread on the Fixed/Floating Rate Notes may be less favourable than then prevailing spreads on comparable Floating Rate Notes tied to the same reference rate. In addition, the new floating rate at any time may be lower than the rates on other Notes. If the Issuer converts from a floating rate to a fixed rate, the fixed rate may be lower than then prevailing rates on its Notes.

Risks related to the Security

Under or pursuant to the terms of the Security Agreement the Issuer, the Initial Shareholder (which has, prior to the date of this Base Prospectus, transferred the Shares (including the corresponding Share Related Rights) to the Parent) and the Parent pledged or promised to pledge or assigned by way of security or mortgaged (as applicable), in favour and for the benefit of the Security Agent (on behalf of the Finance Parties, including, for the avoidance of doubt, the Noteholders), the balance on the Company Accounts and on the Authorised Accounts opened and maintained by the Issuer for the purposes of making Authorised Investments, the General Rights, the Future General Rights, the New Assets and the Real Assets (“Security Assets”).

The value of the Security Assets and, accordingly, the level of recovery on the enforcement of the security may be affected by, among other things, a decline in the value of the relevant asset and no assurance can be given that the values of the relevant assets will not decline in the future.

Liability under the Notes

The Notes will be direct obligations of the Issuer secured by the Security Assets. Noteholders will have a claim under the Notes against the Issuer only and, in the terms set forth in the Security Agreement, against the Issuer and the Parent (but not against the Initial Shareholder which has, prior to the date of this Base Prospectus, transferred the Shares (including the corresponding Share Related Rights) to the Parent). Pursuant to the Security Agreement, the Security Agent (on behalf of the Finance Parties, including the Noteholders) acknowledges and agrees that, other than expressly foreseen in the Finance Documents, the Parent, Brisa SGPS, Brisa or any Shareholder, from time to time, do not in any way guarantee or have any liability whatsoever in relation to the Obligations and, accordingly, the Noteholders will not have the benefit nor shall be entitled to make any claim based on Articles 501 and 502 of the Portuguese Companies Code, Article 629 of the Portuguese Civil Code or other legal provisions of similar nature, and unconditionally and irrevocably waive any right arising thereunder in relation to the Notes. If there are insufficient funds available to the Issuer to pay in full all principal, interest and other amounts due in respect of the Notes at the applicable Notes Maturity Date or upon acceleration in the terms set forth in Condition 15 (Acceleration) or upon an early redemption in part or in whole as permitted under the Conditions, claims of the Noteholders in respect of any such unpaid amounts will exist towards the Issuer and, in the terms provided for in the Security Agreement, towards the Issuer and the Parent (but not against the Initial Shareholder which has, prior to the date of this Base Prospectus, transferred the Shares (including the corresponding Share Related Rights) to the Parent) in relation to Security Assets, subject to the satisfaction of the credit entitlements of the other Senior Creditors, in the terms and in accordance with the Security Agreement.

Noteholders subject to Entrenched and Retained Rights

The exercise or enforcement of rights, powers and discretions, the giving of any consent or any waiver, or making of any determination or notification under or in respect of any provisions of the Finance Documents by the Noteholders or the Notes Common Representative shall be made in accordance with the provisions of the Intercreditor Agreement.

All waivers, consents or approvals under any Finance Document, or any amendment to the terms of any Finance Document (in each case, other than the Senior Debt Agreements) will require the consent of the Majority Senior Creditors, except if otherwise provided for in the Intercreditor Agreement, and will be subject to the Entrenched Rights and the Retained Rights of the various classes of Senior Creditors. In addition to its Entrenched Rights as Senior Creditor, the EIB will also have other Entrenched Rights in relation to certain matters as further detailed in “Overview of Certain Transaction Documents – Intercreditor Agreement”.

Decisions under the Finance Documents expressed to be taken by the Intercreditor Agent will be taken by the Intercreditor Agent, acting on instructions of the Majority Senior Creditors, subject to the Intercreditor Agreement and the Entrenched Rights and the Retained Rights of the various classes of Senior Creditors. Any decision giving rise to an Entrenched Right or a Retained Right for any Senior Creditor or class of Senior Creditors cannot be made without the approval of that Senior Creditor or class of Senior Creditors (as applicable).

Rose Notes are asset-backed securities

Rose Notes are securitisation notes issued under the Portuguese legal framework applicable to securitisation transactions and are backed by an autonomous pool of future credit rights (including any ancillary rights) of the Issuer to tolls paid by users of the motorways operated by the Issuer under the Concession Contract assigned as of 19 December 2007 by the Issuer to the Rose Notes Issuer in an amount equivalent to 105 per cent, of the Rose Debt Service (the “Rose Revenues”).

The Rose Revenues will be collected on a daily basis by the Issuer, acting as servicer of the securitized receivables, and will be deposited in the Rose Account. Any amounts standing to the credit of the Rose Account are to be exclusively used for the discharge of the obligations due by the Rose Notes Issuer to the Rose Noteholders and other creditors of the Rose Notes Issuer in connection with the Rose Notes. Accordingly, the Rose Revenues and any amounts standing to the credit of the Rose Account cannot be used for any other purpose, both before and after the acceleration of any Senior Debt or the enforcement of all or part of the Security Interests created under the Security Agreement and therefore will not be available to make any payments due to the Noteholders.

Hedging Risk

The Issuer may be exposed to interest rate risk or currency risk in the event that there is an early termination of a Hedging Agreement. A Hedging Agreement may be terminated in the circumstances described in “Overview of Certain Transaction Documents – Hedging Agreements”. If a Hedging Agreement is terminated and the Issuer is unable to find a replacement Hedging Counterparty, then the funds available to the Issuer may be insufficient to meet fully its obligations under the Notes.

Risks related to Withholding tax

Under Portuguese law, income derived from the Notes integrated in and held through Interbolsa, as management entity of the Portuguese central securities clearing system (Central de Valores Mobiliários) held by non-resident investors (both individual and corporate) eligible for the debt securities special tax exemption regime which was approved by Decree-Law no. 193/2005, of 7 November 2005, as amended (“Decree-Law 193/2005”) may benefit from withholding tax exemption, provided that certain procedures and certification requirements are complied with. Failure to comply with these procedures and certifications will result in the application of Portuguese general tax regime applicable on debt securities. See details of the Portuguese taxation regime in “Taxation – Portuguese Taxation”.

The Issuer will not gross-up payments in respect of any such withholding tax in any of the cases indicated in Condition 12.2 (No gross-up for Notes other than Initial Notes), including failure to deliver or incorrect completion of the required certificate or declaration, as detailed in “Taxation – Portuguese Taxation”. Accordingly, Noteholders must seek their own advice to ensure that they comply with all procedures to ensure correct tax treatment of their Notes.

IMPORTANT NOTICES

The Issuer accepts responsibility for the information contained in this Base Prospectus. To the best of the knowledge of the Issuer and the Parent (having taken all reasonable care to ensure that such is the case) the information contained in this Base Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

This Base Prospectus is to be read in conjunction with all documents which are deemed to be incorporated herein by reference (see “Information Incorporated by Reference”). This Base Prospectus shall be read and construed on the basis that such documents are incorporated and form part of this Base Prospectus.

The maximum aggregate nominal amount of all Notes from time to time outstanding under the Programme will not exceed €3,000,000,000 (or its equivalent in other currencies calculated as described herein), subject to increase as described herein. The maximum aggregate principal amount of Notes which may be outstanding at any one time under the Programme may be increased from time to time.

The Notes may be issued on a continuing basis to one or more of the Dealers specified under “General Description of the Programme” and any additional Dealer appointed under the Programme from time to time by the Issuer (each a “Dealer” and together the “Dealers”), which appointment may be for a specific issue or on an ongoing basis. References in this Base Prospectus to the “relevant Dealer” shall, in the case of an issue of Notes being (or intended to be) subscribed by more than one Dealer, be to all Dealers agreeing to subscribe for such Notes.

The Dealers have not independently verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the Dealers as to the accuracy or completeness of the information contained or incorporated in this Base Prospectus or any other information provided by the Issuer in connection with the Programme. No Dealer accepts any liability in relation to the information contained or incorporated by reference in this Base Prospectus or any other information provided by the Issuer in connection with the Programme.

No person is or has been authorised by the Issuer or the Parent to give any information or to make any representation not contained in or not consistent with this Base Prospectus or any other information supplied in connection with the Programme or the Notes or any information supplied by the Issuer in connection with the Programme or any Notes or such other information as is in the public domain and, if given or made, such information or representation must not be relied upon as having been authorised by the Issuer or the Parent or any of the Dealers.

Neither this Base Prospectus nor any other information supplied in connection with the Programme or any Notes (i) is intended to provide the basis of any credit or other evaluation or (ii) should be considered as a recommendation by the Issuer, the Parent or any of the Dealers that any recipient of this Base Prospectus or any other information supplied in connection with the Programme or any Notes should purchase any Notes. Each investor contemplating purchasing any Notes should make its own independent investigation of the financial condition and affairs, and its own appraisal of the creditworthiness and of the Issuer and the Parent. Neither this Base Prospectus nor any other information supplied in connection with the Programme or the issue of any Notes constitutes an offer or invitation by or on behalf of the Issuer, the Parent or any of the Dealers to any person to subscribe for or to purchase any Notes.

Notice of the aggregate nominal amount of Notes, interest (if any) payable in respect of Notes, the issue price of Notes and any other terms and conditions not contained herein which are applicable to each Tranche (as defined under “Terms and Conditions of the Notes”) of Notes will be set out in final terms (the “Final Terms”) which, with respect to Notes to be listed on the Luxembourg Stock Exchange and/or offered to the public will be filed with the CSSF. Copies of Final Terms will be available from the registered office of the Issuer and the Specified Offices of the Paying Agents.

This Base Prospectus must be read and construed together with any supplement to the Base Prospectus, and with any information incorporated by reference herein and, in relation to any Tranche of Notes which is the subject of Final Terms, must be read and construed together with the relevant Final Terms. Neither the delivery of this Base Prospectus nor any Final Terms nor the offering, sale or delivery of any Notes shall, in any circumstances, create any implication that the information contained in this Base Prospectus is true subsequent to the date hereof or the date upon which this Base Prospectus has been most recently, supplemented or that there has been no adverse change, or any event reasonably likely to involve any adverse change, in the condition (financial or otherwise) of the Issuer, the Parent or Brisa since the date thereof or, if later, the date upon which this Base Prospectus has been most recently, supplemented or that any other information supplied in connection with the Programme is correct at any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same. The Dealers expressly do not undertake to review the financial condition or affairs of the Issuer, the Parent or Brisa during the life of the Programme or to advise any investor in the Notes of any information coming to their attention. Investors should review, inter alia, the most recently published documents incorporated by reference into this Base Prospectus when deciding whether or not to purchase any Notes.

The Issuer may agree with any Dealer that Notes may be issued in a form not contemplated by the Conditions of the Notes as set out herein, in which event a supplement to the Base Prospectus, if appropriate, will be made available which will describe the effect of the agreement reached in relation to such Notes.

The Programme provides that Notes may be listed or admitted to trading, as the case may be, on such other or further stock exchanges or markets as may be agreed between the Issuer and the relevant Dealer. The Issuer may issue unlisted Notes and/or Notes not admitted to trading on any market.

Neither this Base Prospectus nor any Final Terms constitutes an offer to sell or the solicitation of an offer to buy or an invitation to subscribe for or purchase any Notes in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction and should not be considered as a recommendation by the Issuer, the Parent, the Notes Common Representative, the Dealers or any of them that any recipient of this Base Prospectus or any Final Terms should subscribe for or purchase any Notes. Each recipient of this Base Prospectus or any Final Terms shall be taken to have made its own investigation and appraisal of the condition (financial or otherwise) of the Issuer and the Parent.

The distribution of this Base Prospectus and the offer or sale of Notes may be restricted by law in certain jurisdictions. The Issuer, the Parent and the Dealers do not represent that this Base Prospectus may be lawfully distributed, or that any Notes may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by the Issuer, the Parent or the Dealers which is intended to permit a public offering of any Notes outside Luxembourg or distribution of this document in any jurisdiction where action for that purpose is required. Accordingly, no Notes may be offered or sold, directly or indirectly, and neither this Base Prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this Base Prospectus or any Notes may come must inform themselves about, and observe, any such restrictions on the distribution of this Base Prospectus and the offering and sale of Notes. There are restrictions on the distribution of this Base Prospectus and the offer or sale of Notes in the United States, Japan and the European Economic Area (including the United Kingdom, the Republic of Portugal and France). In particular, the Notes have not been and will not be registered under the United States Securities Act of 1933, as amended and are subject to U.S. tax law requirements. Subject to certain exceptions, Notes may not be offered, sold or delivered within the United States or to or for the account or benefit of, U.S. persons (see “Subscription and Sale”).

This Base Prospectus has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes which are the subject of an offering contemplated in this Base Prospectus as completed by final terms in relation to the offer of those Notes may only do so in circumstances in which no obligation arises for either of the Issuer, the Parent or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither of the Issuer, the Parent, nor any Dealer has authorised, nor do they authorise, the making of any offer of Notes in circumstances in which an obligation arises for either of the Issuer, the Parent or any Dealer to publish or supplement a prospectus for such offer.

Subject as provided in the applicable Final Terms, the only persons authorised to use this Base Prospectus in connection with an offer of Notes are the persons named in the applicable Final Terms as the relevant Dealer, managers or the financial intermediaries, as the case may be.

In connection with the issue of any Tranche of Notes, the Dealer or Dealers (if any) named as the Stabilising Manager(s) (or persons acting on behalf of any Stabilising Manager(s)) in the applicable Final Terms may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilising Manager(s) (or persons acting on behalf of a Stabilising Manager) will undertake stabilisation action. Any stabilisation action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the relevant Tranche of Notes is made and, if begun, will be carried out in compliance with all applicable laws and may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant Tranche of Notes and 60 days after the date of the allotment of the relevant Tranche of Notes. Any stabilisation action or over-allocation must be conducted by the relevant Stabilising Manager(s) (or person(s)) acting on behalf of any Stabilising Manager(s) in accordance with all applicable laws and rules.

All references in this document to (i) “euro”, “EUR”, “Euro” and “€” refer to the single currency of certain member states of the European Union and (ii) “Sterling” and “£” are to pounds sterling, the lawful currency of the United Kingdom. All references in this Base Prospectus to the “U.S.” or “United States” refer to the United States of America, its territories and possessions.

Certain figures in this Base Prospectus have been subject to rounding adjustments. Accordingly, amounts shown as totals in tables or elsewhere may not be an arithmetic aggregation of the figures which precede them. In respect of information in this Base Prospectus sourced from a third party, the Issuer and the Parent confirm that the information has been accurately reproduced and that as far as the Issuer is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.

INFORMATION INCORPORATED BY REFERENCE

The following documents shall be deemed to be incorporated in, and to form part of, this Base Prospectus:

(a)	the audited financial statements (including the auditors’ report thereon and notes thereto) of the Issuer in respect of the years ended 31 December 2008 (prepared in accordance with the Portuguese General Accounting Principles) and 31 December 2009 (prepared in accordance with the International Financial Reporting Standards as adopted by the European Union (“IFRS-EU”);

(b)	the unaudited interim financial statements of the Issuer in respect of the six months ended on 30 June 2010 (prepared in accordance with the IFRS-EU); and

(c)	the audited financial statements (including the auditors’ report thereon and notes thereto) of the Parent in respect of the year ended 31 December 2009 (prepared in accordance with the Portuguese General Accounting Principles).

Copies of the documents specified above as containing information in line with the cross-reference table provided below may be inspected, free of charge, at the registered office of the Issuer and the Parent (Quinta da Torre da Aguilha, Edificio Brisa, 2785-599 São Domingos de Rana, Portugal), and the Specified Offices of the Paying Agents.

This Base Prospectus as well as the information incorporated by reference in it has been published on the website of the Luxembourg Stock Exchange at www.bourse.lu.

Any information contained in any of the documents specified above which is not incorporated by reference in this Base Prospectus is either not relevant to investors or is covered elsewhere in this Base Prospectus.

The Issuer has undertaken, in connection with the admission to listing of the Notes on the Official List of the Luxembourg Stock Exchange and to trading of the Notes on the regulated market of the Luxembourg Stock Exchange, that if there shall occur any adverse change in the business or financial position of the Issuer or any change in the information set out under “Terms and Conditions of the Notes”, that is material in the context of issuance of Notes under the Programme, the Issuer will prepare or procure the preparation of a supplement to this Base Prospectus or, as the case may be, publish a new Base Prospectus, for use in connection with any subsequent issue by the Issuer of Notes to be so admitted to listing and trading.

Cross Reference Table

2008 Issuer Financial Statements[1]

Balance Sheet	Page 8 of the Annual Report
Profit and Loss Accounts	Pages 9-10 of the Annual Report
Notes	Pages 12-19 of the Annual Report
Auditors’ Report	Pages 20-21 of the Annual Report

2009 Issuer Financial Statements[2]

Balance Sheet	Page 1 of the pro forma IFRS Annexes
Profit and Loss Accounts	Pages 2 of the pro forma IFRS Annexes
Notes	Pages 5 of the pro forma IFRS Annexes
Auditors’ Report	Page 17-18 of the pro forma IFRS Annexes

[1]	References to page numbers are to the relevant pages in the English translation of the 2008 Annual Report.
[2]	References to page numbers are to the relevant pages in the English translation of the 2009 pro forma IFRS Annexes.

H1 2010 Issuer Financial Statement[3]

Statement of Financial Position	Page 1 of the Financial Statement
Statement of Comprehensive Income	Page 2 of the Financial Statement
Notes	Pages 5 - 16 of the Financial Statement
Limited Review Report	Pages 17 – 18 of the Financial Statement

2009 Brisa – Concessão Rodoviária, SGPS, S.A. Financial Statements[4]

Balance Sheet	Page 5 of the Annual Report
Profit and Loss Accounts	Not applicable[5]
Notes	Pages 7 - 9 of the Annual Report
Auditors’ Report	Page 10 of the Annual Report

[3]	References to page numbers are to the relevant pages in the English translation of the Unaudited Interim Financial Statements.
[4]

References to page numbers are to the relevant pages of the English translation of the 2009 Annual Report. At the time of preparation of the Annual Report, the corporate name of the company was Brisa Participações III, SGPS, S.A.

[5]	As explained on page 7 of the Annual Report, no Profit and Loss Account was drawn-up.

GENERAL DESCRIPTION OF THE PROGRAMME

Under the Programme, the Issuer may from time to time issue Notes denominated in any currency, subject as set out herein. A summary of the terms and conditions of the Programme and the Notes appears below. The applicable terms of any Notes will be agreed between the Issuer and the relevant Dealer prior to the issue of the Notes and will be set out in the Conditions of the Notes incorporated by reference into the Notes, as modified and supplemented by the applicable Final Terms of such Notes, as more fully described under “Form of the Notes”.

This Base Prospectus and any supplement will only be valid for Notes issued under the Programme which have been admitted to trading on the Luxembourg Stock Exchange’s regulated market and listed on the Luxembourg Stock Exchange during the period of twelve months from the date of this Base Prospectus in an aggregate nominal amount which, when added to the aggregate nominal amount then outstanding of all Notes previously or simultaneously issued under the Programme, does not exceed €3,000,000,000 or its equivalent in other currencies.

For the purpose of calculating the euro equivalent of the aggregate nominal amount of Notes issued under the Programme from time to time, the euro equivalent of Notes denominated in another Specified Currency (as specified in the applicable Final Terms in relation to the relevant Notes, described under “Form of the Notes”) shall be determined, at the discretion of the Issuer, either as of the date on which agreement is reached for the issue of Notes or on the preceding day on which commercial banks and foreign exchange markets are open for business in London or Lisbon, in each case on the basis of the spot rate for the sale of the euro against the purchase of Specified Currency in the London or Lisbon foreign exchange market quoted by any leading international bank selected by the Issuer on the relevant day of calculation.

This section must be read as an introduction to this Base Prospectus and any decision to invest in any Notes should be based on a consideration of this Base Prospectus as a whole, including the documents incorporated by reference.

The following does not purport to be complete and is taken from and qualified in its entirety by the remainder of this Base Prospectus and, in relation to the Conditions of any particular Tranche of Notes, the applicable Final Terms. The Issuer and any relevant Dealer may agree that Notes shall be issued in a form other than that contemplated in the Conditions, in which event, in the case of listed Notes only, if appropriate, a supplemental Base Prospectus will be published.

Words and expressions defined in “Form of the Notes” and “Terms and Conditions of the Notes” shall have the same meanings in this section.

Issuer:	Brisa - Concessão Rodoviária, S.A., a limited liability company incorporated under the laws of the Portuguese Republic, with head office at Quinta da Torre da Aguilha, Edifício Brisa, 2785-599 São Domingos de Rana, Portugal registered with the Commercial Registry Office of Cascais under the sole registration and tax payer number 502 790 024 and with the paid-up share capital of €[175,000.00].

Parent:	Brisa – Concessão Rodoviária, SGPS, S.A., a limited liability company incorporated under the laws of the Portuguese Republic, with head office at Quinta da Torre da Aguilha, Edifício Brisa, 2785-599 São Domingos de Rana, Portugal registered with the Commercial Registry Office of Cascais under the sole registration and tax payer number 509 253 547 and with the paid-up share capital of €[50,000.00].

Brisa SGPS:	Brisa Participações, SGPS, S.A., a limited liability company incorporated under the laws of the Portuguese Republic, with head office at Quinta da Torre da Aguilha, Edifício Brisa, 2785-599 São Domingos de Rana, Portugal registered with the Commercial Registry Office of Cascais under the sole registration and tax payer number 509 039 847 and with the paid-up share capital of €[50,000.00].

Brisa:	Brisa – Auto-Estradas de Portugal, S.A., a limited liability company incorporated under the laws of the Portuguese Republic, with head office at Quinta da Torre da Aguilha, Edifício Brisa, 2785-599 São Domingos de Rana, Portugal registered with the Commercial Registry Office of Cascais under the sole registration and tax payer number 500 048 177 and with the paid-up share capital of €600,000,000.00.

Arranger:	Barclays Bank PLC.

Dealers:	[—] and any other Dealer appointed from time to time by the Issuer in accordance with the Programme Agreement, either in respect of the Programme or in relation to a particular Tranche of Notes.

Paying Agent:	Citibank, N.A., London Branch, in its capacity as paying agent in respect of the Notes in accordance with the terms of the Paying Agency Agreement through its office at Citigroup Centre 2, Canada Square, Canary Wharf, London E14 5LB, United Kingdom.

Portuguese Paying Agent:	Citibank, International PLC, Sucursal em Portugal, in its capacity as Portuguese paying agent in respect of the Notes in accordance with the terms of the Paying Agency Agreement, through its head office at Rua Barata Salgueiro, No. 30, 4th Lisbon, Portugal.

Notes Common Representative:	António Frutuoso de Melo & Associados - Sociedade de Advogados, R.L.

Intercreditor Agent:	Caixa – Banco de Investimento, S.A.

Security Agent:	Banco Santander Totta, S.A.

Listing Agent:	Dexia Banque Internationale à Luxembourg.

Risk Factors:	The Notes may not be a suitable investment for all investors. Prospective investors should understand the risks of investing in any type of Note before they make their investment decision. They should make their own independent decision to invest in any type of Note and as to whether an investment in such Note is appropriate or proper for them based upon their own judgment and upon advice from such advisors as they consider necessary.

Each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)      have sufficient knowledge and experience to make a meaningful evaluation of the Notes, the merits and risks of investing in the Notes and the information contained or incorporated by reference in this Base Prospectus or any applicable supplement to this Base Prospectus;

(ii)     have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation and the investment(s) it is considering, an investment in the Notes and the impact the Notes will have on its overall investment portfolio;

(iii)    have sufficient financial resources and liquidity to bear all of the risks to an investment in the Notes, including Notes with principal or interest payable in one or more currencies, or where the currency for principal or interest payments is different from the potential investor’s currency;

(iv) understand thoroughly the terms of the Notes and be familiar with the behaviour of any relevant indices and financial markets; and

(v)     be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

The principal risk factors that may affect the abilities of the Issuer to fulfil its obligations under the Notes are discussed under “Risk Factors”. In connection with the Notes there are risk factors relating to:

(i) exposure to risks inherent in the business of the Issuer and the ability of the Issuer to fulfil its obligations under the Notes issued by it; and

(ii) assessing the market risks associated with the Notes due to their particular structure or the nature of the market. A more detailed description of risk factors begins on page 3.

Risk factors are designed both to protect investors from investments for which they are not suitable and to set out the financial risks associated with an investment in a particular type of instrument.

Final Terms:	Notes issued under the Programme may be issued pursuant to this Base Prospectus and associated Final Terms.

The terms and conditions applicable to any particular Tranche of Notes will be the Conditions of the Notes as supplemented, amended and/or replaced to the extent described in the relevant Final Terms.

Programme Size:	Up to €3,000,000,000 (or its equivalent in other currencies calculated as described in the Programme Agreement) outstanding at any time. The Issuer may increase the amount of the Programme in accordance with the terms of the Programme Agreement.

Issuance in Series:	Notes will be issued in Series. Each Series may comprise one or more Tranches issued on different issue dates. The Notes of each Series will all be subject to identical terms, except that the issue date and the amount of the first payment of interest may be different in respect of different Tranches. The Notes of each Tranche will all be subject to identical terms in all respects save that a Tranche may comprise Notes of different denominations.

Distribution:	Notes may be distributed by way of private or public placement and in each case on a syndicated or non-syndicated basis.

Currencies:	Subject to any applicable legal or regulatory restrictions, any currency as may be agreed between the Issuer and the relevant Dealer. Notes can be issued, settled and cleared in Interbolsa in such currencies as Interbolsa may from time to time accept (for the time being, such currencies are Euro, U.S. dollars, Sterling, Japanese Yen and Swiss francs).

Certain Restrictions:	Each issue of Notes denominated in a currency in respect of which particular laws, guidelines, regulations, restrictions or reporting requirements apply will only be issued in circumstances which comply with such laws, guidelines, regulations, restrictions or reporting requirements from time to time (see “Subscription and Sale”).

Maturities:	Such maturities as may be agreed between the Issuer and the relevant Dealer, subject to such minimum or maximum maturities as may be allowed or required from time to time by the relevant central bank (or equivalent body) or any laws or regulations applicable to the Issuer or the relevant Specified Currency. Notes will not be issued with a maturity of less than one year.

Issue Price:	Notes may be issued on a fully-paid or a partly-paid basis and at an issue price which is at par or at a discount to, or premium over, par. The price and amount of Notes to be issued under the Programme will be determined by the Issuer and the relevant Dealer(s) at the time of issue in accordance with prevailing market conditions.

Form of Notes:	The Notes will be issued in dematerialised book-entry form (forma escritural) and will be held through accounts with any financial institution licensed to act as a financial intermediary for the purposes of the Portuguese Securities Code and which is entitled to hold control accounts with Interbolsa - Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A. (“Interbolsa”), the entity managing the Portuguese central securities clearing system (Central de Valores Mobiliários or “CVM”), on behalf of Noteholders (each of those institutions, an “Affiliate Member of Interbolsa”), and can either be registered notes (nominativas) (in which case Interbolsa, at the request of the Issuer, can ask the Affiliate Members of Interbolsa for information regarding the identity of the Noteholders and transmit such information to the Issuer) or bearer notes (ao portador) (in which case Interbolsa cannot inform the Issuer of the identity of the Noteholders). The form of the Notes is described more comprehensively in “Form of the Notes”.

Status of the Notes:	The Notes are senior, direct, unconditional, unsubordinated and secured (in the terms described in “Terms and Conditions of the Notes”) obligations of the Issuer and rank and will rank pari passu among themselves and (save for certain obligations required to be preferred by law) pari passu with all other present and future senior, unsubordinated and secured obligations of the Issuer under or pursuant to the Security Agreement, without any preference among such obligations by reason of the date of incurrence or otherwise.

Redemption:	Notes may be redeemable at par or at such other Redemption Amount (detailed in a formula, index or otherwise) as may be specified in the relevant Final Terms. Notes may also be redeemable in two or more instalments on such dates and in such manner as may be specified in the relevant Final Terms.

Optional Redemption:	Notes may be redeemed before their stated maturity at the option of the Issuer (either in whole or in part) to the extent (if at all) specified in the relevant Final Terms.

Early redemption at the option of the Issuer may only occur provided that no Trigger Event or Event of Default (or trigger event or event of default under the EIB Facility Agreement) would result from making such early redemption.

Tax Redemption:	Except as described in “Optional Redemption”, the early redemption of the Notes will only be permitted for tax reasons as described in Condition 10.3 (Redemption of Initial Notes for tax reasons).

Interest:	Notes may be interest-bearing or non-interest bearing. Interest (if any) may accrue at a fixed rate or a floating rate or other variable rate or be index-linked and the method of calculating interest may vary between the issue date and the maturity date of the relevant Series.

Denominations:	Notes will be issued in such denominations as may be agreed between the Issuer and the relevant Dealer and as indicated in the applicable Final Terms, subject to compliance with all applicable legal and regulatory and central bank requirements, as the case may be.

Security and Negative Pledge:	The Notes are secured by security created or promised to be created, as the case may be, by the Issuer and the Parent (which, for the avoidance of doubts, has acquired the Shares pledged by the Initial Shareholder in the terms of the Security Agreement) in favour and for the benefit of the Security Agent, on behalf of the Noteholders (represented by the Notes Common Representative) and other Finance Parties, under the terms of the Security Agreement, as described in more detail in “Overview of Certain Transaction Documents”.

Cross Default:	The Notes will have the benefit of a cross default as described in Condition 14 (Events of Default).

Approval, listing and admission to trading:	Application has been made to the CSSF to approve this document as a base prospectus. Application has also been made to the Luxembourg Stock Exchange for Notes issued under the Programme to be admitted to trading on the Luxembourg Stock Exchange’s regulated market and to be listed on the Official List of the Luxembourg Stock Exchange. The Programme also permits Notes to be issued on the basis that they will not be admitted to listing, trading and/or quotation by any competent authority, stock exchange and/or quotation system or to be admitted to listing, trading and/or quotation by such other or further competent authorities, stock exchanges and/or quotation systems as may be agreed with the Issuer.

Taxation:	Principal and interest in respect of the Notes will be payable by the Issuer without withholding or deduction for or on account of withholding taxes imposed by the Portuguese Republic or by or on behalf of any political subdivision or any authority therein having power to tax subject as provided in Condition 12 (Taxation).

In the event that any deduction is made, the Issuer will, save in the limited circumstances set out in Condition 12 (Taxation), be required to pay additional amounts to cover the amounts so deducted. Please see Condition 12 (Taxation) in respect of the actions to be taken by the Noteholders to receive payments on the Notes free from Portuguese withholding tax.

Selling restrictions:	There are restrictions on the offer, sale and transfer of the Notes in the United States, Japan and the European Economic Area (including the United Kingdom, Portugal and France) see, “Subscription and Sale”. In connection with the offering and sale of a particular Tranche of Notes additional restrictions may be imposed which will be set out in the applicable Final Terms.

Clearing and settlement:	Notes will be accepted for clearance through CVM, the central securities clearing system managed by Interbolsa, without prejudice, if applicable, of further clearing of the Notes through the clearing systems managed by Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream”).

The appropriate Common Code and ISIN for each Tranche of Notes allocated by Euroclear, Clearstream or Interbolsa will be specified in the applicable Final Terms, as described in more detail in “Form of the Notes”.

Redenomination:	In respect of any Tranche of Notes, if the country of the Specified Currency becomes or, announces its intention to become, a Participating Member State, the Notes may be redenominated in Euro in accordance with Condition 22 (Redenomination, Renominalisation and Reconventioning) if so specified in the relevant Final Terms.

Rating:	The rating of certain series of Notes to be issued under the Programme may be specified in the applicable Final Terms.

Governing law:	Portuguese law.

DESCRIPTION OF THE ISSUER, THE PARENT AND THE BRISA GROUP

Corporate Reorganisation of the Brisa Group

In 2009 the Brisa Group started a corporate reorganisation process that continued during 2010.

The primary goal of the reorganisation process was to improve efficiency and rationalize resources while ensuring the high quality standards that make the Brisa Group a major operator of motorway concessions.

As part of this process, all operation and maintenance activities were transferred from Brisa to Brisa O&M, S.A. (“BO&M”), as further detailed below. This company, which has access to 40-years of know-how in motorway maintenance and management, already provides maintenance and operation services to all road concessions of the Brisa Group. Simultaneously, all of the R&D related activities were concentrated in another Group subsidiary named Brisa Inovação e Tecnologia, S.A.

The reorganisation also involved the transfer of the Main Concession from Brisa to Brisa – Concessão Rodoviaria, S.A (the “Issuer”), which was at the time a wholly owned subsidiary of Brisa. The corporate debt of Brisa was transferred to the Issuer at the same time as the transfer of the Main Concession.

Following these transfers, Brisa transferred the shares it held in the Issuer to a newly incorporated holding company, Brisa Participações, SGPS, S.A., which is wholly owned by Brisa. The shares held by Brisa Participações, SGPS, S.A. in the Issuer were subsequently transferred to another newly incorporated holding company, Brisa – Concessao Rodoviaria, SGPS, S.A. (the “Parent”), which is also wholly owned, although indirectly, by Brisa.

Brisa remains, as in the past, the listed company of the Brisa Group and will continue to develop certain operational activities (such as the provision of fleet management services and other shared services).

In operational terms, this corporate reorganisation is expected to result in a greater asset visibility, which in turn is expected to enhance the efficiency of different business units. The ring fencing of the Issuer, with its activities restricted to the Main Concession and insulated from the activities of the remainder of the Brisa Group, will produce a more stable business risk profile and hence greater financing flexibility going forward.

CORPORATE ORGANISATIONAL STRUCTURE

The complete company name of the entities included in the consolidated accounts of Brisa may be found in page 25 of the 2010 interim accounts, incorporated by reference in this Base Prospectus.

THE ISSUER

Issuer Overview and General Corporate Information

The Issuer is a company established in Portugal since 1993, organized under the laws of Portugal and registered with the Commercial Registry Office of Cascais under number 502 790 024, which until 2010 was named M.Call Serviços de Telecomunicações, S.A. (which in turn resulted from the merger of Moraudiotel, Lda. and Mega Call, Lda.). The Issuer has its registered head office at Quinta da Torre da Aguilha - Edifício Brisa, in São Domingos de Rana, Portugal, and its telephone number is +351 214 450 000.

The Issuer is one of the largest European motorway companies and operates the concession for a network that currently comprises 1094 km of roads and provides the main Portuguese road connections, from north to south and east to west.

As at the date of this Base Prospectus, the only shareholder of the Issuer is Brisa – Concessão Rodoviária, SGPS, S.A., as further described below.

Contractual Structure

Further to the corporate reorganisation carried out by the Brisa Group, as described above, the Issuer has entered into five main agreements with other companies in the Brisa Group, which are aimed at enabling the Issuer to carry out the activity relating to the Main Concession.

All these agreements have been entered into on arms’ length terms and at market prices and have no cross dependencies. Additionally, all such agreements with Brisa Group companies can be terminated, with the Issuer benefiting from appropriate termination rights and, in relation to the major contracts, penalty regimes linked to performance standards. There are no cross-default provisions. The Issuer does not currently expect that the replacement of such agreements will trigger a significant cost increase or material impact on the level of service, in the case of a failure to perform or the insolvency of the relevant provider companies.

Operation & Maintenance Agreement

The counterparty to this agreement is BO&M, a company incorporated under Portuguese law in 2001 under the name of Brisa Assistência Rodoviária, S.A. and renamed as BO&M in December 2009. As part of the corporate reorganisation, all of Brisa’s activities relating to operation and maintenance were transferred in December 2009 from Brisa to BO&M along with all the operational staff involved in such activities. As result of this BO&M has been already providing since early January 2010 operation and maintenance services to all road concessions of the Brisa Group. BO&M is entirely held by Brisa Serviços Viários SGPS, S.A., the intermediate holding company that within the Brisa Group holds Brisa’s interests in the operation and mobility businesses.

The O&M Agreement transfers the operational risks associated with the responsibilities of the Issuer towards the Grantor on a full back-to-back to BO&M. The main operating activities that will, under this agreement, be performed by BO&M are, inter alia, the following:

(i)	using the Issuer’s operational coordination centre, the nationwide operational coordination for all the network (patrolling, accidents, traffic control, call boxes, variable message panels, video cameras and global communications);

(ii)	performance of manual toll collections;

(iii)	consolidation of all toll transactions (manual and electronic), subsequent reporting and global monitoring, including revenue assurance;

(iv)	surveillance and patrolling of the motorways, including when needed assistance to drivers;

(v)	current maintenance of infrastructures (pavements, engineering works, joints, embankments, safety equipment, road marking, signaling, amongst others);

(vi)	current environmental maintenance (pruning, sweeping, litter and waste);

(vii)	current electric and electronic maintenance (telecom network, call boxes network, ITS, weather stations, video surveillance, power supply network, amongst others);

(viii)	current toll equipment maintenance (manual and electronic toll collection equipment, including correspondent hardware and software);

(ix)	customer care (through its operational centers, but also coordinating and subcontracting customer care to ViaVerde Portugal and call centers);

(x)	backoffice tasks.

The O&M Agreement is similar to all other operation and maintenance contracts of BO&M with other concessionaires in the Portuguese road sector, the clauses of which have been validated by the lenders to these projects and by the Grantor, as well as by the companies themselves and their shareholders. The O&M Agreement has no cross dependencies with any other contract. It is capable of being terminated and all the sub-contracts entered into by BO&M are capable of being assumed by the Issuer or another entity proposed by the Issuer on termination.

The O&M Agreement and other agreements must be evaluated, yearly, by the Portuguese tax authorities according to the “transfer prices regime” to ensure that their terms are on a market price basis.

Additionally, it is important to note that the O&M Agreement can be easily transferred to other entities or brought under the control of the Issuer, if needed, given that:

(i)	a significant part of the contract’s scope is subcontracted;

(ii)	almost all of the assets utilised (structures, equipment, software, etc.) belong to the Issuer and those assets which are not owned by the Issuer are non-critical and can be quickly and easily obtained;

(iii)	only minor temporary decreases in efficiency or productivity are likely, given that the permanent monitoring activities, in place will allow negative impacts to be anticipated and minimized;

(iv)	precedent suggests that the costs involved in such a transfer will be non material;

(v)	the agreement has no provision or clause that, in any way, would prevent or cause any difficulty, if terminated, in any other contract, nor any provision or clause that contaminates this agreement in relation to any event happening in any other BO&M contract.

Via Verde Agreement

The counterparty to this agreement is Via Verde Portugal, S.A. (“VVP”), a company incorporated under Portuguese law in 2001. VVP provides one of Brisa’s most prominent services, the Via Verde, which is an automatic payment system that allows non-stop electronic toll payment by means of radio communication between an on-board transponder and the roadside equipment. This system has been made available to other motorway operators in Portugal, ensuring interoperability between the different networks. The system is currently available on the tolled network of a number of different concessionaires including the Main Concession, Atlântico, ASCENDI (Auto-Estradas do Norte e Grande Lisboa concessions), Mafratlântico, Brisal (Auto-Estradas do Litoral concession) and Lisbon bridges (25 de Abril and Vasco da Gama) operated by Lusoponte. With this innovative system installed nation-wide, Portugal became the first country in the world to have a non-stop electronic toll network. The Via Verde system is also available in car parks belonging to different operators, in Galp fuel stations and even in some McDonald’s McDrive restaurants. Via Verde is currently used in over 1.400 (one thousand and four hundred) kilometres of motorways and bridges, over 80 (eighty) car parks and 97 (ninety seven) fuel stations, accounting for around 60 (sixty) per cent. of toll transactions in Portugal. In urban stretches, the weight of Via Verde in payment transactions is close to 70 (seventy) per cent.

VVP is held by Brisa Serviços Viários SGPS, S.A 60 (sixty) per cent. SIBS (Sociedade Interbancária de Serviços) 20 (twenty) per cent. and Ascendi 20 (twenty) per cent. SIBS being the entity that brings together all the banks in Portugal for electronic banking transactions and clearance.

VVP performs, inter alia, the following services:

(i)	managing the technological infrastructure of the Via Verde system within the Concession;

(ii)	processing the Via Verde transactions;

(iii)	managing payments and issuing/sending statements/invoices;

(iv)	processing photographs;

(v)	ensuring compliance with the rules applicable to the use of toll lanes equipped with the Via Verde system; and

(vi)	assisting user call centres.

VVP provides services to all the seven real toll concessions in Portugal and will extend its services to the three new real toll concessions which will be converted from shadow toll concessions. In fact, all the concessionaires are contractually obliged to accept Via Verde transponders as a means of payment. The Via Verde system is used in 167 toll plazas and is responsible for more than 50 (fifty) per cent. of all the tolled transactions in Portugal. In addition, VVP services 86 parking lots, more than 100 petrol stations, and grants access to historical sites/neighbourhoods in some cities in Portugal.

Engineering and Technical Services Agreement

The counterparty to the Engineering and Technical Services Agreement is Brisa Engenharia e Gestão, S.A. (“BEG”), a company incorporated under Portuguese law in 2002, which started its activity in April of the same year. BEG has been the engineering arm of the Brisa Group involved in managing large construction projects related not only to new motorway concessions like Litoral Centro or Douro Litoral, but also to new motorway stretches or widenings within the Main Concession. It has been involved in the past with some significant engineering challenges like the new Tagus river bridge, which after completion in 2007 became part of the A10 motorway. BEG is entirely held by Brisa Serviços Viários SGPS, S.A., the intermediate holding company that within the Brisa Group covers operation and mobility businesses.

BEG performs, inter alia, the following services:

(i)	assisting in technical issues relating to the Concession;

(ii)	managing and coordinating agreements to be entered into by the Issuer with companies providing assessments and projects in respect of Concession related works;

(iii)	managing and performing the purchase of property required for the execution of Concession related works;

(iv)	managing and monitoring the performance of Concession related works;

(v)	coordinating safety and health issues during the project and construction phases of the Concession;

(vi)	environmental management and project management in relation to the Concession related works;

(vii)	managing pavement, bridges, slopes and structural works.

Management Consultancy Services Agreement

The counterparty to this agreement is Brisa, a company incorporated under Portuguese law in 1972 and with its head office located in São Domingos de Rana. Brisa is the heading company of Brisa Group and was prior to the recent corporate reorganisation the company holding directly the Brisa Concession since its inception in 1972 through the Decree-Law no. 467/72, of 22 November. As the holding company for the Brisa Group, Brisa has a corporate centre that provides administrative, financial and other specific consultancy services to most of the group companies, including the Issuer.

Under the Management Consultancy Services Agreement, Brisa supports the Issuer’s management by offering specific consultancy services, such as:

(i)	guidelines for strategic policies covering human resources, systems architecture, reporting procedures, risk assessments, regulatory compliance, amongst others;

(ii)	advice on financial risk management;

(iii)	assistance in procuring specialist legal and tax consultancy services;

(iv)	support in budgeting processes;

(v)	provision of forecasts in relation to expected traffic growth and evolution;

(vi)	analysis of investments requirements based on traffic indicators; and

(vii)	proposals to optimise business performance and resource planning.

Shared Services Agreement

The counterparty to this agreement is Brisa, and under the Shared Services Agreement Brisa performs the following services on behalf of the Issuer:

(i)	financial services, namely regarding the Issuer’s accounting, funding, financing and treasury;

(ii)	back-office services, namely inventory, asset and premises management, payroll, human resources;

(iii)	information technology services;

(iv)	internal legal and external marketing services.

Business Overview of the Issuer

The information described in this section relates to the Main Concession only and in many areas reflects historical data from the period when the Main Concession was directly held under Brisa’s ownership. Given the importance of the Main Concession to the Brisa Group, a substantial amount of information specific to the Main Concession has always been disclosed in the past by Brisa.

Operational Network

The Issuer operates directly, through the Concession Contract as further detailed in “Description of the Concession Contract” below, 11 motorways distributed over 1094.6 km, 1013.2 km of which are subject to tolls. The Concession Contract also covers a further motorway which is still to be constructed and which will provide a link to the future new Lisbon Airport (about 22 km). The Issuer’s network is the main road corridor in the country, stretching from north to south and east to west. The Concession Contract is scheduled to expire at the end of 2035, following the amendments to the contract negotiated in 2008 with the Portuguese State.

Motorways with two lanes in either direction represent 843 km or seventy seven per cent. of the total network in operation. 22 (twenty two) per cent. of the network (corresponding to 237 km) has three lanes and the remaining 15 km (about one per cent.) has four lanes in each direction. The 1094.6 km in operation are distributed among the 11 motorways as shown in the table below.

Length (km)

Motorways		Tolled	Toll-free	Total	2x2 lanes	2x3 lanes	2x4 lanes
A1	Auto-estrada do Norte	277.8	17.4	295.2	177.4	110.5	7.3
A2	Auto-estrada do Sul	225.2	9.6	234.2	216.3	18.5
A3	Auto-estrada Porto-Valença	101.3	11.5	112.8	105.1		7.7
A4	Auto-estrada Porto-Amarante	48.3	3.0	51.3	51.3
A5	Auto-estrada da Costa do Estoril	16.9	8.1	25.0	3.8	21.2
A6	Auto-estrada Marateca-Elvas	138.8	19.1	157.9	157.9
A9	Circular Regional Externa de Lisboa	34.4		34.4		34.4
A10	Auto-estrada Bucelas-Carregado-IC3	39.8		39.8	7.4	32.4
A12	Auto-estrada Setúbal-Montijo	24.8		24.8	5.2	19.6
A13	Auto-estrada Almeirim-Marateca	78.7		78.7	78.7
A14	Auto-estrada Figueira da Foz-Coimbra Norte	26.8	13.1	39.9	39.9
Total		1012.8	81.8	1094.6	843.0	236.6	15.0

Evolution of the network under operation

Widening, expansion and maintenance

Under the terms of the Concession Contract, the number of motorway lanes must be widened from 2 to 3 and 3 to 4 lanes in each direction whenever the respective motorway’s Average Daily Traffic (“ADT”) exceeds 35 thousand or 60 thousand cars, respectively. In 2009, widening to 2x3 lanes was completed in respect of the Condeixa – Coimbra Sul sub-stretch and widening works are being performed on approximately 31.0 km of sub-stretches of the A1, A2 and A-3 motorways.

Widening works in progress in 2010

Motorways	Lenght (km)	Type
A 1 - Auto-estrada do Norte
Estarreja - Feira	16.8	2x3
A 2 - Auto-Estrada do Sul
Coina - Palmela	11.5	2x3
Palmela-A2/A12	2.0	2x3
A 3 - Auto-Estrada Porto-Valença
Águas -Santas - Maia	1.2	2x4

Studies and projects were carried out in 2009 in relation to the future investment foreseen under the Concession Contract, namely: accesses to the logistics platforms of Lisboa Norte in Castanheira do Ribatejo and Poceirão, on the A1 motorway and the A12 respectively; the new Soure junction on the A1; and the connection to Alto da Guerra (A12 - EN10 in Setúbal). The works related to the logistics plataform in Castanheira do Ribatejo and the connection to Alto da Guerra commenced during 2010. In terms of maintenance works during 2009 and 2010 the structural reinforcement of the viaduct over the river Trancão was undertaken as well as a number of pavement improvement and reinforcement works in respect of over 57 km of motorway. Road infrastructure is submitted to periodic inspections, the results of which are introduced into the pavement management system to be used in improvement studies. The Issuer also continues to deploy noise mitigation equipment throughout the network.

Direct investment in the network

Direct investment in the Main Concession network in 2009 totalled 92 million euros, 69 millions of which were spent in widening works.

Direct Investment in the Concession

Description	2004	2005	2006	2007	2008	2009
New strectches	176	154	201	111	9.2	—
Major repairs (Mainly repaving)	4.1	11.1	11.4	17.9	16.5	7.2
Complementary projects (Mainly widening works)	41.5	64.2	56.8	54.5	69.9	69.7
Other	10	39.6	31.5	17.9	21.8	15.2
Total	231	269	300	201	117	92.1

Traffic overview

In 2009, the ADT for the Main Concession totalled 19,754 vehicles, corresponding to a negative change of 1.9% (one point nine per cent.) as compared to the previous year. The fact of the month of February being one day shorter in relation to February 2008 explains the difference between the change of ADT and the change in total traffic.

Development of Average Daily Traffic (ADT) and total traffic in the tolled motorway

Breakdown	2008-2009 Change
Annual Average Daily Traffic	-1.9%
Total Traffic	-2.0%

The decline in ADT was due to the unfavourable macroeconomic background continuing on from 2008, together with the competition and cannibalisation impacts from other motorways which affect the Main Concession.

Evolution of Average Daily Traffic (ADT)

Breakdown	2008-2009 Growth
Leap year	-0,3%
Scuts	-1,1%
Cannibalisation	-1,0%
Organic ADT	0,4%
Like-for-like Growth	-2,0%

These figures attest to the resilience of traffic, as even with exogenous effects, ADT fell much less than Portuguese GDP in 2009.

In 2009, traffic on the Al - Auto-Estrada do Norte, A3 – Auto-Estrada Porto/Valença and A4 - Auto-estrada Porto/Amarante suffered the return and/or worsening of the adverse effects caused by the competition of the SCUT concessions, namely Costa da Prata, Norte Litoral and Grande Porto, albeit to a much lesser extent than in 2008.

Brisal, which was completed in May 2008 with the opening to traffic of sub-stretches between Louriçal and Mira, makes up together with the Oeste motorway (between Lisbon and Leiria) and the Costa da Prata motorway (between Mira and Aveiro), a new north-south corridor between Lisbon and Aveiro. These new roads contributed to a decline in overall results, since part of the traffic travelling in this new corridor was transferred from the A1 and the A14 motorways (especially in the first half of 2009).

Additionally, the completion in September 2009 of the Costa da Prata concession (with the opening of the Angeja – Estarreja sub-stretch), has reinforced and extended the North-South corridor referred above and, provided a new road link between Lisbon and Oporto.

Traffic: Breakdown by motorway

As compared to 2008, the evolution in traffic per motorway changed the relative weight of each motorway in the tolled network during 2009.

Annual Growth in Traffic per Motorway

Relative Weight of Traffic in each Motorway

The A1 and A14 motorways were the motorways which suffered most from the diversion of traffic to the Atlântico and Brisal concessions and competition from the Costa da Prata concession, especially following its completion in September 2009.

The A6 motorway also posted a weak performance as result of the significant decrease in long distance traffic (particularly to Spain). The A9 and A10 motorways performed quite favourably. As far as the A9 motorway is concerned, this performance was due to a strong increase in internal travel; for the A10, it stemmed from the ramp-up effect of the Lezíria Bridge, which was still felt in 2009 and also affected the A13 motorway.

Traffic: Analysis by class of vehicle

The breakdown of traffic by type of vehicle for 2009 reveals a higher decrease in heavy vehicle traffic (14% (fourteen per cent.) as compared to a 1% (one per cent.) decrease for light vehicles). This reflects the adverse economic background in 2009. It should be mentioned, however, that heavy vehicles only account for 5% (five per cent.) of total traffic.

Traffic Structure by Class of Vehicle

The breakdown per toll class also attests to the unfavourable economic scenario, with classes 2 and 4 losing importance as compared to 2008.

Traffic structure by toll class

Class	2008	2009
1	81.0%	82.4%
2	13.1%	12.5%
3	0.8%	0.7%
4	5.1%	4.4%

Tolls

The applicable toll for a vehicle using a motorway section is calculated by multiplying the following three components: (i) the tariff rate applicable to that particular class of vehicle; (ii) the distance in kilometres of the applicable motorway section; and (iii) the VAT rate, which is currently 21% (twenty one per cent.).

The tariff rates currently applied on each motorway section correspond to the original rate set at the time that the relevant motorway or section entered into service, such rates being annually adjusted so as to reflect the inflation rate. Unless approved by the relevant Portuguese regulatory authority the annual inflationary re-adjustments cannot exceed 100% (one hundred per cent.) of the annual percentage increase in the CPI (inflation index), with the full increase reverting until 2011 to the Issuer and from 2012 until the end of the concession reverting to both the Issuer (91.5% (ninety one point five per cent.) of the increase) and Estradas de Portugal (8.5% (eight point five per cent.) of the increase).

Road safety

The increasing concern with traffic conditions and road safety has led to continuous improvements in active and passive safety measures, including systematic support in prevention campaigns and actively improving the safety conditions of the network.

The many actions carried out include improvement and reinforcement works for lane widening works; new and better signalling equipment and improved traffic management conditions.

The Brisa Group has had a safety first programme since 2005. This programme is divided into two sections: one directed at drivers, through awareness-raising campaigns: the other aimed at students in the first years of basic education through educational programmes.

Since the early 90’s, the trend towards a reduction in the accident rate on the network has been continuous, in spite of a total traffic increase of over 130% (one hundred and thirty per cent.) since 1993.

Corporate Structure

Board of Directors

The board of directors of the Issuer that has been elected for the financial years 2010-2012 has been enlarged up to nine directors, of which three are independent. The independent directors are each required to satisfy the following requirements:

•	Not to be affected by any impediment foreseen in article 414-A of the Companies Code

•	Not to have (or have had) any executive or non-executive role in any Related Entity

The board of directors manages the Issuer’s affairs. The day-to-day operation of the Issuer’s activities is conducted by a directive committee comprising the executive director and two senior managers of the Issuer.

Shareholders Meeting	Board Of Directors	Directive Committee

• Elected for three-year mandate. Members can be re-elected

	• Remuneration defined by resolution of the shareholders meeting or by an independent committee elected by the shareholders meeting	• Chaired by the executive director. Includes two senior managers of the company

• Elects the Board of Directors

• Elects the Audit Board and appoints the external auditor	• Approves internal regulations	• Prepares to submit to the board’s approval the plan and budget as well as the balance sheets and the annual report
• Approves the annual report and the allocation of profits	• Approves plans and budgets
• Decides on financing

• Approves amendments to the articles of association	• Approves balance sheets and financial reports to be submitted to the shareholders meeting.	• Executes the budget and the plan approved by the Issuer’s board of directors

• Delegates the daily management of the Issuer to a director

The members of the board of directors of the Issuer and their principal current and past affiliations are set forth below. The business address of the directors of the Issuer is Quinta da Torre de Aguilha, Edifício Brisa, in São Domingos de Rana, Cascais.

Board of Directors

Chairman	Vasco Maria Guimarães José de Mello	Chairman of the Board of Directors of Brisa – Concessão Rodoviária, S.A. and of Brisa – Concessão Rodoviária, SGPS, S.A.. Chairman of the Board of Directors and Chief Executive Officer of Brisa – Auto-Estradas de Portugal S.A, since 2000. Graduation at Business Administration by the American College of Switzerland, in 1978. From 1978 to 1979, attended the Citigroup Training Program in New York. In 1980, worked at Banco Cresiful de Investimento, Citicorp Group, in São Paulo, Brazil. Appointed Managing Director of CUF Finance (Geneva, Switzerland), in 1985, an asset management company. In 1988 appointed as Director of UIF – União Internacional Financeira. From 1991 to 2000, was member of the Board of Directors and Chairman of Banco Mello, S.A., Banco Mello de Investimentos, S.A. and Companhia de Seguros Império, and Vice-Chairman of José de Mello, SGPS, S.A.. From 2000 to 2002 was also member of the Strategic Board of CTT – Correios de Portugal, S.A. and member of the Board of Directors of ONI, SGPS, S.A.. From 2000 to 2007, was Vice-Chairman of the high Council of Banco Comercial Português, S.A.. From 2003 to 2007, was a member of the Board of Directors of Abertis, Barcelona. Between 2005 and 2007 was member of the Supervisory Board of Bank Millennium – Poland. Currently is Chairman of the Board of Directors and Executive Committee of José de Mello, SGPS, S.A., member of the General and Supervisory Council of EDP – Energias de Portugal, S.A. and Chairman of the Founding Council of CRP – Centro Rodoviário Português since September 2005. Is also a member of the Board of Directors of Sogefi, Sociedade de Gestão de Financiamentos, SGPS, S.A., Chairman of the Council of BCSD – Conselho Empreasarial para o Desenvolvimento Sustentável and member of the Advisory Council of CMVM.

Member	João Pedro Stilwell Rocha e Melo	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A. and of Brisa – Concessão Rodoviária, SGPS, S.A.. Vice-Chairman of the Board of Directors and member of the Executive Committee of Brisa – Auto-Estradas de Portugal, S.A., since 2002. Graduation at Mechanical Engineering, Instituto Superior Técnico, 1985. Post-graduation in Business Administration (MBA), by Universidade Nova de Lisboa, in collaboration with Wharton School, University of Pennsylvania, 1986. International Capital Markets Course, Oxford University, 1991. Management Training Programme “Leadership for Top Managers” – IMD International, in 2002. Was Director of Mello Valores – Sociedade Financeira de Corretagem, S.A. and Director-General of Banco Mello de Investimentos, S.A.. From 1997 to 2000, was Chairman of the Executive Committee of Banco Mello de Investimentos, S.A., Director of Banco Mello, S.A. and Director of Companhia de Seguros Império. Was also Vice-Chairman of the Board of Directors of BCP Investimento, S.A.. Currently, is member of the Board of Directors of Via Oeste, SGPS, S.A., Brisa Serviços Viários, SGPS, S.A., Brisa Internacional, SGPS, S.A., Tecnoholding II – Investimentos Tecnológicos, S.A., Brisa Participações, SGPS, S.A., Brisa Infra-Estruturas, SGPS, S.A., APCAP – Associação Portuguesa das Sociedades Concessionárias de Auto-Estradas ou Pontes com Portagens (Portuguese Association of Toll Motorways), member of the Board of Directors and the Executive Committee of José de Mello – Sociedade Gestora de Participações Sociais, SGPS, S.A., member of the General Council of Asterion, A.C.E., member of the General Council of Associação Comercial de Lisboa and member of the Executive Board of Associação Schoenstatt Lisboa.

Member	João Pedro Ribeiro de Azevedo Coutinho	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A. and of Brisa – Concessão Rodoviária, SGPS, S.A.. Member of the Board of Directors and the Executive Committee of Brisa – Auto-Estradas de Portugal, S.A., since 1999. Graduation at Business Administration, Portuguese Catholic University, 1982. Training Programme in “Leadership for Top Managers”, IMD International, 2002. Senior Auditor at Coopers &

Lybrand, Auditores, Lda.. At DECA, Decisão Estratégica, Consultores Associados em Gestão, S.A he was director in charge of the following areas: financial engineering, corporate finance, mergers and acquisitions and capital markets. At RAR – Sociedade de Investimentos e Engenharia Financeira S.A. he was director in charge of investment, financial engineering and primary capital markets. He held the office of director at Deutsche Bank (Portugal), S.A., where he was responsible for the Investment Banking Department. Member of the Board of Directors of DB Vida, S.A. and member of the Executive Committee of Banco Mello de Investimentos, S.A.. Currently, is Chairman of the Board of Directors of Brisa Serviços Viários, SGPS, S.A. and Controlauto – Controlo Técnico Automóvel, S.A., member of the Board of Directors of Brisa Internacional SGPS, S.A., Via Oeste, SGPS, S.A. and member of the General Council of Asterion, A.C.E., Chairman of the Board of Directors of Tecnoholding II – Investimentos Tecnológicos, S.A., Brisa Participações, SGPS, S.A. and Brisa Infra-Estruturas, SGPS, S.A.

Member	João Afonso Ramalho Sopas Pereira Bento	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A. and of Brisa – Concessão Rodoviária, SGPS, S.A.. Member of the Board of Directors and Executive Committee of Brisa – Auto-Estradas de Portugal, S.A., since 2001. Civil Engineering Degree from Instituto Superior Técnico (IST), 1983. MSc in Structural Engineering from Instituto Superior Técnico, 1987. PhD in Civil Engineering from Imperial College of Science, Technology & Medicine, London University, 1992. “Agregacao” in Civil Engineering – Intelligent Systems, IST, 1999. Visiting Professor of Design Support Systems at the Department of Civil Engineering and Architecture of the 1ST. Fellow of the “Academia de Engenharia”. Member of the Board of Directors of EDP – Energias de Portugal, S.A. (2000-2003), Adamastor Capital, SGPS, S.A. (2002-2004) and Brisatel, S.A. (2000-2001). President of ASECAP – Association of the European Tolled Motorways from 2005 to 2007, and Honorary President since May 2007. Currently, is Chairman of the Board of Directors of Brisa Internacional, SGPS, S.A., Brisal – Auto- Estradas do Litoral, S.A., AEBT – Auto-Estradas do Baixo Tejo, S.A. and Via Oeste, SGPS, S.A.. Is also a member of the Board of Directors of Brisa Serviços Viários, SGPS, S.A., AEDL – Auto-Estradas do Douro Litoral, S.A., Brisa United States, LLC (EUA) and Brisa North America, Inc (EUA). Is also Chairman of the Supervisory Board of ELOS – Ligações de Alta Velocidade, S.A., member of the General Council of ASTERION, A.C.E., Chairman of the Advisory Committee of Brisa Participações e Empreendimentos Ltda. (Brasil), member of the Board of Directors of EFACEC Capital, SGPS, S.A., Tecnoholding II – Investimentos Tecnológicos S.A., Brisa Participações, SGPS, S.A. and Brisa Infra- Estruturas, SGPS, S.A.. Is also Chairman of the Board of Directors of APCAP – Associação Portuguesa das Sociedades Concessionárias de Auto – Estradas ou Pontes com Portagens (Portuguese Association of Toll Motorways), member of the Board of Directors of International Bridge, Tunnel and Turnpike Association (EUA) and member of the Board of Trustees of Fundação Luso-Brasileira and member of the Advisory Committee of Instituto Regulador do Sector Rodoviário.

Member	António José Lopes Nunes de Sousa	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A. and of Brisa – Concessão Rodoviária, SGPS, S.A.. Member of the Board of Directors and Executive Committee of Brisa – Auto-Estradas de Portugal, S.A., since 2008. Graduated in Engeneering, Instituto Superior Técnico, in 1982. Post-Graduation in Business Administration, Universidade Católica Portuguesa in 1998. From 1993 to 1999 several technical posts at Junta Autónoma de Estradas (National Road Authority). In 1996 was appointed Manager of Concession Operations. In Brisa – Auto-Estradas de Portugal, S.A. from 1999 to 2001 General Technical Director and from 2001 to 2002 Board Member of Brisa Engenharia e Gestão, S.A., from 2002 to 2004 and CEO from June to November 2004. Board Member of Brisa Internacional, SGPS, S.A. from December 2004 to August 2006 as well as Chairman of Brisa Participações e Empreendimentos, Ltda. (Brazil) from 2005 and Board

Member of Companhia de Concessões Rodoviárias, in Brasil. Currently, is Chairman of the Board of Directors of Brisa Engenharia e Gestão, S.A., AEDL – Auto-Estradas do Douro Litoral, S.A., Via Verde Portugal – Gestão de Sistemas Electrónicos de Cobrança, S.A., Brisa O&M, S.A. and Brisa Inovação and Tecnologia, S.A. and member of the Board of Directors of Via Oeste, SGPS, S.A., Brisa Internacional, SGPS, S.A., Brisa Serviços Viários, SGPS, S.A., Tecnoholding II – Investimentos Tecnológicos S.A., Brisa Participações, SGPS, S.A. and Brisa Infra-Estruturas, SGPS, S.A..

Member	Miguel Athayde Marques*	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A.. Ph.D.. Professor of Business at UCP – Catholic University of Portugal, School of Economics and Management (Lisbon). Until recently (June 2010), he was Chairman and CEO of the Portuguese Stock Exchange (Euronext Lisbon) and a member of the Management Committee of NYSE Euronext in New York. As part of his responsibilities as member of the Managing Board of Euronext N.V., he was also a Board Member of the Stock Exchanges of Paris, Brussels, and Amsterdam. After the merger between NYSE and Euronext in 2007, has performed different roles at group-wide level, namely Global Head of Information Services, Global Head of Indices and Head of Group Corporate Responsibility. Before joining Euronext in January 2005, was executive member of the Board of CGD – Caixa Geral de Depósitos, S.A.. In this capacity, he served in boards of banks and other financial services companies in Europe, Africa and Asia. Prior to working in banking, was a member of the executive committee of Jerónimo Martins S.A.. From 1992 to 1996, he was Chairman and CEO of ICEP, the Portuguese government agency for inward and outward investment, export and tourism. He has also served during the years in several non-profit and charitable organisations. Graduate in Business Administration (UCP, Lisbon) and a Doctor in International Business and Finance (University of Glasgow, U.K.).

Member	João Filipe Maia de Lima Mayer*	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A.. Degree in Economics from IESE (Instituto de Estudos Sociais e Económicos de Évora), having graduated in 1969. From April 2005 – May 2008, Banco Popular – Portugal – Chairman of the Board of Directors. From October 2000 – February 2004, Banco Santander Totta de Moçambique – Managing Director. From February 1995 – October 2000, Banco Totta & Açores, S.A. and Crédito Predial Português, S.A. (Santander Group in Portugal)/Banco Pinto & Sotto Mayor, S.A. – as International Director. From December 1989 to February 1995, Liberal Professional as Financial Consultant. October 1982 – December 1989, Bank of America – Representative in Portugal. From April 1975 – October 1982, Bank of America – Spain (Madrid), Director. March 1973 – April 1975, Banco Pinto & Sotto Mayor, S.A. – Assistant Director (International Division) and January 1970 to March 1973, Banco Pinto & SottoMayor, S.A. – Technician (Office of Economic Studies).

Member	Emanuel José Leandro Maranha das Neves*	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A.. Full Professor of Instituto Superior Técnico (2000). Visiting Professor of Universidade Nova de Lisboa (1994). PhD (1991) and Associate (“Agregado”) (1993) of Universidade Nova de Lisboa. Research Coordination of Laboratório Nacional de Engenharia Civil (1984). Specialist in Geotechnics of Laboratório Nacional de Engenharia Civil (1969). M.Sc in Civil Engineering from Universidade do Porto (1963). Presently, Chairman of the Board of the Faculty of Sciences and Technology of Universidade Nova de Lisboa (since 2009), President of the Dams Safety Committee (since 2009), President of CAF (Commission for the Follow-up and Supervision of R&D projects within the scope of the Public Contracts Code) (since 2009), Chairman of the Board of Directors of FUNDEC, Association for Continuous Training in Civil Engineering and Architecture (since 2003). State-Secretary of Public Works of the XIII Constitutional Government, Chairman of the Portuguese Road Authority

(“JAE”) (1996-1997), President of the Engineering Academy (2000-2007), Chairman of the National Board of Liberal Professions (1995-1997), President of the Engineers Association (South Region) (1992-1995). President of the “European Union Road Federation” (2007-2010), CEO of the Portuguese Road Centre (2000-2008), President of the Geotechnics Engineering Regulations Sub-commission (1988-1997 and 2000-2003) and President of the Portuguese Geotechnics Society (1984-1988).

Member	Manuel Eduardo Henriques de Andrade Lamego**	Delegate member of the Board of Directors of Brisa – Concessão Rodoviária, S.A.. Has held this position since 2010. Graduated in Economics from the Instituto Superior Economia e Gestão (Lisbon). Has 21 years of experience in the Brisa Group, having held a number of positions within the group, including Head of Business Development from 2005 to 2008 and Planning and Control Manager (1988 to 1998). Served as Board member and executive director of AEDL – Auto-Estradas do Douro Litoral, S.A. (2008), Brisal – Auto-Estradas do Litoral, S.A. and Brisa Engenharia e Gestão, S.A, (2005-2008), CCR in Brasil (2001-2004), and Board member of Brisa International, SGPS, S.A. (1999-2004).

*	Independent members of the Board of Directors
**	Delegate member of the Board of Directors

Auditing	Board

The auditing board of the Issuer has been elected for the financial years 2010-2012 and is Deloitte & Associados, SROC, S.A., with registered office at Edifício Atrium Saldanha, Praça Duque de Saldanha, 1 - 6º, 1050-094 Lisbon and registered with the professional body Ordem dos Revisores Oficiais de Contas as SROC no. 43, represented by Carlos Alberto Ferreira da Cruz, ROC number 1146.

Statutory Auditor

The statutory auditor of the Issuer, responsible for the audited financial information included in this Base Prospectus, is Oliveira, Reis & Associados, SROC, Lda., with registered office at Avenida Columbano Bordalo Pinheiro, 50 - 3º, 1070-064 Lisbon and registered with the professional body Ordem dos Revisores Oficiais de Contas as SROC no. 23. The interim financial statements as of 30 June 2010 of Brisa – Concessão Rodoviária, S.A. are subject to a limited review report issued by Deloitte & Associados, SROC, S.A. and the financial statements of such entity for the year ended 31 December 2010 will be audited by Deloitte & Associados, SROC, S.A..

THE PARENT

The Parent is a company established in Portugal since 30 December 2009, organized under the laws of Portugal and registered with the Commercial Registry Office of Cascais under number 509 253 547 and formerly named Brisa Participações III, SGPS, S.A.. The Parent has its registered head office at Quinta da Torre da Aguilha, Edifício Brisa, in São Domingos de Rana, Portugal, and its telephone number is +351 214 450 000.

As of the date of this Base Prospectus, the Parent is the only direct shareholder of the Issuer having been incorporated under Portuguese law and currently having the sole purpose of wholly owning the Issuer. The share capital of the Parent is entirely and directly held by Brisa Participações, SGPS, S.A..

As currently the sole shareholder of the Issuer, the Parent has an important role to play with regards to the security to be granted in favour of and for the benefit of the Security Agent, on behalf of the Noteholders (represented by the Notes Common Representative) and other Finance Parties, under the terms of the Security Agreement, as described in more detail in “Overview of Certain Transaction Documents” below.

For the purpose of reinforcing protective credit measures, the Parent, as current Shareholder, also undertakes, unless otherwise consented through the provisions of the relevant Finance Documents (as further described in “Overview of Certain Transaction Documents” below), (i) not to engage in any business or activities other than owning shares in the Issuer and incurring any liabilities towards, or providing any loans to, the Issuer and Brisa Participações, SGPS, S.A. and (ii) not to approve any Distribution, unless the same has been previously approved by a resolution of the board of directors of the Issuer passed with the favourable vote of the majority of the Independent Directors.

Corporate Structure

Board of Directors

The board of directors of the Parent that has been elected for the financial years 2009-2011 consists of four directors. The business address of the directors of the Parent is Quinta da Torre de Aguilha, Edifício Brisa, in São Domingos de Rana, Cascais.

The members of the board of directors of the Parent and their principal current and past affiliations are set forth below.

Board of Directors

Chairman	João Pedro Ribeiro de Azevedo Coutinho	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A. and of Brisa – Concessão Rodoviária, SGPS, S.A.. Member of the Board of Directors and the Executive Committee of Brisa – Auto-Estradas de Portugal, S.A., since 1999. Graduation at Business Administration, Portuguese Catholic University, 1982. Training Programme in “Leadership for Top Managers”, MD International, 2002. Senior Auditor at Coopers & Lybrand, Auditores, Lda.. At DECA, Decisão Estratégica, Consultores Associados em Gestão, S.A he was director in charge of the following areas: financial engineering, corporate finance, mergers and acquisitions and capital markets. At RAR – Sociedade de Investimentos e Engenharia Financeira S.A. he was director in charge of investment, financial engineering and primary capital markets. He held the office of director at Deutsche Bank (Portugal), S.A., where he was responsible for the Investment Banking Department. Member of the Board of Directors of DB Vida, S.A. and member of the Executive Committee of Banco Mello de Investimentos, S.A.. Currently, is Chairman of the Board of Directors of Brisa Serviços Viários, SGPS, S.A. and Controlauto – Controlo Técnico Automóvel, S.A., member of the Board of Directors of Brisa Internacional SGPS, S.A., Via Oeste, SGPS, S.A. and member of the General Council of Asterion, A.C.E., Chairman of the Board of Directors of Tecnoholding II – Investimentos Tecnológicos, S.A., Brisa Participações, SGPS, S.A. and Brisa Infra-Estruturas, SGPS, S.A.

Member	João Pedro Stilwell Rocha e Melo	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A. and of Brisa – Concessão Rodoviária, SGPS, S.A.. Vice-Chairman of the Board of Directors and member of the Executive Committee of Brisa – Auto-Estradas de Portugal, S.A., since 2002. Graduation at Mechanical Engineering, Instituto Superior Técnico, 1985. Post-graduation in Business Administration (MBA), by Universidade Nova de Lisboa, in collaboration with Wharton School, University of Pennsylvania, 1986. International Capital Markets Course, Oxford University, 1991. Management Training Programme “Leadership for Top Managers” – IMD International, in 2002. Was Director of Mello Valores – Sociedade Financeira de Corretagem, S.A. and Director-General of Banco Mello de Investimentos, S.A.. From 1997 to 2000, was Chairman of the Executive Committee of Banco Mello de Investimentos, S.A., Director of Banco Mello, S.A. and Director of Companhia de Seguros Império. Was also Vice-Chairman of the Board of Directors of BCP Investimento, S.A.. Currently, is member of the Board of Directors of Via Oeste, SGPS, S.A., Brisa Serviços Viários, SGPS, S.A., Brisa Internacional, SGPS, S.A., Tecnoholding II – Investimentos Tecnológicos, S.A., Brisa Participações, SGPS, S.A., Brisa Infra-Estruturas, SGPS, S.A., APCAP – Associação Portuguesa das Sociedades Concessionárias de Auto-Estradas ou Pontes com Portagens (Portuguese

Association of Toll Motorways), member of the Board of Directors and the Executive Committee of José de Mello – Sociedade Gestora de Participações Sociais, SGPS, S.A., member of the General Council of Asterion, A.C.E., member of the General Council of Associação Comercial de Lisboa and member of the Executive Board of Associação Schoenstatt Lisboa.

Member	João Afonso Ramalho Sopas Pereira Bento	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A. and of Brisa – Concessão Rodoviária, SGPS, S.A.. Member of the Board of Directors and Executive Committee of Brisa – Auto-Estradas de Portugal, S.A., since 2001. Civil Engineering Degree from Instituto Superior Técnico (IST), 1983. MSc in Structural Engineering from Instituto Superior Técnico, 1987. PhD in Civil Engineering from Imperial College of Science, Technology & Medicine, London University, 1992. “Agregação” in Civil Engineering – Intelligent Systems, IST, 1999. Visiting Professor of Design Support Systems at the Department of Civil Engineering and Architecture of the 1ST. Fellow of the “Academia de Engenharia”. Member of the Board of Directors of EDP – Energias de Portugal, S.A. (2000-2003), Adamastor Capital, SGPS, S.A. (2002-2004) and Brisatel, S.A. (2000-2001). President of ASECAP – Association of the European Tolled Motorways from 2005 to 2007, and Honorary President since May 2007. Currently, is Chairman of the Board of Directors of Brisa Internacional, SGPS, S.A., Brisal – Auto-Estradas do Litoral, S.A., AEBT – Auto-Estradas do Baixo Tejo, S.A. and Via Oeste, SGPS, S.A.. Is also a member of the Board of Directors of Brisa Serviços Viários, SGPS, S.A., AEDL – Auto-Estradas do Douro Litoral, S.A., Brisa United States, LLC (EUA) and Brisa North America, Inc (EUA). Is also Chairman of the Supervisory Board of ELOS – Ligações de Alta Velocidade, S.A., member of the General Council of ASTERION, A.C.E., Chairman of the Advisory Committee of Brisa Participações e Empreendimentos Ltda. (Brasil), member of the Board of Directors of EFACEC Capital, SGPS, S.A., Tecnoholding II – Investimentos Tecnológicos S.A., Brisa Participações, SGPS, S.A. and Brisa Infra-Estruturas, SGPS, S.A.. Is also Chairman of the Board of Directors of APCAP – Associação Portuguesa das Sociedades Concessionárias de Auto-Estradas ou Pontes com Portagens (Portuguese Association of Toll Motorways), member of the Board of Directors of International Bridge, Tunnel and Turnpike Association (EUA) and member of the Board of Trustees of Fundação Luso-Brasileira and member of the Advisory Committee of Instituto Regulador do Sector Rodoviário.

Member	António José Lopes Nunes de Sousa	Member of the Board of Directors of Brisa – Concessão Rodoviária, S.A. and of Brisa – Concessão Rodoviária, SGPS, S.A.. Member of the Board of Directors and Executive Committee of Brisa – Auto-Estradas de Portugal, S.A., since 2008. Graduated in Engeneering, Instituto Superior Técnico, in 1982. Post-Graduation in Business Administration, Universidade Católica Portuguesa in 1998. From 1993 to 1999 several technical posts at Junta Autónoma de Estradas (National Road Authority). In 1996 was appointed Manager of Concession Operations. In Brisa – Auto-Estradas de Portugal, S.A. from 1999 to 2001 General Technical Director and from 2001 to 2002 Board Member of Brisa Engenharia e Gestão, S.A., from 2002 to 2004 and CEO from June to November 2004. Board Member of Brisa Internacional, SGPS, S.A. from December 2004 to August 2006 as well as Chairman of Brisa Participações e Empreendimentos, Ltda. (Brazil) from 2005 and Board Member of Companhia de Concessões Rodoviárias, in Brasil. Currently, is Chairman of the Board of Directors of Brisa Engenharia e Gestão, S.A., AEDL – Auto-Estradas do Douro Litoral, S.A., Via Verde Portugal – Gestão de Sistemas Electrónicos de Cobrança, S.A., Brisa O&M, S.A. and Brisa Inovação and Tecnologia, S.A. and member of the Board of Directors of Via Oeste, SGPS, S.A., Brisa Internacional, SGPS, S.A., Brisa Serviços Viários, SGPS, S.A., Tecnoholding II – Investimentos Tecnológicos S.A., Brisa Participações, SGPS, S.A. and Brisa Infra-Estruturas, SGPS, S.A..

Auditing Board

The auditing board of the Parent has been elected for the financial years 2010-2012 and is Deloitte & Associados, SROC, S.A., with registered office at Edifício Atrium Saldanha, Praça Duque de Saldanha, 1 - 6º 1050-094 Lisbon and registered with the professional body Ordem dos Revisores Oficiais de Contas as SROC no. 43, represented by Carlos Alberto Ferreira da Cruz, ROC number 1146.

Statutory Auditor

The statutory auditor of the Parent, responsible for the audited financial information included in this Base Prospectus, is Deloitte & Associados, SROC, S.A., with registered office at Edifício Atrium Saldanha, Praça Duque de Saldanha, 1 - 6º 1050-094 Lisbon and registered with the professional body Ordem dos Revisores Oficiais de Contas as SROC no. 43.

Financial Information

The Parent was incorporated in 30 December 2009 and, in accordance with Portuguese law, is not required to prepare interim financial information. The financial information for the year ended 31 December 2009 has been prepared and is incorporated by reference into this Base Prospectus. See the section “Information Incorporated by Reference” of this Base Prospectus.

THE BRISA GROUP

The company – main features

Brisa - Auto-Estradas de Portugal, S.A. (“Brisa”, and together with its consolidated subsidiaries, the “Brisa Group”) is a listed company (sociedade aberta) established in Portugal, organised under the laws of Portugal and registered with the Commercial Registry Office of Cascais under the sole registration and tax payer number 500 048 177. BRISA has its registered head office at Quinta da Torre de Aguilha, Edifício Brisa, in São Domingos de Rana, Cascais, and its telephone number is +351 214 450 000.

Brisa was incorporated on 28 September 1972 for an unlimited period of time. The original corporate scope of Brisa was to construct, maintain and operate motorways functioning under a toll regime. In accordance with the first concession agreement entered into by Brisa and the Portuguese Republic, Brisa was responsible for the task of building 390 km of motorways until the end of 1981, including parts of the connections between Lisboa and Porto (A1), Fogueteiro and Setúbal (A2), Estádio Nacional and Cascais (A5) and Porto and Famalicão (A3).

Following the revolution of 25 of April 1974, the state became BRISA’s largest shareholder with a stake of about 90%, by way of successive share capital increases.

The privatisation of Brisa began in 1997. The first stage was carried out through an initial public offer of 35 % of the share capital of Brisa being listed on the Lisbon Stock Exchange; the second stage took place in the following year, with the public offer of an additional 31 % of the share capital; in 1999 the third stage of Brisa’s privatisation occurred with the public offer of 20 % of the share capital. In 2001 the fourth stage took place with the public offer of 4.76 % of the share capital of Brisa.

[As at the date of this Base Prospectus, the three major shareholders of Brisa are José de Mello, SGPS, S.A., to which 31,14 per cent. of the voting rights are attributable, Arcus European Infrastructure Fund GP LLP, to which 19,87 per cent. of the voting rights are attributable and Autopistas Concessionária Espanhola, (Portugal) SGPS, S.A., to which 15,20 per cent. of the voting rights are attributable.]

Brisa is listed on Euronext Lisbon and forms part of its main index, the PSI 20. Its market capitalisation at the end of 2009 reached 4,200 million euros. Brisa is also part of Euronext 100 – an index made up of the largest companies in France, Holland, Belgium and Portugal –, the Bloomberg European 500 – an index including the 500 European companies with largest market capitalisation.

Regarding corporate social responsibility, Brisa Group’s strategy and performance are recognized both at a national and an international level. Since 2004, Brisa has been listed in the FTSE4Good index and is continuously scrutinized by other indexes and rating agencies, such as DJSI, EIRIS and VIGEO. Brisa is also an active member of the World Business Council for Sustainable Development (WBCSD), the BCSD Portugal and UN Global Compact. Brisa reports on sustainability according to the Global Reporting Initiative G3 Directives and the company’s Sustainability Report is GRI A+ Third Party Checked level.

Concessions operated by Brisa

Before the corporate reorganisation of the Brisa Group (as described in “The corporate reorganisation of the Brisa Group”), Brisa held equity participations in six road concessions in Portugal, approximately as follows: Main Concession (100%), Atlântico (50%), Brisal (70%), Douro Litoral (45%), Baixo Tejo (30%) and Litoral Oeste (15%).

As previously described, the Main Concession was established in 1972, at the same time as the holding company Brisa. Geographically, motorways comprised within the Main Concession link Portugal from north to south and east to west and ensure two major accesses to Spain, thus connecting the country with the Trans-European motorway network. The Main Concession includes 11 motorways already in operation covering a total of 1094.6 km, about 1013 km of which are tolled. The Main Concession further includes a motorway still to be constructed which is the link to the New Lisbon Airport (about 22 km). The Main Concession was transferred from Brisa to the Issuer upon completion of the aforementioned corporate reorganisation of the Brisa Group. The role of concessionaire under the Concession Contract is now undertaken by the Issuer.

The Atlântico concession was established in December 1998 and includes the operation of the A8 (Lisboa – Leiria) and the A15 (Caldas da Rainha -Santarém) motorways with a total length of 170 km, both located in Portugal’s western region. The A8 motorway joins the A17 (Brisal concession) in Leiria. This network has a strong urban nature, as it serves Lisbon’s northern metropolitan area. It is also part of the second north-south corridor and serves the western region, one of the most developed regions in the country. Brisa Group holds 50% of this concessionaire.

The Brisal concession operates the A17 – Litoral Centro motorway along a total length of 92.7 km between Marinha Grande and Mira. This concession is located on the west coast and forms the second north-south corridor, connecting the country’s two largest cities – Lisboa and Oporto. It also links directly to the Atlântico concession and to the A14 near Figueira da Foz. Brisa Group holds a 70% stake in this concession.

The Douro Litoral motorway concession was granted in December 2007 and covers a motorway located in the metropolitan area of Oporto and stretches throughout 129 kilometres, including three new tolled motorways (A32, A41 and A43) and additional operation and maintenance for a period of 5 years (March 2008 to March 2013) of the main road axes around the Oporto metropolitan area. Brisa Group holds a stake in this concession of approximately 45%.

The Baixo Tejo concession was awarded in January 2009 and its main purpose is the design, planning, construction, widening, financing, operation and maintenance of motorway stretches and other roads in the district of Setúbal. One of its most important characteristics is a low risk level, since over half of its revenues are fixed and secured by EP (a company 100 (one hundred) per cent. held by the Portuguese State) that will fully cover the debt service. From an operational point of view, the concession will bring strong synergies, since it will connect the A2 to the A12 motorways, which are both part of Brisa concession. The infrastructure will have a total length of 68 km, 17 km of which will be tolled. Brisa Group holds a 30 (thirty) per cent. stake in this concession.

The Litoral Oeste concession was awarded in February 2009 and will have a total length of 111.6 km, of which 81.7 km is for construction and operation, 26.8 km is for operation only and 3.1 km is for widening. The undertaking will serve a resident population of 400 thousand people spread throughout nine municipalities. Brisa Group holds a 15 (fifteen) per cent. stake in this concession.

Abroad, Brisa Group is present in the United States, controlling the Northwest Parkway concession in Colorado, one of the States with highest expected growth rate in the United States. This concession is 18 km long, of which 14 have already been built and are in operation, and is part of a ring road around Denver,

Brisa Group has also been present in Brazil, through a stake in Companhia de Concessões Rodoviárias (“CCR”), which holds seven road concessions (1.571 km) and an underground railway concession, specifically Line four of the São Paulo Underground. More recently, Brisa (i) sold to the remaining controlling shareholders of CCR part of its stake in this company (6%) and (ii) announced the intention of selling through private placement the remainder of Brisa’s shareholding (10.35%).

The Brisa Group also operates in The Netherlands, where it is active in electronic toll systems.

In support of its operations, Brisa Group holds a number of road service businesses, including Brisa O&M, S.A., which provides assistance to all domestic concessionaires within the Brisa Group and Via Verde – Gestão de Sistemas Electrónicos de Cobrança, S.A., one of Brisa Group’s most prominent services – an electronic payment system which debits the toll corresponding to the distance travelled directly to the road user’s bank account. This innovative automatic payment service has contributed to higher standards of efficiency and more comfortable, easier and safer road mobility.

Liability of the entities comprised within the Brisa Group

Besides the Issuer and, in the terms and within the limits set forth in the Security Agreement, the Parent, none of Brisa Participações, SGPS, S.A. or Brisa – Auto-Estradas de Portugal, S.A. will, from time to time, in any way guarantee or have any liability whatsoever in relation to the obligations undertaken by the Issuer. Accordingly, the creditors of the Issuer will not have the benefit nor shall they be entitled to make any claim based on Articles 501 and 502 of the Portuguese Companies Code, Article 629 of the Portuguese Civil Code or other legal provisions of similar nature.

CONFLICT OF INTERESTS

The members of the administrative, management or supervisory bodies of the Issuer and the Parent do not have any conflicts, or any potential conflicts, between their duties to the Issuer and the Parent, respectively, and their private interests or other duties. In this context, as referred in the section headed “Description of the Issuer, the Parent and the Brisa Group”, it should be noted that Mr. Vasco Maria Guimarães José de Mello is chairman of the board of directors of the Issuer, chairman of the board of directors and of the executive committee of José de Mello, SGPS, S.A. and of Brisa and Mr. João Pedro Stilwell Rocha e Melo is member of the board of directors of the Issuer, member of the board of directors of the Parent, member of the board of directors and of the executive committee of José de Mello, SGPS, S.A., vice-chairman of the board of directors and member of the executive committee of Brisa.

TREND INFORMATION

Given the macroeconomic environment, the Issuer and the Parent expect no significant growth for Portugal in 2010. Adding to this the still ongoing impact from shadow toll competition on the Main Concession, an adverse traffic evolution (as measured by ADT) might occur during 2010, although EBITDA and cash flow generation should benefit from tight OPEX & CAPEX control throughout the year.

RATINGS

As at the date of this Base Prospectus, the Issuer’s unsecured short-term obligations and unsecured long-term obligations are assigned the following ratings, respectively: [•] and [•] by Fitch and [•] and [•] by Moody’s.

The Parent is not rated.

SUSTAINABILITY

The information on the sustainability policy is prepared annually, including information on the Main Concession, and is disclosed by Brisa.

ENVIRONMENT

The Brisa Group is strongly committed to promoting biodiversity as well as the preservation of the environment as an important part of its heritage. Accordingly, the Issuer’s goal is to build, maintain and operate motorways in a sustainable way. For this reason, the Issuer believes it should have an activist stance on environmental protection at all stages of its business, from construction to operation. In this scenario, the Executive Board of the Issuer is committed to follow the environment policy statement, as approved in 31 July 2003 for the Brisa Group.

Additionally, Brisa actively participates in scientific projects for the study of such diversified subjects as the fauna and flora of regions, the monitoring of diverse environmental indicators, the development of technologies promoting energy efficiency and pollution reduction, all this with the scope of implement systems which are increasingly eco-efficient.

HUMAN RESOURCES AND ORGANISATION

People have been one of Brisa Group’s strategic assets and it has always tried to attract and maintain talented personnel, manage performance and create a coherent corporate culture. For the approximately 2,800 people working at the Brisa Group, a Performance Management System has been developed which covers all functional levels of the Group – executive management, senior management and employees in general –, applying the strategy for human resource management defined in the Human Resources Strategic Development Plan, as approved in 2003. The strategy is based on the adjustment of the necessary skills for corporate evolution and for the increase in productivity levels, promoting the professional progress of its employees.

At the Issuer’s level it should be noted that the necessary human resources to render the operational activities in relation to the Main Concession will be directly provided under the five main agreements with other companies that are members of the Brisa Group, as previously described in section headed Contractual Structure. The Issuer’s staff currently comprises 14 permanent employees and is not expected to change. Their main responsibilities are to:

(i)	Ensure compliance with the Issuer’s obligations as defined in the concession contract;

(ii)	Manage the relationship with the Grantor, as counterparty to the concession contract;

(iii)	Manage in an effective and efficient way the Issuer’s investment program for the Main Concession;

(iv)	Ensure proper operation of the Main Concession’s motorway network and its complementary services, maintaining high standards and providing safety and comfort to its users;

(v)	Act within the standards regarding ethics and social responsibility adopted by the Brisa Group;

(vi)	Ensure that the relevant Brisa Group companies, as counterparties to the five main service agreements described in section headed Contractual Structure, render the contracted services in accordance with the levels of demand and quality defined in the relevant contracts.

FINANCIAL INFORMATION

As previously mentioned, before becoming concessionaire under the Concession Contract, the Issuer was an affiliate of Brisa operating as a call centre under the corporate name M.Call – Serviços e Telecomunicações, S.A. Its historical financial statements present a materially lower level of assets and liabilities than would have been the case if the Issuer had already become the new concessionaire.

The transfer of the Main Concession from Brisa to the Issuer took place on [•] 2010. In order to reflect a more accurate financial picture of the Issuer as concessionaire under the Concession Contract, a pro forma balance sheet and a pro-forma income statement for the year ended on 31 December 2009 have been prepared, assuming that the only activity of the Issuer was the one related to the Main Concession. The unaudited pro forma income statement of the Issuer for the year ended 31 December 2009 has been prepared for illustrative purposes only to show what the effect on the profit for the year ended 31 December 2009 of the transfer to the Issuer of the Main Concession would have been if the transfer had taken place on 1 January 2009. The unaudited pro forma income statement, because of its nature, addresses a hypothetical situation and therefore does not represent the actual operating results or profit of the Issuer had the transactions described above been completed on 1 January 2009 or any other date and should not be construed as indicative of future operating results.

The unaudited pro forma balance sheet and income statement have been prepared on a basis consistent with the Issuer’s accounting policies. The Issuer has adopted the International Financial Reporting Standards as adopted by the European Union (“IFRS-EU”) in the preparation of its financial statements. Prospective investors should read the unaudited pro forma balance sheet and income statement in conjunction with the accompanying notes and audited financial statements as of and for the year ended 31 December 2009.

Pro forma Balance Sheet and Profit & Loss Account for Brisa Concessão Rodoviária on 31st December 2009

BRISA CONCESSÃO RODOVIÁRIA, S.A.

BALANCE SHEET

pro forma IFRS

(Amounts expressed in Euros)

Dec 2009
	Historical Values	Pro-Forma Adjustments	Pro-Forma Values
Non-current assets:
Revertible tangible fixed assets		2 786 413 590	2 786 413 590
Other tangible fixed assets	216 222	729 663	945 885
Intangible assets	30 827	396 516 157	396 546 984
Deferred taxes	5 249	65 272 539	65 277 788

Total non-current assets	252 298	3 248 931 949	3 249 184 247

Current assets:
Other current assets	1 019 268	93 217	1 112 485

Total current assets	1 019 268	93 217	1 112 485

Total assets	1 271 566	3 249 025 166	3 250 296 732

Shareholders’ equity:
Share capital	225 000	74 775 000	75 000 000
Legal reserve	45 000	14 955 000	15 000 000
Other equity	166 407	535 156 476	535 322 883

Total shareholders’ equity	436 407	624 886 476	625 322 883

Non-current liabilities:
Loans		2 053 433 951	2 053 433 951
Provisions	19 807	3 269 700	3 289 507
Other non-current liabilities		57 253 109	57 253 109
Deferred taxes		51 222	51 222

Total non-current liabilities	19 807	2 114 007 982	2 114 027 789

Current liabilities:
Loans	26	493 848 683	493 848 709
Other current liabilities	815 326	16 282 025	17 097 351

Total current liabilities	815 352	510 130 708	510 946 060

Total liabilities	835 159	2 624 138 690	2 624 973 849

Total equity and liabilities	1 271 566	3 249 025 166	3 250 296 732

BRISA CONCESSÃO RODOVIÁRIA, S.A.

PROFIT & LOSS ACCOUNT

pro forma IFRS

(Amounts expressed in Euros)

Dec 2009
	Historical Values	Pro-Forma Adjustments	Pro-Forma Values
Operating income:
Services rendered	2 364 014	533 877 057	536 241 071
Other operating income	29 998	6 220 723	6 250 721

Total operating income	2 394 012	540 097 780	542 491 792

Operating expenses:
Supplies and services	(1 018 936)	(136 356 492)	(137 375 428)
Personnel costs	(987 836)	(382 512)	(1 370 348)
Amortisation, depreciation and provisions	(147 777)	(146 376 704)	(146 524 481)
Other operating expenses	(4 601)	(1 075 127)	(1 079 728)

Total operating expenses	(2 159 150)	(284 190 835)	(286 349 985)

Operating profit	233 007	255 906 945	256 141 807

Financial expenses	(10 622)	(95 767 375)	(95 777 997)
Financial income	1 219	6 743 115	6 744 334

Profit before tax	223 604	166 882 685	167 108 144

Income tax	(57 197)	(44 467 206)	(44 524 403)

Net profit for the period	166 407	122 415 479	122 583 741

Methodology and Main Assumptions:

i.	This work was performed by Brisa’s Finance Department in connection with our external auditor (Deloitte)

ii.

“Historical Values” are the reported values for Mcall. S.A. at 31st Dec 2009. “Pro Forma Adjustments” reflects the transfer of the contact center business to a new company and the consideration of figures from the activity of Brisa Concession as of 31st Dec 2009. “Pro-Forma” values reflect the algebraic sum of the previous two columns

iii.	Task performed were based essentially on information extracted from Brisa’s financial information systems (SAP);

iv.	The main mission on this work was to isolate the activity of the Issuer from the holding activity performed by the parent company;

v.	On 31/12/2009, these activities were combined in the Group’s parent company know as Brisa Auto-Estradas de Portugal, S.A (“Brisa”);

vi.	During 2009 and prior to 31/12/2009, two other activities were isolated from the parent company into other Group Companies. These activities were: Innovation and Operation and Maintenance (O&M);

vii.	Using the management accounting segmentation and structure, it was possible to identify which accounts in the trial balance (and which values in that accounts) should be allocated to the Issuer or to Brisa;

viii.	The main sources of information were: trial balance as of 31 December 2009, trial balances of third parties, listings of cost centers and orders and their allocation by activity, details of personnel remuneration, listings of employees by cost centre, supporting schedule and control of deferred insurance costs, schedule of litigation in progress, fixed assets register;

ix.	These pro forma financial statements were prepared under PT GAAP and converted into IFRS. In 2009, IFRIC 12 was not yet in place;

x.	The assets and liabilities of BAE at 31 December 2009 were divided between each entity/activity without changing their respective measurements (transfer of assets and liabilities at net book value);

xi.	In the pro forma balance sheet, the main items refer to:

a.	Revertible tangible fixed assets: the Issuer’s infrastructure assets

b.	Other intangible assets: emerging right of the Global Agreement 2008 and the right acquired relating to the A9 motorway

c.	Deferred taxes: relates to the securitisation of future toll revenues

d.	Loans: debt related to the Issuer’s activity

xii.	In the pro forma P&L, the main items refer to:

a.	Services rendered: toll revenues and service areas income

b.	Supplies and services: externals related to the Issuer operational activity, mainly O&M, Via Verde clearing fees and support services

c.	Amortisation, depreciation and provisions: primarily infrastructure depreciation

d.	Financial expenses: interest on debt service

e.	Income tax: corporate income tax in Portugal

OVERVIEW OF CERTAIN TRANSACTION DOCUMENTS

The description of certain Transaction Documents set out below is a summary of certain features of such documents and is qualified by reference to the detailed provisions thereof. Prospective Noteholders may inspect a copy of the documents described below upon request at the head office of the Notes Common Representative or at the Specified Offices of the Paying Agents.

Common Terms Agreement

Common Terms

Under the terms of the Common Terms Agreement, the Issuer, the Parent and certain Finance Parties (either acting directly or as representatives of other Finance Parties) agree the definitions and the common terms applicable to the interpretation and construction of, inter alia, the Combined Finance Documents.

Senior Debt and Additional Senior Debt

The Senior Debt shall comprise any amounts payable by the Issuer to the Senior Creditors on the terms set out in the applicable Senior Debt Agreements and the other Finance Documents. All Senior Debt shall rank pari passu with respect to the security created under or pursuant to the Security Agreement without any preference among such Senior Debt by reason of the date of incurrence or otherwise. All payments in respect of Debt Service under the Senior Debt Agreements shall be made to each Senior Creditor as and when due in accordance with (i) the relevant Senior Debt Agreement and the other Finance Documents and (ii) the Cashflow Waterfall. For the avoidance of doubt, the Issuer shall not be released from any of its payment obligations under the Finance Documents if there are not sufficient funds to make the payments required to be made in accordance with the Cashflow Waterfall.

The Issuer may incur additional indebtedness providing that all of the following conditions are satisfied:

(a)	no Trigger Event or Event of Default is outstanding or would result from the incurrence of the additional indebtedness or, where the Trigger Event is that set out in paragraph (e) of the section Trigger Events below or the Event of Default relates to non-compliance by the Issuer with the Financial Covenants, the same would be remedied by application of the additional indebtedness towards (i) prepayment of part or all of the existing Senior Debt, and/or (ii) funding of the Notes Collateral Account;

(b)	the Issuer represents, on the date of the relevant agreement relating to the additional indebtedness, for all purposes of the Finance Documents, to the benefit of the Senior Creditors that, taking into account the additional indebtedness to be raised, the ratio of Net Senior Debt/EBITDA on each Calculation Date until the end of the Main Concession is forecast to be not more than the level specified in column (B) of the chart contained in the section Net Senior Debt/EBITDA below;

(c)	no more than €750,000,000 (seven hundred and fifty million Euro) (Indexed) of Long Term Senior Debt will mature in any 2 (two) year period and, during the last 5 (five) years of the Concession Contract, the amount of debt maturing in a single year will not exceed 50% (fifty per cent) of the EBITDA of the relevant year;

(d)	the additional indebtedness shall have a final maturity date no later than 2 (two) years before the expiry of the Main Concession;

(e)	the additional indebtedness falls under paragraphs (i), (ii), (vii) or (ix) of the definition of Financial Indebtedness;

(f)	the Hedging Policy is complied with;

(g)	any other conditions set out in the Finance Documents for the Issuer incurring additional indebtedness are satisfied or waived by the relevant Senior Creditors;

(h)	the Intercreditor Agent has received a copy of the proposed agreement relating to the additional indebtedness prior to its execution;

(i)	the creditor or creditors of the additional indebtedness (or an agent appointed by such creditor or creditors) shall execute and deliver to the Intercreditor Agent a Senior Creditors Accession Document; and

(j)	the Issuer may arrange any Short Term Facilities, subject only to the conditions set out in paragraphs (h) and (i) above being satisfied. The conditions set out in paragraphs (a) to (f) above, together with the delivery to the Intercreditor Agent of details of the amount, final maturity date and repayment profile of any drawings under the Short Term Facilities, will be required to be satisfied whenever the aggregate amount outstanding under the Short Term Facilities exceeds €50,000,000 (fifty million Euro), or any multiple of €50,000,000 (fifty million Euro).

Any additional indebtedness incurred by the Issuer which complies with the conditions set out above shall constitute Additional Senior Debt for all purposes of the Finance Documents.

Representations and warranties and undertakings

The Issuer will make certain representations and warranties and covenant on the terms of certain information undertakings, positive and negative undertakings and financial undertakings. The Parent will also covenant on the terms of certain negative undertakings.

In terms of positive undertakings, the Issuer undertakes to the Finance Parties (including, for the avoidance of doubt, the Noteholders) to:

(a)	prepare, keep and maintain, in accordance with good business practice and all applicable laws, all its accounting and financial information, statutory books, books of account, bank statements and other records;

(b)	ensure at all times that its obligations under the Finance Documents do and will rank (to the extent, if any, that they are not secured) at least pari passu with all its other present and future unsecured obligations and commitments, except for obligations mandatorily preferred by law;

(c)	operate the Company Accounts in accordance with the terms and conditions set out in the Accounts Agreement;

(d)	diligently operate and maintain, or ensure the diligent operation and maintenance of, the Main Concession in accordance with the Concession Contract, in a safe, efficient and businesslike manner and in accordance with good industry practice;

(e)	comply with all of its material obligations under the Project Agreements, the Management Consultancy Services Agreement and the Shared Services Agreement;

(f)	take all reasonable steps to maintain and enforce its rights under the Project Agreements, the Management Consultancy Services Agreement and the Shared Services Agreement, as well as its intellectual property rights;

(g)	enter into and maintain the Hedging Agreements in accordance with the Hedging Policy from time to time;

(h)	comply in all material respects with all laws and regulations (including environmental laws and regulations) applicable to it and shall obtain and maintain in full force and effect any authorisation, guarantee and/or licence required to be obtained by it in respect of the Main Concession under the Concession Contract;

(i)	pay or procure payment of all its Taxes when due, except to the extent the Taxes are contested in good faith and by appropriate means;

(j)	procure that the Insurances are taken out and maintained in full force and effect;

(k)	procure that all Insurance Proceeds relating to physical damage Insurances received by it or to its order are, as soon or reasonably practicable after receipt, applied in restoration, reinstatement or replacement of the relevant assets to the extent the same is necessary for the implementation of the Main Concession, having regard to the assets concerned;

(l)	maintain a minimum of two Solicited Credit Ratings;

(m)	have, at all times, a minimum of three Independent Directors as members of its board of directors; and

(n)	have its accounts for each Financial Year audited by the Auditors.

In terms of negative undertakings, the Issuer undertakes to the Finance Parties (including, for the avoidance of doubt, the Noteholders) not to:

(a)	create or permit to subsist any Security Interest on any of its assets, except for:

(i)	any Security Interest arising by operation of law; or

(ii)	any Security Interest arising under or pursuant to the Finance Documents; or

(iii)	any Security Interest which consists of a retention of title on normal commercial terms imposed by a supplier of material or equipment; or

(iv)	any Security Interest or Security Interests where the aggregate amount secured at any time does not exceed €5,000,000 (five million Euro) (Indexed) (or its equivalent); or

(v)	any EIB Security; and/or

(vi)	any Security Interest which is consented to in writing by the Intercreditor Agent prior to its creation,

each a “Permitted Security Interest”;

(b)	save for the Permitted Security Interests or as otherwise contemplated in paragraph (e) below, (i) sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by it or any of its related entities, or (ii) sell, transfer or otherwise dispose of any of its receivables or General Rights, except for the discounting of bills or notes in the ordinary course of trading and any factoring transactions on non-recourse terms (or transactions with an equivalent effect) which aggregate amount does not exceed €[20,000,000 (twenty million Euro)] (Indexed) (or its equivalent), in each case in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset;

(c)	incur or have outstanding any Financial Indebtedness other than under the Documents, except for:

(i)	liabilities under the equipment supply agreements deemed required for the operation of the Main Concession;

(ii)	any hire purchase, finance or operating lease or any similar agreement entered into by the Issuer in the ordinary course of its business in relation to which the capitalised value determined in accordance with accounting principles and practices generally accepted in Portugal does not at any time exceed €5,000,000 (five million Euro) (Indexed) in aggregate;

(iii)	any Shareholder Loans;

(iv)	any Permitted Guarantees granted by Initial or Additional Permitted Guarantors;

(v)	any overdraft facilities or authorised overdrafts permitted under clause 9.4 (Expropriations Accounts) and clause 12.4 (Proceeds Accounts) of the Accounts Agreement; and

(vi)	Financial Indebtedness which amounts and terms are approved in writing by the Intercreditor Agent,

each a “Permitted Indebtedness”;

For the avoidance of doubt, Permitted Guarantees granted by Initial or Additional Senior Guarantors will constitute Senior Debt;

(d)	make or have outstanding any loans or provide any credit, or provide guarantees of financial debt, except for:

(i)	credit provided pursuant to the Finance Documents;

(ii)	Authorised Investments;

(iii)	loans which are Permitted Distributions; and

(iv)	any other trade credits provided by the Issuer within the ordinary course of its business on arm’s length terms or as otherwise authorised by the Intercreditor Agent,

each a “Permitted Credit”;

(e)	sell, transfer, grant, lease, license or otherwise dispose (whether in a single transaction or in a series of transactions) of all or any of its assets or rights, present or future or promise to do so, even conditionally or at a future date, except for:

(i)	disposals made in the ordinary course of the Issuer’s trading for fair market consideration and negotiated on an arm’s length basis and which, in any event, shall not include any rights of the Issuer under the Project Agreements;

(ii)	disposals, for full arm’s length, fair market consideration, of equipment, plant or other assets the proceeds of which are to be reinvested in other assets comparable or superior as to type, value and quality;

(iii)	disposals, for full arm’s length, fair market consideration, of equipment, plant or other assets which are obsolete or no longer serviceable or not required or desirable for the implementation of the Main Concession;

(iv)	disposals of assets expressly required or permitted by the Documents,

in each case to the extent not prohibited under the Concession Contract;

(f)	engage in any business or activities, either alone or in partnership or joint venture with any other person, or incur any liability, other than those foreseen in the Finance Documents or in relation to the Main Concession, any Ancillary Business Activities and/or other activities directly or indirectly associated with the implementation of the Main Concession as envisaged by the Documents, except with the consent of the Intercreditor Agent (not to be unreasonably withheld or delayed);

(g)	enter into any amalgamation, demerger, merger, reconstruction, winding up or acquire participations in other companies, except with the consent of the Intercreditor Agent (not to be unreasonably withheld or delayed);

(h)	without the prior written consent of the Intercreditor Agent (not to be unreasonably withheld or delayed), agree to, or act in any way which might reasonably be expected to lead to, the sequestration, early termination, cancellation, redemption, rescission or abandonment, of any of the Project Agreements except, in the case of any Project Agreement other than the Concession Contract, where a substitute Project Agreement is entered into with a commercially qualified counterparty of acceptable credit standing and the necessary technical expertise, on substantially the same terms or in form and substance satisfactory to the Intercreditor Agent, within 60 (sixty) days of the Issuer becoming aware of any of the above or such longer period as the Intercreditor Agent may agree;

(i)	without the prior written consent of the Intercreditor Agent (not to be unreasonably withheld or delayed), agree to any change to the Operator other than in the circumstances referred to in clause 10.2.(h) or 13.1.(j)(ii) (Events of Default) of the Common Terms Agreement;

(j)	without the prior written consent of the Intercreditor Agent (not to be unreasonably withheld or delayed), agree to any material amendment or material waiver to the Concession Contract or agree to any amendment to the Project Agreements other than the Concession Contract which is material in the context of the Main Concession;

(k)	without the prior written consent of the Intercreditor Agent (not to be unreasonably withheld or delayed), make any material amendment to its by-laws or any other of its constitutional documents;

(l)	without the prior written consent of the Intercreditor Agent (not to be unreasonably withheld or delayed), settle any litigation where such settlement has a Material Adverse Effect;

(m)	without the prior written consent of the Intercreditor Agent (not to be unreasonably withheld or delayed), enter into any contracts, except for:

(i)	the Documents;

(ii)	the Management Consultancy Services Agreement;

(iii)	the Shared Services Agreement;

(iv)	any equipment supply agreements deemed required for the operation of the Main Concession on arm’s length terms;

(v)	any other contracts within the ordinary course of its business on arm’s length terms or as otherwise authorised by the Intercreditor Agent;

(vi)	any substitute Project Agreement with a commercially qualified counterparty of acceptable credit standing and the necessary technical expertise, on substantially the same terms or in form and substance satisfactory to the Intercreditor Agent;

(vii)	contracts within the ordinary course of any Ancillary Business Activity on arm’s length terms, provided that the Issuer’s rights thereunder are subject to a Security Interest in favour of the Finance Parties on substantially the terms set out in the Security Agreement; and/or

(viii)	contracts entered into with the Grantor in connection with the financial rebalance of the Main Concession, provided that where the relevant Financial Rebalance Event would otherwise be an Event of Default but for the application of the exceptions set out in paragraph (b) of the Events of Default section below those contracts are on terms satisfactory to the Intercreditor Agent;

(n)	amortise, reduce or redeem its share capital in any form whatsoever, acquire treasury shares, issue any further share capital or alter any rights attaching to the Shares, acquire or own any share (Indexed) or loan capital, or similar right of ownership or any debt security (or any interest in any of the above) or other investments other than the Permitted Credits or Permitted Distributions;

(o)	open or maintain any accounts other than the Company Accounts and the Authorised Accounts;

(p)	pay any amounts to the Distributions Account, unless: (i) at the time of payment no Trigger Event or Event of Default is outstanding or would result from such payment, that payment is made on a Transfer Date, and prior to that payment being made, it has delivered to the Intercreditor Agent:

(A) a Compliance Certificate for the most recent Calculation Date; and (B) a certificate issued by the secretary of the Issuer confirming that (x) the board resolution approving the relevant Distribution has been passed with the favourable vote of the majority of the Independent Directors and (z) where required under applicable corporate law, the Parent has approved the relevant Distribution on the basis of a board resolution passed as referred to in (x);

(q)	enter into transactions with Related Entities or propose any Distribution, unless, in each case, the same have been approved by a board resolution passed with the favourable vote of the majority of the Independent Directors and, prior to the Issuer entering into the relevant transaction, it has delivered to the Intercreditor Agent a certificate issued by the secretary of the Issuer confirming that (i) the board resolution approving the relevant transaction has been passed with the favourable vote of the majority of the Independent Directors and (ii) if required under applicable corporate law, the Parent has approved the relevant Distribution on the basis of a board resolution passed as referred to in (i); and

(r)	change its Financial Year, without the prior consent of the Intercreditor Agent.

The Parent undertakes to the Finance Parties (including, for the avoidance of doubt, the Noteholders) not to:

(a)	engage in any business or activities, either alone or in partnership or joint venture with any other person, other than owning shares in the Issuer and incurring any liabilities towards, or providing any loans to, the Issuer and Brisa SGPS (in each case, provided that such business or activities comply with the rules set out in the applicable legislation), unless the Intercreditor Agent otherwise consents; and

(b)	approve any Distribution which requires the approval of the Parent under applicable corporate law (at the relevant Shareholders’ General Meeting), unless the same has been previously approved by a resolution of the board of directors of the Issuer passed with the favourable vote of the majority of the Independent Directors.

On each Calculation Date, the Issuer has undertaken to comply with the following financial ratios (“Financial Covenants”):

(a)	the ratio of Net Senior Debt/EBITDA for the Calculation Period ending on that Calculation Date and the following Calculation Period must not be more than the level specified in column (D) of the chart contained in the section Net Senior Debt/EBITDA below;

(b)	the Historic ICR for the Calculation Period ending on that Calculation Date must be more than 1.75 to 1;

(c)	the Forward Looking ICR, for the Calculation Period commencing on that Calculation Date, must be more than 1.75 to 1; and

(d)	the CLCR for that Calculation Date must be more than 1.8 to 1.

The Issuer shall deliver to the Intercreditor Agent, on or before the date 120 (one hundred and twenty) days after each Calculation Date, a compliance certificate showing, as at that Calculation Date, compliance with the Financial Covenants.

Net Senior Debt/EBITDA

“Net Senior Debt/EBITDA” means, in respect of any Calculation Date, the ratio of Net Senior Debt on that Calculation Date to EBITDA for the Calculation Period ending on that Calculation Date. This ratio is relevant notably for the following purposes:

(a)	one of the conditions that shall be satisfied by the Issuer in order to incur Additional Senior Debt is to represent, on the date of the relevant agreement relating to the additional indebtedness, for all purposes of the Finance Documents, to the benefit of the Senior Creditors that, taking into account the additional indebtedness to be raised, the ratio of Net Senior Debt/EBITDA on each Calculation Date until the end of the Main Concession is forecast to be not more than the level specified in column (B) of the chart below in respect of the relevant Calculation Date;

(b)	one of the financial ratios that the Issuer shall comply with on each Calculation Date is the ratio of Net Senior Debt/EBITDA for the Calculation Period ending on that Calculation Date and the following Calculation Period, which must not be more than the level specified in column (D) of chart below in respect of the relevant Calculation Date;

(c)	one of the events that constitutes a Trigger Event (as described below) is the ratio of Net Senior Debt/EBITDA for the Calculation Period ending on that Calculation Date or for the following Calculation Period being more than the level specified in column (B) of the chart below in respect of the relevant Calculation Date.

(A)	(B)	(C)	(D)
Years to the end of concession	Trigger level and Additional Indebtedness test	Years to the end of concession	Default level
More than or equal to 22.0	6.50x	More than or equal to 20.0	8.00x
More than or equal to 21.0	6.25x	More than or equal to 18.0	7.75x
More than or equal to 20.5	6.00x	More than or equal to 17.0	7.25x
More than or equal to 17.0	5.75x	More than or equal to 16.0	7.00x
More than or equal to 16.0	5.50x	More than or equal to 15.0	6.75x
More than or equal to 15.0	5.25x	More than or equal to 14.0	6.50x
More than or equal to 14.0	5.00x	More than or equal to 13.0	6.25x
More than or equal to 13.0	4.75x	More than or equal to 12.0	5.75x
More than or equal to 12.0	4.25x	More than or equal to 11.0	5.50x
More than or equal to 11.0	4.00x	More than or equal to 10.0	5.00x
More than or equal to 10.0	3.50x	More than or equal to 9.0	4.50x
More than or equal to 9.0	3.00x	More than or equal to 8.0	4.25x
More than or equal to 8.0	2.75x	More than or equal to 7.0	3.75x
More than or equal to 7.0	2.25x	More than or equal to 6.0	3.25x
More than or equal to 6.0	1.75x	More than or equal to 4.0	3.00x
More than or equal to 4.0	1.50x	More than or equal to 2.0	2.50x
More than or equal to 2.0	1.00x

Trigger Events

The Common Terms Agreement provides for certain events, actions or omissions to constitute “Trigger Events”, as follows:

(a)	at any time, the DSRA Required Balance is not satisfied through the aggregate of amounts standing to the credit of the Debt Service Reserve Account and the amounts available for drawing under the Debt Service L/Cs;

(b)	any bank which has issued a Debt Service L/C ceases to be a Qualifying Bank and, (i) a replacement Debt Service L/C is not issued by a Qualifying Bank or (ii) a sum equal to the amount of the relevant Debt Service L/C is not credited to the Debt Service Reserve Account;

(c)	at any time, the CAPEX Required Balance is not satisfied through the aggregate of amounts standing to the credit of the CAPEX Reserve Account;

(d)	any Permitted Indebtedness (other than any arising under a Finance Document) having an aggregate principal amount in excess of €5,000,000 (five million Euro) (Indexed) is not paid within eight days of the due date (or within any longer applicable grace period originally provided for in the documents constituting or evidencing that Financial Indebtedness);

(d)	on any Calculation Date:

(i)	the ratio of Net Senior Debt/EBITDA for the Calculation Period ending on that Calculation Date or for the following Calculation Period is more than the level specified in column (B) of the chart contained in the section Net Senior Debt/EBITDA above; or

(ii)	the Historic ICR for the Calculation Period ending on that Calculation Date is less than 2.25 to 1; or

(iii)	the Forward Looking ICR, for the Calculation Period commencing on that Calculation Date, is less than 2.25 to 1; or

(iv)	the CLCR for that Calculation Date is less than 2 to 1; and

(e)	any Solicited Credit Rating falls below Baa3/BBB- or equivalent or the Issuer ceases to maintain at all times two Solicited Credit Ratings.

Whilst a Trigger Event is outstanding, the following shall apply:

(a)	the Issuer shall take all reasonable steps to ensure that the Intercreditor Agent be allowed access (during normal business hours and no more frequently than is reasonable in the circumstances) to inspect (i) the site of the Main Concession, and (ii) the technical and statistical data, accounting books, records and other data in the possession or control of the Issuer with respect to the Main Concession as they may reasonably require;

(b)	the Issuer shall supply to the Intercreditor Agent and/or any Senior Creditor such information relating to the business or financial condition of the Issuer, the Main Concession or any Ancillary Business Activities, as the Intercreditor Agent and/or any Senior Creditor (as applicable) may reasonably require;

(c)	the Senior Creditors shall be entitled to appoint an independent adviser (on reasonable engagement terms) to carry out a review of the circumstances giving rise to the Trigger Event and to make proposals with regard to a plan to remedy the Trigger Event and the costs of such an adviser shall be borne by the Issuer; and

(d)	no Distribution payments can be made.

A Trigger Event shall cease to exist when the event giving rise to it has been remedied or if it is waived by the Intercreditor Agent in writing in accordance with the provisions of the Finance Documents.

Events of Default

Without prejudice to other events that may constitute a default under the applicable law or the Common Terms Agreement, each of the following events, actions or omissions constitutes an event of default (“Event of Default”):

(a)	the Issuer does not pay on the due date any amount payable by it under the Finance Documents at the place at, and in the currency in, which it is expressed to be payable, unless the failure to pay is due solely to technical or administrative reasons and the relevant amount is duly paid in full within five Business Days after the due date or, if a determination by a Finance Party of the amount payable is required, within five Business Days of that determination having been made;

(b)	the Issuer does not comply with the Financial Covenants;

(c)	the Issuer does not comply with any provision of the Combined Finance Documents to which it is a party (other than those provisions set out in paragraphs (a) and (b) above) and, if capable of remedy, is not remedied within thirty days, in case of material provisions and within ninety days, in case of any other provisions, of the Issuer becoming aware of the same and, where the default constitutes a Trigger Event, the same event also falls under a specific provision of Clause 13.1 (other than this paragraph (c)) of the Common Terms Agreement;

(d)	a representation, warranty or written statement by the Issuer made or repeated in any Finance Document is or proves to be materially incorrect or misleading when made or deemed to be made or repeated and, if the error is capable of remedy, is not remedied within 30 (thirty) days of the Issuer becoming aware of the same and the matter giving rise to the same has a Material Adverse Effect;

(e)	any Senior Debt becomes prematurely due and payable;

(f)	any Permitted Indebtedness (other than any arising under a Finance Document) having an aggregate principal amount in excess of €10,000,000 (ten million Euro) (Indexed) becomes prematurely due and payable or is placed on demand in each case as a result of an event of default howsoever described under the document relating to that Permitted Indebtedness;

(g)	any of the following events occur in relation to the Issuer or the Parent:

(i)	it is, or is deemed to be, unable to pay its debts as they fall due or to be insolvent, or admits in writing its inability to pay its debts as they fall due;

(ii)	it suspends making payments on all or a material part of its debts or announces in writing an intention to do so, or a moratorium is declared in respect of any of its Financial Indebtedness;

(iii)	by reason of financial difficulties, begins negotiations with one or more classes of its creditors with a view to the readjustment or rescheduling of any of its Financial Indebtedness;

(iv)	any resolution for (or petition for) its winding-up is passed; or

(v)	any person presents a petition for the winding-up of the Issuer or the Parent unless the Issuer or the Parent, as the case may be, demonstrates to the satisfaction of the Intercreditor Agent that the petition is being or, subject only to applicable procedural rules, will be actively contested in good faith or the petition is withdrawn, terminated or unconditionally dismissed within 90 (ninety) days after it was presented; or

(vi)	any final judgement, order, attachment, sequestration, distress, execution or analogous event (other than a frivolous or vexatious interim measure (“providência cautelar”)) affects any property or fixed assets of the Company or of the Parent having an aggregate value of at least €[50,000,000 (fifty million euro)] (Indexed) or its equivalent in other currencies, which has not been discharged within 30 (thirty) days;

(h)	except in the context of a solvent reorganisation on terms approved by the Intercreditor Agent, the Issuer ceases to carry on all or a substantial part of its business (save for the redemption of the Main Concession by the Grantor in the terms set out in the Concession Agreement and provided that (i) the Grantor has confirmed, on or before the redemption date, that all Obligations then outstanding are undertaken by the Grantor as principal debtor or guarantor or (ii) the Intercreditor Agent receives, on or before the redemption date, evidence satisfactory to it that the compensation that the Issuer is legally entitled to receive from the Grantor under the Concession Agreement is, taking into account the amount of the Obligations outstanding on the redemption date, sufficient to discharge in full all such outstanding Obligations as and when the same fall due);

(i)	it is or becomes illegal for the Issuer to perform any of its material obligations under any Finance Document;

(j)	any party to a Project Agreement does not comply with any of its material obligations under that Project Agreement and the relevant breach is material in the context of the Main Concession, unless:

(i)	the default, if capable of remedy, is remedied or waived by the Intercreditor Agent (acting on instructions of the Majority Senior Creditors) within 45 (forty five) days of the Issuer becoming aware of the same or such longer period as the Intercreditor Agent may agree, or

(ii)	in case of any Project Agreement other than the Concession Contract, the Issuer enters into a substitute Project Agreement with a commercially qualified counterparty of acceptable credit standing and the necessary technical expertise, on substantially the same terms or in form and substance satisfactory to the Intercreditor Agent within 90 (ninety) days of the Issuer becoming aware of the relevant default or such longer period as the Intercreditor Agent may agree;

(k)	the Concession Contract is repudiated or becomes void and unenforceable or terminates otherwise than by reason of full performance thereof or the Grantor issues a notice of termination thereof or expresses in writing its intention to do so;

(l)	any Project Agreement (other than the Concession Contract) is repudiated or becomes void and unenforceable or terminates otherwise than by reason of full performance thereof or the counterparty to any Project Agreement issues a notice of termination thereof or expresses in writing its intention to do so unless the Issuer enters into a substitute Project Agreement with a commercially qualified counterparty of acceptable credit standing and the necessary technical expertise, on substantially the same terms or in form and substance satisfactory to the Intercreditor Agent, within 90 (ninety) days of the Issuer becoming aware of any of the above or such longer period as the Intercreditor Agent may agree;

(m)	any Document or any provision of any Document is required by any law or regulation having the force of law to be abandoned, waived, modified or amended in any way which would have a Material Adverse Effect, unless, in the case of any Project Agreement other than the Concession Contract, a substitute Project Agreement has been entered into with a commercially qualified counterparty of acceptable credit standing and the necessary technical expertise, on substantially the same terms or in form and substance satisfactory to the Intercreditor Agent, within 90 (ninety) days or such longer period as the Intercreditor Agent may agree;

(n)	an Force Majeure Event affecting the Concession Contract or the O&M Agreement has occurred and has continued for 120 (one hundred and twenty) consecutive days to the extent that it has a Material Adverse Effect;

(o)	any Security Document is not effective to confer the rights purported to be conferred thereby other than by reason of the act or omission of any Finance Party, subject to the Legal Qualifications, unless the relevant matter does not have a Material Adverse Effect;

(p)	the Issuer abandons the whole or a substantial part of the Main Concession (or its activities in relation to it);

(q)	the Government of the Republic of Portugal or any agency thereof takes any legal step with a view to the seizure, expropriation, nationalisation or acquisition (whether compulsory or otherwise and whether or not for fair compensation) of the Issuer or a substantial part of its assets (other than in case of redemption of the Concession Contract by the Grantor provided that the Grantor has confirmed that it will assume the obligations of the Issuer under the Finance Documents);

(r)	at any time, the shares in Brisa SGPS or the Parent are transferred other than as permitted under the Concession Contract or as otherwise authorised by the Grantor;

(s)	at any time, the Parent ceases to own 100 per cent. of the share capital of the Issuer, other than as a result of any of the events foreseen in paragraph (q); and

(t)	an event which is a Trigger Event under paragraph (c) of Clause 12.1 (Trigger Events) of the Common Terms Agreement occurs and is not remedied within 45 (forty five) days of the end of the grace period (if any) provided for the remedy of that Trigger Event.

Subject to the Intercreditor Agreement, any remedy or other period expressed in any of the paragraphs above may be extended by the Intercreditor Agent in accordance with the provisions of the Finance Documents and any reference to a remedy or other period shall be to that period or such longer period as the Intercreditor Agent may allow.

Appointment and removal of Agents

The Intercreditor Agent and the Security Agent are appointed as such by the Finance Parties. Each of such agents may resign at any time by giving notice to the other Finance Parties and the Issuer. Further, each of such agents may (after consultation with the Issuer) be removed by the Majority Senior Creditors giving notice to that effect to the Issuer and the Intercreditor Agent, in case the Agent being removed is the Security Agent, or to the Security Agent, in case the Agent being removed is the Intercreditor Agent.

Applicable law and jurisdiction

The Common Terms Agreement is subject to Portuguese law. The courts of Lisbon will have nonexclusive jurisdiction in relation to any dispute including a dispute relating to non-contractual obligations arising out or in connection therewith.

Security Agreement

Security granted and promised to be granted by the Issuer

Under the terms of the Security Agreement, the Issuer:

(a)	grants, in favour and for the benefit of the Security Agent and EIB, a first ranking pledge over the balance of the Company Accounts (other than the Debt Service Reserve Account, the Rose Account and the Distributions Account) held by the Issuer on the Signing Date, as identified in Schedule V (Pledged Company Accounts) of the Security Agreement, including the right to any monies deposited, from time to time, in, or Authorised Investments made from monies standing to the credit of, such Company Accounts and to any and all interest in relation thereto. The pledge over the balance of the Proceeds Accounts shall not include any amount of Rose Revenues credited to those Company Accounts;

(b)	grants, in favour and for the benefit of the Security Agent and EIB, a first ranking pledge over the balance of the Debt Service Reserve Account, including the right to any monies deposited, from time to time, in the Debt Service Reserve Account and to any and all interest in relation thereto;

(c)	grants, in favour and for the benefit of the Security Agent (on behalf of the Finance Parties other than EIB) and EIB, a first ranking pledge over all the General Rights;

(d)	promises to grant, at its own expense, in favour and for the benefit of the Security Agent and EIB, a first ranking mortgage over each and all of the Real Assets acquired by the Issuer after the Signing Date;

(e)	promises to grant, at its own expense, and for the benefit of the Security Agent and EIB a first ranking pledge over the balance of any Company Account or Authorised Account for the purposes of making Authorised Investments opened by the Issuer after the Signing Date, including the right to any monies deposited, from time to time, in, or Authorised Investments made from monies standing to the credit of, any such Company Account or Authorised Account and to any and all interest in relation thereto;

(f)	promises to grant, at its own expense, in favour and for the benefit of the Security Agent and EIB, a first ranking pledge over the New Assets in accordance with clause 12 (Promissory Pledge over the New Assets) of the Security Agreement;

(g)	promises to grant in favour and for the benefit of the Security Agent, a first ranking mortgage over certain Real Assets if the aggregate commercial value of the Real Assets acquired by Issuer, and not yet mortgaged, regardless of the calendar year in which they were acquired, is equal to or exceeds €5,000,000 (five million Euro) and if the Security Agent has informed the Issuer that certain Real Assets shall be mortgaged in its favour; and

(h)	promises to grant in favour and for the benefit of the Security Agent (on behalf of the Finance Parties, including, for the avoidance of doubt, the Noteholders), a first ranking pledge over certain New Assets if the aggregate commercial value of the New Assets acquired by Issuer, and not yet pledged, regardless of the calendar year in which they were acquired, is equal to or exceeds €2,000,000 (two million Euro) and if the Security Agent has informed the Issuer that certain New Assets shall be pledged in its favour, as security for the entire and timely performance of all and each of the Obligations.

Under the terms of the Security Agreement, the Issuer, to the extent permitted under Portuguese law, will assign by way of security (cessão de créditos em garantia), in favour and for the benefit of the Security Agent and EIB, the Future General Rights for the entire and timely performance of all and each of the Obligations.

Other security

Under the terms of the Security Agreement, the Initial Shareholder has granted, in favour and for the benefit of the Security Agent (on behalf of the Finance Parties, including, for the avoidance of doubt, the Noteholders, other than EIB) and EIB, a first ranking pledge over all and each of the Shares (including the corresponding Share Related Rights) as security for the entire and timely performance of all and each of the Obligations. Prior to the date of this Base Prospectus, the Shares (including the corresponding Share Related Rights) have been transferred to the Parent and continue securing the entire and timely performance of all and each of the Obligations. Further, the Parent promises to grant, at its own expense, in favour and for the benefit of the Security Agent (on behalf of the Finance Parties, including, for the avoidance of doubt, the Noteholders, other than EIB) and EIB, a first ranking pledge over all and each of the New Shares (including all and each of the Share Related Rights attached thereto) as security for the entire and timely performance of all and each of the Obligations.

Applicable law and jurisdiction

The Security Agreement is subject to Portuguese law. The courts of Lisbon will have non-exclusive jurisdiction in relation to any dispute including a dispute relating to non-contractual obligations arising out or in connection therewith.

Intercreditor Agreement

Undertakings by the Issuer and the Parent

Under the terms of the Intercreditor Agreement, the Issuer undertakes that it will not, except with the prior consent of the Intercreditor Agent or as otherwise expressly provided in the Intercreditor Agreement or any of the Finance Documents:

(a)	pay, prepay or repay, or make a distribution in respect of or on account of, or purchase or acquire, any of the Obligations in cash or in kind except if and to the extent that it is permitted to be paid, prepaid, repaid or distributed in accordance with the terms of the Finance Documents;

(b)	discharge any of the Obligations by set-off, any right of combination of accounts or otherwise except if and to the extent that it is permitted to be discharged in accordance with the terms of the Finance Documents; and

(c)	amend, vary, waive, supplement or modify or concur in the amendment, variation, waiver, supplement or modification of or cancel, repudiate, revoke, terminate, suspend or surrender any provision of the Finance Documents except in accordance with the terms of the Intercreditor Agreement or as otherwise expressly provided in any of the Finance Documents.

Under the terms of the Intercreditor Agreement, the Parent undertakes that it will not, except with the prior consent of the Intercreditor Agent or as otherwise expressly provided in the Intercreditor Agreement or any of the Finance Documents:

(a)	take any action which would be reasonably likely to result in the insolvency or dissolution of the Issuer;

(b)	vote favourably any Distribution by the Issuer which does not comply with the provisions of the Finance Documents;

(c)	receive any amounts paid by the Issuer in breach of the provisions of the Finance Documents;

(d)	make any material amendment to the by-laws of the Issuer or any other constitutional documents of the Issuer, without the prior written consent of the Intercreditor Agent; and

(e)	transfer any Shares or New Shares (if applicable) (i) in breach of the provisions of the Finance Documents, and (ii) unless the transferee executes a Shareholders Accession Document.

Undertakings by the Hedging Counterparties

Under the terms of the Intercreditor Agreement, the Hedging Counterparties undertake, for the benefit of the Finance Parties, that, until the Term Date and in relation to the Hedging Agreements, no Hedging Counterparty will:

(a)	demand (other than as may be necessary in order to exercise any right to terminate or close out any hedging transaction as provided in and permitted under paragraph (b) below) or receive payment, prepayment or repayment of, or any distribution in respect of, or on account of, any of the Hedging Liabilities in cash or in kind, or apply any money or property in or towards the discharge of any Hedging Liabilities except:

(i)	for scheduled payments arising under the original terms of the Hedging Agreements (without regard to any amendments made after the date of those Hedging Agreements other than those permitted by the terms of the Finance Documents) and any costs arising to the Hedging Counterparties as a result of the reduction of the aggregate amount of hedging transactions under the Hedging Agreements in accordance with clause 5.3 of the Intercreditor Agreement; and/or

(ii)	for the proceeds of enforcement of the Security Interests received and applied in the order permitted by clause 6 (Proceeds of Enforcement of Security) of the Intercreditor Agreement; and/or

(iii)	for Hedging Termination Payments arising as a result of a termination or close out of a hedging transaction in accordance with the relevant Hedging Agreement and the terms of the Intercreditor Agreement;

(b)	exercise any right to terminate or close out any hedging transaction under the Hedging Agreements prior to its stated maturity (whether by reason of the Issuer becoming a defaulting party thereunder (and as defined therein) or otherwise) unless:

(i)	the Issuer has failed to pay on the due date any amount payable to the Hedging Counterparty under the Hedging Agreement and such failure is not remedied within 30 (thirty) days following receipt by the Intercreditor Agent of notice from the Hedging Counterparty of such payment default; or

(ii)	all or any part of the Senior Debt is declared prematurely due and payable under clause 14 (Acceleration) of the Common Terms Agreement; or

(iii)	an Illegality (as such term is defined in the relevant Hedging Agreement) has occurred; or

(iv)	a Tax Event or Tax Event Upon Merger (each as defined in the relevant Hedging Agreement) has occurred; or

(v)	in accordance with the clause 5.3 of the Intercreditor Agreement, if at any time the notional principal amount of the hedging transactions exceeds 100 per cent. of the actual amount outstanding of the Senior Debt; or

(vi)	any of the events specified in clauses 13.1 (g) or 13.1 (h) (Events of Default) of the Common Terms Agreement has occurred in respect of the Issuer; or

(vii)	so agreed with the Issuer (such an agreement only be given if the Issuer fully complies with the Hedging Policy after termination of the relevant Hedging Agreement) or with the consent of the Intercreditor Agent;

(c)	subject to clause 8 (Sharing between Finance Parties) of the Intercreditor Agreement, discharge all or any part of the Hedging Liabilities by set-off, any right of combination of accounts or otherwise except if and to the extent that those Hedging Liabilities are permitted to be paid under paragraphs (a) and (b) above;

(d)	permit to subsist or receive any Security Interest or any financial support (including without limitation the taking of any participation, the giving of any guarantee, indemnity or other assurance against loss, or the making of any deposit or payment) for, or in respect of, any of the Hedging Liabilities other than under the Security Agreement or any other Security Interests or support granted for the full benefit of the Finance Parties in accordance with the ranking specified in the Intercreditor Agreement, and except under the original provisions of the Hedging Agreements; or

(e)	amend, vary, supplement or allow to be superseded any provision of any Hedging Agreement except:

(i)	in accordance with clause 11 (Decision Making) of the Intercreditor Agreement;

(ii)	for any amendment which is technical, mechanical or procedural or which is administrative in nature and made in the ordinary course of the administration of the Finance Documents and which in any such case is not material; or

(iii)	any amendment required as a result of a proportional close-out of that Hedging Agreement in accordance with clause 5.3 of the Intercreditor Agreement;

(f)	file a petition with the competent authorities for the insolvency, liquidation, winding-up or dissolution of the Issuer.

Proceeds of enforcement of Security

Subject to the rights of any prior or preferential encumbrances or creditors (other than those that may arise under or in connection with the Finance Documents), the net proceeds of enforcement of the security conferred by the Security Agreement shall be paid to the Security Agent and applied in the following order:

(a)	first, in payment of all reasonable costs, charges, expenses and liabilities incurred by or on behalf of the Security Agent and any receiver, attorney or agent in connection with carrying out or purporting to carry out its duties and exercising its powers and discretions under the Security Agreement and the remuneration of the Security Agent and every receiver, attorney or agent under the Security Agreement;

(b)	second, in payment of all costs and expenses incurred by or on behalf of any Finance Party in connection with such enforcement;

(c)	third, in payment of all other reasonable costs and expenses incurred by or on behalf of the Agents or the Account Banks;

(d)	fourth, in payment of all agency fees owed to the Agents or the Account Banks accrued but unpaid;

(e)	fifth, in payment of all unpaid reasonable costs and any expenses incurred by the Senior Creditors in respect of the Senior Debt pro rata between the Senior Creditors;

(f)	sixth, in payment of all fees accrued but unpaid, other than the agency fees, on the Senior Debt pro rata between the Senior Creditors;

(g)	seventh, in payment of default interest in respect of any Senior Debt, accrued but unpaid pro rata between the Senior Creditors;

(h)	eighth, in payment of interest in respect of any Senior Debt (including the Net Hedging Costs), accrued but unpaid pro rata between the Senior Creditors;

(i)	ninth, in payment of all amounts of principal outstanding under the Senior Debt Agreements and all Hedging Termination Payments pro rata between the Senior Creditors;

(j)	tenth, in payment of any other sums due to the Finance Parties and any other agents appointed by the Issuer but unpaid under the Finance Documents pro rata between the Senior Creditors; and

(k)	eleventh, in payment of the surplus (if any) to the Issuer, any Shareholder or other relevant person entitled thereto.

Enforcement of Security by the Finance Parties

Even though the Security Agent has become entitled to enforce the security or to exercise rights conferred by the Security Agreement, the Security Agent will refrain from enforcing or exercising the same security conferred by the Security Agreement unless and until instructed by the Majority Senior Creditors. The Senior Creditors may, to the extent permitted by clause 14 (Acceleration) of the Common Terms Agreement and Condition 15 (Acceleration), give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the security conferred by the Security Agreement as long as they see fit.

If the Majority Senior Creditors do instruct the Security Agent to enforce the security conferred by the Security Agreement, it shall do so in such manner as it sees fit and solely having regard to the interests of the Finance Parties. The Security Agent (acting on instructions of the Majority Senior Creditors) may cease any such enforcement at any time. If:

(a)	pursuant to an enforcement of, or exercise of its rights under, the Security Agreement, the Security Agent on the instructions or with the consent of the Majority Senior Creditors sells or otherwise disposes of any asset; or

(b)	the Issuer sells or otherwise disposes of such asset at the request of the Security Agent on the instructions or with the consent of the Majority Senior Creditors at a time when the Security Agent is entitled to enforce the Security Interests under the Security Agreement, the Security Agent is hereby authorised by each of the Finance Parties to execute:

(a)	on behalf of itself and each such Finance Party without the need for any further referral to or authority from such Finance Party, any release of the security created by the Security Agreement over that asset; and

(b)	if such asset comprises all of the shares in the capital of the Issuer, on behalf of each Finance Party, without the need for any further referral to or authority from such Finance Party, any release of the security created by the Security Agreement over those shares, provided that in each such case the proceeds are to be applied in the manner provided for in the Intercreditor Agreement. Any sale or other disposal of assets made or permitted by the Security Agent in the course of its enforcement of the Security Agreement will be made pursuant to the relevant provisions of the Security Agreement.

Sharing between Finance Parties

If at any time the proportion received or recovered (whether by direct payment, by exercise of any right of set-off, or otherwise) by a Finance Party (a “Recovering Finance Party”) in respect of the total sum which has become due to it from the Issuer under the Finance Documents before that time, whether upon enforcement of security or beforehand (that Finance Party’s “Recovery Proportion”) exceeds the Recovery Proportion of any other Finance Party (as calculated by the Intercreditor Agent), but excluding any amounts received by EIB under the EIB Security, then:

(a)	the Recovering Finance Party shall, within 3 (three) Business Days of becoming aware that its Recovery Proportion exceeds the Recovery Proportion of any other Finance Party, notify the details of the receipt or recovery to the Security Agent;

(b)	the Security Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Security Agent and distributed in accordance with clause 12.2 (Proceeds Accounts) of the Accounts Agreement or as described in clause 8.5 of the Intercreditor Agreement (as the case may be), without taking account of any Tax which would be imposed on the Security Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within 5 (five) Business Days of demand by the Security Agent, pay to the Security Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Security Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 12.2. (Proceeds Accounts) of the Accounts Agreement or as described in clause 8.5 of the Intercreditor Agreement (as the case may be).

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment shall, upon request of the Security Agent, pay to the Security Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with the amount necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant party will be liable to reimbursing the Finance Party for the amount so reimbursed.

The aforementioned rules do not apply (without prejudice for the notification duty referred above) to the extent that the Recovering Finance Party, after making any payment as described above, would not have a valid and enforceable claim against the relevant party. A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

Decision Making

Each party to the Intercreditor Agreement (including, in relation to the Notes Common Representative, the Noteholders it represents, and in relation to the Rose Common Representative, the Rose Noteholders it represents) agrees that the Intercreditor Agent and the other Finance Parties may not exercise or enforce any right, power or discretion, give any consent or any waiver, or make any determination or notification under or in respect of any provisions of the Finance Documents except in accordance with that agreement.

Save as otherwise provided in the Intercreditor Agreement and subject to the Entrenched Rights and the Retained Rights of the various Senior Creditors, all waivers, consents or approvals under the Combined Finance Document, or any amendment to the terms of any Combined Finance Document will require the consent of the Majority Senior Creditors.

Any decisions under the Combined Finance Documents which are expressed to be taken by the Intercreditor Agent will be taken by the Intercreditor Agent, acting on instructions of the Majority Senior Creditors, subject to the Intercreditor Agreement and the Entrenched Rights and the Retained Rights of the various Senior Creditors.

Any decision giving rise to an Entrenched Right or a Retained Right for any Senior Creditor (other than the Noteholders or the Rose Noteholders) or Class of Noteholders or the Rose Noteholders cannot be made without the approval of that Senior Creditor (other than the Noteholders or the Rose Noteholders) or Class of Noteholders or the Rose Noteholders (as applicable).

The instructions given by any Senior Creditor, the Notes Common Representative or the Rose Common Representative (as applicable) in relation to any decision shall remain confidential and shall not be released by the Intercreditor Agent to any other Finance Party or to the Issuer.

The Intercreditor Agent shall send to the Issuer, each Senior Creditor (other than the Noteholders), the Notes Common Representative, the Rose Common Representative and any other relevant Parties to the Intercreditor Agreement a copy of each amendment, modification or waiver to or with respect to any Combined Finance Document promptly after it is executed or given.

The Intercreditor Agent shall be responsible for determining the relevant quorums and majorities in relation to any Ordinary Decision or Special Decision in accordance with the Intercreditor Agreement and shall keep appropriate records of the same.

Ordinary Decisions, in which all Senior Creditors other than the Rose Noteholders are entitled to participate, are governed by the provisions of schedule V part A (Provisions for Taking Ordinary Decisions) of the Intercreditor Agreement while Special Decisions, in which all Senior Creditors are entitled to participate, are governed by the provisions of schedule V part B (Provisions for Taking Special Decisions) of the Intercreditor Agreement.

Noteholders’ Decision Process

For a description of the Noteholders’ decision process, please refer to Condition 19 {Ordinary Decisions and Noteholders meetings) below.

Entrenched Rights

The Intercreditor Agreement provides that each Senior Creditor (other than the Hedging Counterparties, the Noteholders and the Rose Noteholders) and each Class of Noteholders and the Rose Noteholders shall have the right to veto any of the following:

(a)	any change in the amount of any Financial Principal, Financing Costs or any other amount payable to any Senior Creditor or the dates upon which such amounts are payable under the terms of the Senior Debt Agreements or the currency of payment due of any Senior Creditor’s Senior Debt;

(b)	any waiver, amendment or consent which is made under or to any Event of Default (other than a Major Default) or Trigger Event, if the effect of any such waiver, amendment or consent is manifestly prejudicial to the position of that Senior Creditor or Class of Noteholders;

(c)	any waiver, amendment or consent which is made under or to any Major Default or to any definition used in the description of any Major Default;

(d)	any waiver, amendment or consent which (i) changes the definition of “Majority Senior Creditors”, “Special Decision”, “Senior Creditors”, “Senior Debt” or “Senior Debt Agreements” or any definition used in the description of any of these definitions, (ii) amends clauses 5. (Hedging), 6. (Proceeds of Enforcement of Security), 7. (Enforcement of Security by the Finance Parties), 8. (Sharing between Finance Parties), 9. (Undertakings of the Finance Parties), 11. (Decision Making) or 14. (Amendments and waivers) of the Intercreditor Agreement, (iii) changes any of the Entrenched Rights or Retained Rights of that Senior Creditor or Class of Noteholders or the Rose Noteholders, (iv) changes the priority of application of moneys under the Cashflow Waterflow, (v) releases or waives any Security Interest created or evidenced by any Combined Finance Document;

(e)	any consent for the early termination by the Issuer of, or any material waiver or material amendment to the Concession Contract;

(f)	any waiver of the Documentary Conditions Precedent or any other conditions precedent set out in clause 3. (Conditions Precedent) of the Common Terms Agreement;

(g)	without prejudice to Clause 7. (Enforcement of Security by the Finance Parties) of the Intercreditor Agreement, any full or partial release of any security created by or pursuant to the Security Agreement;

(h)	the designation by the Intercreditor Agent of any rating agency (other than Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies Inc. and Fitch Ratings Limited or any successor thereof) as a Rating Agency;

(i)	any exchange of the relevant Senior Creditor’s Senior Debt for, or the conversion of such Senior Debt into, shares, bonds or other obligations of any other person; and

(j)	any change to the existing obligations of the Issuer, the Parent or the Rose Notes Issuer to gross up any payment in respect of the relevant Senior Creditor’s Senior Debt in the event of the imposition of withholding taxes.

In addition, EIB shall have the right to veto any of the following:

(a)	any amendment to any other Project Agreement which is material in the context of the Concession;

(b)	any amendment, waiver or consent to or under clauses 4. (Senior Debt), 5. (Additional Senior Debt), 6. (Prepayment), 8. (Information Undertakings), 9. (Positive Undertakings), 10. (Negative Undertakings), 14. (Acceleration), 15. (Costs and Expenses), 19. (Resignation and Removal of Agents), 21. (Notices), 22. (Confidentiality), 25. (Applicable law and jurisdiction) and Schedule III (Hedging Policy) of the Common Terms Agreement;

(c)	any extension to a remedy period or other period expressed in any of the paragraphs in relation to an Event of Default;

(d)	any amendment, waiver or consent to or under clauses [•]. ([•]) of the Accounts Agreement; and

(e)	any demand by the Intercreditor Agent that all or part of the amounts owing to EIB under or in accordance with the EIB Facility Agreement be immediately due and payable.

In addition, each Hedging Counterparty shall have the right to veto any amendment, waiver or consent to any of the following:

(a)	the order of priority or subordination under the Intercreditor Agreement or any other Finance Document or the manner in which the proceeds of enforcement of the Security Agreement are distributed;

(b)	the release of any Security Interest created or evidenced under the Security Agreement unless permitted under the Intercreditor Agreement or any other Finance Document;

(c)	Clause 8 (Sharing between Finance Parties) of the Intercreditor Agreement;

(d)	Clause 12.2 (Proceeds Accounts) of the Accounts Agreement;

(e)	the date of payment of any amount, the currency of payment of any amount, the amount payable or that would be payable or paid under any Hedging Agreement;

(f)	the identity of the Issuer or the Parent other than in accordance with the Common Terms Agreement;

(g)	a Hedging Counterparty’s ability to net or set-off;

(h)	any provision which expressly requires the consent of any Hedging Counterparty;

(i)	the ability of a Hedging Counterparty to close-out or otherwise terminate, in part or in full, any Hedging Arrangement and the method of calculation of such close-out amount;

(j)	any right of assignment or transfer that a Hedging Counterparty has;

(k)	the definitions of Common Terms Agreement, Hedging Agreement, Hedging Counterparty, Hedging Liabilities, Hedging Termination Payments, Net Hedging Costs, Majority Senior Creditors or any other defined term used in Part C of Schedule III of the Intercreditor Agreement or in any of all these definitions, and the inclusion of the definition of Hedging Agreement in the definition of Finance Documents; and

(l)	clause 2.6 (Construction) of the Common Terms Agreement.

Retained	Rights

The Intercreditor Agreement also provides that each Senior Creditor (other than the Noteholders) and each Class of Noteholders may in its sole discretion:

(a)	give any consent under or, make any waiver or amendment to, any provision of the respective Senior Debt Agreement in accordance with its terms. For these purposes, in case where there are no amounts outstanding under a Senior Debt Agreement, each Senior Creditor will vote on the basis of its percentage of the global commitments under such Senior Debt Agreement;

(b)	assign or transfer any rights and obligations under and in accordance with the respective Senior Debt Agreement;

(c)	receive any sums owing to it for its own account in respect of premia, fees, costs, charges, liabilities, damages, proceedings, claims and demands in relation to any Finance Document to which it is a party as permitted pursuant to the terms of the Common Terms Agreement;

(d)	make determinations of and require the making of payments due and payable to it under the provisions of the Finance Documents as permitted by the terms of the Common Terms Agreement;

(e)	exercise the rights vested in it or permitted to be exercised by it under and pursuant to the terms of the Common Terms Agreement and the Intercreditor Agreement; and

(f)	receive notices, certificates, communications or other documents or information under the Finance Documents or otherwise.

In addition, EIB may in its sole discretion:

(a)	demand, after the occurrence of a Major Default or an event of default under the EIB Facility Agreements which is subsisting and in accordance with the terms provided in clause 14. (Acceleration) of the Common Terms Agreement and Condition 15 (Acceleration) and/or clause 11.3 (Acceleration) of the EIB Facility Agreement, that all or part of the amounts owing to it under or in accordance with the EIB Facility Agreement be immediately due and payable, whereupon they shall become immediately due and payable;

(b)	decide about any waiver, amendment or consent which is made under or to any provision of the EIB Facility Agreements (including, for the avoidance of doubt, any provisions and/or definitions incorporated in the EIB Facility Agreements by reference to any other Finance Document), in particular to any event of default or trigger event thereunder or to any definition used in the relevant event of default or trigger event; and

(c)	exercise any discretions under the EIB Facility Agreements and/or the EIB Guarantees.

In addition, the Security Agent may in its sole discretion:

(a)	exercise any right, power, authority discretion expressly granted to it pursuant to the Intercreditor Agreement;

(b)	make any determination expressly contemplated or required under the Combined Finance Documents in relation to its Retained Rights and in relation to its Entrenched Rights;

(c)	receive any sums owing to it for its own account in respect of fees, costs, charges, liabilities, damages, proceedings, claims and demands in performing its powers and exercising its discretions under the Intercreditor Agreement and any other Finance Document to which the Security Agent is a party;

(d)	exercise any right, power, authority discretion expressly provided to it under the Finance Documents for the purpose of enabling the Security Agent to protect its own position and interests in its personal capacity (including its own personal financial interest) or which the Security Agent determines to be necessary or appropriate to exercise for the protection of its own position and interests in its personal capacity;

(e)	receive notices, certificates, communications or other documents or information, to direct that such notices, certificates, communications or other documents or information must be provided (or must not be provided) to it or any other party, or, where applicable, to determine the form and content of any notice, certificate, communication or other document; and

(f)	exercise any right, power, authority discretion expressly provided to it under the Finance Documents and which relieves or exempts the Security Agent from liability or exculpates or exonerates it (including, without limitation, any right of the Security Agent under any of the Finance Documents to make assumptions as to, or rely on any notice, certificate or other communication confirming, the existence or non-existence of any act, circumstance or event).

Applicable law and jurisdiction

The Intercreditor Agreement is subject to Portuguese law. The courts of Lisbon will have non-exclusive jurisdiction in relation to any dispute including a dispute relating to non-contractual obligations arising out or in connection therewith.

Accounts Agreement

Company Accounts

The Accounts Agreement sets out the rules applicable to the opening and operation of the Company Accounts. The Company Accounts will be opened in the name of the Issuer with the Lead Account Bank and shall be on-demand deposit accounts with the features and associated with the rights and obligations set out in the Accounts Agreement.

Each of the Company Accounts:

(a)	may be used to carry out credit and debit transactions only in accordance with the terms and conditions of the Accounts Agreement and the Lead Account Bank or any Account Bank, in relation to any Expropriations Account and Proceeds Account opened and maintained with it, is not obliged to execute any instructions of the Issuer that do not comply with the provisions of the Accounts Agreement;

(b)	is remunerated on the terms and conditions agreed by the parties to that effect and, in the absence of such an agreement, in accordance with the General Conditions;

(c)	may not be encumbered or transferred, nor may the rights attached to it be encumbered or transferred, in favour of any third party, save on the terms provided for in the Finance Documents;

(d)	is associated with the corresponding Account Opening Sheet which may not be amended without the prior written consent of the Lead Account Bank, or in the case of any Additional Expropriations Account or Proceeds Account opened and maintained with another Account Bank, the Account Bank in question;

(e)	shall be opened and kept in euro and all amounts received in a currency other than Euro must be converted into Euro, as soon as practicable after receipt, at the prevailing rate for comparable transactions of the Lead Account Bank, or in the case of any Additional Expropriations Account or Proceeds Account opened and maintained with another Account Bank, the Account Bank in question;

(f)	is separate and independent of the other Company Accounts, without prejudice to any transfer of funds between them in accordance with the provisions of the Accounts Agreement;

(g)	shall be cancelled and the corresponding balance transferred to any bank account indicated for that purpose by the Issuer, on the Term Date; and

(h)	except for the Rose Account and the Distributions Account and without prejudice to clause 9.4. (Expropriations Accounts) and clause 12.4. (Proceeds Accounts) of the Accounts Agreement, must maintain at all times a balance in an amount equal or higher than the Minimum Balance.

The Issuer may not cancel any Company Account opened with the Lead Account Bank, other than any Additional Expropriations Account, without the prior written consent of the Intercreditor Agent.

Compensations Account

The Compensations Account shall be used by the Issuer to deposit the Compensations it receives and the Issuer shall procure that all such Compensations are credited to the Compensations Account.

The Issuer may only withdraw amounts from the Compensations Account for the following purposes:

(a)	to prepay or early redeem Senior Debt to the extent required under clause 6.1 (Prepayment) of the Common Terms Agreement and Condition 10.2 (Redemption due to Compensation received);

(b)	in the case of the Insurance Proceeds relating to physical damage Insurances, to apply in the restoration, reinstatement or replacement of the relevant assets to the extent the same is necessary for the implementation of the Main Concession, having regard to the assets concerned;

(c)	in the case of the Insurance Proceeds relating to third party liability Insurances, to apply in payment of indemnities to third parties; and

(d)	to make transfers to any Proceeds Accounts, after the payments referred to in paragraphs (a) to (c) above have been made.

Debt Service Reserve Account

The Debt Service Reserve Account shall be used by the Issuer to deposit the DSRA Required Balance and the Issuer shall procure that, at any time, the balance of the Debt Service Reserve Account is equal or more than the DSRA Required Balance.

Any calculation of the balance of the Debt Service Reserve Account shall include (i) the monies standing to the credit of the Debt Service Reserve Account, and (ii) any amounts available for drawing under any Debt Service L/C delivered by the Issuer to the Intercreditor Agent which are issued by a bank which is a Qualifying Bank at the time of the calculation.

Withdraws from the Debt Service Reserve Account are limited. The Issuer may only withdraw amounts from the Debt Service Reserve Account, if at any time:

(a)	to the extent that there are insufficient funds standing to the credit of the Proceeds Accounts (taken collectively), to pay Debt Service; and

(b)	if and to the extent that the balance standing to the credit of the Debt Service Reserve Account exceeds the DSRA Required Balance, to transfer amounts to any Proceeds Account.

The Intercreditor Agent shall credit the demanded proceeds into the Debt Service Reserve Account. The Intercreditor Agent shall demand payments under any Debt Service L/C if and to the extent that there are no funds available in the Proceeds Accounts (taken collectively) or the Debt Service Reserve Account to pay any Debt Service when due or, if the amounts available for drawing under any Debt Service L/C are required for the purposes of achieving the DSRA Required Balance for the current Calculation Period, and:

(a)	at any time within 30 (thirty) days prior to the expiry of that Debt Service L/C; or at any time

(b)	the Debt Service L/C Provider under any such Debt Service L/C ceases to be a Qualifying Bank, (each Debt Service L/C affected being an “Expiring Debt Service L/C”), and a replacement Debt Service L/C has not been issued by a Qualifying Bank to the Issuer which will become effective no later than the expiry of the Expiring Debt Service L/C or 30 (thirty) days after the Debt Service L/C Provider has ceased to be a Qualifying Bank (as the case may be), for a face amount of not less than the face amount of the Expiring Debt Service L/C at that time less the aggregate at that time of all amounts paid to the Intercreditor Agent under the Expiring Debt Service L/C (such lesser amount the “Relevant Amount”), in which case the Intercreditor Agent shall make a call under the Expiring Debt Service L/C in an amount equal to the Relevant Amount.

Distributions Account

The Distributions Account shall be credited with (i) any amounts available to the Issuer for the purpose of making Permitted Distributions and (ii) any amounts paid to the Issuer as interest or capital in respect of loans advanced by the Issuer which are Permitted Distributions.

The Issuer may only pay amounts into the Distributions Account on any Transfer Date provided that:

(a)	any such payment is made in accordance with the Cashflow Waterfall; and

(b)	the conditions set out in clause 10.2.(o) (Negative Undertakings) of the Common Terms Agreement and any other conditions to the transfer of amounts to the Distributions Account set out in the Finance Documents are satisfied.

The Issuer may withdraw amounts from the Distributions Account to make Distributions and to make transfers to any Proceeds Account.

Expropriations Accounts

The Issuer shall procure that all amounts required to make payments of any expropriation costs, in relation to expropriations made in accordance with article 22. (Expropriations) of the Concession Contract, are credited to an Expropriations Account.

Each Expropriations Account may include an overdraft facility up to the amount of €1,000,000 (one million Euro).

The Issuer may withdraw amounts from any Expropriations Account only for the purposes of meeting the alluded expropriations costs if and when they fall due and to make transfers to any Proceeds Accounts.

Notes Collateral Account

The Issuer shall procure that the Notes Collateral Account be credited, immediately upon receipt of the relevant amounts, with any proceeds from Additional Senior Debt raised upon satisfaction of the tests in clause 5.1 (Additional Senior Debt) of the Common Terms Agreement relating to the raising of Additional Senior Debt on the basis that the proceeds raised from the Additional Senior Debt in question would be credited to the Notes Collateral Account. The Issuer may also credit the Notes Collateral Account with amounts transferred from any Proceeds Account in accordance with the Cashflow Waterfall.

The Issuer may only withdraw amounts from the Notes Collateral Amount for the purposes of redeeming some or all the Notes on any Notes Maturity Date.

Petty Cash Account

The Issuer may credit the Petty Cash Account with amounts transferred from any Proceeds Account in accordance with the Cashflow Waterfall, provided that, at any moment, the corresponding balance is not more than €1,000,000 (one million Euro).

The Issuer may withdraw amounts from the Petty Cash Account only for the following purposes:

(a)	to pay Project Costs in the nature of out of pocket and other administrative and managerial expenses of the Issuer; and

(b)	to make transfers to any Proceeds Account.

Without prejudice to clause 11.1 of the Accounts Agreement, the amount transferred to the Petty Cash Account in each calendar year may not, under any circumstances, exceed €6,000,000 (six million Euro).

Proceeds Account

The Issuer shall credit to the Proceeds Account any and all amounts:

(a)	received under or in connection with any Project Agreement, the Management Consultancy Services Agreement or the Shared Services Agreement or as revenues arising from the activities of the Issuer;

(b)	of Insurance Proceeds under business interruption Insurances in relation to loss of revenues;

(c)	drawn under the Senior Debt Agreements or the Short Term Facilities;

(d)	paid to the Issuer under the Hedging Agreements;

(e)	received from the Shareholders;

(f)	transferred from other Company Accounts, in accordance with the terms of the Accounts Agreement;

(g)	of refunds of tax of any kind; and

(h)	received from any other source, on any account, where such amounts are not required to be paid into a Company Account other than a Proceeds Account, in accordance with the terms of the Accounts Agreement.

The Issuer may only withdraw amounts from the Proceeds Account for the following purposes and in the following order:

(a)	first, transfer to the Rose Account any amounts of Rose Revenues received by the Issuer;

(b)	second, payment of Project Costs and Tax Permitted Payments, as and when they fall due, and transfers to the Expropriations Accounts;

(c)	third, payment of all costs and expenses of the Intercreditor Agent, the Security Agent, EIB, the Notes Common Representative and any Account Bank;

(d)	fourth, payment of all Financing Costs (other than Financing Costs in respect of the Rose Notes) and any fees in respect of the Permitted Guarantees granted by Initial or Additional Senior Guarantors;

(e)	fifth, payment of all Financing Principal (other than Financing Principal in respect of the Rose Notes) and any Hedging Termination Payments and reimbursement of amounts paid by the Initial or Additional Senior Guarantors under the Permitted Guarantees;

(f)	sixth, payment of any mandatory prepayments of the Senior Debt made in accordance with the Finance Documents;

(g)	seventh, funding of the CAPEX Reserve Account;

(h)	eighth, payment to the Debt Service Reserve Account up to the amounts required to ensure that the balance of the Debt Service Reserve Account when aggregated with the available but undrawn Debt Service L/Cs, is equal to the Debt Service Required Balance;

(i)	ninth, payment of any other sums due but unpaid under the Finance Documents (other than the Debt Service L/Cs);

(j)	tenth, payment of any amounts due to the Debt Service L/C Providers under the Debt Service L/Cs;

(k)	eleventh, payment of any voluntary prepayments of the Senior Debt made in accordance with the Finance Documents;

(l)	twelfth, transfers to the Petty Cash Account;

(m)	thirteenth, transfers to the Notes Collateral Account; and

(n)	fourteenth, subject to the restrictions in the Finance Documents, payment of any remaining amounts to the Distributions Account.

Each Proceeds Account may be overdrawn by a total amount not exceeding €5,000,000 (five million Euro) per Proceeds Accounts, provided that any such overdrawing of a Proceeds Account is exclusively due to operational reasons and that, in any event, no Proceeds Account remains overdrawn for more than 5 (five) consecutive Business Days.

CAPEX Reserve Account

The Issuer shall procure that the CAPEX Reserve Account be credited, within 10 (ten) Business Days of each Calculation Date, with the CAPEX Required Balance.

In the 6 (six) month period following any Calculation Date, the Issuer may only withdraw monies from the CAPEX Reserve Account for the purposes of making:

(a)	payments of CAPEX which fall due during that 6 (six) month period; and

(b)	transfers to any Proceeds Account at the end of that 6 (six) month period of any amounts in excess of the amounts required to make payments of CAPEX during that 6 (six) month period.

Rose Account

The Issuer shall procure that the Rose Account be credited with any amounts of Rose Revenues received by it.

The Issuer may only withdraw monies from the Rose Account for the following purposes:

(a)	to transfer to the Rose Notes Issuer, on each Quarterly Transfer Date, the relevant Rose Quarterly Payment;

(b)	to transfer to any Proceeds Accounts, on each Quarterly Transfer Date, any amounts standing to the credit of the Rose Account after the transfer referred to in paragraph (a) has been made.

Authorised investments

The Issuer may invest or instruct any Account Bank to invest such part of the amounts standing to the credit of any Company Account (other than the Rose Account), as it considers prudent, from time to time in Authorised Investments, it being agreed that:

(a)	no Authorised Investments may be made if an Event of Default or event of default under the EIB Facility Agreement is outstanding or would result from the making of the Authorised Investments;

(b)	the Authorised Investments made with amounts standing to the credit of any Company Account shall be made with an Account Bank or any other Qualifying Bank;

(c)	any Authorised Investment made with an Account Bank shall be made out of a Company Account pledged in favour of the Security Agent;

(d)	any Authorised Investment made with a Qualifying Bank other than an Account Bank shall be made only subject to the following conditions:

(i)	such Authorised Investment is made out of an Authorised Account pledged in favour of the Security Agent or in relation to which other Security Interest acceptable to the Security Agent is granted to the Security Agent;

(ii)	the Authorised Investment is held to the order of the Issuer and:

(A)	any payment in respect of the Authorised Investment will be remitted (in full and without any deduction, withholding or retention of any kind, except to the extent required by law) to the Company Account from which they were made or from which monies were transferred to any Authorised Account for that purpose; and

(B)	the Issuer will not exercise, and will hold the Authorised Investment free of, any Security Interest (other than those referred to in paragraph (i) above), right of set-off, counterclaim or other interest which it may have;

(e)	the Issuer may transfer amounts from any Company Account (other than the Rose Account) to an Authorised Account opened with a Qualifying Bank for the purposes of making Authorised Investments;

(f)	Authorised Investments shall be accounted for in the Company Account from which they were made or from which monies were transferred to any Authorised Account for that purpose, in accordance with the rules applicable to the product in question and the terms of the General Conditions and customary banking practice and any reference in the Finance Documents to the balance standing to the credit of one of the Company Accounts will be deemed to include the Authorised Investments in which all or part of such balance is for the time being invested;

(g)	the Issuer shall:

(i)	immediately and in writing notify the Intercreditor Agent, the Lead Account Bank and the bank or financial institution holding the Authorised Account (the “Authorised Account Bank”) if the Authorised Account Bank and/or any bank or financial institution from whom an Authorised Investment has been purchased or subscribed for pursuant to clause 15 (Authorised Investments) of the Accounts Agreement ceases to be Qualifying Bank; and

(ii)	within such notice served pursuant to the preceding paragraph, request the relevant Authorised Account Bank to immediately (A) dispose, realise or otherwise liquidate any investment that has been entered into with the Authorised Account Bank or such bank or financial institution in the Issuer’s name pursuant to clause 15 (Authorised Investments) of the Accounts Agreement and (B) transfer the funds realised by the Authorised Account Bank, together with any additional funds standing to the balance of the Authorised Account, to the Company Account from which monies were paid out for the purposes of making the Authorised Investments;

(h)	the Authorised Investments will be made on behalf of the Issuer by an Account Bank or any other Qualifying Bank (as the case may be) on terms no less favourable that the terms on which such investments are made for customers of the relevant Account Bank or Qualifying Bank (as applicable) of similar standing to the Issuer;

(i)	the Authorised Investments shall be denominated in Euro; and

(j)	income arising from or in respect of any Authorised Investment shall be credited to the Company Account or Authorised Account from which the Authorised Investment in question was made.

Applicable law and jurisdiction

The Accounts Agreement is subject to Portuguese law. The courts of Lisbon will have non-exclusive jurisdiction in relation to any dispute including a dispute relating to non-contractual obligations arising out or in connection therewith.

Grantor Direct Agreement

Step-in

Under the terms of the Grantor Direct Agreement, the Grantor authorises, at any time after the occurrence of an event which, under the Finance Documents, entitles the Senior Creditors to accelerate any Senior Debt (and such event is continuing) or to enforce the security interests created under the Finance Documents, that all shares representing the share capital of the Issuer and the respective voting rights are transferred to a third entity (the “Transferee”), provided that:

(a)	the Transferee has, to the Grantor’s satisfaction, sufficient technical and financial resources available to it in order to carry out its obligations as a shareholder of the Issuer and to ensure that the Issuer carries out its obligations to the Grantor under the Concession Contract; and

(b)	the Transferee is a company incorporated in Portugal in accordance with Portuguese law, with head office in Portugal for as long as it remains a direct shareholder of the Issuer and whose shares are exclusively nominative.

Any transfer in accordance in the terms described above will not constitute a breach of or a termination event under the Concession Contract.

The Grantor further undertakes to use its best endeavours to ensure that, in case of a transfer occurring in the terms described above, all authorisations or licences given to the Issuer will not expire or be materially modified as a result of the same.

The Transferee will be obliged to remedy or cause the Issuer to remedy any breach which is outstanding under the Concession Contract at the date of the transfer taking place in accordance the terms described above (the “Transfer Date”), within a reasonable period of time to be determined by the Grantor according to the relevant circumstances, namely it shall pay or cause to be paid any amounts or contractual penalties or fines due to the Grantor.

For the purposes of allowing the Senior Creditors to exercise their rights in the terms described above and the pledge over the shares of the Issuer, the Grantor shall not terminate or step-in (“sequestro”) the Concession Contract without giving the Security Agent at least 30 (thirty) days prior written notice, in the case of step-in, or 90 (ninety) days prior written notice, in the case of termination, stating the grounds for step-in or termination and the proposed step-in or termination date.

Step-out Rights

The Grantor will allow the Transferee, at any time after a transfer of shares and voting rights under the terms described above, to transfer back all the shares and voting rights in the Issuer to the original shareholders of the Issuer, and any such transfer will not constitute a breach of or a termination event under the Concession Contract. Notwithstanding any transfer occurring in accordance with this paragraph, the Transferee shall be fully liable for any breach of the Concession Contract which may occur during the period in which it was a shareholder of the Issuer (including any failure to remedy any breach which was outstanding on the Transfer Date).

Redemption (“resgate”) of the Main Concession

Notwithstanding the above, the provisions of the Grantor Direct Agreement shall not limit or restrict, in any manner whatsoever, the right of the Grantor to redeem (“resgatar”) the Main Concession in accordance with Article 42 (Redemption of the Concession) of the Concession Contract.

Applicable law

The Grantor Direct Agreement is subject to Portuguese law.

Other Agreements

Besides the aforementioned Combined Finance Documents, other documents will be executed for the purpose of the Transaction. The following is a summary of certain features of such other documents and is qualified by reference to the detailed provisions thereof:

Tax Deed of Covenant

Under the terms of the Tax Deed of Covenant entered into between the Issuer, the EIB, the Intercreditor Agent on behalf of the Finance Parties and the relevant Brisa Group companies which are under the Portuguese tax consolidation regime, the relevant Brisa Group companies undertake certain covenants to the Issuer, the Parent and the Intercreditor Agent, namely that they shall not trigger any Tax liability under the Portuguese tax consolidation regime in respect of the ring-fenced group which is composed of the Issuer and its Shareholder (the “Ring-fenced Group”) and shall not surrender any losses of the Ring-Fenced Group to other companies within the Brisa Group outside the Ring-Fenced Group that are not under the Portuguese tax consolidation regime or make any claims of group relief which effectively removes an asset from the Ring-Fenced Group.

The Ring-fenced Group also grants representations and undertakes covenants to the Intercreditor Agent in respect of certain actions regarding the liability of the Ring-fenced Group and Tax Permitted Payments.

The Tax Deed of Covenant is subject to Portuguese law.

The Rose Notes and the Rose Notes Documentation

The Rose Notes were issued by Tagus – Sociedade de Titularização de Créditos, S.A. (the “Rose Notes Issuer”) in December 2007 in the context of a securitisation transaction carried out under the Portuguese securitisation legal framework. For such purpose, Brisa, in its capacity as originator, assigned to the Rose Notes Issuer certain future receivables (currently defined as “Rose Revenues”) in an amount equivalent to 105 per cent. of the Rose Debt Service, which comprise future rights of credits corresponding to the tariff paid at the tolls by the users of the motorways which the originator operates under the Concession Contract. Additionally and under the terms of the Rose Notes, in case the originator is unable to originate sufficient future receivables to meet its obligations for a given collection period, the originator will in any event pay to the Rose Notes Issuer an amount equal to such shortfall of future receivables, in order to ensure that the Rose Notes Issuer receives, for such collection period, on the relevant transfer date, an amount equal to 100 per cent. of the relevant Rose Debt Service. In the context of the Transaction, the originator of the Rose Notes has been replaced by the Concessionaire, which has assumed all obligations of the prior originator under the Rose Notes. The Rose Noteholders are a Senior Creditor benefiting from the terms of the Combined Finance Documents.

The Rose Notes Documentation includes the usual documents forming part of the contractual structure of a securitisation transaction, including the following core documents: a future receivables sale agreement, which governs the sale of the Rose Revenues, a future receivables servicing agreement, which rules the appointment of the servicer of the Rose Revenues and the services to be rendered thereby, a common representative appointment agreement, pursuant to which the Rose Common Representative has been appointed to represent the Rose Noteholders. Other ancillary agreements, including a transaction management and issuer account agreement and a paying agency agreement, were also executed. All these agreements have been amended and reconciled with the reorganisation of the Brisa Group described in “Description of the Issuer, the Parent and the Brisa Group”.

EIB Facility Agreement

Under the EIB Assignment, Assumption and Amendment Agreement (“EIB Facility Agreement”), Brisa assigns to the Issuer its contractual position of borrower (mutuário), including all its rights and obligations under certain finance contracts entered into between Brisa and the EIB (and as specified in the EIB Facility Agreement, the “Finance Contracts”) and the Issuer accepts the assignment of such contractual position as borrower under the Finance Contracts with effect as from the effective date specified in the EIB Facility Agreement. As a result thereof, Brisa is released and discharged from its obligations under such Finance Contracts.

In connection with such assignment from Brisa to the Issuer, Brisa and the EIB agree to certain amendments to the Finance Contracts and all loans (and all tranches thereof) extended by the EIB under the Finance Contracts are consolidated into a single loan, which will be subject to a single revised interest rate regime and repayment schedule and shall be governed by the amended and restated Finance Contracts, as set out in the EIB Facility Agreement.

The EIB Facility Agreement is subject to Portuguese law.

Bank Facilities

Under the terms of a commercial paper programme agreement (the “Commercial Paper Programme Agreement”) entered into between the Issuer, Brisa and certain underwriting banks, the Issuer and Brisa may carry out private issues of debt securities with a maturity of less than one year in the form of commercial paper in a maximum aggregate amount of €300,000,000. During an initial period which will correspond to a period from the date of the Commercial Paper Programme Agreement to the closing date of the corporate reorganisation of the Brisa Group (the “Initial Agreement Period”), issues of commercial paper will be carried out by Brisa and, subsequent to the end of the Initial Agreement Period, issues of commercial paper will be carried out by the Issuer and all previous issuances of commercial paper made by Brisa will be transferred to the Issuer. After the Initial Agreement Period, the underwriting banks of the commercial paper issued will become Senior Creditors of the Issuer under the terms sets out in the Combined Finance Documents.

Under the Commercial Paper Programme Agreement and until the end of the Initial Agreement Period, Brisa and the Issuer are jointly and severally liable for the issues of commercial paper made.

The Commercial Paper Programme Agreement is subject to Portuguese law.

Hedging Agreements and Hedging Policy

The Hedging Policy is disclosed in schedule III (Hedging Policy) of the Common Terms Agreement and is subject to certain general principles, as follows:

(a)	The only member of the Group that may enter into Hedging Agreements is the Issuer;

(b)	The purpose of the hedging policy is to limit the Issuer’s exposure to fluctuations in interest rates, currencies and inflation;

(c)	The Issuer will not enter into Treasury Transactions for the purpose of speculation, but rather only to manage risk inherent in its business or funding on a prudent basis;

(d)	The Hedging Policy will be reviewed from time to time as appropriate in line with market developments, regulatory developments, Concession Contract developments and Good Industry Practice. Any such review will require a change to schedule III (Hedging Policy) of the Common Terms Agreement;

(e)	Any amendments to the Hedging Policy will be subject to approval of the board of the Issuer, which may only be given if a majority of the independent directors vote in favour. Any amendments to the Hedging Policy will also be subject to approval of the Intercreditor Agent and to the Entrenched Rights and Retained Rights and in compliance with the provisions of the Intercreditor Agreement;

(f)	It is agreed that the Issuer may enter into Treasury Transactions with Hedging Counterparties pursuant to which each relevant Hedging Counterparty has the right to terminate the relevant Treasury Transaction subject to the following restrictions and any restrictions set out in the Intercreditor Agreement:

(i)	the aggregate notional amount and/or euro currency amounts (as applicable) of Treasury Transactions pursuant to which Hedging Counterparties have such right of termination (any such Treasury Transactions “Breakable Transactions”) does not exceed 10 (ten) per cent. of the total outstanding Senior Debt at the relevant time;

(ii)	in any three year period, the aggregate notional amount and/or euro currency amounts (as applicable) of Breakable Transactions where the right to terminate occurs during such three year period does not exceed one third of the total notional amounts and euro currency amounts of all Breakable Transactions; and

(iii)	no Breakable Transactions may have termination provisions permitting the Hedging Agreements to be terminated prior to their 10th (tenth) anniversary of the relevant execution date.

In what concerns currency risk, the Hedging Policy is subject to the following principles:

(a)	The Group must not bear currency risk in respect of any foreign currency denominated debt instruments, or in respect of any significant foreign currency purchases;

(b)	Currency hedges for debt instruments will convert into euro liabilities the interest payable to expected maturity and the repayment of principal in respect of such debt instruments.

Regarding interest rate risk, the Hedging Policy is subject to the following principles:

(a)	The Issuer shall ensure that at least 50 (fifty) per cent. of the projected interests costs on the Senior Debt are fixed on real or nominal terms for at least the next 5 (five) years on a rolling basis;

(b)	Interest rate risk on floating rate liabilities will be hedged through instruments such as interest rate swaps in order to comply with paragraph (a) of the currency risk principles.

Further, the Hedging Policy contains provisions in respect of the Hedging Counterparties, which set forth that the Issuer may only enter into Treasury Transactions with Qualifying Banks or where a parent guarantee is provided by an institution which meets the same criteria.

Finally, the Hedging Policy establishes that all Hedging Agreements must be entered into (whether by way of novation or otherwise) in the form, as amended by the parties thereto, of the [1992]/[2002] ISDA Master Agreement (Multicurrency - Cross Border) or any successor thereto published by ISDA (an “ISDA Master Agreement”) unless otherwise agreed by the Security Agent.

FORM OF THE NOTES

Form of the Notes

The Notes will be represented in dematerialised book-entry form (“forma escriturar) and can either be registered notes (nominativas), in which case Interbolsa, at the request of the Issuer, can ask the Affiliate Members of Interbolsa for information regarding the identity of the Noteholders and transmit such information to the Issuer, or bearer notes (ao portador), in which case Interbolsa cannot inform the Issuer of the identity of the Noteholders. The Notes will be held through the accounts of affiliate members of Interbolsa, the manager of the central securities clearing system – the Central de Valores Mobiliários or CVM.

Clearing and Settlement

Interbolsa manages the operation of CVM, the central securities clearing system in the Republic of Portugal known as sistema centralizado in which all securities in book-entry form to be centrally cleared and settled in Portugal must be registered (the “Book-Entry Registry”). The CVM is composed of interconnected securities accounts, through which securities (and inherent rights) are created, held and transferred. This allows Interbolsa to control the amount of securities created, held and transferred. Issuers of securities, financial intermediaries which are Affiliate Members (Direct Registration Entities) of Interbolsa and the Bank of Portugal, all participate in the CVM.

The CVM provides for all the procedures which allow the owners of securities to exercise their rights. In relation to each issue of securities, CVM comprises inter alia, (i) the issue account, opened by the issuer in the CVM and which reflects the full amount of securities issued; and (ii) the control accounts opened by each of the financial intermediaries which participate in Interbolsa’s centralised system, and which reflect, at all times, the aggregate nominal amount of securities held in the individual securities accounts opened by holders of securities with each of the Affiliate Members of Interbolsa (as defined below). Title to the Notes passes upon registration in the records of an Affiliate Member of Interbolsa. Each person shown in the records of an Affiliate Member of Interbolsa as having an interest in Notes shall be treated as the holder of the principal amount of the Notes recorded.

“Affiliate Member of Interbolsa” means a financial institution licensed to act as a financial intermediary for the purposes of the Portuguese Securities Code and which is entitled to hold control accounts with Interbolsa on behalf of Noteholders. For the avoidance of doubt, Affiliate Members of Interbolsa include any depository banks appointed by: (i) Euroclear and Clearstream, for the purposes of holding accounts on behalf of Euroclear and Clearstream with Interbolsa; or (ii) other financial intermediaries that do not hold control accounts directly with Interbolsa.

Notes registered with Interbolsa will be attributed an International Securities Identification Number (1S1N) code through Interbolsa’s codification system and will be accepted for clearing through CVM, the clearing system managed by Interbolsa as well as through the clearing systems operated by Euroclear and Clearstream and settled by Interbolsa’s settlement system.

Payments

Payment of principal and interest in respect of the Notes will be subject to Portuguese laws and regulations, notably the regulations from time to time issued and applied by the Comissão do Mercado de Valores Mobiliários (the Portuguese Securities Market Commission, the “CMVM”) and Interbolsa.

The Issuer must give Interbolsa advance notice of all payments and provide all necessary information for that purpose, notably the identity of the financial intermediary registered with Interbolsa appointed by the Issuer to act as the paying agent in respect of the Notes (the “Portuguese Paying Agent”) and perform the relevant payments.

Prior to any payment the Portuguese Paying Agent shall provide Interbolsa with a statement of acceptance of its role of Portuguese Paying Agent. Interbolsa must notify the Portuguese Paying Agent of the amounts to be settled, which will be determined by Interbolsa on the basis of the account balances of the accounts of the Affiliate Members of Interbolsa.

On the date on which any payment in respect of the Notes is to be made, the corresponding entries and counter-entries will be made by Interbolsa in the relevant current accounts held by the Portuguese Paying Agent and by the Affiliate Members of Interbolsa.

Accordingly, payment of principal and interest in respect of Notes (i) in euros will be (a) credited, according to the procedures and regulations of Interbolsa, by the Portuguese Paying Agent (acting on behalf of the Issuer) from the payment current account which the Portuguese Paying Agent has indicated to, and has been accepted by, Interbolsa to be used on the Portuguese Paying Agent’s behalf for payments in respect of securities held through Interbolsa to the payment current accounts held by the Affiliate Members of Interbolsa whose control accounts with Interbolsa are credited with such Notes and thereafter (b) credited by such Affiliate Members of Interbolsa from the aforementioned payment current accounts to the accounts of the owners of those Notes or through Euroclear and Clearstream to the accounts with Euroclear and Clearstream of the beneficial owners of those Notes, in accordance with the rules and procedures of Interbolsa, Euroclear or Clearstream, as the case may be (ii) in currencies other than euros will be (a) transferred, on the payment date and according to the procedures and regulations applicable by Interbolsa, from the account held by the Portuguese Paying Agent in the foreign currency settlement system (Sistema de Liquidação em Moeda Estrangeira), managed by Caixa Geral de Depósitos, S.A., to the relevant accounts of the relevant Affiliate Members of Interbolsa, and thereafter (b) transferred by such Affiliate Members of Interbolsa from such relevant accounts to the accounts of the owners of those Notes or through Euroclear and Clearstream to the accounts with Euroclear and Clearstream of the beneficial owners of those Notes, in accordance with the rules and procedures of Interbolsa, Euroclear or Clearstream, as the case may be.

References to Clearstream and/or Euroclear shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system.

Terms and Conditions applicable to the Notes

The terms and conditions applicable to any Note will be incorporated by reference into each such Note and will consist of the terms and conditions set out under “Terms and Conditions of the Notes” below and the provisions of the relevant Final Terms which supplement, amend and/or replace those terms and conditions.

Legend concerning United States persons

In the case of any Tranche of Notes having a maturity of more than 365 days, the Final Terms of such Notes will bear a legend to the following effect:

“Any United States person who holds a Note issued under these Final Terms will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.”

FORM OF FINAL TERMS

The Final Terms in respect of each Tranche of Notes will be substantially in the following form, duly supplemented (if necessary), amended (if necessary) and completed to reflect the particular terms of the relevant Notes and their issue. Text in this section appearing in italics does not form part of the form of the Final Terms but denotes directions for completing the Final Terms.

Final Terms dated [date]

Brisa - Concessão Rodoviária S.A.

(incorporated with limited liability in the Republic of Portugal)

Issue of[Aggregate Nominal Amount of Tranche] [Title of Notes]

under the

Euro [3,000,000,000]

Euro Medium Term Note Programme

PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus dated [•] 2010 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. The Base Prospectus is available for inspection and collection from the registered office of the Issuer at Quinta da Torre da Aguilha, Edifício Brisa, 2785-599 São Domingos de Rana, Portugal and the Specified Offices of the Paying Agents during normal business hours and inspection on the website of the Luxembourg Stock Exchange (www.bourse.lu).

[The following alternative language applies if the first tranche of an issue which is being increased was issued under a Base Prospectus with an earlier date. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions (the “Conditions”) set forth in the Base Prospectus dated [original date]. This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”) and must be read in conjunction with the Base Prospectus dated [•] 2010 which constitutes a base prospectus for the purposes of the Prospectus Directive, save in respect of the Conditions which are extracted from the Base Prospectus dated [original date] and are attached hereto. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms, the Base Prospectus dated [current date] and the Conditions contained in the Base Prospectus dated [original date]. Copies of such Base Prospectuses are available for inspection and collection from the registered office of the Issuer at Quinta da Torre da Aguilha, Edifício Brisa, 2785-599 São Domingos de Rana, Portugal and the Specified Offices of the Paying Agents during normal business hours and inspection on the website of the Luxembourg Stock Exchange (www.bourse.lu).]

[Include whichever of the following apply or specify as “Not Applicable” (N/A). Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the Final Terms.]

[When adding any other final terms or information consideration should be given as to whether such terms or information constitute “significant new factors” and consequently trigger the need for a supplement to the Base Prospectus under Article 16 of the Prospectus Directive.]

1.	Issuer:	Brisa - Concessão Rodoviária S.A.

2.	(i) Series Number:	[•]

	(ii) Tranche Number:	[•]

(If fungible with an existing Series, details of that Series, including the date on which the Notes become fungible.)

3.	Specified Currency or Currencies:	[•]

4.	Aggregate Nominal Amount:	[•]

5.	Issue Price:	[•] per cent. of the Aggregate Nominal Amount [plus accrued interest from [insert date] (if applicable)]

6.	Specified Denomination:	[•]

(N.B. If an issue of Notes is (i) NOT admitted to trading on an European Economic Area exchange; and (ii) only offered in the European Economic Area in circumstances where a prospectus is not required to be published under the Prospectus Directive, the minimum denomination for professional investors (EUR 50,000 or other amount that, from time to time, corresponds to the minimum denomination for professional investors) is not required.)

7.	(a) Issue Date:	[•]

	(b) Interest Commencement Date:	[specify/Issue Date/Not Applicable]

(NB: An Interest Commencement Date will not be relevant for certain Notes, for example Zero Coupon Notes.)

8.	Maturity Date:	[specify date (for Fixed Rate Notes) / (for Floating Rate Notes) Interest Payment Date falling in or nearest to [specify month]/[undated]]

9.	Interest Basis:	[[•] per cent. Fixed Rate]
[[specify reference rate] +/- [•] per cent. Floating
Rate]
[Zero Coupon]
[Index Linked Interest]
[Dual Currency Interest]
[Other (specify)]
(further particulars specified below)

10.	Redemption/Payment Basis:	[Redemption at par]

[Index Linked Redemption]

[Dual Currency Redemption]

[Partly Paid]

[Instalment]

[Other (specify)]

(NB: If the Final Redemption Amount is other than 100 per cent. of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply.)

11.	Change of Interest or Redemption/Payment Basis:	[Specify details of any provision for change of Notes into another Interest or Redemption/ Payment Basis]

12.	Call Option:	[Applicable/Not Applicable]

13.	(i) Status of the Notes:	Senior

	(ii) [Date [Board] approval for issuance of Notes obtained]:	[•]

(NB: Only relevant where Board (or similar) authorisation is required for the particular tranche of Notes)

14.	Method of distribution:	[Syndicated/Non-syndicated]

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15.	Fixed Rate Notes Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph)

	(i) Rate(s) of Interest:	[•] per cent. per annum [payable [annually/semi- annually/quarterly/other (specify)] in arrear]

	(ii) Interest Payment Date(s):	[[•] in each year up to and including the Maturity Date / [other (specify)]]

	(iii) Fixed Coupon Amount:	[•]

	(iv) Broken Amount:	[•]

	(v) Day Count Fraction:	[Actual/Actual (ICMA) or 30/360 or Other (specify)] (NB:If interest is not payable on a regular basis (for example, if there are broken amounts specified) Actual/Actual (ICMA) may not be a suitable Day Count Fraction)

	(vi) Interest Determination Date(s):	[•] in each year

(Insert day(s) and month(s) on which interest is normally paid ignoring issue date or maturity date in the case of a long or short first or last coupon)

(NB: This will need to be amended in the case of regular interest payment dates which are not of equal duration)

(NB: Only relevant where Day Count Fraction is Actual/Actual (ICMA))

	(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	[None/give details]

16.	Floating Rate Notes Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph.)

	(i) Specified Period(s)/Specified Interest Payment Dates:	[•]

	(ii) Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/ Other (give details)]

	(iii) Additional Business Centre(s):	[•]

	(iv) Manner in which the Rate of Interest and Interest Amount is to be determined:	[Screen Rate Determination/ISDA Determination/Other (give details)]

	(v) Party responsible for calculating the Rate of Interest and Interest Amount (if not the Calculation Agent):	[•]

(vi) Screen Rate Determination:

	• Reference Rate:	[•]

(Either LIBOR, EURIBOR or other, although additional information is required if other – including fallback provisions in the Agency Agreement)

	• Interest Determination Date(s):	[•]

(Second London business day prior to start of each Interest Period if LIBOR (other than Sterling or euro LIBOR), first day of each Interest Period if Sterling LIBOR and the second day of on which TARGET2 is open prior to the start of each Interest Period if Euribor or euro LIBOR)

• Relevant Screen Page:	[•]

(in the case of Euribor, if not Reuters EURIBOR01 ensure it is a page which shows a composite rate or amend the fallback provisions appropriately)

• Relevant Time:	[For example, 11.00a.m. London time/Brussels time]

• Relevant Financial Centre:	[For example, London/Euro-zone (where Euro-zone means the region comprised of the countries whose lawful currency is the Euro)]

• Reference Banks:	[State four banks, unless in Helsinki, in which case state five major banks to be used by Calculation Agent/four or five major banks most closely connected with the Reference Rate to be selected by the Calculation Agent at the relevant time]

(vii) ISDA Determination:

• Floating Rate Option:	[•]

• Designated Maturity:	[•]

• Reset Date:	[•]

(viii) Margin(s):	[+/-] [•] per cent. per annum

(ix) Minimum Rate of Interest:	[•] per cent. per annum

(x) Maximum Rate of Interest:	[•] per cent. per annum

(xi) Day Count Fraction:	[Actual/Actual (ISDA)

Actual/365 (Fixed)
Actual/365 (Sterling)
Actual/360
30/360
30E/360
30E/360 (ISDA)
Other]
(see Condition 7 for alternatives)

(xii) Fall back provisions, rounding provisions and any other terms relating to the method of calculating interest on Floating Rate Notes, if different from those set out in the Conditions:	[•]

17.	Zero Coupon Notes Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph)

	(i) Accrual Yield:	[•] per cent. per annum

	(ii) Reference Price:	[•]

	(iii) Any other formula/basis of determining amount payable:	[•]

	(iv) Day Count Fraction in relation to late payment:	[•](Consider applicable day count fraction if euro denominated)

18.	Index Linked Interest Notes Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph)

(NB: If the Final Redemption Amount is other than 100 per cent. of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply.)

	(i) Index/Formula:	[Give or annex details]

	(ii) Calculation Agent:	[give name]

(iii) Party responsible for calculating the Rate of Interest (if not the Calculation Agent) and Interest Amount (if not the Agent)

[give name]

(iv) Provisions for determining Coupon where calculation by reference to Index and/or Formula is impossible or impracticable:

[•] [need to include a description of market disruption or settlement disruption events and adjustment provisions.]

	(v) Specified Period(s) / Specified Interest Payment Dates:	[•]

	(vi) Business Day Convention:	[Floating Rate Convention/Following Business Day Convention/Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]

	(vii) Additional Business Centre(s):	[•]

	(viii) Minimum Rate of Interest:	[•] per cent. per annum

	(ix) Maximum Rate of Interest:	[•] per cent. per annum

	(x) Day Count Fraction:	[•]

19.	Dual Currency Interest Note Provisions	[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph)

(NB: If the Final Redemption Amount is other than 100 per cent. of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply.)

	(i) Rate of Exchange/ method of calculating Rate of Exchange:	[give or annex details]

	(ii) Party, if any, responsible for calculating the principal and/or interest due (if not the Calculation Agent):	[•]

	(iii) Provisions applicable where calculation by reference to Rate of Exchange impossible or impracticable:	[•] [need to include a description of market disruption or settlement disruption events and adjustment provisions.]

	(iv) Person at whose option Specified Currency(ies) is/are payable:	[•]

PROVISIONS RELATING TO REDEMPTION

20.	Issuer Call:	[Applicable/Not Applicable] (If not applicable, delete the remaining subparagraphs of this paragraph)

	(i) Optional Redemption Date(s):	[•]

(ii) If redeemable in part:

	(a)Minimum Redemption Amount:	[•]

	(b)Maximum Redemption Amount:	[•]

	(iii) Notice period (if other than as set out in the Conditions):	[•] (NB: If setting notice periods which are different to those provided in Conditions, the Issuer is advised to consider the practicalities of distribution of information through intermediaries, for example, clearing systems and custodians, as well as any other notice requirements which may apply, for example, as between the Issuer and the Agent [or the Notes Common Representative)

21.	Investor Put:	Not Applicable.

22.	Final Redemption Amount:	[—]

(NB: If the Final Redemption Amount is other than 100 per cent. of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply.)

	(i) Index/ Formula:	[—]

	(ii) Party Responsible:	[—]

	(iii) Provisions for determining amount:	[—]

	(iv) Minimum Final Redemption	[—]
Amount:

	(v) Maximum Final Redemption	[—]
Amount:

	(vi) Interest Determination Date:	[—]

	(vii) Provisions if impossible/ disrupted:	[—]

23.	[Early Redemption Amount of each Note payable on an event of default and/or the method of calculating the same (if required or if different from that set out in Condition 10 (Redemption and Purchase))]:	[—]

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24.	Form of Notes:

	(i) Form:	Dematerialised book-entry

	(ii) New Global Note:	Not Applicable

	(iii) Governing Law:	Portuguese law

25.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	[Not Applicable/give details]

(Note that this item relates to the place of payment and not Interest Period end dates to which item 16 and 18 relate)

26.	Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

[Not Applicable/give details]

27.	Details relating to Instalment Notes:

	(i) Instalment Amount(s):	[Not Applicable/give details]

	(ii) Instalment Date(s):	[Not Applicable/give details]

28.	Redenomination applicable:	[Applicable/Not Applicable] [(If Redenomination is applicable, specify the applicable Day Count Fraction and any provisions necessary to deal with floating rate interest calculation (including alternative reference rates))][(if Redenomination is applicable, specify the terms of the redenomination in an Annex to the Final Terms)]

29.	Other final terms:	[Not Applicable/give details]

(When adding on any other final terms consideration should be given as to whether such terms constitute “significant new factors” and consequently trigger the need for a supplement to the Base Prospectus under Article 16 of the Prospectus Directive.)

(Consider including a term providing for tax certification if required to enable interest to be paid gross by issuers.)

DISTRIBUTION

30.	(i) If syndicated, names of Managers:	[Not Applicable/give names]

(If the Notes are derivative securities to which Annex XII of the Prospectus Directive Regulation applies, include names of entities agreeing to underwrite the issue on a firm commitment basis and names of the entities agreeing to place the issue without a firm commitment or on a “best efforts” basis if such entities are not the same as the Managers.)

	(ii) Date of [Subscription] Agreement:	[—]

(The above is only relevant if the Notes are derivative securities to which Annex XII of the Prospectus Directive Regulation applies.)

	(iii) Stabilising Manager(s) (if any):	[Not Applicable/give name]

31.	If non-syndicated, name of relevant Dealer:	[Not Applicable/give name]

32.	U.S. Selling Restrictions:	TEFRA C

33.	Additional selling restrictions:	[In the case of a Tranche of Notes having a maturity of more than 365 days, include the following legend: “Any United States person who holds a Note issued under these Final Terms will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.”]

PURPOSE OF THE FINAL TERMS

These Final Terms comprise the final terms required for issue and admission to trading on the Bourse de Luxembourg’s regulated market [or specify other market or official list] of the Notes described herein pursuant to the EUR [—],000,000,000 Euro Medium Term Note Programme of Brisa – Concessao Rodoviária S.A. (as from [insert Issue Date for the Notes]).

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in these Final Terms. [[Relevant third party information, for example in compliance with Annex XII to the Prospectus Directive Regulation in relation to an index or its components] has been extracted from [specify source]. The Issuer confirms that such information has been accurately reproduced and that, so far as it is aware and is able to ascertain from information published by [specify source], no facts have been omitted which would render the reproduced information inaccurate or misleading.

Signed on behalf of Brisa – Concessão Rodoviária S.A.:

By:

Duly authorised:

PART B – OTHER INFORMATION

1.LISTING AND ADMISSION TO TRADING

(i) Listing and admission to trading:	[Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on [Bourse de Luxembourg/ specify relevant regulated market] with effect from [ ].] [Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on [Bourse de Luxembourg/ specify relevant regulated market] with effect from [ ].] [Not Applicable.]]

(ii) Estimate of total expenses related to admission to trading:	[—]

2.RATINGS

Ratings:	The Notes to be issued have been rated:

[S&P:[—]]

[Moody’s: [—]]

[Fitch Ratings: [—]]

[Other:[—]]

(The above disclosure should reflect the rating allocated to the Notes being issued.)

3.INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

[“Save for fees payable to the [Managers/Dealers], so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.” – amend as appropriate if there are other interests]

[(When adding any other description, consideration should be given as to whether such matters described constitute “significant new factors” and consequently trigger the need for a supplement to the Base Prospectus under Article 16 of the Prospectus Directive.)]

4.REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

[(i) Reasons for the offer	[—]

[(ii)] Estimated net proceeds	[—]

[(iii)] Estimated total expenses:	[—]

[(NB: Delete unless the Notes are derivative securities to which Annex XII of the Prospectus Directive Regulation applies, in which case (i) above is required where the reasons for the offer are different from making profit and/or hedging certain risks and, where such reasons are inserted in (i), disclosure of net proceeds and total expenses at (ii) and (iii) above are also required.)]

5.YIELD (Fixed Rate Notes only)

Indication of yield:	[—]

The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

6.	PERFORMANCE OF INDEX /FORMULA, EXPLANATION OF EFFECT ON VALUE IF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING (Index Linked Notes only)

[Need to include details of where past and future performance and volatility of the index/formula can be obtained.]

[Where the underlying is an index, need to include the name of the index and a description if composed by the Issuer and, if the index is not composed by the Issuer, need to include details of where the information about the index can be obtained.]

[Include other information concerning the underlying required by paragraph 4.2 of Annex XII of the Prospectus Directive Regulation.]

[(When completing the above paragraphs, consideration should be given as to whether such matters described constitute “significant new factors” and consequently trigger the need for a supplement to the Base Prospectus under Article 16 of the Prospectus Directive.)]

The Issuer does not intend to provide post-issuance information, except if it is legally required to do so.

(NB: This paragraph 6 only applies if the Notes are derivative securities to which Annex XII of the Prospectus Directive Regulation applies.)

7.	PERFORMANCE OF RATE[S] OF EXCHANGE (Dual Currency Notes only)

[Need to include details of where past and future performance and volatility of the relevant rates can be obtained.]

(N.B. The above applies if the Notes are derivative securities to which Annex XII of the Prospectus Directive Regulation applies.)

[(When completing this paragraph, consideration should be given as to whether such matters described constitute “significant new factors” and consequently trigger the need for a supplement to the Base Prospectus under Article 16 of the Prospectus Directive.)]

8.	OPERATIONAL INFORMATION

(i) ISIN Code:	[—]

(ii) Common Code:	[—]

(iii) Any clearing system(s) other than Interbolsa - Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A.

as operator of the Central de Valores Mobiliários, Euroclear Bank SA/NV and Clearstream Banking. société anonyme and the relevant identification number(s):	Not Applicable/give name(s) and number(s)]

(iv) Delivery:	Delivery [against/free of] payment

(v) Name and address of initial Paying Agent:	Citibank International PLC, Sucursal em Portugal

(vi) Names and addresses of additional Paying Agent(s) (if any):	[—]

(vii) Intended to be held in a manner which would allow Eurosystem eligibility:	[[Yes] [No]

[Note that the designation “yes” simply means that the Notes are intended upon issue to be registered with Interbolsa – Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A. in its capacity as a securities settlement system, and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.] [Include this text if “Yes” is selected]

TERMS AND CONDITIONS OF THE NOTES

The following is the text of the Conditions which (subject to completion and amendment and as supplemented or varied in accordance with the provisions of the relevant Final Terms and, save for the italicised paragraphs) will be incorporated by reference into each Note cleared by Central de Valores Mobiliários, the central securities clearing system managed by Interbolsa — Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários S.A. The applicable Final Terms in relation to any Tranche of Notes may specify other terms and conditions which shall, to the extent so specified or to the extent inconsistent with the following Conditions, replace or modify the following Conditions for the purpose of such Notes. Reference should be made to “Form of the Notes “for a description of the content of Final Terms which will specify which of such terms are to apply in relation to the relevant Notes.

1.	Introduction

1.1	Programme

Brisa – Concessão Rodoviária S.A. (the “Issuer”) has established a Euro Medium Term Note Programme (the “Programme”) for the issuance of up to Euro [3,000,000,000] in aggregate principal amount of notes (the “Notes”) by the Issuer.

1.2	Final Terms

Notes issued under the Programme may comprise one or more tranches of Notes which are identical in all respects (each a “Tranche”). Each Tranche is the subject of Final Terms (the “Final Terms”) that supplement these terms and conditions (the “Conditions”). The terms and conditions applicable to any particular Tranche of Notes are these Conditions as supplemented, amended and/or replaced by the relevant Final Terms. In the event of any inconsistency between (i) these Conditions and/or the Notes Common Representative Appointment Agreement (as defined below) and (ii) the relevant Final Terms, the relevant Final Terms shall prevail.

1.3	Paying Agency Agreement

The Notes are the subject of a paying agency agreement dated [—] 2010 (as amended, restated or supplemented from time to time, the “Paying Agency Agreement”) between the Issuer, the Notes Common Representative, Citibank, N.A., London Branch, as Principal Paying Agent (the “Principal Paying Agent”, which expression includes any successor principal paying agent appointed from time to time in connection with the Notes), Citibank International PLC, Sucursal em Portugal, as Portuguese Paying Agent (the “Portuguese Paying Agent”, which expression includes any successor Portuguese paying agent appointed from time to time in connection with the Notes and, together with the Portuguese Paying Agent, the “Paying Agents”, which expression includes any successor paying agents appointed from time to time in connection with the Notes).

1.4	The Notes

All subsequent references in these Conditions to “Notes” are to the Notes of the same series. “Series” means a Tranche of Notes together with any further Tranche or Tranches of Notes that are (i) expressed to be consolidated and form a single series and (ii) identical in all respects (including as to listing) except for their respective Issue Dates, Interest Commencement Dates and/or Issue Prices (all as defined below).

1.5	The Initial Notes

The Initial Notes were issued prior to the Signing Date. For the avoidance of doubt, all references in these Conditions to “Initial Notes” are to the Initial Notes only, while all references in these Conditions to “Notes” are to the Initial Notes and any other additional Notes that may be issued by the Issuer under the Programme after the Signing Date.

1.6	References

Any reference to “Noteholders” or “holders” in relation to Notes shall mean, each person shown in the book-entry records of a financial institution licensed to act as a financial intermediary for the purposes of the Portuguese Securities Code and which is entitled to hold control accounts with Interbolsa on behalf of Noteholders (each such institution an “Affiliate Member of Interbolsa”), as having an interest in the principal amount of the Notes.

1.7	Inspection

Copies of the Base Prospectus and of the applicable Final Terms are available for inspection during normal business hours at the Specified Offices of the Paying Agents. The Base Prospectus and the applicable Final Terms are also available for viewing on the website of the Luxembourg Stock Exchange (www.bourse.lu). Copies of the Final Terms may be obtained from those offices save that, if the Notes are neither admitted to trading on a regulated market in the European Economic Area nor offered in the European Economic Area in circumstances where a prospectus is required to be published under the Prospectus Directive, the applicable Final Terms will only be obtainable by a Noteholder holding one or more Notes and such Noteholder must produce evidence satisfactory to the Issuer and the relevant Paying Agent as to its holding of such Notes and identity.

1.8	Summaries

The Noteholders are bound by, and are deemed to have notice of, all the provisions of the Notes Common Representative Appointment Agreement, the Paying Agency Agreement, the Security Agreement, the Intercreditor Agreement and the Common Terms Agreement applicable to them. Copies of the Notes Common Representative Appointment Agreement, the Paying Agency Agreement, the Security Agreement, the Intercreditor Agreement and the Common Terms Agreement are available for inspection during normal business hours at the Specified Offices of the Paying Agents.

2.	Definitions

In these Conditions the following expressions have the following meanings:

“Acceleration” means the taking by the Intercreditor Agent (acting on the instructions of the Majority Senior Creditors or of the Senior Creditors (other than EIB), as the case may be) or EIB of any action referred to in clause 14 (Acceleration) of the Common Terms Agreement and Condition 15 (Acceleration);

“Acceptable Guarantor” means a legal person that satisfies certain conditions and that is approved by EIB for participation in an EIB Guarantee up to such Percentage Participation as EIB has approved subject (i) to the conditions EIB may in its discretion deem appropriate and (ii) to the acceptance thereof by such legal person;

“Account Bank” means the Lead Account Bank and any other Qualifying Bank so appointed by the Issuer, in accordance with clause 20.1 (Appointment of additional Account Banks) of the Accounts Agreement;

“Accounts Agreement” means the agreement so designated executed on or about the Signing Date between the Issuer, the Lead Account Bank and the Intercreditor Agent setting out the rules applicable to the opening and operation of the Company Accounts and the making of Authorised Investments;

“Accrual Yield” has the meaning given in the relevant Final Terms;

“Additional Business Centre(s)” means the city or cities specified as such in the relevant Final Terms;

“Additional Expropriations Account” has the meaning ascribed to this expression in clause 3.2. (Company Accounts) of the Accounts Agreement;

“Additional Financial Centre(s)” means the city or cities specified as such in the relevant Final Terms;

“Additional Permitted Guarantor” means any entity granting a Permitted Guarantee after the Signing Date that does not execute and deliver to the Intercreditor Agent a Senior Creditors Accession Document;

“Additional Senior Creditor” means any creditor providing Additional Senior Debt to the Issuer, any Additional Senior Guarantor or any Hedging Counterparty entering into a Hedging Agreement with the Issuer after the Signing Date;

“Additional Senior Debt” means any additional indebtedness incurred by the Issuer in accordance with clause 5 (Additional Senior Debt) to the Common Terms Agreement excluding, for the avoidance of doubt any Permitted Indebtedness;

“Additional Senior Debt Agreement” means any agreement between the Issuer and an Additional Senior Creditor;

“Additional Senior Guarantor” means any entity granting a Permitted Guarantee (i) after the Signing Date that executes and delivers to the Intercreditor Agent a Senior Creditors Accession Document (ii) existing on the Signing Date that after the Signing Date executes and delivers to the Intercreditor Agent a Senior Creditors Accession Document;

“Agents” means the Intercreditor Agent and the Security Agent;

“Authorised Accounts” means any account opened and maintained with:

(a)	any Qualifying Bank for the purposes of making Authorised Investments, in accordance with clause 15. (Authorised Investments) of the Accounts Agreement;

(b)	any Debt Service L/C Provider for the purposes of issuing Debt Service L/Cs and making any payments in relation thereof;

(c)	any bank for the purposes of issuing Permitted Guarantees and making any payments in relation thereof; and

(d)	any bank for the purposes of incurring additional Short Term Facilities and making any payments in relation thereof;

“Authorised Investment” means any of the investments listed in schedule IV (Authorised Investments) of the Accounts Agreement;

“Block Voting Instruction” means:

(a)	in relation to an Ordinary Decision, the process designed to (i) confirm prove of holding of the Notes and (ii) permit Noteholders to participate in Ordinary Decisions via the Investor Website, subject to the terms and according to the procedures from time to time disclosed in the Investor Website; and

(b)	in relation to a Special Decision, a Certificate in which it is stated that (a) the Notes will not be released until the earlier of: (i) the date by which a decision is required, and (ii) the surrender of such certificate to the Affiliate Member of Interbolsa; and (b) that the bearer of such Certificate is entitled to vote for or against the proposal subject to the Special Decision;

“Book-Entry Registry” means the book-entry securities registry system applicable to the Notes, which is subject to the rules, regulations and procedures under which Interbolsa operates in respect of book-entry securities;

“Broken Amount” has the meaning given in the relevant Final Terms;

“Business Day” means a day which is both:

(a)	a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in London and each Additional Business Centre specified in the applicable Final Terms; and

(b)	either (i) in relation to any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency (if other than London and any Additional Business Centre) or (ii) in relation to any sum payable in euro, a TARGET Settlement Day;

“Business Day Convention”, in relation to any particular date, has the meaning given in the relevant Final Terms and, if so specified in the relevant Final Terms, may have different meanings in relation to different dates and, in this context, the following expressions shall have the following meanings:

(a)	“Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a Business Day;

(b)	“Modified Following Business Day Convention” or “Modified Business Day Convention” means that the relevant date shall be postponed to the first following day that is a Business Day unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day;

(c)	“Preceding Business Day Convention” means that the relevant date shall be brought forward to the first preceding day that is a Business Day;

(d)	“FRN Convention”, “Floating Rate Convention” or “Eurodollar Convention” means that each relevant date shall be the date which numerically corresponds to the preceding such date in the calendar month which is the number of months specified in the relevant Final Terms as the Specified Period after the calendar month in which the preceding such date occurred provided, however, that:

(i)	if there is no such numerically corresponding day in the calendar month in which any such date should occur, then such date will be the last day which is a Business Day in that calendar month;

(ii)	if any such date would otherwise fall on a day which is not a Business Day, then such date will be the first following day which is a Business Day unless that day falls in the next calendar month, in which case it will be the first preceding day which is a Business Day; and

(iii)	if the preceding such date occurred on the last day in a calendar month which was a Business Day, then all subsequent such dates will be the last day which is a Business Day in the calendar month which is the specified number of months after the calendar month in which the preceding such date occurred; and

(e)	“No Adjustment” means that the relevant date shall not be adjusted in accordance with any Business Day Convention;

“Calculation Agent” means the Portuguese Paying Agent or such other Person specified in the relevant Final Terms as the party responsible for calculating the Rate(s) of Interest and Interest Amount(s) and/or such other amount(s) as may be specified in the relevant Final Terms;

“Calculation Date” means 31 December and 30 June in each year, commencing on 30 June 2011 and ending on the Term Date;

“Calculation Period” means a period of 12 (twelve) months commencing on the day after a Calculation Date or ending on a Calculation Date;

“CAPEX Reserve Account” means the account so designated opened and maintained in accordance with the Accounts Agreement, in the name of the Issuer, with the Lead Account Bank;

“Class of Noteholders” means all Noteholders holding Notes of the same Series;

“Clearstream” means Clearstream Banking, societe anonyme, Luxembourg;

“CMVM” means the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários);

“Combined Finance Documents” means the following documents: (a) the Accounts Agreement; (b) the Common Terms Agreement; (c) each Debt Service L/C; (d) the Intercreditor Agreement; (e) the Security Agreement; and (f) the Grantor Direct Agreement;

“Common Terms Agreement” means the agreement so designated executed on or about the Signing Date between the Issuer, the Parent and the Senior Creditors (acting directly or by means of a representative);

“Company Accounts” means the Compensations Account, the Debt Service Reserve Account, the Distributions Account, each Expropriations Account, the Notes Collateral Account, the Petty Cash Account, each Proceeds Account, the CAPEX Reserve Account and the Rose Account;

“Compensation” means any amounts received by the Issuer in respect of:

(i)	expropriation, nationalisation and any form of mandatory acquisition of the Issuer, or substantial part of its assets or of the Main Concession,

(ii)	redemption or early termination of the Main Concession, and

(iii)	Insurances, save for Insurance Proceeds under business interruption Insurances in relation to loss of revenues;

“Compensations Account” means the account so designated opened and maintained in accordance with the Accounts Agreement, in the name of the Issuer, with the Lead Account Bank;

“Concession Contract” means the agreement so designated entered into between Brisa and the Portuguese State in relation to the Main Concession and transferred to the Issuer on or about the Signing Date, as amended from time to time;

“CVM” means the Portuguese central securities clearing system (Central de Valores Mobiliários) composed of interconnected securities accounts, through which such securities (and inherent rights) are created, held and transferred;

“Debt Service” means in respect of any Calculation Period, any amounts due by the Issuer under the Finance Documents as Financing Costs and Financing Principal;

“Debt Service L/C” means each letter of credit or irrevocable first demand bank guarantee issued by a Debt Service L/C Provider, for the purpose of satisfying the DSRA Required Balance, under which the Intercreditor Agent may, in accordance with the terms of the Accounts Agreement, demand any amounts payable by the Issuer as Financing Costs and/or Financing Principal (other than any bullet repayment to be made by the Issuer in respect of the Notes on any Notes Maturity Date), substantially in the form set out in schedule III (Form of Debt Service L/C) to the Accounts Agreement;

“Debt Service L/C Provider” means any Qualifying Bank providing a Debt Service L/C;

“Debt Service Reserve Account” means the account so designated opened and maintained in accordance with the Accounts Agreement, in the name of the Issuer, with the Lead Account Bank;

“Disqualified Guarantor” means any bank providing an E1B Guarantee which has ceased to be an Acceptable Guarantor;

“Distributions Account” means the account so designated opened and maintained in accordance with the Accounts Agreement, in the name of the Issuer, with the Lead Account Bank;

“DSRA Required Balance” means, at any time, the amount equal to the aggregate of Debt Service payable by the Issuer in the subsequent 12 (twelve) month period (other than any Financing Costs in respect of the Rose Notes and any principal amounts in respect of Non-Amortising Senior Debt);

“Early Redemption Amount (Tax)” means, in respect of any Note, its principal amount or such other amount as may be specified in, or determined in accordance with, the relevant Final Terms;

“Early Termination Amount” means, in respect of any Note, its principal amount or such other amount as may be specified in, or determined in accordance with the relevant Final Terms;

“EIB” means the European Investment Bank, an international institution established by the Treaty of Rome on 25 March 1957 and having its registered office at 100 boulevard Konrad Adenauer, L-2950;

“EIB Facilities” means the aggregate principal amount outstanding under the EIB Facility Agreement and any other facilities made available by EIB to the Issuer under the EIB Facility Agreement;

“EIB Facility Agreement” means the agreement dated the date hereof between EIB and the Issuer and any other agreement so designated executed between the EIB and the Issuer setting out the terms and conditions of the EIB Facilities;

“EIB Guarantee” means any bank guarantee provided by an Acceptable Guarantor on behalf of the Issuer exclusively in support of its obligations under the EIB Facility Agreement;

“Engineering and Technical Services Agreement” means the agreement to be entered into between BEG – Brisa Engenharia e Gestão, S.A. and the Issuer in relation to the provision by BEG – Brisa Engenharia e Gestão, S.A. to the Issuer of engineering services;

“Entrenched Rights” has the meaning from time to time ascribed thereto in the Common Terms Agreement;

“Euroclear” means Euroclear Bank S.A./N.V.;

“Event of Default” means the events indicated pursuant to Condition 14 (Events of Default);

“Exposure” means:

(a)	in relation to any Senior Creditor (other than EIB, the Initial and Additional Senior Guarantors, the Rose Noteholders and the Hedging Counterparties) and subject to the provisions of paragraph 6.1(b) of Part A (Provisions for Taking Ordinary Decisions) and paragraph 3.1 (b) of Part B (Provisions for Taking Special Decisions) of Schedule V of the Intercreditor Agreement, the aggregate of the principal amount outstanding under the relevant Senior Debt Agreement;

(b)	in relation to EIB, the aggregate of the principal amount outstanding under the EIB Facility Agreement which does not benefit from an EIB Guarantee, plus an amount equal to the principal amount of the Percentage Participation of any Disqualified Guarantor which has not been replaced or secured pursuant to the terms of the EIB Facility Agreement;

(c)	in relation to any Initial or Additional Senior Guarantor granting an EIB Guarantee, the maximum amount which may be demanded under the relevant EIB Guarantee, at such time in accordance with the express provisions thereof, plus the aggregate of all payments made pursuant to demands made under the relevant EIB Guarantee, at or prior to such time, except to the extent reimbursed by the Issuer prior to such time;

(d)	in relation to any Initial or Additional Senior Guarantor granting a Permitted Guarantee that is not an EIB Guarantee, the aggregate of all payments made pursuant to demands made under the relevant Permitted Guarantee, at or prior to such time, except to the extent reimbursed by the Issuer prior to such time;

(e)	in relation to the Rose Noteholders and subject to the provisions of paragraph 6.1(c) of Part A (Provisions for Taking Ordinary Decisions) and paragraph 3.1(c) of Part B (Provisions for Taking Special Decisions) of Schedule V of the Intercreditor Agreement, the aggregate principal amount outstanding under the Rose Notes less any amounts standing to the credit of the Rose Account at the time a Rose Noteholder votes on any Special Decision, and

(f)	in relation to any Hedging Counterparty:

(i)	where the relevant Hedging Agreement has been terminated, the amount equal to the Realised Hedge Loss of that Hedging Counterparty as a result of such termination, and

(ii)	following an Acceleration (where the relevant Hedging Agreement has not been terminated), an amount equal to that Hedging Counterparty’s “marked-to-market” position in respect of the relevant Hedging Agreement determined by the Intercreditor Agent as at 12:00 hours GMT on the Business Day immediately prior to the date on which the Intercreditor Agent notifies the Finance Parties of the relevant vote;

“Expropriations Accounts” means the account designated as the Expropriations Account opened and maintained in accordance with the Accounts Agreement, in the name of the Issuer, with the Lead Account Bank, and each Additional Expropriations Account;

“Extraordinary Resolution” means a resolution passed at a meeting of Noteholders in respect of any of the following matters:

(a)	to change any date fixed for payment of principal or interest in respect of the Notes, reduction of the amount of principal or interest due on any date in respect of the Notes or variation of the method of calculating the amount of any payment in respect of the Notes on redemption or maturity;

(b)	to change the currency in which amounts due in respect of the Notes are payable;

(c)	to approve the modification or abrogation of any of the provisions of these Conditions;

(d)	to approve any amendment of this definition;

(e)	to approve any other matter in respect of which these Conditions or article 355.(4) of the Portuguese Companies Code (or other legal provision that may in the future indicate the matters in respect of which meetings of Noteholders are by law obliged to pass a resolution) require an Extraordinary Resolution to be passed; and

(f)	to approve a Special Decision;

“Fee Letters” means each letter dated on or about the Signing Date agreed between the Issuer and the Intercreditor Agent, the Security Agent and the Lead Account Bank, and any other letter agreed, from time to time, between the Issuer and any Senior Creditor or any agent appointed by the Issuer, setting out the amount and timing for payment of various fees payable by the Issuer in relation to the Finance Documents;

“Final Redemption Amount” means, in respect of any Note, its principal amount or such other amount as may be specified in, or determined in accordance with, the relevant Final Terms;

“Finance Documents” means the following documents: (a) the Combined Finance Documents, (b) each Senior Debt Agreement and (c) the Fee Letters;

“Finance Party” means each Senior Creditor, the Intercreditor Agent, the Security Agent, each Account Bank, the Notes Common Representative, the Rose Common Representative, any agent or common representative in respect of any Additional Senior Debt and any successors or assignees of any of the foregoing;

“Financing Costs” means any interest, fees, compensation, costs (including breakage costs) or expenses payable under the Finance Documents (other than the Debt Service L/Cs), including the Net Hedging Costs;

“Financing Principal” means any principal amounts payable by the Issuer under the Finance Documents (other than the Debt Service L/Cs);

“Fixed Coupon Amount” has the meaning given in the relevant Final Terms;

“Future General Rights” means any and all credit rights acquired or held by the Issuer at any time after the Signing Date:

(i)	under or resulting from any Project Agreement, the Management Consultancy Services Agreement and the Shared Services Agreement or guarantees provided thereunder, and

(ii)	under or resulting from any Insurances;

“General Rights” means each and all credit rights held by the Issuer on the Signing Date under the Concession Contract, the Engineering and Technical Services Agreement, the O&M Agreement and the Via Verde Contract;

“Grantor” means the Portuguese Republic;

“Grantor Direct Agreement” means the agreement so designated executed on or about the Signing Date between the Issuer, the Security Agent and the Grantor;

“Hedging Agreement” means any agreement entered into by and between the Issuer and a Hedging Counterparty based on the [1992/2002] standard ISDA Master Agreement (including, for the avoidance of doubt, the confirmations) for the purposes of hedging interest rate or currency risks of the Issuer in accordance with the terms and conditions of the Hedging Policy;

“Hedging Counterparty” means each entity which is a counterparty to the Issuer under a Hedging Agreement and which is or has become a party to the Intercreditor Agreement as a Hedging Counterparty in accordance with the provisions of the Intercreditor Agreement;

“Hedging Policy” means the interest rate hedging strategy substantially in the form of schedule 111 (Hedging Policy) to the Common Terms Agreement;

“Hedging Termination Payments” means any amounts falling due from the Issuer under a Hedging Agreement as a result of the termination of that Hedging Agreement, other than interest accruing on any amount not paid when due;

“Initial Facilities” means the facilities provided by the Initial Lenders;

“Initial Facilities Agreements” means the agreements executed between the Issuer and the Initial Lenders setting out the terms and conditions of the Initial Facilities;

“Initial Hedging Counterparty” means each entity which is a counterparty to the Issuer under a Hedging Agreement on the Signing Date;

“Initial Lender” means each entity, other than E1B, the Initial Noteholders, the Rose Noteholders, the Initial Senior Guarantors and the Initial Hedging Counterparties, which is a provider of credit or guarantee facilities to the Issuer on the Signing Date;

“Initial Noteholders” means the several persons who are for the time being holders of the Initial Notes;

“Initial Notes” means the Euro 500,000,000 (five hundred million Euro) bonds issued by Brisa Finance, B.V. on 26 September 2003 and due in 2013, the Euro 600,000,000 (six hundred million Euro) bonds issued by Brisa on 5 December 2006 and due in 2016 and the Euro 63,300,000 (sixty three million three hundred Euro) bonds issued by Brisa on 26 October 2009 and due in 2012;

“Initial Permitted Guarantor” means any entity granting a Permitted Guarantee existing on the Signing Date that does not enter into the Combined Finance Documents on the Signing Date (except if after the Signing Date such entity becomes an Additional Senior Guarantor);

“Initial Senior Creditors” means E1B, the Initial Noteholders (represented by the Notes Common Representative), the Rose Noteholders (on behalf of the Rose Notes Issuer and represented by the Rose Common Representative), the Agents, the Initial Lenders, the Initial Senior Guarantors and the Initial Hedging Counterparties;

“Initial Senior Debt” means any amounts owing to the Initial Senior Creditors under the Senior Debt Agreements as at the Closing Date, as set out in schedule II (Initial Senior Debt) to the Common Terms Agreement (except, for the avoidance of doubt, any amounts that are not drawn on the Closing Date under Permitted Guarantees granted by Initial Senior Guarantors);

“Initial Senior Guarantor” means any entity granting a Permitted Guarantee existing on the Signing Date that executes and delivers to the Intercreditor Agent a Senior Credit Accession Document on the Signing Date;

“Initial Shareholder” means Brisa – Auto-Estradas de Portugal, S.A.;

“Insurance” means any policy of insurance taken out by or on behalf of the Issuer as required in line with the generally accepted practice for a prudent toll road concessionaire (excluding, for the avoidance of doubt, any insurances for which cover is not or ceases to be available to the Issuer in the international insurance market place on reasonable commercial terms);

“Insurance Proceeds” means all proceeds of insurance payable to or for the account of the Issuer under the Insurances;

“Interbolsa” means Interbolsa – Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A., as management entity of the CVM;

“Intercreditor Agent” means Caixa – Banco de Investimento, S.A., or any successor thereof appointed in accordance with the Finance Documents and which is for the time being acting as intercreditor agent;

“Intercreditor Agreement” means the agreement so designated executed on or about the Signing Date setting out the intercreditor arrangements between the Senior Creditors, including decision making procedures and distribution ranking;

“Interest Amount” means, in relation to a Note and an Interest Period, the amount of interest payable in respect of that Note for that Interest Period;

“Interest Commencement Date” means the Issue Date of the Notes or such other date as may be specified as the Interest Commencement Date in the relevant Final Terms;

“Interest Determination Date” has the meaning given in the relevant Final Terms;

“Interest Payment Date” means the date or dates specified as such in, or determined in accordance with the provisions of, the relevant Final Terms and, if a Business Day Convention is specified in the relevant Final Terms:

(a)	as the same may be adjusted in accordance with the relevant Business Day Convention; or

(b)	if the Business Day Convention is the FRN Convention, Floating Rate Convention or Eurodollar Convention and an interval of a number of calendar months is specified in the relevant Final Terms as being the Specified Period, each of such dates as may occur in accordance with the FRN Convention, Floating Rate Convention or Eurodollar Convention at such Specified Period of calendar months following the Interest Commencement Date (in the case of the first Interest Payment Date) or the previous Interest Payment Date (in any other case);

“Interest Period” means the period from (and including) an Interest Payment Date (or the Interest Commencement Date) to (but excluding) the next (or first) Interest Payment Date);

“Investor Website” has the meaning ascribed to this expression in schedule V part A (Provisions for Taking Ordinary Decisions) to the Intercreditor Agreement;

“ISDA Definitions” means the 2006 1SDA Definitions (as amended and updated as at the date of issue of the first Tranche of the Notes of the relevant Series (as specified in the relevant Final Terms) as published by the International Swaps and Derivatives Association, Inc.);

“Issue Date” has the meaning given in the relevant Final Terms;

“Issue Price” means the issue price set out in the applicable Final Terms;

“Lead Account Bank” means Banco Santander Totta, S.A., and any other successor bank or financial institution so appointed by the Issuer, in accordance with the Accounts Agreement;

“Long Term Senior Debt” means any Senior Debt originally granted to the Issuer for a term of more than 1 (one) year;

“Main Concession” means the construction, maintenance and operation of certain motorways in Portugal under the concession awarded to Brisa by Decree-law no. 467/72, of 22 November 1972, and transferred to the Issuer on or about the Signing Date, as amended from time to time;

“Major Default” has the meaning from time to time ascribed to it in the Common Terms Agreement;

“Majority Senior Creditors” means Senior Creditors whose Voting Entitlements as at the relevant Decision Date (as defined in the Intercreditor Agreement) together aggregate at least 66.67% (sixty six point sixty seven per cent.) of:

(a)	in the case of an Ordinary Decision, the aggregate Voting Entitlement of all Senior Creditors who have voted in respect of that decision, and

(b)	in all other cases, the aggregate Voting Entitlement of all Senior Creditors at such time;

“Management Consultancy Services Agreement” means the agreement entered into between Brisa and the Issuer in relation to the provision by Brisa to the Issuer of management services at commercial rates fixed on arm’s length terms;

“Margin” has the meaning given in the relevant Final Terms;

“Maximum Rate of Interest” has the meaning given in the relevant Final Terms;

“Maximum Redemption Amount” has the meaning given in the relevant Final Terms;

“Minimum Rate of Interest” has the meaning given in the relevant Final Terms;

“Minimum Redemption Amount” has the meaning given in the relevant Final Terms;

“Net Hedging Costs” means in respect of any period, the aggregate amount payable (or in respect of a future period, projected to be payable) by the Issuer under the Hedging Agreements (except for costs in connection with the execution of any Hedging Agreement or any Hedging Termination Payments), less the amounts payable (or in respect of a future period, projected to be payable) to the Issuer under those Hedging Agreements on the same date;

“New Assets” means all moveable assets and items of equipment acquired or held by the Issuer at any time after the Signing Date, under any title and for whatever reason, and which may be pledged under the applicable law and the Concession Contract;

“New Shares” means any and all shares, of any kind and/or class, representing the share capital of the Issuer (or of any other company that results from a merger or spin-off of the Issuer) acquired or subscribed to by, or distributed to, any Shareholder after the Signing Date, including without limitation:

(a)	any and all additional shares that are distributed to any Shareholder as a result of an increase in the share capital of the Issuer by incorporation of reserves,

(b)	any and all additional shares that are acquired or subscribed to by any Shareholder as a result of an increase in the share capital of the Issuer, and

(c)	any and all shares of other companies which are transferred to any Shareholder as a result of a merger or spin-off of the Issuer;

“Non-Amortising Senior Debt” means any Senior Debt which does not amortise, but is scheduled to be repaid in full on its final maturity date;

“Notes Collateral Account” means the account so designated opened and maintained in accordance with the Accounts Agreement, in the name of the Issuer, with the Lead Account Bank;

“Notes Common Representative” means António Frutuoso de Melo & Associados—Sociedade de Advogados, R.L., or any successor thereof appointed in accordance with the Notes Documentation and which is for the time being acting as common representative of the Noteholders;

“Notes Common Representative Appointment Agreement” means the agreement so named entered into on or about the Signing Date between Notes Common Representative and the Issuer;

“Notes Documentation” means the documentation pertaining to each Series of Notes and setting out the terms and conditions thereof and any documents related therewith;

“Notes Maturity Date” means each maturity date of the Notes as specified in the relevant Final Terms;

“Obligations” means any and all payment obligations and liabilities, present and future, of the Issuer under the Finance Documents;

“Operator” means Brisa O&M, S.A. or any successor thereof which is for the time being acting as operator in respect of the Main Concession, in accordance with the Finance Documents;

“O&M Agreement” means the agreement so designated executed on or about [•] 2010 between the Issuer and the Operator;

“Optional Redemption Amount (Call)” means, in respect of any Note, its principal amount or such other amount as may be specified in, or determined in accordance with, the relevant Final Terms;

“Optional Redemption Date (Call)” has the meaning given in the relevant Final Terms;

“Ordinary Decision” means any decision required to be taken by the Senior Creditors under the Finance Documents which is not a Special Decision;

“Parent” means Brisa – Concessão Rodoviária, SGPS, S.A.;

“Participating Member State” means a Member State of the European Communities which adopts the Euro as its lawful currency in accordance with the Treaty;

“Percentage Participation” means percentage participation of an EIB Guarantor in the EIB Guarantees as set out in the schedule to the EIB Facility Agreement;

“Permitted Guarantees” means each of the following:

(a)	the EIB Guarantees; and

(b)	any bank guarantees provided on behalf of the Issuer exclusively in support of its obligations (i) under article 17. of the Concession Contract, (ii) in relation to any tax due to the tax authorities, (iii) in respect of any legal proceedings in which it is a party or (iv) in respect of expropriations by either:

(i)	an Initial or Additional Senior Guarantor; or

(ii)	an Initial or Additional Permitted Guarantor, provided that the amount guaranteed thereunder does not exceed €50,000,000 (fifty million euro) in aggregate;

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

“Petty Cash Account” means the account so designated opened and maintained in accordance with the Accounts Agreement, in the name of the Issuer, with the Lead Account Bank;

“Portuguese Companies Code” means the Portuguese Código das Sociedades Comerciais, approved by Decree-Law 262/86, dated 2 September 1986, as amended from time to time;

“Portuguese Securities Code” means the Portuguese Código dos Valores Mobiliários approved by Decree-Law 486/99, dated 13 November 1999, as amended from time to time;

“Principal Amount Outstanding” means, on any day, in relation to a Note, the principal amount of that Note upon issue less the aggregate amount of any principal payments in respect of that Note which have become due and/or payable on or prior to that day;

“Proceeds Account” means the account so designated opened and maintained in accordance with the Accounts Agreement, in the name of the Issuer, with the Lead Account Bank and each account so designated opened and maintained in accordance with the Accounts Agreement, in the name of the Issuer, with any Account Bank (other than the Lead Account Bank);

“Project Agreements” means the following documents:

(a)	the Concession Contract;

(b)	the Engineering and Technical Services Agreement;

(c)	the O&M Agreement;

(d)	the Via Verde Contract; and

(e)	any other documents designated as such by the Intercreditor Agent and the Issuer in writing;

in each case, as amended or substituted, from time to time, in accordance with the provisions of the Finance Documents;

“Qualifying Bank” means any of the following:

(a)	in the case of any Account Bank or bank holding Authorised Investments with an exposure of less than €5,000,000 (five million euro) (Indexed), a bank or financial institution which has a short-term credit rating equal to or greater than A-2/P-2/F2 or equivalent, assigned by any Rating Agency, and

(b)	for any other purposes of the Finance Documents, a bank or financial institution which has a short-term credit rating equal to or greater than A-1/P-1/F1 or equivalent, assigned by any Rating Agency;

“Rate of Interest” means the rate or rates (expressed as a percentage per annum) of interest payable in respect of the Notes specified in the relevant Final Terms or calculated or determined according to the provisions of these Conditions and/or the relevant Final Terms;

“Rating Agency” means each of Moody’s Investors Service, Inc. (Moody’s), Standard & Poor’s Rating Services (S&P), a division of the McGraw-Hill Companies Inc., Fitch Ratings Limited (Fitch) or another credit rating agency of equal repute, in the opinion of the Intercreditor Agent;

“Real Assets” means all real estate assets held by the Issuer, at any given time, on or after the Signing Date, under any title and for whatever reason and able of being mortgaged under the applicable law and the Concession Contract;

“Realised Hedge Loss” means in respect of a terminated Hedging Agreement, the amount equal to all monies, debts, liabilities (if any) which are due by the Issuer to the relevant Hedging Counterparty (including, for the avoidance of doubt, the Hedging Termination Payments);

“Redemption Amount” means, as appropriate, the Final Redemption Amount, the Early Redemption Amount (Tax), the Optional Redemption Amount (Call), the Early Termination Amount or such other amount in the nature of a redemption amount as may be specified in, or determined in accordance with the provisions of, the relevant Final Terms;

“Reference Banks” has the meaning given in the relevant Final Terms or, if none, four major banks selected by the Calculation Agent in the market that is most closely connected with the Reference Rate;

“Reference Price” has the meaning given in the relevant Final Terms;

“Reference Rate” has the meaning given in the relevant Final Terms;

“Regular Period” means:

(a)	in the case of Notes where interest is scheduled to be paid only by means of regular payments, each period from and including the Interest Commencement Date to but excluding the first Interest Payment Date and each successive period from and including one Interest Payment Date to but excluding the next Interest Payment Date;

(b)	in the case of Notes where, apart from the first Interest Period, interest is scheduled to be paid only by means of regular payments, each period from and including a Regular Date falling in any year to but excluding the next Regular Date, where “Regular Date” means the day and month (but not the year) on which any Interest Payment Date falls; and

(c)	in the case of Notes where, apart from one Interest Period other than the first Interest Period, interest is scheduled to be paid only by means of regular payments, each period from and including a Regular Date falling in any year to but excluding the next Regular Date, where “Regular Date” means the day and month (but not the year) on which any Interest Payment Date falls other than the Interest Payment Date falling at the end of the irregular Interest Period;

“Relevant Date” means, in relation to any payment, whichever is the later of (a) the date on which the payment in question first becomes due and (b) if the full amount payable has not been received by the Portuguese Paying Agent on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Noteholders in accordance with Condition 21 (Notices);

“Relevant Financial Centre” has the meaning given in the relevant Final Terms;

“Relevant Screen Page” has the meaning given in the relevant Final Terms;

“Relevant Time” has the meaning given in the relevant Final Terms;

“Resolution” means any resolution in relation to any matter pertaining to, and having an impact on, the Notes and/or the Notes Documentation only which is not an Extraordinary Resolution;

“Retained Rights” has the meaning from time to time ascribed thereto in the Common Terms Agreement;

“Rose Account” means the account so designated opened and maintained in accordance with the Accounts Agreement, in the name of the Issuer, with the Lead Account Bank;

“Rose Common Representative” means Deutsche Trustee Company Limited or any successor thereof appointed in accordance with the Rose Notes Documentation and which is for the time being acting as common representative of the Rose Noteholders;

“Rose Debt Service” has the meaning ascribed to it in the Rose Notes Documentation;

“Rose Noteholders” means all and any of the several persons who are for the time being holders of the Rose Notes;

“Rose Notes” means the Euro 400,000,000 (four hundred million Euro) Rose No. 1 securitisation notes issued on 19 December 2007 and due in 2012;

“Rose Notes Documentation” means the documentation pertaining to the issue of the Rose Notes and setting out the terms and conditions thereof and any documents related therewith;

“Screen Rate Determination” has the meaning given in the relevant Final Terms;

“Security Agent” means Banco Santander Totta, S.A., or any successor thereof appointed in accordance with the Finance Documents and which is for the time being acting as security agent;

“Security Agreement” means the agreement so designated executed on or about the Signing Date between the Issuer, the Parent, Brisa, the Security Agent and EIB setting out the security package created in favour of the Finance Parties including any security document entered into pursuant thereto;

“Security Assets” means the balance of the Company Accounts and of the Authorised Accounts opened and maintained by the Issuer for the purposes of making Authorised Investments, the General Rights, the Future General Rights, the New Assets and the Real Assets pledged, assigned by way of security or mortgaged (as applicable) in favour of the Security Agent (on behalf of the Finance Parties) under or pursuant to the terms of the Security Agreement;

“Security Interest” means any mortgage, pledge, lien, charge, assignment by way of security or security interest or any other agreement or arrangement having a commercial effect analogous to the conferring of security;

“Senior Creditors” means each of the Initial Senior Creditors and any Additional Senior Creditors;

“Senior Creditors Accession Document” means the accession document substantially in the form of schedule I (Senior Creditors Accession Document) to the Intercreditor Agreement;

“Senior Creditors Entrenched Rights” means the rights of the Senior Creditors (other than the Hedging Counterparties) to veto any decision proposed to be taken by the Intercreditor Agent (on behalf of the Senior Creditors) as set out in schedule III (Entrenched Rights) part A (Senior Creditors Entrenched Rights) of the Intercreditor Agreement;

“Senior Creditors Retained Rights” means the rights that the Senior Creditors may exercise in their sole discretion as set out in schedule IV (Retained Rights) of the Intercreditor Agreement;

“Senior Debt” means any amounts owing to the Senior Creditors under the Senior Debt Agreements;

“Senior Debt Agreements” means the EIB Facility Agreements, the Notes Documentation, the Rose Notes Documentation, the Initial Facilities Agreements, any agreements entered into by and between the Issuer and Initial Senior Guarantors and Initial Hedging Counterparties and the Additional Senior Debt Agreements;

“Share Related Rights” means any and all rights, present and future, deriving from title to and/or possession of the Shares (and, if and where applicable, New Shares), including without limitation:

(i)	any and all rights to receive dividends, profits or any premium or other payment on account of the Shares;

(ii)	the right to call, take part and vote in any annual general meeting of the Issuer;

(iii)	any and all rights to subscribe to or acquire New Shares or any other transferable securities issued by the Issuer and/or by third parties;

(iv)	any and all pre-emption rights to acquire or subscribe New Shares; (v) the right to propose and elect any members of corporate bodies; and

(vi)	any and all other rights granted as a result of title to and/or possession of the Shares (and, if and when applicable, the New Shares);

“Shared Services Agreement” means agreement to be entered into between Brisa and the Issuer in relation to the provision by Brisa to the Issuer of back-office and management services at commercial rates fixed on arm’s length terms;

“Shareholder” means Brisa – Concessão Rodoviária, SGPS, S.A. and any other person or company who has from time to time become a direct shareholder in the Issuer in accordance with the Finance Documents;

“Shares” means [•] ordinary nominative shares, representing 100 (one hundred) per cent, of the Issuer’s share capital;

“Short Term Facilities” means any debt facilities with a maturity less than or equal to 1 (one) year entered or to be entered into by the Issuer for the purposes of securing additional liquidity;

“Signing Date” means the date of execution of the Combined Finance Documents which will be [•] 2010 (and which shall take place immediately before the transfer of the Main Concession from Brisa to the Issuer);

“Special Decision” means a decision to be taken by the Senior Creditors on any matter giving rise to an Entrenched Right of the Noteholders or the Rose Noteholders or a Retained Right of the Noteholders or the Rose Noteholders, or in relation to the acceleration of any Senior Debt under clauses 14.1 or 14.3 (Acceleration) of the Common Terms Agreement, or in relation to the enforcement of security;

“Specified Currency” means the currency set out in the applicable Final Terms; “Specified Denomination” means the denomination set out in the applicable Final Terms;

“Specified Office” means each address identified as the address of each Paying Agent in the Paying Agency Agreement and in the last page of this Base Prospectus;

“Specified Period” has the meaning given in the relevant Final Terms;

“Subsidiary” means, in relation to any Person (the “first Person”) at any particular time, any other Person (the “second Person”):

(i)	whose affairs and policies the first Person controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second Person or otherwise; or

(ii)	whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first Person;

“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for settlement of payment in Euros.

“Tax Jurisdiction” means the Republic of Portugal or any political subdivision or any authority thereof or therein having power to tax;

“Term Date” means the date on which all and each of the Obligations have been discharged in full;

“Treaty” means the Treaty establishing the European Communities, as amended;

“Trigger Events” means the events indicated pursuant to Condition 13 (Trigger Events);

“Via Verde Contract” means the contract entered into between Via Verde Portugal – Gestao de Sistemas Electrónicos de Cobrança, S.A. and the Issuer in relation to the Via Verde automatic-toll collection system and any other contracts to be entered into by the Issuer in connection with the collection of tolls or the electronic identification of vehicles at commercial rates fixed on arm’s length terms;

“Voting Entitlement” means, assuming that 1 (one) Euro of Exposure equals to 1 (one) vote, the number of votes eligible to cast corresponding to the Exposure of:

(a)	in the case of Ordinary Decisions, the EIB, each Noteholder, each Agent, each Initial Lender, each Initial Senior Guarantor, each Initial Hedging Counterparty, each creditor providing Additional Senior Debt to the Company (if any), each Additional Senior Guarantor (if any) and each Hedging Counterparty entering into a Hedging Agreement with the Company after the Signing Date (if any), and

(b)	in the case of Special Decisions, the EIB, each Class of Noteholders, the Rose Noteholders, each Agent, each Initial Lender, each Initial Senior Guarantor, each Initial Hedging Counterparty, each creditor providing Additional Senior Debt to the Company (if any), each Additional Senior Guarantor (if any) and each Hedging Counterparty entering into a Hedging Agreement with the Company after the Signing Date (if any); and

“Zero Coupon Note” means a Note specified as such in the relevant Final Terms.

3.	Form, Denomination, Title and Transfer

3.1	Form and Denomination

The Notes are represented in dematerialised book-entry (forma escritural) form in the Specified Currency and the minimum Specified Denomination and can either be registered notes (nominativas), in which case Interbolsa, at the request of the Issuer, can ask the Affiliate Members of Interbolsa for information regarding the identity of the Noteholders and transmit such information to the Issuer, or bearer notes (ao portador), in which case Interbolsa cannot inform the Issuer of the identity of the Noteholders. Notes of one Specified Denomination may not be exchanged for Notes of another Specified Denomination.

3.2	Title

Title to the Notes will be evidenced by book entries in accordance with the Portuguese Securities Code and the regulations issued by the CMVM, by Interbolsa or otherwise applicable thereto. Each person shown in the Book-Entry Registry of an Affiliate Member of Interbolsa as the holder of a Note shall (except as required by law) be deemed to be the holder of such Note. One or more certificates in relation to Notes (each a “Certificate”) will be delivered by the relevant Affiliate Member of Interbolsa in respect of its registered holding of Notes upon request by the relevant Noteholder in accordance with that Affiliate Member of Interbolsa’s procedures and pursuant to article 78 of the Portuguese Securities Code. Title to the Notes is subject to compliance with all rules, restrictions and requirements applicable to the activities of Interbolsa and all applicable Portuguese laws and regulations.

The Issuer and the Paying Agents may (to the fullest extent permitted by applicable law) deem and treat the person or entity registered in the Book-Entry Registry as the holder of any Note and the absolute owner for all purposes. Proof of such registration is made by means of a Certificate issued by the relevant Affiliate Member of Interbolsa pursuant to article 78 of the Portuguese Securities Code.

The Notes will be registered in the relevant issue account of the Issuer with Interbolsa and will be held in control accounts opened by each Affiliate Member of Interbolsa on behalf of the Noteholders. The control account of a given Affiliate Member of Interbolsa will reflect at all times the aggregate principal amount of Notes held in the individual securities’ accounts of the Noteholders with that Affiliate Member of Interbolsa.

References to Interbolsa shall, whenever the context so permits, be deemed to include a reference to any additional or alternative clearing system.

3.3	Transfer of Notes

No Noteholder will be able to transfer Notes, or any interest therein, except in accordance with Portuguese law and regulations. Notes may only be transferred in accordance with the applicable procedures established by the Portuguese Securities Code and the regulations from time to time issued by the CMVM or Interbolsa, as the case may be, and the relevant Affiliate Members of Interbolsa through which the Notes are held.

4.	Status of the Notes

The Notes are senior, direct, unconditional, unsubordinated and secured (in the terms described in Condition 5 (Security)) obligations of the Issuer and rank and will rank pari passu among themselves and (save for certain obligations required to be preferred by law) pari passu with all other present and future senior, unsubordinated and secured obligations of the Issuer under or pursuant to the Security Agreement, without any preference among such obligations by reason of the date of incurrence or otherwise.

5.	Security

5.1	Security

The Notes are secured by security created, or promised to be created, by the Issuer and the Parent (which, for the avoidance of doubts, has acquired the Shares pledged by the Initial Shareholder in the terms of the Security Agreement) in favour and for the benefit of the Security Agent, on behalf of the Noteholders (represented by the Notes Common Representative) and other Finance Parties, under the terms of the Security Agreement.

The security created pursuant to the Security Agreement, in favour and for the benefit of the Security Agent, on behalf of the Noteholders (represented by the Notes Common Representative) and other Finance Parties, includes as security for the entire and timely performance of all and each of the Obligations:

(a)	a first ranking pledge over all and each of the Shares (including the corresponding Share Related Rights), which Shares (including the corresponding Share Related Rights) have been, prior to the date of this Base Prospectus, acquired by the Parent;

(b)	a first ranking pledge granted by the Issuer over the balance of the Company Accounts (other than the Debt Service Reserve Account, the Rose Account and the Distributions Account) held by the Issuer on the Signing Date;

(c)	a first ranking pledge granted by the Issuer over the balance of the Debt Service Reserve Account, exclusively towards the Finance Parties, including, for the avoidance of doubt, the Noteholders, other than the Initial and Additional Senior Guarantors and the Rose Noteholders;

(d)	a first ranking pledge granted by the Issuer over all the General Rights.

The Security Agreement also provides that the Issuer and the Parent promise to create security in favour and for the benefit of the Security Agent, on behalf of the Noteholders (represented by the Notes Common Representative) and other Finance Parties, for the entire and timely performance of all and each of the Obligations, including:

(a)	a promise by the Parent to grant a first ranking pledge over all and each of the New Shares (including all and each of the Share Related Rights attached thereto);

(b)	a promise by the Issuer to grant a first ranking mortgage over each and all of the Real Assets acquired by the Issuer after the Signing Date;

(c)	a promise by the Issuer to grant a first ranking mortgage over certain Real Assets if the aggregate commercial value of the Real Assets acquired by Issuer, and not yet mortgaged, is equal to or exceeds €5,000,000 (five million Euro) and if the Security Agent has informed the Issuer that certain Real Assets shall be mortgaged;

(d)	a promise by the Issuer to grant a first ranking pledge over certain New Assets if the aggregate commercial value of the New Assets acquired by Issuer, and not yet pledged, is equal to or exceeds €2,000,000 (two million Euro) and if the Security Agent has informed the Issuer that certain New Assets shall be pledged;

(e)	a promise by the Issuer to grant a first ranking pledge over the balance of any Company Account or Authorised Account for the purposes of making Authorised Investments opened by the Issuer after the Signing Date;

(f)	a promise by the Issuer to grant a first ranking pledge over the New Assets.

In addition, the Issuer assigns by way of security (cessão de créditos com escopo de garantia) to the Security Agent, on behalf of the Noteholders (represented by the Notes Common Representative) and other Finance Parties (other than EIB) and EIB, the Future General Rights.

5.2	Guarantees and Security limited to Security Assets

Guarantees and security created and promised to be created by the Issuer and/or the Parent in respect of the Notes are limited to the guarantees and security created and promised to be created by the Issuer and/or the Parent over the Security Assets pursuant to and in accordance with the terms of the Security Agreement and, accordingly, the Noteholders will not have the benefit nor shall be entitled to make any claim based on Articles 501 and 502 of the Portuguese Companies Code, Article 629 of the Portuguese Civil Code or other legal provisions of similar nature.

6.	Fixed Rate Note Provisions

6.1	Application

This Condition 6 (Fixed Rate Note Provisions) is applicable to the Notes only if the Fixed Rate Note Provisions are specified in the relevant Final Terms as being applicable.

6.2	Accrual of interest

The Notes bear interest from the Interest Commencement Date at the Rate of Interest payable in arrear on each Interest Payment Date, subject as provided in Condition 11 (Payments). Each Note will cease to bear interest from the date of its final redemption unless payment of the Redemption Amount is improperly withheld or refused, in which case it will continue to bear interest in accordance with this Condition 6 (as well after as before judgment) until whichever is the earlier of (i) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (ii) the day which is seven days after the Portuguese Paying Agent or, as the case may be, the Notes Common Representative has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment). Interest will be transferred by Interbolsa to the Affiliate Members of Interbolsa for distribution by them to the account of the entitled Noteholders in accordance with Interbolsa’s usual rules and operating procedures.

6.3	Fixed Coupon Amount

The amount of interest payable in respect of each Note for any Interest Period shall be the relevant Fixed Coupon Amount. Payments of interest on any Interest Payment Date will, if so specified in the applicable Final Terms, amount to the Broken Amount so specified.

6.4	Calculation of Interest Amount

The amount of interest payable in respect of each Note for any period for which a Fixed Coupon Amount or a Broken Amount is not specified in the applicable Final Terms shall be calculated by applying the Rate of Interest to the principal amount outstanding of such Note, multiplying the product by the relevant Day Count Fraction and rounding the resulting figure to the nearest sub-unit of the Specified Currency (half a sub-unit being rounded upwards or otherwise in accordance with the applicable market convention). For this purpose, a “sub-unit” means, in the case of any currency other than Euro, the lowest amount of such currency that is available as legal tender in the country of such currency and, in the case of Euro, means one cent. For this purpose “Day Count Fraction” means in respect of the calculation of an amount of interest in accordance with this Condition 6.4:

(i)	if “Actual/Actual (ICMA)” is specified in the applicable Final Terms:

(A)	in the case of Notes where the number of days in the relevant period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (the “Accrual Period”) is equal to or shorter than the Determination Period during which the Accrual Period ends, the number of days in such Accrual Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates (as specified in the applicable Final Terms) that would occur in one calendar year;

or

(B)	in the case of Notes where the Accrual Period is longer than the Determination Period during which the Accrual Period ends, the sum of:

(1)	the number of days in such Accrual Period falling in the Determination Period in which the Accrual Period begins divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates (as specified in the applicable Final Terms) that would occur in one calendar year; and

(2)	the number of days in such Accrual Period falling in the next Determination Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Dates that would occur in one calendar year; and

(ii)	if “30/360” is specified in the applicable Final Terms, the number of days in the period from (and including) the most recent Interest Payment Date (or, if none, the Interest Commencement Date) to (but excluding) the relevant payment date (such number of days being calculated on the basis of a year of 360 days with 12 30-day months) divided by 360.

7.	Floating Rate Note and Index-Linked Interest Note Provisions

7.1	Application

This Condition 7 (Floating Rate Note and Index-Linked Interest Note Provisions) is applicable to the Notes only if the Floating Rate Note Provisions or the Index-Linked Interest Note Provisions are specified in the relevant Final Terms as being applicable.

7.2	Accrual of interest

The Notes bear interest from the Interest Commencement Date at the Rate of Interest payable in arrear on each Interest Payment Date, subject as provided in Condition 11 (Payments). Each Note will cease to bear interest from the date of its final redemption unless payment of the Redemption Amount is improperly withheld or refused, in which case it will continue to bear interest in accordance with this Condition 7 (Floating Rate Note and Index-Linked Interest Note Provisions) (as well after as before judgment) until whichever is the earlier of (i) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder and (ii) the day which is seven days after the Portuguese Paying Agent or, as the case may be, the Notes Common Representative has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment).

7.3	Screen Rate Determination

If Screen Rate Determination is specified in the relevant Final Terms as the manner in which the Rate(s) of Interest is/are to be determined, the Rate of Interest applicable to the Notes for each Interest Period will be determined by the Calculation Agent on the following basis:

(a)	if the Reference Rate is a composite quotation or customarily supplied by one entity, the Calculation Agent will determine the Reference Rate which appears on the Relevant Screen Page as of the Relevant Time on the relevant Interest Determination Date;

(b)	in any other case, the Calculation Agent will determine the arithmetic mean of the Reference Rates which appear on the Relevant Screen Page as of the Relevant Time on the relevant Interest Determination Date;

(c)	if, in the case of (a) above, such rate does not appear on that page or, in the case of (b) above, fewer than two such rates appear on that page or if, in either case, the Relevant Screen Page is unavailable, the Calculation Agent will:

(i)	request the principal Relevant Financial Centre office of each the Reference Banks to provide a quotation of the Reference Rate at approximately the Relevant Time on the Interest Determination Date to prime banks in the Relevant Financial Centre interbank market in an amount that is representative for a single transaction in that market at that time; and

(ii)	determine the arithmetic mean of such quotations; and

(d)	if fewer than two such quotations are provided as requested, the Calculation Agent will determine the arithmetic mean of the rates (being the nearest to the Reference Rate, as determined by the Calculation Agent) quoted by major banks in the principal financial centre of the Specified Currency, selected by the Calculation Agent, at approximately 11.00a.m. (local time in the principal financial centre of the Specified Currency) on the first day of the relevant Interest Period for loans in the Specified Currency to leading European banks for a period equal to the relevant Interest Period and in an amount that is representative for a single transaction in that market at that time, and the Rate of Interest for such Interest Period shall be the sum of the Margin and the rate or (as the case may be) the arithmetic mean so determined; provided, however, that if the Calculation Agent is unable to determine a rate or (as the case may be) an arithmetic mean in accordance with the above provisions in relation to any Interest Period, the Rate of Interest applicable to the Notes during such Interest Period will be the sum of the Margin and the rate or (as the case may be) the arithmetic mean last determined in relation to the Notes in respect of a preceding Interest Period.

7.4	ISDA Determination

If ISDA Determination is specified in the relevant Final Terms as the manner in which the Rate(s) of Interest is/are to be determined, the Rate of Interest applicable to the Notes for each Interest Period will be the sum of the Margin and the relevant ISDA Rate where “ISDA Rate” in relation to any Interest Period means a rate equal to the Floating Rate (as defined in the ISDA Definitions) that would be determined by the Calculation Agent under an interest rate swap transaction if the Calculation Agent were acting as Calculation Agent for that interest rate swap transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(a)	the Floating Rate Option (as defined in the ISDA Definitions) is as specified in the relevant Final Terms;

(b)	the Designated Maturity (as defined in the ISDA Definitions) is a period specified in the relevant Final Terms; and

(c)	the relevant Reset Date (as defined in the ISDA Definitions) is either (i) if the relevant Floating Rate Option is based on the London inter-bank offered rate (LIBOR) for a currency, the first day of that Interest Period or (ii) in any other case, as specified in the relevant Final Terms.

7.5	Index-Linked Interest

If the Index-Linked Interest Note Provisions are specified in the relevant Final Terms as being applicable, the Rate(s) of Interest applicable to the Notes for each Interest Period will be determined in the manner specified in the relevant Final Terms.

7.6	Maximum or Minimum Rate of Interest

If any Maximum Rate of Interest or Minimum Rate of Interest is specified in the relevant Final Terms, then the Rate of Interest shall in no event be greater than the maximum or be less than the minimum so specified.

7.7	Calculation of Interest Amount

The Calculation Agent will, as soon as practicable after the time at which the Rate of Interest is to be determined in relation to each Interest Period, calculate the Interest Amount payable in respect of each Note for such Interest Period. The Interest Amount will be calculated by applying the Rate of Interest for such Interest Period to the principal amount of such Note during such Interest Period and multiplying the product by the relevant Day Count Fraction. For this purpose, “Day Count Fraction” means in respect of the calculation of an amount of interest for any Interest Period:

(i)	if “Actual/Actual” or “Actual/Actual (ISDA)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365 (or, if any portion of that Interest Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Interest Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Interest Period falling in a non-leap year divided by 365);

(ii)	if “Actual/365 (Fixed)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365;

(iii)	if “Actual/365 (Sterling)” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 365 or, in the case of an Interest Payment Date falling in a leap year, 366;

(iv)	if “Actual/360” is specified in the applicable Final Terms, the actual number of days in the Interest Period divided by 360;

(v)	if “30/360”, “360/360” or “Bond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:

[360 X (Y2 – Y1)] + [30 X (M2 – M1)] + (D2 – D1)
360

Day Count Fraction =

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“Ml” is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“Dl” is the first calendar day, expressed as a number, of the Interest Period, unless such number is 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30;

(vi)	if “30E/360” or “Eurobond Basis” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:

[360 X (Y2 – Y1)] + [30 X (M2 – M1)] + (D2 – D1)
360

Day Count Fraction =

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“D1” is the first calendar day, expressed as a number, of the Interest Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless such number would be 31, in which case D2 will be 30;

(vii)	if “30E/360 (ISDA)” is specified in the applicable Final Terms, the number of days in the Interest Period divided by 360, calculated on a formula basis as follows:

[360 X (Y2 – Y1)] + [30 X (M2 – M1)] + (D2 – D1)
360

Day Count Fraction =

where:

“Y1” is the year, expressed as a number, in which the first day of the Interest Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Interest Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day of the Interest Period falls;

“Dl” is the first calendar day, expressed as a number, of the Interest Period, unless (i) that day is the last day of February or (ii) such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Interest Period, unless (i) that day is the last day of February but not the Maturity Date or (ii) such number would be 31, in which case D2 will be 30.

7.8	Calculation of other amounts

If the relevant Final Terms specifies that any other amount is to be calculated by the Calculation Agent, the Calculation Agent will, as soon as practicable after the time or times at which any such amount is to be determined, calculate the relevant amount. The relevant amount will be calculated by the Calculation Agent in the manner specified in the relevant Final Terms.

7.9	Publication

The Calculation Agent will cause each Rate of Interest and Interest Amount determined by it, together with the relevant Interest Payment Date, and any other amount(s) required to be determined by it together with any relevant payment date(s) to be notified to the Portuguese Paying Agent and each listing authority, stock exchange and/or quotation system (if any) by which the Notes have then been admitted to listing, trading and/or quotation as soon as practicable after such determination. Notice thereof shall also promptly be given to the Noteholders. The Calculation Agent will be entitled to recalculate any Interest Amount (on the basis of the foregoing provisions) without notice in the event of an extension or shortening of the relevant Interest Period.

7.10	Notifications etc.

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of this Condition 7 (Floating Rate Note and Index-Linked Interest Note Provisions) by the Calculation Agent will (in the absence of manifest error) be binding on the Issuer, the Notes Common Representative, the Portuguese Paying Agent and the Noteholders and (subject as aforesaid) no liability to any such Person will attach to the Calculation Agent or the Notes Common Representative in connection with the exercise or non-exercise by it of its powers, duties and discretions for such purposes.

7.11	Determination or Calculation by Notes Common Representative

If the Calculation Agent fails at any time to determine a Rate of Interest or to calculate an Interest Amount or any other amount which it is required to do, the Notes Common Representative will determine such Rate of Interest and make such determination or calculation which shall be deemed to have been made by the Calculation Agent. In doing so, the Notes Common Representative shall apply all of the provisions of these Conditions with any necessary consequential amendments (but always subject to any Minimum Rate of Interest or Maximum Rate of Interest specified in the relevant Final Terms, if any)) to the extent that, in its sole opinion and with absolute discretion, it can do so and in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances and will not be liable for any loss, liability, cost, charge or expense which may arise as a result thereof. Any such determination or calculation made by the Notes Common Representative shall be binding on the Issuer and the Noteholders.

8.	Zero Coupon Note provisions

8.1	Application

This Condition 8 (Zero Coupon Note Provisions) is applicable to the Notes only if the Zero Coupon Note provisions are specified in the relevant Final Terms as being applicable.

8.2	Late payment on Zero Coupon Notes

If the Redemption Amount payable in respect of any Zero Coupon Note is improperly withheld or refused, the Redemption Amount shall thereafter be an amount equal to the sum of:

(a)	the Reference Price; and

(b)	the product of the Accrual Yield (compounded annually) being applied to the Reference Price on the basis of the relevant Day Count Fraction from (and including) the Issue Date to (but excluding) whichever is the earlier of:

(i)	the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder; or

(ii)	the day which is seven days after the Portuguese Paying Agent or, as the case may be, the Notes Common Representative has notified the Noteholders that it has received all sums due in respect of the Notes up to such seventh day (except to the extent that there is any subsequent default in payment).

9.	Dual Currency Note Provisions

9.1	Application

This Condition 9 (Dual Currency Note Provisions) is applicable to the Notes only if the Dual Currency Note Provisions are specified in the relevant Final Terms as being applicable.

9.2	Rate of Interest

If the rate or amount of interest falls to be determined by reference to an exchange rate, the rate or amount of interest payable shall be determined in the manner specified in the relevant Final Terms.

10.	Redemption and Purchase

10.1	Scheduled redemption

Unless previously redeemed, or purchased and cancelled, the Notes will be redeemed at their principal amount on the Notes Maturity Date, subject as provided in Condition 11 (Payments).

10.2	Redemption due to Compensation received

The Issuer shall early redeem the Notes (together with any other outstanding Senior Debt), on a pro-rata basis, with the amounts of any Compensation received (other than any Compensation falling under paragraph (iii) of the definition of Compensation).

10.3	Redemption of Initial Notes for tax reasons

Subject as provided in Condition 11 (Payments), the Issuer may redeem the Initial Notes:

(a)	at any time (if the Floating Rate Note Provisions are not specified in the relevant Final Terms as being applicable); or

(b)	on any Interest Payment Date (if the Floating Rate Note Provisions are specified in the relevant Final Terms as being applicable),

on giving not less than 30 (thirty) nor more than 60 (sixty) days’ notice to the relevant Noteholders (which notice shall be irrevocable), at the Early Redemption Amount (Tax), together with interest accrued (if any) to the date fixed for redemption, if, immediately before giving such notice, the Issuer satisfies the Notes Common Representative that:

(i)	the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 12.1 (Gross-up for Initial Notes) as a result of any change in, or amendment to, the laws or regulations of the jurisdiction of the Issuer’s incorporation or any political sub-division or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date on which agreement was reached to issue the relevant Series of Initial Notes; and

(ii)	such obligation cannot be avoided by the Issuer taking reasonable measures available to it, provided, however, that no such notice of redemption shall be given earlier than:

(1)	where the Initial Notes may be redeemed at any time, 90 (ninety) days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Initial Notes were then due; or

(2)	where the Initial Notes may be redeemed only on an Interest Payment Date, 60 (sixty) days prior to the Interest Payment Date occurring immediately before the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Initial Notes were then due.

Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Notes Common Representative a certificate signed by 2 (two) directors of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred. The Notes Common Representative shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the circumstances set out in (i) and (ii) above, in which event it shall be conclusive and binding on the relevant Noteholders. Upon the expiry of any such notice as is referred to in this Condition 10.3 (Redemption of Initial Notes for tax reasons), the Issuer shall be bound to redeem the relevant Initial Notes in accordance with this Condition 10.3 (Redemption of Initial Notes for tax reasons).

For the avoidance of doubt, Initial Notes may be redeemed under this Condition 10.3 (Redemption of Initial Notes for tax reasons) on a Series by Series basis, and thus redemption is not required to take place in relation all Series of Initial Notes.

10.4	Redemption at the option of the Issuer

Provided that no Trigger Event or Event of Default (or trigger event or event of default under the EIB Facility Agreement) would result from early redeeming the Notes, if the Call Option is specified in the relevant Final Terms as being applicable, the Notes may be redeemed at the option of the Issuer in whole or, if so specified in the relevant Final Terms, in part on any Optional Redemption Date (Call) at the relevant Optional Redemption Amount (Call) on the Issuer’s giving not less than 15 (fifteen) nor more than 30 (thirty) days’ notice to the Noteholders and having notified the Notes Common Representative prior to the provision of such notice (which notice shall be irrevocable and shall oblige the Issuer to redeem the Notes or, as the case may be, the Notes specified in such notice on the relevant Optional Redemption Date (Call) at the Optional Redemption Amount (Call) plus accrued interest (if any) to such date).

10.5	Partial redemption

If the Notes are to be redeemed in part only on any date in accordance with Condition 10.4 (Redemption at the option of the Issuer), the Notes to be redeemed shall be selected by the drawing of lots in such place as the Notes Common Representative approves and in such manner as the Notes Common Representative considers appropriate, subject to compliance with applicable law and the rules of each listing authority, stock exchange and/or quotation system (if any) by which the Notes have then been admitted to listing, trading and/or quotation, and the notice to Noteholders referred to in Condition 10.4 (Redemption at the option of the Issuer) shall specify the serial numbers of the Notes so to be redeemed. If any Maximum Redemption Amount or Minimum Redemption Amount is specified in the relevant Final Terms, then the Optional Redemption Amount (Call) shall in no event be greater than the maximum or be less than the minimum so specified.

10.6	No other redemption

The Issuer shall not be entitled to redeem the Notes otherwise than as provided in Conditions 10.1 (Scheduled redemption) to 10.5 (Partial redemption).

10.7	Early redemption of Zero Coupon Notes

Unless otherwise specified in the relevant Final Terms, the Redemption Amount payable on redemption of a Zero Coupon Note at any time before the Notes Maturity Date shall be an amount equal to the sum of:

(a)	the Reference Price; and

(b)	the product of the Accrual Yield (compounded annually) being applied to the Reference Price from (and including) the Issue Date to (but excluding) the date fixed for redemption or (as the case may be) the date upon which the Note becomes due and payable.

Where such calculation is to be made for a period which is not a whole number of years, the calculation in respect of the period of less than a full year shall be made on the basis of such Day Count Fraction as may be specified in the Final Terms for the purposes of this Condition 10.9 (Early redemption of Zero Coupon Notes) or, if none is so specified, a Day Count Fraction of 30E/360.

10.8	Purchase

The Issuer or any of its Subsidiaries may at any time purchase Notes in the open market or otherwise and at any price. Notes so purchased by the Issuer or any of its Subsidiaries may be held, cancelled or resold at the option of the Issuer or the relevant Subsidiary (whichever the case may be), subject to compliance with all applicable laws. Such Notes may be held, reissued, resold or, at the option of the Issuer or the relevant Subsidiary, cancelled by Interbolsa.

Notes purchased by the Issuer will grant no voting rights to the Issuer for the time such Notes are held by the Issuer.

10.9	Cancellation

All Notes redeemed by the Issuer or any Subsidiaries shall be forthwith cancelled by Interbolsa. All Notes so cancelled and any Notes purchased and cancelled pursuant to Condition 10.8 (Purchase) cannot be reissued or resold.

10.10	Exchange to be informed

The Issuer shall inform the Luxembourg Stock Exchange of any Notes redeemed before the relevant Notes Maturity Date, pursuant to this Condition 10 (Redemption and Purchase), if required under the Luxembourg Stock Exchange’s rules.

10.11	Interbolsa to be informed

The Issuer shall, promptly upon becoming aware thereof, give notice to Interbolsa in accordance with the regulations applied by Interbolsa from time to time, of the exercise of any optional redemption under this Condition 10 (Redemption and Purchase).

11.	Payments

11.1	Method of payment: Subject as provided below:

(a)	payments in a Specified Currency other than euro will be made by credit or transfer to an account in the relevant Specified Currency maintained by the Noteholder with, or, at the option of the Noteholder, by a cheque in such Specified Currency drawn on, a bank in the principal financial centre of the country of such Specified Currency; and

(b)	payments in euro will be made by credit or transfer to a euro account (or any other account to which euro may be credited or transferred) specified by the Noteholder or, at the option of the Noteholder, by a euro cheque.

Payments will be subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment, but without prejudice to the provisions of Condition 12 (Taxation).

11.2	Payments in respect of Notes: Payment of principal and interest in respect of Notes:

(a)	in euros will be:

(i)	credited, according to the procedures and regulations of Interbolsa, by the Portuguese Paying Agent (acting on behalf of the Issuer) from the payment current account which the Portuguese Paying Agent has indicated to, and has been accepted by, Interbolsa to be used on the Portuguese Paying Agent’s behalf for payments in respect of securities held through Interbolsa to the payment current accounts held by the Affiliate Members of Interbolsa whose control accounts with Interbolsa are credited with such Notes and thereafter

(ii)	credited by such Affiliate Members of Interbolsa from the aforementioned payment current accounts to the accounts of the owners of those Notes or through Euroclear and Clearstream to the accounts of the beneficial owners of those Notes with Euroclear and Clearstream, in accordance with the rules and procedures of Interbolsa and/or Euroclear and Clearstream, as the case may be;

(b)	in currencies other than euros will be:

(i)	transferred, on the payment date and according to the procedures and regulations applicable by Interbolsa, from the account held by the Portuguese Paying Agent in the Foreign Currency Settlement System (Sistema de Liquidação em Moeda Estrangeira), managed by Caixa Geral de Depósitos, S.A., to the relevant accounts of the relevant Affiliate Members of Interbolsa, and thereafter

(ii)	transferred by such Affiliate Members of Interbolsa from such relevant accounts to the accounts of the owners of those Notes or through Euroclear and Clearstream to the accounts with Euroclear and Clearstream of the beneficial owners of those Notes, in accordance with the rules and procedures of Interbolsa or Euroclear and Clearstream, as the case may be.

The holders of Notes are reliant upon the procedures of Interbolsa to receive payment in respect of Notes.

11.3	General provisions applicable to payments

The Issuer will be discharged by payment to Interbolsa in respect of each amount so paid. Each of the entities shown in the records of Interbolsa as the beneficial holder of a particular nominal amount of Notes must look solely to Interbolsa for his share of each payment made by the Issuer to, or to the order of such entity.

Payments of principal and interest in respect of the Notes will be subject to Portuguese laws and regulations, notably the Portuguese Securities Code and the regulations from time to time issued and applied by the CMVM and Interbolsa.

If the Portuguese Paying Agent makes a partial payment in respect of any Note, it will record a statement in the Book-Entry Registry indicating the amount and date of such payment in respect of the relevant Note.

Notwithstanding the foregoing provisions of this Condition 11.3 (General provisions applicable to payments), if any amount of principal and/or interest in respect of Notes is payable in U.S. dollars, such U.S. dollar payments of principal and/or interest in respect of such Notes will be made at the specified office of a paying agent in the United States if: (a) the Issuer has appointed a paying agent with specified offices outside the United States with the reasonable expectation that such paying agent would be able to make payment in U.S. dollars at such specified offices outside the United States of the full amount of principal and interest on the Notes in the manner provided above when due; (b) payment of the full amount of such principal and interest at all such specified offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of principal and interest in U.S. dollars; and (c) such payment is then permitted under United States law without involving, in the opinion of the Issuer, adverse tax consequences to the Issuer.

11.4	Payment Day

If the date for payment of any amount in respect of any Note is not a Payment Day, the holder thereof shall not be entitled to payment until the next following Payment Day in the relevant place and shall not be entitled to further interest or other payment in respect of such delay. For these purposes, “Payment Day” means any day which (subject to Condition 16 (Prescription)) is:

(a)	a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in each Additional Financial Centre specified in the applicable Final Terms; and

(b)	either (i) in relation to any sum payable in a Specified Currency other than euro, a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in the principal financial centre of the country of the relevant Specified Currency (if other than London and any Additional Financial Centre) or (ii) in relation to any sum payable in euro, a day which is a TARGET Settlement Day.

11.5	Interpretation of principal and interest

Any reference in these Conditions to interest in respect of the Initial Notes shall be deemed to include, as applicable, any additional amounts which may be payable with respect to interest under Condition 12.1 (Gross-up for Initial Notes).

12.	Taxation

12.1	Gross-up for Initial Notes

All payments of principal and interest in respect of the Initial Notes by or on behalf of the Issuer shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the jurisdiction of incorporation of the Issuer or any political sub-division therein or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments, or governmental charges is required by law. In that event, the Issuer shall pay such additional amounts as will result in receipt by the Initial Noteholders after such withholding or deduction of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Initial Note:

(i)	to, or to a third party on behalf of, an Initial Noteholder which is liable to such taxes, duties, assessments or governmental charges in respect of such Initial Note by reason of its having some connection with the jurisdiction by which such taxes, duties, assessments or charges have been imposed, levied, collected, withheld or assessed other than the mere holding of the Initial Note; or

(ii)	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(iii)	to, or to a third party on behalf of, an Initial Noteholder in respect of whom the information (which may include certificates) required in order to comply with Decree-Law no. 193/2005, of 7 November, and any implementing legislation, is not received before or at the relevant payment date;

(iv)	to, or to a third party on behalf of, a Initial Noteholder in respect of whom the information referred to in (iii) above does not comply with the formalities required to benefit from any applicable tax treaty; or

(v)	to, or to a third party on behalf of, an Initial Noteholder resident for tax purposes in the Republic of Portugal or any political subdivision or any authority thereof or therein having power to tax or a resident in a tax haven jurisdiction as defined in Ministerial Order no. 150/2004, of 13 February 2004, as amended, issued by the Portuguese Minister of Finance and Public Administration, with the exception of central banks and governmental agencies of those blacklisted jurisdictions, or a non-resident legal entity held, directly or indirectly, in more than 20 (twenty) per cent. by entities resident in the Republic of Portugal; or

(vi)	to, or to a third party on behalf of, an Initial Noteholder in respect of whom the relevant information required to comply with Decree-law no. 193/2005, of 7 November, is not received before or at the relevant payment date and who is otherwise eligible for the withholding tax exemption provided for in such legislation by claiming a refund of the relevant amounts withheld on such payment date using models 19 or 20 Relações Fiscais Internacionais (RFI), or, having been eligible to claim such refund, does not do so within the applicable time period established by Portuguese law.

12.2	No gross-up for Notes other than Initial Notes

Without prejudice to Condition 12.1 (Gross-up for Initial Notes), all payments of principal and interest in respect of the Notes (other than the Initial Notes) by or on behalf of the Issuer shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Tax Jurisdiction, unless the withholding or deduction of such taxes, duties, assessments, or governmental charges is required by law or regulation. In such event, the Issuer shall not be required to pay to the Noteholders such additional amounts and the Noteholders shall receive the net amounts after such withholding or deduction, as required by law.

12.3	Taxing jurisdiction

If the Issuer becomes subject at any time to any taxing jurisdiction other than the Issuer’s jurisdiction of incorporation, references in these Conditions to the Tax Jurisdiction shall be construed as references to both the Issuer’s jurisdiction of incorporation and/or such other jurisdiction.

13.	Trigger Events

The occurrence and cessation of Trigger Events and the procedures applicable following the occurrence of a Trigger Event are governed by the applicable provisions of the Common Terms Agreement, as described in “Overview of Certain Transaction Documents – Common Terms Agreement”.

14.	Events of Default

The occurrence and cessation of Events of Default and the procedures applicable following the occurrence of an Event of Default are governed by the applicable provisions of the Common Terms Agreement, as described in “Overview of Certain Transaction Documents – Common Terms Agreement”.

15.	Acceleration

15.1	Proceedings

Subject to the Senior Creditors Entrenched Rights and Senior Creditors Retained Rights, the Intercreditor Agent may, and shall if so directed by the Majority Senior Creditors at any time whilst an Event of Default (other than a Major Default) is subsisting, by notice to the Issuer:

(a)	demand that all or part of the amounts outstanding under the Notes together with accrued interest and any other amounts accrued under the Notes (and all or part of the amounts outstanding under the Senior Debt Agreements together with accrued interest and any other amounts accrued under the Finance Documents), be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(b)	declare all or part of the Notes to be payable on demand together with accrued interest and all other amounts accrued under the Notes (and all or part of the Senior Debt together with accrued interest and all other amounts accrued under the Senior Debt Agreements), shall immediately become due and payable on demand by the Intercreditor Agent; and/or

(c)	cancel any outstanding commitment under the Senior Debt Agreements.

15.2	Amounts immediately due and payable

After the occurrence of a Major Default which is subsisting, the Senior Creditors (other than EIB, which, after the occurrence of a Major Default or an event of default under the EIB Facility Agreement which is subsisting, may by notice to the Issuer, through the Intercreditor Agent, demand that all part of the amounts outstanding under the EIB Facility Agreement together with accrued interest, be immediately due and payable, whereupon they shall become immediately due and payable) may, by notice to the Issuer, on the basis of a decision of Senior Creditors accounting for more than 66.67 (sixty six point sixty seven) per cent. of principal outstanding of Senior Debt (other than Senior Debt outstanding under the EIB Facility Agreement), immediately demand that all part of the amounts outstanding under the Notes and the relevant Senior Debt Agreements together with accrued interest, be immediately due and payable, whereupon they shall become immediately due and payable.

15.3	Waived Acceleration

Neither the Intercreditor Agent (acting on instructions of the Senior Creditors), EIB or the Senior Creditors (other than EIB), as applicable, may declare an Acceleration in respect of any Event of Default, event of default under the EIB Facility Agreement or Major Default (as applicable) which has been waived by the Intercreditor Agent (acting on the instructions of the Majority Senior Creditors), EIB or the Senior Creditors (other than EIB), as applicable, to the extent and for the period of such waiver.

15.4	Enforcement

Subject to the terms of the Intercreditor Agreement and without prejudice to the Senior Creditors Entrenched Rights or the Senior Creditors Retained Rights, the Security Agent may, and shall if so directed by the Majority Senior Creditors, at any time after an acceleration of any Senior Debt by the EIB or by the Senior Creditors, as applicable, by notice to the Issuer:

(a)	enforce all or part of the Security Interests under the Security Agreement following the acceleration of any Senior Debt; and/or

(b)	give any notice to the Account Bank or take any action or enforce any right under the Accounts Agreement; and/or

(c)	call on any Debt Service L/C.

15.5	Information on enforcement procedures

Following an acceleration notice under this Condition 15 (Acceleration) and, at all times during the enforcement of all or part of the Security Interests created under the Security Agreement, the Agents shall keep the Noteholders (represented for this purpose by the Notes Common Representative) fully informed on the progress of those enforcement proceedings and shall comply with any instructions issued by the Senior Creditors in connection therewith.

16.	Prescription

Claims for principal shall become void unless the relevant Certificates are surrendered within 20 (twenty) years of the appropriate Relevant Date. Claims for interest shall become void unless the relevant Certificates are surrendered within 5 (five) years of the appropriate Relevant Date.

17.	Agents

In acting under the Paying Agency Agreement and in connection with the Notes, the Paying Agents act solely as agents of the Issuer and do not assume any obligations towards or relationship of agency or trust for or with any of the Noteholders. The Paying Agency Agreement contains provisions permitting any entity into which any Paying Agent is merged or converted or with which it is consolidated or to which it transfers all or substantially all of its assets to become the successor paying agent.

Each initial Paying Agent and its initial Specified Office are listed below. The Issuer reserves the right at any time to vary or terminate the appointment of any Paying Agent and to appoint a successor Paying Agent and additional or successor paying agents and/or approve any change in the specified office through which any Paying Agent acts; provided, however, that:

(a)	so long as the Notes are listed on any stock exchange or admitted to listing by any other relevant authority, there will at all times be a Paying Agent with a specified office in such place as may be required by the rules and regulations of the relevant stock exchange (or any other relevant authority); and

(b)	there will at all times be a Paying Agent in a Member State of the European Union that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; and

(c)	there will at all times be a Paying Agent in Portugal capable of making payment in respect of the Notes as contemplated by these terms and conditions of the Notes, the Agency Agreement and applicable Portuguese law and regulation.

Notice of any change in the Paying Agent or in its Specified Office shall promptly be given to the Noteholders.

18.	Notes Common Representative

The Notes Common Representative has been appointed by a resolution of the Initial Noteholders and the holders of any additional Notes issued under the Programme will adhere to the terms of the Notes Common Representative Appointment Agreement and accept being so represented by the Notes Common Representative. The Noteholders may dismiss and substitute the Notes Common Representative (if any) by means of an Extraordinary Resolution. Upon the appointment of a new Notes Common Representative by the Noteholders, any previously appointed and dismissed Notes Common Representative will immediately cease its engagement and will be under the obligation immediately to transfer to the new Notes Common Representative appointed by the Noteholders all documents and information then held by such Notes Common Representative pertaining to the Notes.

19.	Ordinary Decisions and Noteholders meetings

19.1	Notes Common Representative Appointment Agreement and Intercreditor Agreement

The Notes Common Representative Appointment Agreement contains provisions in relation to Noteholders meetings and schedule V of the Intercreditor Agreement contains provisions in relation to Ordinary Decisions and Special Decisions.

19.2	Ordinary Decisions

19.2.1	Noteholders may individually be called to opine on a given matter whenever the Intercreditor Agent posts a notice (“Ordinary Decision Notice”) for such purpose on the Investor Website specifying:

(i)	the matter to be decided upon;

(ii)	that the decision required is an Ordinary Decision;

(iii)	whether the matter gives rise to an Entrenched Right or a Retained Right for any class of Senior Creditors;

(iv)	how the Senior Creditors may participate in the Ordinary Decision (the convening notice may either detail the applicable procedures or refer to the Investor Website section where these procedures may from time to time be consulted by the Senior Creditors); and

(v)	the date by which a decision is required, which will be no less than 15 (fifteen) and no more than 30 (thirty) days after the posting of the notice by the Intercreditor Agent.

19.2.2	Each Noteholder may only express its opinion in respect of proposals subject to Ordinary Decisions by way of Block Voting Instruction.

19.2.3	Opinions expressed by the Noteholders in relation to Ordinary Decisions will not contribute to a Noteholders resolution and therefore no minimum number of Noteholders opining in respect of an Ordinary Decision is required in order for the opinions issued by the Noteholders to be valued as described in 19.4.2.

19.3	Noteholders meetings

19.3.1	A Noteholders meeting may at any time be convened by the Notes Common Representative or, if no Notes Common Representative is appointed or if the Notes Common Representative refuses to convene the meeting, by the chairman of the general meeting of shareholders of the Issuer.

19.3.2	A meeting of Noteholders must be convened by the Notes Common Representative or, if no Notes Common Representative is appointed or if the Notes Common Representative refuses to convene the meeting, by the chairman of the general meeting of shareholders of the Issuer:

(a)	whenever the Notes Common Representative (or the chairman of the general meeting of shareholders of the Issuer, as applicable) receives from the Intercreditor Agent a notice (“Special Decision Notice”), which shall also be served to each Senior Creditor (other than the Noteholders and the Rose Noteholders), specifying:

(i)	the matter to be decided upon;

(ii)	that the decision required is a Special Decision;

(iii)	whether the matter gives rise to an Entrenched Right or a Retained Right for any class of Senior Creditors;

(iv)	how the Senior Creditors may participate in the Special Decision; and

(v)	the date by which a decision is required, which will be no less than 45 (forty five) and no more than 60 (sixty) days after the notice issued by the Intercreditor Agent.

(b)	upon the request in writing of Noteholders holding not less than 5 (five) per cent. of the aggregate Principal Amount Outstanding of the outstanding Notes.

19.3.3	Within 2 (two) Business Days upon receiving a Special Decision Notice, the Notes Common Representative (or the chairman of the general meeting of shareholders of the Issuer, as applicable) shall convene a Noteholders meeting to approve a Special Decision.

19.3.4	Each Noteholder may only vote proposals subject to Resolutions or Extraordinary Resolutions by way of Block Voting Instruction.

19.3.5	The quorum required to hold a meeting of Noteholders will be, in relation to each Series of Notes:

(a)	if the matter at stake is to be decided by way of a Resolution, any person or persons holding or representing Notes then outstanding (except Notes held by the Issuer, if any), regardless of the Principal Amount Outstanding thereof; or

(b)	if the matter at stake is to be decided by way of an Extraordinary Resolution, a person or persons holding or representing at least 50 (fifty) per cent. of the Principal Amount Outstanding of the relevant Series of Notes (except Notes held by the Issuer, if any) or, at any adjourned meeting, any person or persons holding or representing any of the Notes then outstanding (except Notes held by the Issuer, if any), regardless of the Principal Amount Outstanding thereof.

19.3.6	The number of votes required to pass a Resolution or an Extraordinary Resolution, as the case may be, will be, in relation to each Series of Notes:

(a)	if the matter at stake is to be decided by way of a Resolution, the majority of the votes cast at the relevant meeting; or

(b)	if the matter at stake is to be decided by way of an Extraordinary Resolution, at least 50 (fifty) per cent. of the Principal Amount Outstanding of the relevant Series of Notes or, at any adjourned meeting, two-thirds of the votes cast at the relevant meeting.

19.3.7	Resolutions and Extraordinary Resolutions will be binding on all Noteholders holding or representing Notes of the same Series, whether or not they are present at the meeting or have voted against such Resolutions and Extraordinary Resolutions.

19.4.  Ordinary Decisions and Special Decisions subject to other Senior Creditors vote

19.4.1	Save as otherwise provided in the Intercreditor Agreement and subject to the Entrenched Rights and the Retained Rights of the Noteholders and the other various classes of Senior Creditors, all waivers, consents or approvals under any Finance Document or any amendment to the terms of any Finance Document (in each case, other than the Senior Debt Agreements, including, for the avoidance of doubt, the Notes Documentation) will require the consent of the Majority Senior Creditors in accordance with and subject to the terms of the Intercreditor Agreement.

19.4.2	In case of an Ordinary Decision, each individual Voting Entitlement will be counted for or against the relevant proposal for the purposes of determining the Majority Senior Creditors’ position. At any rate, a quorum requirement will be set for an Ordinary Decision, with Senior Creditors (other than EIB and the Rose Noteholders) representing at least 10 (ten) per cent. of the Senior Debt (other than the Senior Debt outstanding under the EIB Facility Agreement and the Rose Notes) having opined in relation to the matter to which Ordinary Decision Notice refers. Otherwise, no Ordinary Decision may be approved.

19.4.3	In case of a Special Decision, each Voting Entitlement will be counted for or against the relevant proposal for the purposes of determining the Majority Senior Creditor position, provided that the aforementioned quorum and majority provisions have been complied with in passing the relevant Extraordinary Resolution.

19.4.4	If the Notes Common Representative does not notify the Intercreditor Agent of the result of a Noteholders’ meeting in relation to a Special Decision by the relevant date, the respective Voting Entitlement will be excluded for the purposes of determining whether the requisite voting levels have been attained in relation to a decision of the Senior Creditors.

19.5	Modification and Waiver

19.5.1	The Notes Common Representative may concur with the Issuer and any Finance Party or any other parties to the Notes Documentation to a rectification or modification to the Notes Documentation or Combined Finance Documents or waive or authorise any breach or proposed breach of any Notes Documentation or Combined Finance Document in the name and on behalf of the Noteholders provided that any such rectification, modification, waiver or authorisation (except if contrary to mandatory provisions of Portuguese law):

(i)	is acknowledged by a Resolution or Extraordinary Resolution (as the case may be); or

(ii)	is, in the reasonable opinion of the Notes Common Representative, of a formal, minor or technical nature or made to correct a manifest error.

19.5.2	In addition, the parties to the Paying Agency Agreement may agree to modify any provision thereof, save that the Notes Common Representative shall only agree without the consent of the Noteholders to such modification if, in the opinion of the Notes Common Representative, such modification is not materially prejudicial to the interests of the Noteholders. Any such modification, authorisation or waiver shall be binding on the Noteholders and, unless the Notes Common Representative agrees otherwise, shall be notified to the Noteholders as soon as practicable thereafter.

19.6	Notification

Any modification, abrogation, waiver or authorisation in accordance with this Condition 19 (Meetings of Noteholders, Modification and Waiver) shall be binding on the Noteholders and shall be notified by the Issuer to the Noteholders as soon as practicable thereafter in accordance with Condition 21 (Notices).

20.	Further Issues

The Issuer may from time to time, without the consent of the Noteholders, create and issue further notes having the same terms and conditions as the Notes in all respects (or in all respects except for the amount and date of the first payment of interest thereon) so that the same shall be consolidated and form a single Series with the outstanding Notes.

21.	Notices

All notices regarding the Notes will be deemed to be validly given on the date of such publication if published (i) in a leading newspaper of general circulation in Portugal (which is expected to be Diário de Notícias) or by any other way which complies with the Portuguese Securities Code and Interbolsa’s rules on notices to investors, notably the disclosure of information through the CMVM official website (www.cmvm.pt), and (ii) if and for so long as the Notes are admitted to trading on, and listed on the Official List of the Luxembourg Stock Exchange, and as long as the rules of such exchange so requires in a daily newspaper of general circulation in Luxembourg and/or the Luxembourg Stock Exchange’s website, www.bourse.lu. It is expected that any such publication in a newspaper will be made in the Luxemburger Wort or the Tageblatt or any other applicable leading daily newspaper having general circulation in Luxembourg. So long as the Notes are listed on the Luxembourg Stock Exchange, the Issuer will also request that notices to holders of the Notes be published on the website of the Luxembourg Stock Exchange. The Issuer shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any stock exchange (or any other relevant authority) on which the Notes are for the time being listed or by which they have been admitted to trading. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers, and, in the case of publication on the website of the Luxembourg Stock Exchange, on the date of such publication. Notices to be given by any Noteholder shall be in writing and may be given to the Portuguese Paying Agent through Interbolsa in such manner as the Portuguese Paying Agent and Interbolsa may approve for this purpose.

22.	Redenomination, Renominalisation and Reconventioning

22.1	Application

This Condition 22 (Redenomination, Renominalisation and Reconventioning) is applicable to the Notes only if it is specified in the relevant Final Terms as being applicable.

22.2	Notice of redenomination

If the country of the Specified Currency becomes or, announces its intention to become, a Participating Member State, the Issuer may, without the consent of the Noteholders, on giving at least 30 (thirty) days’ prior notice to the Noteholders and the Paying Agents and having notified the Notes Common Representative prior to the provision of such notice, designate a date (the “Redenomination Date”), which shall be the first Interest Payment Date under the Notes falling on or after the date on which such country becomes a Participating Member State (or the relevant Notes Maturity Date, in the case of Zero Coupon Notes), as from which the Notes shall be redenominated in euro.

22.3	Redenomination

Notwithstanding the other provisions of these Conditions, with effect from the Redenomination Date:

(a)	the Notes shall be deemed to be redenominated into Euro in the denomination of Euro 0.01 with a principal amount for each Note equal to the principal amount of that Note in the Specified Currency, converted into Euro at the rate for conversion of such currency into Euro established by the Council of the European Union pursuant to the Treaty (including compliance with rules relating to rounding in accordance with European Community regulations); provided, however, that, if the Issuer determines, with the agreement of the Notes Common Representative then market practice in respect of the redenomination into Euro 0.01 of internationally offered securities is different from that specified above, such provisions shall be deemed to be amended so as to comply with such market practice and the Issuer shall promptly notify the Noteholders, each listing authority, stock exchange and/or quotation system (if any) by which the Notes have then been admitted to listing, trading and/or quotation and the Paying Agents of such deemed amendments;

(b)	the payment obligations contained in all Notes denominated in the Specified Currency will become void on the date (the “Euro Exchange Date”) on which the Issuer gives notice (the “Euro Exchange Notice”) to the Noteholders that replacement Notes denominated in Euro are available for exchange (provided that such Notes are available) and no payments will be made in respect thereof, but all other obligations of the Issuer thereunder (including the obligation to exchange such Notes in accordance with this Condition 22 (Redenomination, Renominalisation and Reconventioning)) shall remain in full force and effect;

(c)	new Notes denominated in Euro will be issued in exchange for Notes denominated in the Specified Currency in such manner as the Notes Common Representative may specify and as shall be notified to the Noteholders in the Euro Exchange Notice; and

(d)	all payments in respect of the Notes (other than, unless the Redenomination Date is on or after such date as the Specified Currency ceases to be a sub-division of the Euro, payments of interest in respect of periods commencing before the Redenomination Date) will be made solely in Euro by cheque drawn on, or by credit or transfer to a Euro account (or any other account to which Euro may be credited or transferred) maintained by the payee with, a bank in the principal financial centre of any Member State of the European Communities.

22.4	Interest

Following redenomination pursuant to this Condition 22 (Redenomination, Renominalisation and Reconventioning), the amount of interest due in respect of the Notes issued will be calculated by reference to the Principal Amount Outstanding of the Notes.

22.5	Interest Determination Date

If the Floating Rate Note Provisions are specified in the relevant Final Terms as being applicable and Screen Rate Determination is specified in the relevant Final Terms as the manner in which the Rate(s) of Interest is/are to be determined, with effect from the Redenomination Date the Interest Determination Date shall be deemed to be the second TARGET Settlement Day before the first day of the relevant Interest Period.

23.	Governing Law and Jurisdiction

23.1	Governing law

The Notes shall be construed in accordance with Portuguese law.

23.2	Submission to jurisdiction

The Issuer agrees, for the exclusive benefit of the Noteholders that the courts of Portugal are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with the Notes and accordingly any suit, action or proceedings (together referred to as “Proceedings”) arising out of or in connection with the Notes may be brought in such courts.

23.3	Waiver

The Issuer hereby irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any such Proceedings in any such court and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agrees that a judgment in any such Proceedings brought in the Portuguese courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

23.4	Proceedings outside Portugal

Nothing contained in this Condition shall limit any right to take Proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

DESCRIPTION OF THE CONCESSION CONTRACT

The following is a summary of certain provisions of the Concession Contract (defined below). It does not purport to be a complete description of the Concession Contract and is qualified in its entirety by reference to the full text of the Concession Contract, the current terms of which have been established by Decree-Law no. 294/97, dated 24 October 1997, and amended by Decree-Law no. 287/99, of 28 July 1999, Decree-Law no. 236/2001, of 18 December 2001, Decree-Law no. 314-A/2002, of 26 December 2002, by Decree-Law no. 39/2005, of 17 February 2005 and by Decree-Law no. 247-C/2008, of 30 December 2008 and complemented by Article 78 of Law no. 55-B/2004, of 30 December 2004 and by the Ministerial Order no. 204-C/2005, of 8 March 2005, issued by the Ministries of Internal Affairs, Ministry of Finance and Public Administration and of Public Works, Transports and Communications.

General

The Issuer builds, operates and maintains a system of toll motorways in Portugal pursuant to a Concession Contract (the “Concession Contract”) which has been in effect between Brisa and the Portuguese Republic since 1972 until 2010 and currently is in effect between the Issuer and the Portuguese Republic. The Concession Contract has been amended periodically since it was first executed in 1972, the latest changes having been approved by Decree-Law no. 247-C/2008, of 30 December 2008.

The Concession Contract is an administrative contract under Portuguese law. The Portuguese Republic has the right unilaterally to amend the contents of the agreement or terminate the concession (the “Main Concession”) by reasons of public interest as long as the Issuer is fully compensated.

The scheduled termination date of the Concession Contract is 31 December 2035.

Scope of the Main Concession

Pursuant to the Concession Contract, the Main Concession is granted to the Issuer with respect to the motorways listed therein, and all infrastructure works (bridges, tunnels, over and underpasses, viaducts, etc.), machinery, service areas, equipment, junctions, toll plazas, service buildings and other properties connected with the operation and maintenance of the motorways subject to the Main Concession (the “Concession Properties”, expression that excludes non-revertible fixed assets of the Issuer that are not directly related to the operation or maintenance of the motorways). Expropriated lands are property of the Portuguese Republic and are for the exclusive benefit of the Issuer in order to fulfil its obligations under the Concession Contract. Upon termination of the Main Concession, control of Concession Properties, together with the right to operate the motorways under the Main Concession and to collect toll revenues, is the exclusive right of the Portuguese Republic. The scope and terms of the Main Concession may be amended by mutual consent of the Portuguese Republic and the Issuer.

Construction

The Concession Contract sets out a detailed investment plan and the dates by which projects should be completed. At the request of the Issuer, for good cause, and following the approval of a resolution by the Council of Ministers of the Portuguese Republic (a “Cabinet Resolution”), the completion date of any particular project may be changed. The completion dates set out in the Concession Contract assume, inter alia, that the Issuer has received in due time the financial contributions for construction activities from the Portuguese Republic which it is required to provide pursuant to the Concession Contract.

The Issuer may finance its activities through loans and bank credits obtained in both domestic and international markets, the issuance of debt instruments, its own funds and through any other means available to it, together with funds received from the Portuguese Republic and the EU.

The Portuguese Republic is obliged generally to contribute 20 (twenty) per cent. of the costs pertaining to the construction of the operated motorways. The percentage of the Portuguese Republic’s contribution to the Issuer’s construction costs may be adjusted pursuant to a joint order of the Ministry of Finance and the organisation that regulates the transportation sector in Portugal, in the event that, for reasons proven not to be attributable to the Issuer, the actual cost of a construction project differs significantly from the Issuer’s projections due to unforeseen additional works or the breach of construction schedules as a result of an event of force majeure.

The Concession Contract provides that the amount of the Portuguese Republic’s contribution to the Issuer’s construction costs shall be reduced by the amount of funds received from certain other sources, namely the EU, such that the aggregate of all such funds reaches 20 (twenty) per cent. of the construction costs.

The construction costs for which the Portuguese Republic is partially responsible include (i) the cost of studies relating to the construction projects; (ii) actual construction costs; and (iii) costs related directly to the equipment used to operate the motorway network and the construction of assistance centres.

Pursuant to the Concession Contract, the Portuguese Republic will only be obligated to contribute to cost overruns which do not exceed 15 (fifteen) per cent. of the original cost estimate when they are related to a motorway construction or 10 (ten) per cent. of the original cost estimate when they correspond to ancillary work (e.g. an overpass). These percentages may be increased in certain situations when authorised by the Minister of Finance and by the ministry responsible for overseeing road transportation (currently the Ministry of Public Works, Transportation and Communications), after a justified request for such purpose has been presented by BRISA and an investigation carried out by the EP – Estradas de Portugal, S.A. (“EP”) and the Inspecção Geral de Finanças.

Tax Exemption

Decree-Law no. 287/99, of 28 July 1999, implemented some changes to the Concession Contract and to the tax benefits that apply to BRISA. Pursuant to these amendments, investments made on certain motorways before 2002 will be eligible for a 50 (fifty) per cent. tax deduction and such amounts will be deductible in tax years 2006 and 2007. Some depreciation of deferred costs will also be considered as costs for tax purposes.

New Lane Construction

The Issuer is required to increase the number of lanes on the toll motorways on the following terms:

•

on motorway sections where there are two lanes in each direction, one additional lane, in each direction to come into operation by the end of the second year in which the annual average volume of daily traffic on such sections reaches 35,000 vehicles; and

•

on motorway sections where there are three lanes in each direction, one additional lane in each direction to come into operation by the end of the second year in which the annual average volume of daily traffic on such sections reaches 60,000 vehicles.

The Portuguese Republic may, following a justified request by the Issuer in the event that increasing lanes on certain sections or subsections of the Concession motorways is inadvisable for technical and economic reasons, authorise the building of new toll motorways to replace six-lane motorways in order to form alternative routes for traffic for these sections. The Concession Contract provides that, as of 1 July 1997, the creation of new lanes shall not be financed by the Portuguese Republic except in cases where the increase of lanes relates to toll free motorway sections, in which case the Portuguese Republic will be required to pay 100 (one hundred) per cent. of the construction costs.

Tariff Rates

The tariff rates are determined on the basis of two factors: the class of vehicle and the distance in kilometres of the applicable motorway section.

The Concession Contract provides the following classes of vehicles:

•	Class I vehicles include motorcycles and vehicles whose height, vertically measured at the first axle level, is less than 1.1 metres with or without trailer (e.g. a passenger car);

•	Class II vehicles include vehicles with two axles and whose height, vertically measured at the first axle is equal to or exceeding 1.1 metres (e.g. a light-weight truck);

•	Class III vehicles include vehicles with three axles and whose height, vertically measured at the first axle is equal to or exceeding 1.1 metres (e.g. a heavy truck); and

•	Class IV vehicles include vehicles with more than three axles and whose height, vertically measured at the first axle is equal to or exceeding 1.1 metres.

Pursuant to the Concession Contract, the ratio of tariff rates charged on Class I and Class IV vehicles may not exceed a maximum of 1:2.5 without prior authorisation from the Minister of Finance and from the ministry responsible for overseeing road transportation. An increase in tariff rates would first require a proposal from the Issuer and a favourable opinion from EP.

The Concession Contract provides that the maximum tariff rate per kilometre on new motorways and motorway sections placed into operation will be the amount calculated by adjusting Euro 0.051 by 90 (ninety) per cent. of the annual increase in the Índice de Preçoos no Consumidor (the “IPC” – a consumer price index, which excludes housing costs, for Continental Portugal) inflation index since December 1996.

Adjustment of Tariff Rates

Under the terms of the Concession Contract, the Issuer may, on an annual basis, adjust tariff rates in accordance with inflation by a percentage not exceeding 90 (ninety) per cent. of the annual percentage increase in the IPC inflation index of the previous year. If the increase is contained within this limit, then no approval from the Portuguese Republic is required.

In line with a reclassification of vehicles and the allocation to the Classes mentioned in the preceding section, the adjustment of tariff rates in accordance with inflation may, on an exceptional basis and during the years 2006-2011 (inclusive), step up to 100 per cent. of the annual percentage increase in the IPC inflation index of the previous year.

The Issuer may request, 60 (sixty) days prior to the date on which the new tariffs are valid, that the Ministry of Finance and the ministry responsible for overseeing road transportation approve a tariff rate increase higher than the increase that would result from the application of the above formula whenever, in the Issuer’s determination, such an increase is warranted by changes in the economic terms of the Concession Contract or unpredictable financial variables.

It is possible under exceptional circumstances for the Portuguese Republic to propose to the Issuer that the adjustments of tariff rates be based on a formula other than the one described above. By 15 November of each year, the Issuer must notify the Ministry of Finance, through the Inspecção Geral de Finanças, of the indexed tariff rates to be in force the following year, together with justified calculations.

Tolls: Exceptional Contributions

Pursuant to Decree-Law no. 130/2000, of 13 July 2000, and Decree-Law no. 254/2000, of 17 October 2000, and as a consequence of the increase in fuel prices, the Portuguese Republic provided financial contributions of 50 (fifty) per cent. of the tolls applicable to Class III and Class IV vehicles that use motorways between midnight and 7:00a.m. and between 10:00p.m. and midnight, respectively, and 30 (thirty) per cent. between 10:00a.m. and 4:00p.m. The Portuguese Republic will contribute 30 (thirty) per cent. of the tolls for heavy personnel transportation vehicles in the periods between 7:00a.m. and 10:00a.m. and between 5:00p.m. and 9.00p.m. Motorcycles that use the Via Verde system (electronic toll collection system) benefit from a 30 (thirty) per cent. discount, irrespective of travel time.

The payments are made by the Portuguese Republic based on quarterly projections provided by BRISA and adjusted by the real values by the end of February each year.

The financial contribution will only be provided to vehicles that use the Via Verde system.

Toll Exemptions

The following vehicles are exempt from the payment of tolls:

•	vehicles registered to high-ranking members of the Portuguese Government;

•	vehicles in the service of the police and security forces;

•	fire trucks, ambulances and other emergency vehicles, when duly identified;

•	armed forces and security vehicles, when in a convoy;

•	the Issuer’s vehicles and other vehicles, when involved in activities related to the Issuer’s business; and

•	vehicles used by the EP and Inspecção Geral de Finanças, in activities related to motorway inspection.

The Issuer may not grant additional toll exemptions, except where these are justified by reasons connected to the operation of the motorways and with the prior consent of EP has been obtained.

Performance Bond

The Concession Contract requires the Issuer to provide the Portuguese Republic with a performance bond (the “Performance Bond”) in an amount not less than €17,458 million in order to assure BRISA’s satisfaction of its obligations under the Concession Contract. The Performance Bond may take the form of funds deposited in Caixa Geral de Depósitos in cash or securities issued or guaranteed by the Portuguese Republic or in the form of a bank guarantee or insurance bond. The Performance Bond must be established in favour of the EP.

The Issuer provided the full amount of the Performance Bond through bank guarantees.

The Issuer is required to increase the amount of the Performance Bond in accordance with changes in the IPC. Furthermore, after every new motorway or motorway section comes into operation, funds equal to 1 (one) per cent. of the value of such motorway or motorway section must be added to the Performance Bond. The Issuer is required to increase the amount of the Performance Bond within one month of the approval of the financial statements on which the new motorway or motorway section first appears.

During the last two years of the Main Concession, the Portuguese Republic may require the Issuer to increase the Performance Bond, in order to assure that the Issuer delivers the Concession Properties in perfect condition and without any liabilities. The Issuer can withdraw the Performance Bond within one year of termination of the Main Concession.

If the Performance Bond is drawn down, the Concession Contract requires that BRISA reinstates the amount drawn within one month.

The Portuguese Republic may draw down on the Performance Bond whenever the Issuer fails to pay any applicable contractual penalties or whenever the EP is required to assume the place of the Issuer for the purpose of completing a given project.

Accessory Works on the Motorways

The Concession Contract specifies that each motorway must have the following elements, among other things: (i) fencing along its sides; (ii) vertical and horizontal sign posting; (iii) security equipment, especially crash barriers; (iv) landscaping; (v) lighting of interchanges, toll plazas and service areas; (vi) telecommunications equipment; and (vii) anti-pollution and noise reduction equipment.

Expropriation of private property

The Issuer, acting on behalf of the Portuguese Republic, is responsible under the Concession Contract for the expropriation of the private properties necessary for the construction of the motorways subject to the Main Concession. The parcels of land to be expropriated will be identified in the plotting plans approved by the ministry responsible for overseeing road transportation.

The expropriations carried out by the Issuer are subject to current Portuguese legislation on expropriations, in particular the Código das Expropriações (the “Expropriation Code”).

Special powers of the Portuguese Republic

In addition to the general powers of the Portuguese Republic described above, the Portuguese Republic may vary technical specifications of the works required to be completed by the Issuer. The Portuguese Republic may also require the Issuer to make modifications to the works already constructed. In the event that the Issuer proves that the alterations required by the Portuguese Republic are prejudicial to the Issuer, the Concession Contract provides that the Issuer has the right to receive compensation in an amount agreed between the Issuer and the Portuguese Republic. EP can intervene to ask modifications. EP also has the authority to determine the time period and conditions in which these alterations or modifications are to be carried out.

Maintenance Obligations

The Issuer has an obligation to keep the motorways subject to the Main Concession in a good state of repair and condition. This requirement extends not only to the motorways but also to the access roads, interchanges, recreational areas, service areas and overpasses. The Issuer has the responsibility during the life of the Main Concession to carry out all maintenance works which are necessary for the motorways, motorway junctions and motorway service areas to satisfy fully the purposes for which they were intended.

The supervisory personnel of the EP are responsible for verifying the conditions of the Issuer’s motorways, and the Issuer must carry out such repairs and improvements as these officials deem necessary.

Motorway Service Areas

The Concession Contract requires that service areas be constructed on the Issuer’s motorways at least every 50 kilometres. The Issuer may enter into agreements with third parties for the financing, construction and operation of such service areas.

Emergency Assistance for Motorists

The Issuer has an obligation to ensure emergency assistance is available for users of motorways subject to the Main Concession. Specifically, the Issuer must provide breakdown assistance and establish a telecommunications network along its motorways so that motorists can request such assistance. In addition, the Issuer is required to implement systems for traffic monitoring, accident prevention and the provision of warning information to motorists.

Reversion of the Concession Properties to the Portuguese Republic

Upon the expiry of the Main Concession, all of the rights of the Issuer arising under the Concession Contract will cease and the Concession Properties will be surrendered to the Portuguese Republic, in good repair and condition and free of charge or encumbrance.

In the event that repairs are necessary, the EP shall manage the execution of such work in order to return the motorways to a good state of repair and condition. Expenses for any such repairs will be subtracted from the Performance Bond or charged to the Issuer in the event the Performance Bond is insufficient to cover such expenses.

The Portuguese Republic has a right of first refusal to purchase the Issuer’s non-real estate assets, which are not included in the Concession Properties but are related to the operation of the Main Concession.

Sub-Concessions and Transfers

The Issuer is not permitted, without the previous authorisation of the Portuguese Republic, to enter into a sub-concession contract or transfer the Main Concession in whole or in part.

In the event that the Portuguese Republic permits the Issuer to enter into a sub-Concession Contract, the Issuer will nevertheless maintain all rights and remain subject to all liabilities stemming from the Concession Contract. If the Issuer is permitted to transfer the Main Concession, the new Concession holder shall assume all of the Issuer’s duties, obligations and responsibilities under the Concession Contract and the duties, obligations and responsibilities that eventually may be imposed on the Issuer as a condition for the authorisation of the transfer by the Portuguese Republic.

Contractual penalties

In the event that the Issuer fails to comply with the terms of the Concession Contract or the lawful determination of any supervising authority, the Portuguese Republic has the right to either apply contractual penalties or, in certain circumstances, to revoke the Concession Contract before the end of the Main Concession period.

Contractual penalties may vary between a minimum of €4,988 and a maximum of €99,760 for each breach or for each day of delay in compliance with the Concession Contract, depending upon the severity of the breach, and such minimum and maximum values will be adjusted each year for inflation in accordance with the IPC of the previous year. The Performance Bond may be used for the payment of penalties; however, the Issuer must reinstate the full value of the Performance Bond prior to the drawdown no later than one month after it is drawn upon. If the Performance Bond is not sufficient to pay the penalties assessed against the Issuer, the remaining penalty may be charged directly against the Issuer.

Without prejudice to the foregoing, the EP may on a temporary basis replace the Issuer in the execution of any activity, repair work, operation work or other activity which has been interrupted for the account and responsibility of the Issuer.

Optional early revocation of the Concession Contract during the last five years of the Contract Agreement

Pursuant to the Concession Contract, during the last five years of the concession period the Portuguese Republic has the right to revoke the Concession Contract at any time after giving the Issuer one year’s notice.

In such event, the Portuguese Republic will assume all rights and responsibilities of the Issuer related to the operation and maintenance of the motorways subject to the Main Concession which result from agreements entered into before the Issuer was notified of the early revocation of the Concession Contract.

Any new obligations assumed during the period between the notification of revocation and the Portuguese Republic’s assumption of the Main Concession shall only bind the Portuguese Republic if the Portuguese Republic has approved them beforehand.

In the event of an early revocation of the Concession Contract, the Issuer will be entitled to the following compensation:

(i)	an annual sum payable to the end of the normal concession period equal to the average net operating income for the seven years preceding the notice of revocation, which figure shall be derived by deducting from the gross income of the Issuer its administration, maintenance and operating costs; and

(ii)	a sum equivalent to the value of any new works carried out with the approval of the Portuguese Republic after notification of revocation, deducting from such sum one-seventh of the value of such works for each year which has passed since the works were completed.

The compensation value referred to in (i) above will not include the value of the works referred to in (ii) above and the charges related to such works. The total amount of the compensation payment will be established by an arbitration committee comprising of an arbitrator appointed by the Issuer, an arbitrator appointed by the Portuguese Republic and an arbitrator appointed by both parties, or in the absence of agreement, by the president of the Lisbon Court of Appeal.

Revocation of the Concession Contract

If the Issuer breaches any of its obligations under the Concession Contract in a serious or repeated manner, the Portuguese Republic may revoke the Concession Contract.

The Concession Contract may be revoked for various reasons, including but not limited to:

•	abandonment of the construction, operation or maintenance of the motorways subject to the Main Concession;

•	a judicial declaration of bankruptcy against the Issuer;

•	a breach of any obligations in connection with the application of a penalty;

•	failure to supply or replace the Performance Bond under the established terms and within the established time limits;

•	the assignment or transfer of the Main Concession, in whole or in part, without prior authorisation;

•	failure to fulfil decisions issued by a competent court; and

•	repeated failure to comply with the decisions of the supervising authorities which is detrimental to the construction or operation of the motorways subject to the Main Concession.

In case of revocation of the Concession Contract for breach, the Issuer will forfeit the Performance Bond. In case of such revocation, the value of the Concession Property is to be evaluated by an arbitral committee and a new concessionaire will then be selected by an auction.

Force Majeure

The Concession Contract provides that the Issuer will not be responsible for breaches of the Concession Contract in proven cases of force majeure.

Dispute resolution

Disputes as to validity, interpretation and performance of the Concession Contract are to be resolved by a competent court. The Issuer and the Portuguese Republic may, however, agree to submit disputes to arbitration.

TAXATION

Portuguese Taxation

Economic benefits derived from interest, amortisation, reimbursement premiums and other instances of remuneration arising from the Notes are designated as investment income for Portuguese tax purposes. In the case of Zero Coupon Notes, the difference between the redemption value and the subscription cost is qualified as investment income and is also subject to Portuguese income tax.

General tax regime applicable on debt securities

According to the general tax provisions, investment income on the Notes paid to a holder of Notes (who is the effective Noteholder thereof (the “Noteholder”) considered to be resident for tax purposes in the Portuguese territory or to a non-Portuguese resident having a permanent establishment therein to which income is attributable, is subject to withholding tax at a rate of 21,5 per cent., except where the Noteholder is either a Portuguese resident financial institution (or a non-resident financial institution having a permanent establishment in the Portuguese territory to which income is attributable) or benefits from a reduction or a withholding tax exemption as specified by current Portuguese tax law. In relation to Noteholders that are corporate entities resident in the Portuguese territory (or non-resident having a permanent establishment therein to which income is attributable), such withholding tax is treated as a payment on account of the final tax due. In relation to Noteholders that are individuals resident in the Portuguese territory, such withholding tax shall be considered as final, unless the individual elects to include the income received on the Notes in his taxable income, to be subject to tax at progressive rates of up to 45.88 per cent. (being already foreseen that after 31 December 2010 said rate should be increased to 46.5 per cent.). In this case, the tax withheld is deemed to be a payment on account of the final tax due.

Investment income on the Notes paid to Noteholders considered as non-resident in the Portuguese territory (and having no permanent establishment therein to which income is attributable) is also subject to a final withholding tax at a flat rate of 20 per cent. for legal persons or of 21.5 per cent. for individuals. This withholding tax rate may be reduced in accordance with any applicable double taxation treaty entered by Portugal, subject to compliance with certain procedures and certification requirements of the Portuguese tax authorities, aimed at verifying the non-resident status and eligibility for the respective tax treaty benefits.

Capital gains obtained on the disposal of the Notes by Noteholders that are non-resident legal persons that do not have a permanent establishment in Portugal to which the gains are attributable are, as a rule, exempt from corporate income tax. The exemption from income tax liability does not apply to such non residents if: (i) more than 25 per cent. of its share capital is held, either directly or indirectly, by Portuguese residents, or (ii) its country of residence is any of the jurisdictions listed as tax havens in Ministerial Order no. 150/2004, of 13 February 2004 (“Tax Haven”), as amended. Whenever the said exemption does not apply, capital gains are subject to taxation at a 25 per cent. flat rate. Under the double taxation conventions entered into by Portugal, Portugal as the State of Source is usually restricted on its taxation powers to tax such gains and hence those gains are not generally subject to Portuguese tax, but the applicable rules should be confirmed on a case by case basis.

Capital gains obtained on the disposal of the Notes by Noteholders that are individuals not resident in a Tax Haven that do not have a permanent establishment in Portugal to which the income is attributable are exempt from personal income tax. Capital gains obtained by individuals that are not entitled to said exemption will be subject to taxation at a 20 per cent. flat rate.

Capital gains obtained by Noteholders that are legal persons resident for tax purposes in Portugal and by non resident legal persons with a permanent establishment in Portugal to which the gains are attributable are included in their taxable income and are subject to progressive corporate tax rate according to which a 12.5 per cent, tax rate will be applicable on the first €12,500 of taxable income and a 25 per cent, tax rate will be applicable on taxable income exceeding €12,500. A municipal surcharge (“derrama”) of up to 1.5 per cent. may also be due over the Noteholders taxable profits. Corporate taxpayers with taxable profits of more than €2,000,000 are also subject to State surcharge of 2.5 per cent. on the part of taxable profits that exceeds €2,000,000.

Capital gains obtained by Noteholders that are resident individuals with the transfer of the Notes are subject to Portuguese capital gains taxation, whereby the positive difference between such gains and gains on other securities and losses in securities is subject to a tax at 20 per cent., which is the final tax on that income unless the individual elects to include in it is his/her taxable income, subject to tax at progressive rates of up to 45.88 per cent. (being already foreseen that after 31 December 2010 said rate should be increased to 46.5 per cent.). An exemption applies to the annual positive difference between gains and losses on debt securities up to €500.

Special debt securities tax regime

Pursuant to Decree-Law 193/2005 investment income paid to non-Portuguese resident Noteholders in respect of debt securities registered with a centralised system recognised by the Portuguese Securities’ Code and complementary legislation (such as the Central de Valores Mobiliários, managed by Interbolsa), as well as capital gains derived from a sale or other disposition of such Notes, will be exempt from Portuguese income tax provided the following requirements are met.

For the above-mentioned tax exemption to apply, Decree-Law 193/2005 requires that the Noteholders are: (i) neither residents in the Portuguese territory (or have any registered or deemed permanent establishment therein to which interest is attributable); (ii) nor residents in the countries and territories included in the Portuguese “blacklist” (countries and territories listed in Ministerial Order no. 150/2004, of 13 February 2004, as amended), with the exception of central banks and governmental agencies located in those blacklisted jurisdictions, and (iii) in the case of being legal entities, provided that not more than 20 (twenty) per cent. of its share capital is held, whether directly or indirectly, by Portuguese residents.

For purposes of application at source of this tax exemption regime, Decree-Law 193/2005 requires completion of certain procedures and certifications. Under these procedures (which are aimed at verifying the non-resident status of the Noteholder), the Noteholder is required to hold the Notes through an account with one of the following entities: (i) a direct registered entity, which is an entity affiliated with the clearing system recognised by the Portuguese Securities Code; (ii) an indirect registered entity, which, although not assuming the role of the “direct registered entities”, is a client of the latter; or (iii) entities managing an international clearing system, which are entities operating with the international market to clear and settle securities’ transactions. For purposes of the exemption granted under Decree-Law 193/2005, the Portuguese Government has recognised both Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, societe anonyme (“Clearstream”) as entities managing an international clearing system.

1.	Domestic Cleared Notes – held through a direct or indirect registered entity

Direct registered entities are required, for the purposes of Decree-Law 193/2005, to register the Noteholders in one of two accounts: (i) an exempt account or (ii) a non-exempt account.

Registration of the Notes in the exempt account is crucial for the exemption to apply. For this purpose, the registration of the non-resident Noteholders in an exempt account, allowing application of the exemption upfront, requires evidence of the non-resident status, to be provided by the Noteholder to the direct registered entity prior to the relevant date for payment of interest or to the redemption date (in case of Zero Coupon Notes) and to the transfer of Notes, as follows:

(a)	if the Noteholder is a central bank, public institution, international body, credit or financial institution, a pension fund or an insurance company, with its head office in any OECD country or in a country with which the Republic of Portugal has entered into a double tax treaty, the Noteholder will be required to prove its non-resident status by providing: (a) its tax identification; or (b) a certificate issued by the entity responsible for its supervision or registration, confirming the legal existence of the Noteholder and its head office; or (c) a declaration of tax residence issued by the Noteholder itself, duly signed and authenticated, if the Noteholder is a central bank, a public law entity taking part in the public administration (either central, regional or peripheral, indirect or autonomous of the relevant country), or an international body; or (d) proof of non-residence pursuant to the terms of paragraph (c) below;

(b)	if the Noteholder is an investment fund or other collective investment scheme domiciled in any OECD country or in a country with which the Republic of Portugal has entered into a double tax treaty, it shall make proof of its non-resident status by providing any of the following documents: (a) a declaration issued by the entity responsible for its supervision or registration or by the relevant tax authority, confirming its legal existence, domicile and law of incorporation; or (b) proof of non-residence pursuant to the terms of paragraph (c) below;

(c)	other investors will be required to make proof of their non-resident status by way of: (a) a certificate of residence or equivalent document issued by the relevant tax authorities; (b) a document issued by the relevant Portuguese Consulate certifying residence abroad; or (c) a document specifically issued by an official entity which forms part of the public administration (either central, regional or peripheral, indirect or autonomous) of the relevant country. The Noteholder must provide an original or a certified copy of such documents and, as a rule, if such documents do not refer to a specific year and do not expire, they must have been issued within the three years prior to the relevant payment or maturity dates or, if issued after the relevant payment or maturity dates, within the following three months.

2.	Internationally Cleared Notes – held through an entity managing an international clearing system

If the Notes are registered in an account with an international clearing system (either with Euroclear and Clearstream) and the management entity of such international clearing system undertakes not to provide registration services in respect of the Notes to (i) Portuguese tax residents that do not benefit from either an exemption or waiver of Portuguese withholding tax, and (ii) to non-resident entities for tax purposes which do not benefit from the above Portuguese income tax exemption, the proof required to benefit from the exemption will be made prior to the relevant date for payment of interest or to the redemption date (for Zero Coupon Notes) and to the transfer of Notes, as follows:

(a)	Through the presentation of a certificate, on a yearly basis, with the name of each beneficial owner, address, tax payer number (if applicable), the identity of the securities, the quantity held and also the reference to the legislation supporting the exemption or the waiver of Portuguese withholding tax. The following corresponds to the wording and contents of the form of certificate for exemption from Portuguese withholding tax on income from debt securities, as contained in Order (Despacho) no. 4980/2006 (second series), published in the Portuguese official diary, second series, nº 45, of 3 March 2006, issued by the Portuguese Minister of Finance and Public Administration (currently, Ministro das Finanças e da Administração Pública):

CERTIFICATE FOR EXEMPTION FROM PORTUGUESE WITHHOLDING TAX ON INCOME ARISING FROM DEBT SECURITIES (PARAGRAPH 1 OF ARTICLE 17 OF THE SPECIAL TAX REGIME APPROVED BY THE DECREE-LAW 193/2005, OF 7 NOVEMBER 2005)

The undersigned Participant hereby declares that he holds debt securities covered by the special tax regime approved by Decree-Law 193/2005, of 7 November 2005 (the “Securities”), in the following securities account number                              (the “Account”) with                              (name and complete address of the international clearing system managing entity).

We will hold these Securities in our capacity of beneficial owner or in our capacity of intermediary, holding Securities on behalf of one or more beneficial owners, including ourselves, if applicable, all of whom are eligible for exemption at source from Portuguese withholding tax according to Portuguese legislation.

3.	We are:

Name:

Residence for tax purposes (full address):

Tax ID Number:

4.	We hereby certify that, from the date hereof until the expiry date of this certificate:

A.	We are the Beneficial Owner of the following Securities:

Security ISIN or Common Code	Security description	Nominal position

And we hereby declare that we are not liable to Portuguese withholding tax, in accordance with the applicable legislation, indicated hereafter:

•	Special Tax Regime approved by the Decree-Law 193/2005, of 7 November 2005

•	Art. 97 of CIRC (Corporate Income Tax Code) – Exemption from withholding tax

B.	We are intermediaries of the following Securities:

Security ISIN or Common Code	Security description	Nominal position

We hereby undertake to provide the                                                           (name of the international clearing system managing entity) with a document proving the exemption of personal or corporate income tax referred in the attached statement of beneficial ownership, whenever the beneficial owner is not a central bank, public institution, international body, credit institution, financing company, pension fund and insurance company resident in any OECD country or in a country with which Portugal has concluded a Convention for the Avoidance of International Double Taxation, on behalf of which we hold Portuguese debt securities in the Account.

5.	We hereby undertake to notify the (name of the international clearing system managing entity) promptly in the event that any information contained in this certificate becomes untrue or incomplete.

6.	We acknowledge that certification is required in connection with Portuguese law and we irrevocably authorise (name of the international clearing system managing entity) and its Depositary to collect and forward this certificate or a copy hereof, any attachments and any information relating to it, to the Portuguese authorities, including tax authorities.

7.	This certificate is valid for a period of twelve months as from the date of signature:

Place:

Date:

Authorised Signatory

Name:

Title/Position:

Authorised Signatory

Name:

Title/Position:

Appendix

Statement of Beneficial Ownership

The undersigned beneficiary:

Name:

Address:

Tax identification number:

Holding via the following financial intermediary:

Name of the financial intermediary:

Account number:

The following securities:

Common Code /ISIN code:

Security name:

Payment date:

Nominal position:

1.	Hereby declares that he/she/it is the beneficial owner of the above-mentioned securities and nominal position at the payment date ; and

2.	Hereby declares that he/she/it is not liable to withholding tax, in accordance with the applicable legislation, indicated hereinafter (tick where applicable):

•	Special Tax Regime approved by the Decree-Law 193/2005, of 7 November 2005 [•]

•	Art. 97 of CIRC (Corporate Income Tax Code) – Exemption from withholding tax

•	Art. 9 of CIRC – State, Autonomous Regions, local authorities, their associations governed by public law and social security federations and institutions

•	Art. 10 of CIRC – General Public Interest Companies, Charities and other non-governmental social entities; exemption by the Ministerial Regulation nº , published in Diário da República

•	Art. 16 of EBF (Tax Incentives Statute) – Pension Funds and assimilated funds

•	Art. 21 of EBF – Retirement Savings Funds (FPR), Education Savings Funds (FPE), Retirement and Education Savings Funds (FPR/E)

•	Art. 23 of EBF – Venture Capital Investment Funds

•	Art. 26 of EBF – Stock Savings Funds (FPA)

•	Other legislation (indicate which)

This document is to be provided to the Portuguese tax authorities, if requested by the latter, as foreseen in the Article 17 of the Special Tax Regime approved by the Decree-Law 193/2005, of 7 November 2005.

Authorised signatory:

Name:

Function:

Signature:

(a)	Alternatively, through a yearly declaration that states that the beneficial owners are exempt or not subject to withholding tax. This declaration is complemented with a disclosure list, on each coupon payment date, of each beneficial owner’s identification, with the name of each beneficial owner, address, tax payer number (if applicable), the identity of the securities, the quantity held and also the reference to the legislation supporting the exemption or the waiver of Portuguese withholding tax. The following corresponds to the wording and contents of the form of statement for exemption from Portuguese withholding tax on income from debt securities, as contained in Regulatory Notice (Aviso) no. 3714/2006 (second series), published in the Portuguese official diary, second series, no. 59, of 23 March 2006, issued by the Portuguese Secretary of State for Fiscal Affairs (currently, Secretário de Estado dos Assuntos Fiscais):

STATEMENT FOR EXEMPTION FROM PORTUGUESE WITHHOLDING TAX ON INCOME ARISING FROM DEBT SECURITIES (PARAGRAPH 2 OF ARTICLE 17 OF THE SPECIAL TAX REGIME APPROVED BY THE DECREE-LAW 193/2005, OF 7 NOVEMBER 2005)

The undersigned Participant hereby declares that he holds or will hold debt securities covered by the special tax regime approved by Decree-Law 193/2005, of 7 November 2005 (the “Securities”), in the following securities account number                              (the “Account”) with                              (name and complete address of the international clearing system managing entity).

We hold or will hold these Securities in our capacity of beneficial owner or in our capacity of intermediary, holding Securities on behalf of one or more beneficial owners, including ourselves, if applicable, all of whom are eligible for exemption at source from Portuguese withholding tax according to Portuguese legislation.

1.	We are:

Name:

Residence for tax purposes (full address):

Tax ID Number:

2.	We hereby undertake to provide the (name of the international clearing system managing entity) with a list of Beneficial Owners at each relevant record date containing the name, residence for tax purposes, Tax Identification Number and nominal position of Portuguese debt Securities for each Beneficial Owner, including ourselves if relevant, on behalf of which we hold or will hold Portuguese debt securities in the Account.

3.	We hereby undertake to notify the (name of the international clearing system managing entity) promptly in the event that any information contained in this certificate becomes untrue or incomplete.

4.	We acknowledge that certification is required in connection with Portuguese law and we irrevocably authorise (name of the international clearing system managing entity) and its Depositary to collect and forward this certificate or a copy hereof, any attachments and any information relating to it, to the Portuguese authorities, including tax authorities.

5.	This certificate is valid for a period of twelve months as from the date of signature:

Place:

Date:

Authorised Signatory

Name:

Title/Position:

Authorised Signatory

Name:

Title/Position:

Appendix

List of Beneficial Owners

For:

Interest due

Security code (ISIN or Common Code):

Security description:

Securities Clearance Account Number:

We certify that the above Portuguese debt securities are held on behalf of the following Beneficial Owners:

Legal basis of the exemption from withholding tax
Name	Tax identification number	Residence for tax purposes	Quantity of Securities	Code (*)	Legislation (**)

(*)	Indicate the legal basis of the exemption from withholding tax in accordance with the following table:

Code	Legal basis of the exemption

1	Special tax Regime approved by the Decree-Law 193/2005, 7 of November 2005

2	Art. 97 of CIRC (Corporate Income Tax Code) – Exemption from withholding tax

3	Art. 9 of CIRC – State, Autonomous Regions, local authorities, their associations governed by public law and social security federations and institutions

4	Art. 10 of CIRC – General Public Interest Companies, Charities and other non-governmental social entities

5	Art. 16 of EBF (Tax Incentives Statute) – Pension Funds and assimilated funds

6	Art. 21 of EBF – Retirement Savings Funds (FPR), Education Savings Funds (FPE), Retirement and Education Savings Funds (FPR/E)

7	Art. 23 of EBF – Venture Capital Investments Funds

8	Art. 26 of EBF – Stock Savings Funds (FPA)

9	Other legislation

(**)	The fulfilment of this column is mandatory when the code “9” is indicated in the previous column.

The two documents referred to in (a) or (b) above shall be provided by the participants (i.e. the entities that operate in the international clearing system) to the direct registering entities, through the international clearing system managing entity, and must take into account the total accounts under their management relating to each Noteholder that is tax exempt or benefits from the waiver of Portuguese withholding tax.

The international clearing system managing entity shall inform the direct registering entity of the income paid to each participant for each security payment.

If the conditions for the exemption to apply are met, but, due to inaccurate or insufficient information, tax was withheld, a special refund procedure is available under the special regime approved by Decree-law 193/2005. The refund claim is to be submitted to the direct or indirect register entity of the Notes within 90 (ninety) days from the date the withholding took place. A special tax form for these purposes was approved by Order (“Despacho”) no. 4980/2006 (2nd series), published in the Portuguese official gazette, second series, n. 45, of 3 March 2006 issued by the Portuguese Minister of Finance and Public Administration (currently “Ministro das Finangas e da Administragao Publica”) and may be available at www.portaldasfinancas.gov.pt.

The refund of withholding tax in other circumstances or after the above 90 (ninety) day period is to be claimed from the Portuguese tax authorities under the general procedures and within the general deadlines.

The absence of evidence of non-residence in respect to any non-resident entity which benefits from the above mentioned tax exemption regime shall result in the loss of the tax exemption and consequent submission to the applicable Portuguese general tax provisions foreseen above.

EU Savings Directive

Portugal has implemented European Council Directive 2003/48/EC on taxation of savings income into the Portuguese law through Decree-Law no. 62/2005, of 11 March 2005, as amended by Law no. 39-A/2005, of 29 July 2005.

Stamp Duty

No stamp duty will be payable on the issue or transfer of Notes once they qualify as debt securities for the purposes of Article 5 no. 2 of the Council Directive 2008/7/EC of 12 February 2008 concerning indirect taxes on the raising of capital, not capable of being the subject matter of indirect taxation imposed by European Union Member States, a position that has already been sanctioned by the Portuguese Tax Authorities through Opinion no. 156/03, of 13 October 2003 (Parecer 156/03). Under said Opinion interest arising from Notes is also not subject to Portuguese stamp duty.

Luxembourg Taxation

The comments below are intended as a basic summary of certain tax consequences in relation to the purchase, ownership and disposition of the Notes under Luxembourg law. Persons who are in any doubt as to their tax position should consult a professional tax adviser.

Withholding tax

Under Luxembourg tax law currently in effect and with the possible exception of interest paid to individual Noteholders and to certain entities, there is no Luxembourg withholding tax on payments of interest (including accrued but unpaid interest). There is also no Luxembourg withholding tax, with the possible exception of payments made to individual Noteholders and to certain entities, upon repayment of principal in case of reimbursement, redemption, repurchase or exchange of the Notes.

Luxembourg non-resident individuals

Under the Luxembourg laws dated 21 June 2005 implementing the European Council Directive 2003/48/EC on the taxation of savings income (the ‘Savings Directive’) and several agreements concluded between Luxembourg and certain dependent or associated territories of the European Union (‘EU’), a Luxembourg-based paying agent (within the meaning of the Savings Directive) is required since 1 July 2005 to withhold tax on interest and other similar income paid by it to (or under certain circumstances, to the benefit of) an individual resident in another Member State or in certain EU dependent or associated territories, unless the beneficiary of the interest payments elects for an exchange of information or for the tax certificate procedure. The same regime applies to payments of interest and other similar income made to certain ‘residual entities’ within the meaning of Article 4.2 of the Savings Directive established in a Member State or in certain EU dependent or associated territories (i.e., entities which are not legal persons (the Finnish and Swedish companies listed in Article 4.5 of the Savings Directive are not considered as legal persons for this purpose), whose profits are not taxed under the general arrangements for the business taxation, that are not UCITS recognised in accordance with the Council Directive 85/611/EEC or similar collective investment funds located in Jersey, Guernsey, the Isle of Man, the Turks and Caicos Islands, the Cayman Islands, Montserrat or the British Virgin Islands and have not opted to be treated as UCITS recognised in accordance with the Council Directive 85/611/EEC).

The withholding tax rate is 20 per cent. increasing to 35 per cent. as from 1 July 2011. The withholding tax system will only apply during a transitional period, the ending of which depends on the conclusion of certain agreements relating to information exchange with certain third countries.

Luxembourg resident individuals

A 10 per cent. withholding tax has been introduced, as from 1 January 2006, on interest payments made by Luxembourg paying agents (defined in the same way as in the Savings Directive) to Luxembourg individual residents or to certain residual entities that secure interest payments on behalf of such individuals (unless such entities have opted either to be treated as UCITS recognised in accordance with the Council Directive 85/611/EEC or for the exchange of information regime). Only interest accrued after 1 July 2005 falls within the scope of the withholding tax.

Pursuant to the Luxembourg law of 23 December 2005 as amended by the law of 17 July 2008, Luxembourg resident individuals, acting in the course of their private wealth, can opt to self-declare and pay a 10 per cent. tax on interest payments made after 31 December 2007 by paying agents (defined in the same way as in the Savings Directive) located in an EU Member State other than Luxembourg, a Member State of the European Economic Area other than an EU Member State or in a State or territory which has concluded an international agreement directly related to the Savings Directive

The 10 per cent. withholding tax or the 10 per cent. self-declared tax represents the final tax liability for the Luxembourg individual resident taxpayers, receiving the interest payment in the course of their private wealth.

EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income, Member States are, including Belgium from 1 January 2010, required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual or certain other persons resident in that other Member State. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

Investors should note that on 13 November 2008 the European Commission has published a proposal to amend the EU Savings Directive. If implemented, the proposed amendments would, inter alia, extend the scope of the EU Savings Directive to (i) payments made through certain intermediate structures (whether or not established in a Member State) for the ultimate benefit of an EU resident individual, and (ii) a wider range of income similar to interest. Investors who are in any doubt as to their position should consult their professional advisers.

SUBSCRIPTION AND SALE

Notes may be sold from time to time by the Issuer to any one or more of the Dealers. The arrangements under which Notes may from time to time be agreed to be sold by the Issuer to, and purchased by, Dealers are set out in a dealer agreement dated [•] 2010 (as amended or supplemented from time to time, the “Dealer Agreement”) and made between the Issuer and the Dealers. Any such agreement will, inter alia, make provision for the form and terms and conditions of the relevant Notes, the price at which such Notes will be purchased by the Dealers and the commissions or other agreed deductibles (if any) payable or allowable by the Issuer in respect of such purchase. The Dealer Agreement makes provision for the resignation or termination of appointment of existing Dealers and for the appointment of additional or other Dealers either generally in respect of the Programme or in relation to a particular Tranche of Notes.

In the Dealer Agreement, the Issuer has agreed to reimburse the Dealers for certain of their expenses in connection with the establishment and update of the Programme and the issue of Notes under the Programme and to indemnify the Dealers against certain liabilities incurred by them in connection therewith.

United States

The Notes have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

The Notes are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a United States person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code of 1986 and regulations thereunder.

Each Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that it will not offer, sell or deliver Notes (a) as part of their distribution at any time or (b) otherwise until 40 (forty) days after the completion of the distribution, as determined and certified by the relevant Dealer or, in the case of an issue of Notes on a syndicated basis, the relevant lead manager, of all Notes of the Tranche of which such Notes are a part, within the United States or to, or for the account or benefit of, U.S. persons. Each Dealer has further agreed, and each further Dealer appointed under the Programme will be required to agree, that it will send to each Dealer to which it sells any Notes during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Notes within the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

Until 40 (forty) days after the commencement of the offering of any Series of Notes, an offer or sale of such Notes within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act if such offer or sale is made otherwise than in accordance with an available exemption from registration under the Securities Act.

Each issuance of Index Linked Notes or Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the Issuer and the relevant Dealer may agree as a term of the issuance and purchase of such Notes, which additional selling restrictions shall be set out in the applicable Final Terms.

United Kingdom

Each Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that:

(a)	it has only communicated or caused to be communicated and will only communicate to cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Note I, from or otherwise involving the United Kingdom.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended; the “FIEA”) and each Dealer has represented and agreed and each further Dealer appointed under the Programme will be required to represent and agree that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Control Law (Law No. 228 of 1949, as amended), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Public Offer selling restriction under the Prospectus Directive

In relation to each Member Sate of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Base Prospectus as completed by the Final Terms in relation thereto to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Relevant Member State:

(a)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR43,000,000; and (3) an annual net turnover of more than EUR50,000,000 as shown in its last annual or consolidated accounts;

(c)	at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(d)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes referred to in (a) to (d) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/7 I/EC and includes any relevant implementing measure in each Relevant Member State.

The Republic of Portugal

In relation to the Notes, each Dealer has represented and agreed with the Issuer, and each further Dealer appointed under the Programme will be required to represent and agree, that, regarding any offer or sale of Notes by it in Portugal or to individuals resident in Portugal or having a permanent establishment located in the Portuguese territory, it will comply with all laws and regulations in force in Portugal, including (without limitation) the Portuguese Securities Code (Código dos Valores Mobiliários), any regulations issued by the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) and Commission Regulation (EC) No. 809/2004 implementing the Prospectus Directive, and other than in compliance with all such laws and regulations: (i) it has not directly or indirectly taken any action or offered, advertised, marketed, invited to subscribe, gathered investment intentions, sold or delivered and will not directly or indirectly take any action, offer, advertise, market, invite to subscribe, gather investment intentions, sell, re-sell, re-offer or deliver any Notes in circumstances which could qualify as a public offer (oferta pública) of securities pursuant to the Portuguese Securities Code and other applicable securities legislation and regulations, notably in circumstances which could qualify as a public offer addressed to individuals or entities resident in Portugal or having permanent establishment located in Portugal, as the case may be; (ii) all offers, sales and distributions by it of the Notes have been and will only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement of Notes only (oferta particular); (iii) it has not distributed, made available or caused to be distributed and will not distribute, make available or cause to be distributed the Base Prospectus or any other offering material relating to the Notes to the public in Portugal. Furthermore, (a) if the Notes are subject to a private placement addressed exclusively to qualified investors as defined, from time to time, in Article 30 of the Portuguese Securities Code (investidores qualificados), such private placement will be considered as a private placement of securities pursuant to the Portuguese Securities Code; (b) private placements addressed by companies open to public investment (sociedades abertas) or by companies issuing securities listed on a market shall be notified to the CMVM for statistics purposes.

France

Each of the Dealers and the Issuer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that it has not offered or sold and will not offer or sell, directly or indirectly, Notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this Base Prospectus, the relevant Final Terms or any other offering material relating to the Notes, and such offers, sales and distributions have been and will only be made in France to (a) providers of investment services relating to portfolio management for all the account of third parties, and/or (b) qualified investors (investisseurs qualifiés) other than individuals, as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier.

Ireland

Each Dealer has represented and agreed, and each further Dealer appointed under the Programme will be required to represent and agree, that: (a) it has not offered or sold and will not offer or sell any Notes except in conformity with the provisions of the Prospectus Directive and, where applicable, implementing measures in Ireland and the provisions of the Companies Acts 1963 to 2006 of Ireland and every other enactment which is to be read together with any of those Acts; (b) in connection with offers or sales of Notes it has only issued or passed on, and will only issue or pass on, in Ireland or elsewhere, any document received by it in connection with the issue of such Notes to persons who are persons to whom the document may otherwise lawfully be issued or passed on; and (c) it has complied and will comply with all applicable provisions of, and is acting under and within the terms of an authorisation to do so for the purposes of, Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004, and it has complied with any applicable codes of conduct or practice made under the applicable local implementing legislation.

General

Each Dealer has agreed and each further Dealer appointed under the Programme shall (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes this Base Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and neither the Issuer nor any of the other Dealers shall have any responsibility therefore.

The Dealers shall not be bound by any of the restrictions relating to any specific country or jurisdiction (set out above to the extent that such restrictions shall, as a result of changes in the official interpretation after the date of the Dealer Agreement, of applicable laws and regulations, no longer be applicable) but without prejudice to the obligations of the Dealers in the paragraph above.

None of the Issuer and the Dealers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating such sale.

No action has been or will be taken in any jurisdiction by the Issuer, the other obligors or the Dealer that would permit a public offering of the Notes, or possession or distribution of the Base Prospectus or any other offering material in any jurisdiction where the action for the purpose is required.

With regard to each Tranche, the relevant Dealer will be required to comply with such other restrictions as the Issuer and the relevant Dealer shall agree and as shall be set out in the applicable Final Terms.

Selling restrictions may be supplemented or modified with the agreement of the Issuer. Any such supplement or modification will be set out in the relevant Final Terms (in the case of a supplement or modification relevant only to a particular series or tranche of Notes or in any other case in a supplement to this Base Prospectus).

GENERAL INFORMATION

Authorisation

The establishment of the Programme and the issue of Notes have been duly authorised by a resolution of the Board of Directors of Brisa – Concessão Rodoviária, S.A. dated [•] 2010. The security created and/or promised to be created by Brisa – Concessão Rodoviária, SGPS, S.A. has been duly authorised by a resolution of the Board of Directors of Brisa – Concessão Rodoviária, SGPS, S.A. dated [•] 2010.

Listing and Admission to Trading

Application has been made to the CSSF to approve this document as a base prospectus. Application has also been made to the Luxembourg Stock Exchange for Notes issued under the Programme to be admitted to trading on the Luxembourg Stock Exchange’s regulated market and to be listed on the Official List of the Luxembourg Stock Exchange. The Luxembourg Stock Exchange’s regulated market is a regulated market for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC).

However, Notes may be issued pursuant to the Programme which will not be listed on the Luxembourg Stock Exchange or any other stock exchange or which will be listed on such stock exchange as the Issuer, the Notes Common Representative and the relevant Dealer(s) may agree.

Clearing of the Notes

The Notes will be integrated in and held through Interbolsa as operator of the CVM. The appropriate ISIN for each Tranche of Notes allocated by Interbolsa will be specified in the Final Terms. The address of Interbolsa is Avenida da Boavista, 3433 – 4100 – 138 Porto, Portugal.

For the time being, Interbolsa will only settle and clear Notes denominated in Euro, U.S. dollars, Sterling, Japanese yen and Swiss francs.

The relevant Final Terms shall specify any other clearing system as shall have accepted the relevant Notes for clearance together with any further appropriate information.

Conditions for determining price

The price and amount of Notes to be issued under the Programme will be determined by the Issuer and each relevant Dealer at the time of issue in accordance with prevailing market conditions.

Litigation

There are no, nor have there been, any governmental, legal or arbitration proceedings, involving Brisa – Concessão Rodoviária S.A. and Brisa – Concessão Rodoviária, SGPS, S.A. (and, so far as Brisa – Concessão Rodoviária S.A. and Brisa – Concessão Rodoviária, SGPS, S.A. are aware, no such proceedings are pending or threatened) which may have, or have had, during the twelve months prior to the date of this Base Prospectus, a significant effect on the financial position of Brisa – Concessão Rodoviária S.A. or Brisa – Concessão Rodoviária, SGPS, S.A..

Significant or Material Change

Save as disclosed in this Base Prospectus, since 31 December 2009 there has been no material adverse change in the prospects of Brisa – Concessão Rodoviária S.A. nor of Brisa – Concessão Rodoviária, SGPS, S.A. Moreover, save as disclosed in this Base Prospectus, since 30 June 2010 there has been no significant change in the financial or trading position of Brisa – Concessão Rodoviária S.A. and since 31 December 2009 there has been no significant change in the financial or trading position of Brisa – Concessão Rodoviária, SGPS, S.A..

Auditors

The financial statements of Brisa – Concessão Rodoviária S.A. have been audited without qualification for the years ended 31 December 2008 and 31 December 2009 (at that time, the corporate name of Brisa – Concessão Rodoviária S.A. was M.Call – Serviços e Telecomunicações, S.A.) by Oliveira, Reis e Associados, SROC, Lda., who have given, and have not withdrawn, their consent to the inclusion of their report in this Base Prospectus in the form and context in which it is included. Oliveira, Reis e Associados, SROC, Lda. is a member of the Ordem dos Revisores Oficiais de Contas. For a better understanding of the above issues the reading of the complete versions of the opinions included in the annual reports of Brisa – Concessão Rodoviária S.A. together with the respective financial statements, is recommended. The interim financial statements as of 30 June 2010 of Brisa – Concessão Rodoviária, S.A. are subject to a limited review report issued by Deloitte & Associados, SROC, S.A. and the financial statements of such entity for the year ended 31 December 2010 will be audited by Deloitte & Associados, SROC, S.A.

The financial statements of Brisa – Concessão Rodoviária, SGPS, S.A. have been audited without qualification for the year ended 31 December 2009 by Deloitte & Associados, SROC, S.A., who have given, and have not withdrawn, their consent to the inclusion of their report in this Base Prospectus in the form and context in which it is included. Deloitte & Associados, SROC, S.A. is a member of the Ordem dos Revisores Oficiais de Contas.

Documents available for inspection

For so long as the Programme remains in effect or any Notes shall be outstanding, copies and, where appropriate, English translations of the following documents are available, free of charge, during normal business hours at the Specified Offices of the Paying Agents, namely:

(a)	a copy of the constitutive documents of the Issuer;

(b)	a copy of the constitutive documents of the Parent;

(c)	a copy of this Base Prospectus;

(d)	the Notes Common Representative Appointment Agreement;

(e)	the Paying Agency Agreement;

(f)	the Dealer Agreement;

(g)	the Programme Agreement;

(h)	the Common Terms Agreement;

(i)	the Security Agreement;

(j)	the Intercreditor Agreement;

(k)	the Account Agreement;

(l)	the Grantor Direct Agreement;

(m)	the Tax Deed of Covenant; and

(n)	any future Base Prospectus, prospectuses, information memoranda, supplements and Final Terms (save that Final Terms relating to a Note which is neither admitted to trading on a regulated market in the European Economic Area nor offered in the European Economic Area in circumstances where a prospectus is required to be published under the Prospectus Directive will only be available for inspection by a holder of such Note and such holder must produce evidence satisfactory to the Issuer and the Portuguese Paying Agent as to its holding of Notes and identity) to this Base Prospectus and any other documents incorporated herein or therein by reference.

Financial statements available

For so long as the Programme remains in effect or any Notes shall be outstanding, copies and, where appropriate, English translations of the following documents may be obtained, free of charge, during normal business hours at the Specified Offices of the Paying Agents, namely:

(a)	the most recently published audited annual financial statements published by Brisa – Concessão Rodoviária, S.A. and Brisa – Concessão Rodoviária, SGPS, S.A., from time to time;

(b)	in each case, together with any audit or review reports prepared in connection therewith.

In addition, copies of this Base Prospectus, each set of Final Terms relating to Notes which are admitted to trading on the Luxembourg Stock Exchange’s regulated market and each document incorporated by reference are available on the Luxembourg Stock Exchange’s website at www.bourse.lu.

Material contracts

In addition to the agreements described in “Overview of Certain Transaction Documents”, which are entered into in the ordinary course of the Issuer’s business, the Issuer and the Parent have not entered into any material contracts outside the ordinary course of the relevant businesses which could result in the Issuer being under an obligation or entitlement that is material to the Issuer’s ability to meet its obligations to Noteholders in respect of the Notes.

Notes Common Representative

The Notes provide the Notes Common Representative to take action on behalf of the Noteholders in certain circumstances, but only if the Notes Common Representative is indemnified to its satisfaction. It may not be possible for legal, regulatory or other reasons for the Notes Common Representative to take certain actions in relation to the Notes and accordingly in such circumstances the Notes Common Representative will be unable to take such actions, notwithstanding the provision of an indemnity to it.

GLOSSARY OF DEFINED TERMS

“Account Opening Sheet” means the signature sheet of the representatives of the Issuer authorised to operate the relevant Company Account, in accordance with the Accounts Agreement;

“Affiliate” means in respect of a person, any of its Subsidiaries or Holding Companies or any other Subsidiary of any such Holding Company;

“Ancillary Business Activity” means the business activities of the Issuer which:

(a)	are ancillary to the activities of the Issuer relating to the Main Concession; and

(b)	are on arms’ length terms and are intended to provide additional revenues to the Issuer; and

(c)	make use of the facilities and/or the assets of the Main Concession in a manner which does not and will not interfere with the implementation of the Main Concession and/or the maintenance and operation of any of the facilities and/or use of any of the assets of the Main Concession; and

(d)	are permitted under the Concession Contract or otherwise authorised by the Grantor; and

(e)	have been consented to by the Intercreditor Agent, and

provided that the Intercreditor Agent shall not withhold any consent for the purposes of paragraph (e) above if: (i) the terms on which the relevant activities are to be carried out will not give rise to significant liability on the part of the Issuer or the Operator (other than a liability that will be subject to adequate insurance); (ii) such activities will not give rise to a breach of any Project Agreement; and (iii) such activities will not be prejudicial to the interests of the Issuer or any of the Finance Parties;

“Auditors” means Deloitte & Associados, SROC, S.A. or any other auditing firm of international standing;

“Available Cashflow” means, for each Calculation Period, the aggregate of:

(a)	EBITDA, plus

(b)	interest income (excluding any interest income received from Affiliates), less

(c)	tax paid, less

(d)	net change in working capital, less

(e)	any capital expenditure that is not capable of being funded from available committed facilities or the balance standing to the credit of the CAPEX Reserve Account,

plus

(f)	any decrease in the CAPEX Required Balance as at the Calculation Date on which the Calculation Period ends from the CAPEX Required Balance as at the Calculation Date on which the previous Calculation Period ended;

or less

(g)	any increase in the CAPEX Required Balance as at the Calculation Date on which the Calculation Period ends from the CAPEX Required Balance as at the Calculation Date on which the previous Calculation Period ended;

“Brisa” means Brisa – Auto-Estradas de Portugal, S.A.;

“Brisa SGPS” means Brisa Participações, SGPS, S.A.;

“CAPEX” means all capital expenditure incurred by the Issuer in relation to:

(a)	feasibility studies and design work;

(b)	purchase of land, including expenses associated with purchase process;

(c)	construction works, in respect of new infrastructure or widening of existing motorways;

(d)	purchase of equipment and associated software, including safety equipment and information and monitoring systems;

(e)	maintenance works in relation to road pavements, major structures and signalling (excluding any such works undertaken by the Operator pursuant to the O&M Agreement); and

(f)	any other expenditure on assets which will revert to the Grantor at the end of the Main Concession;

“CAPEX Required Balance” means in relation to any Calculation Date, the amount required to discharge any obligations of the Issuer with respect to CAPEX forecast to be payable, in each case in the subsequent 6 (six) month period;

“Cashflow Waterfall” means the priority of application of moneys set out in clause 12.2. (Proceeds Accounts) of the Accounts Agreement;

“CLCR” means in respect of any Calculation Date, the ratio of:

(a)	the aggregate of the Discounted Forecast Available Cashflow for each Calculation Period after that Calculation Date until the scheduled expiry date of the Concession Contract and the amount standing to the credit of the Debt Service Reserve Account on that Calculation Date, to

(b)	the Net Senior Debt on that Calculation Date;

“Common Representatives” means the Notes Common Representative and the Rose Common Representative;

“Compliance Certificate” means each certificate delivered by the Issuer to the Intercreditor Agent under clause 11.3 (Financial Undertakings) and prepared on the basis of the Issuer’s audited accounts for the Financial Year ending on that Calculation Date, in relation to a Calculation Date falling on 31 December, or of the Issuer’s half-year unaudited accounts for the half-year ending on that Calculation Date, in relation to a Calculation Date falling on 30 June;

“Discounted Forecast Available Cashflow” means in respect of any future Calculation Period, the Forecast Available Cashflow for that Calculation Period discounted at the Discount Rate;

“Discount Rate” means in respect of any Calculation Date, the weighted average cost of the Senior Debt outstanding on that date;

“Distributions” means any payment by the Issuer to any Shareholder or Affiliate of a Shareholder as:

(a)	principal, interest (and/or any other form of remuneration) or other sum in respect of any investment paid by a Shareholder or any Affiliate of a Shareholder into the Issuer or in respect of any Shareholder Loans or of any debt instrument issued by a Shareholder;

(b)	loans or any other form of advance made directly or indirectly by the Issuer to, or the subscription of any debt instrument issued by, a Shareholder or any Affiliate of a Shareholder;

(c)	dividends in respect of the Shares or any other distribution (in cash or in kind) on or in respect of the share capital of the Issuer (including, without limitation, any payment by virtue of a reduction of share capital, redemption of shares or acquisition by the Issuer of its own shares), and

(d)	any other payment of management, advisory or other fee or distribution of any kind by the Issuer to any Shareholder or any Affiliate of a Shareholder (excluding the payment of any amounts which constitute Project Costs);

“Documents” means the Finance Documents and the Project Agreements;

“EBITDA” means the aggregate earnings before interest, tax, depreciation and amortisation of the Issuer, adjusted to exclude any exceptional and/or non-cash items;

“EIB Security” means the EIB Guarantees and any security from time to time constituted by or in respect thereof, including any Alternative EIB Security and/or Cash Collateral;

“Financial Covenants” means the undertakings of the Issuer relating to financial ratios set out in clause 11 (Financial Undertakings) to the Common Terms Agreement;

“Financial Indebtedness” means any indebtedness in respect of:

(a)	moneys borrowed or raised and debit balances at banks and other financial institutions,

(b)	any debenture, bond, note, commercial paper, loan stock or other security,

(c)	any acceptance or documentary credit facilities, bill discounting or factoring facilities,

(d)	receivables sold or discounted (other than on a non-recourse basis),

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset,

(f)	leases entered into primarily as a method of raising finance or financing the acquisition of the asset leased,

(g)	any currency swap or interest swap, cap or collar arrangements or any other similar instrument,

(h)	any amount raised under any other transaction having the commercial effect of a borrowing or raising of money (other than in the normal course of trading), or

(i)	any guarantee of or other assurances against financial loss in respect of indebtedness of any person of a kind referred to above;

“Financial Year” means each calendar year;

“Force Majeure Event” has the meaning given to it in the Concession Contract;

“Forecast Available Cashflow” means, in respect of any Calculation Date, the projected Available Cashflow for the Calculation Period commencing on the day after that Calculation Date;

“Forecast Financing Costs” means, in respect of any Calculation Date, the projected Financing Costs for the Calculation Period commencing on the day after that Calculation Date;

“Forward Looking ICR” means, in respect of any Calculation Date, the ratio of Forecast Available Cashflow to Forecast Financing Costs for the Calculation Period commencing on the day after that Calculation Date;

“General Conditions” means the general conditions applicable to the opening of accounts applied by each Account Bank to its customers in general;

“Good Industry Practice” means the exercise of the degree of skill, care and operating practice which would ordinarily be expected from a skilled and experienced person engaged in the same type of undertaking as the Issuer acting in good faith in accordance with the requirement of law and international best practice in the highway construction and/or management industry;

“Group” means the Issuer and the Parent;

“Hedging Liabilities” means the Net Hedging Costs and the Hedging Termination Payments;

“Historic ICR” means in respect of any Calculation Date, the ICR for the Calculation Period ending on that Calculation Date;

“Holding Company” means, in respect of any person, any other person of which the person in question is a Subsidiary;

“ICR” means the ratio of Available Cashflow to Financing Costs for a certain Calculation Period; “Independent Director” means any director of the Issuer that satisfies the following requirements:

(a)	is not affected by any impediment foreseen in article 414-A of the Portuguese Companies Code which shall be applicable with the necessary adjustments; and

(b)	does not have (or has not had) any executive or non-executive role in any company directly or indirectly held by any shareholder owning, directly or indirectly, more than 30 (thirty) per cent. of the Issuer (“Related Entity”);

“Indexed” means, in relation to any amount, that the amount is increased annually in line with CPI from the Signing Date;

“Legal Qualifications” means the following:

(a)	the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors,

(b)	the time barring of claims under the applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim,

(c)	similar principles, rights and defences under the laws of any relevant jurisdiction, and

(d)	any legal qualifications or reservations as to matters of law set out in the legal opinions issued on the date thereof provided that, for the avoidance of doubt, such qualifications or reservations shall not include any assumption of fact;

“Material Adverse Effect” means an event or circumstance the occurrence or effect of which:

(a)	is materially adverse to the ability of the Issuer to perform and comply with any of its material obligations under the Concession Contract and the other Project Agreements;

(b)	is materially adverse to the ability of the Issuer to pay or repay amounts which are or may become outstanding under the Finance Documents as they fall due or to the ability of the Finance Parties to enforce such payment or repayment;

(c)	is materially adverse to the interests of the Finance Parties or their ability to exercise or enforce their rights under the Finance Documents; or

(d)	is materially adverse to the validity or enforceability of, or the effectiveness of any Security Interest granted pursuant to the Finance Documents;

“Minimum Balance” means €50 (fifty euro);

“Net Senior Debt” means in respect of any Calculation Date:

(a)	Senior Debt outstanding (including, for the avoidance of doubt, payments made pursuant to demands under any Permitted Guarantee granted by any Initial or Additional Senior Guarantor, to the extent such payments have not been reimbursed by the Issuer), or projected to be outstanding, on that Calculation Date, less

(b)	for the purposes of the CLCR, the amount standing to the credit of the Notes Collateral Account on that Calculation Date, or

(c)	for the purposes of Net Senior Debt/EBITDA the aggregate of the amounts standing, or projected to be standing, to the credit of the Company Accounts, other than the Distributions Account, on that Calculation Date;

“Net Senior Debt/EBITDA” means, in respect of any Calculation Date, the ratio of Net Senior Debt on that Calculation Date to EBITDA for the Calculation Period ending on that Calculation Date;

“Permitted Distributions” means any Distribution paid out of monies standing to the credit of the Distributions Accounts, in accordance with clause 10.2.(p) (Negative Undertakings) of the Common Terms Agreement;

“Project Costs” means any costs and expenses incurred or to be incurred by the Issuer for the purposes of the Main Concession and any Ancillary Business Activities including, without limitation, any such costs and expenses of the following type:

(a)	liabilities under the Project Agreements;

(b)	liabilities under the Management Consultancy Services Agreement up to the annual amount of €18,000,000 (eighteen million euro) (Indexed) or as otherwise approved by the Intercreditor Agent;

(c)	liabilities under the Shared Services Agreement up to the annual amount of €5,000,000 (five million euro) (Indexed) or as otherwise approved by the Intercreditor Agent;

(d)	CAPEX;

(e)	expropriation costs in connection with expropriations of land which are required to be carried out under the Concession Contract;

(f)	premiums payable in respect of the Insurances;

(g)	fees and costs of professional advisers to the Issuer engaged in respect of the Main Concession;

(h)	expenditure payable by the Issuer in respect of salaries, rental of premises, office equipment and supplies and out of pocket expenses and other expenditure of an administrative and managerial nature;

(i)	Taxes or Tax Permitted Payments; and

(j)	any costs and expenses approved by the Intercreditor Agent;

“Shareholder Loans” means any loans made to the Issuer by any Shareholder where repayment is subordinated on terms satisfactory to the Intercreditor Agent;

“Shareholders Accession Document” means the accession document substantially in the form of schedule II (Shareholders Accession Document) to the Intercreditor Agreement;

“Solicited Credit Ratings” means a solicited long term credit rating assigned to the Issuer by a Rating Agency;

“Tax” means any tax, levy, impost, duty, fees or other charge or withholding of similar nature, including any interest or penalty payable in connection with any failure to pay or any delay in paying any of the same;

“Tax Permitted Payments” means any payment made by the Issuer to the Parent, Brisa SGPS or Brisa in respect of its share of the Tax payable by Brisa on a group tax consolidation basis, in an amount not exceeding the amount of tax calculated on the basis of the Issuer’s own individual periodical tax return;

“Transfer Date” means any date falling within 120 (one hundred and twenty) days of any Calculation Date;

“Treasury Transaction” means any currency or interest rate purchase, cap or collar agreement, forward rate agreement, interest rate agreement, interest rate or currency or future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap or combined similar agreement or any derivative transaction protecting against or benefiting from fluctuations in any rate or price.

INDEX OF DEFINED TERMS

€87
£87
Acceleration	166
Acceptable Guarantor	166
Account Bank	166
Accounts Agreement	166
Account Opening Sheet	228
Accrual Period	184
Accrual Yield	166
Additional Business Centre(s)	166
Additional Expropriations Account	167
Additional Financial Centre(s)	167
Additional Permitted Guarantor	167
Additional Senior Creditor	167
Additional Senior Debt	167
Additional Senior Debt Agreement	167
Additional Senior Guarantor	167
ADT	102
Affiliate	228
Affiliate Member of Interbolsa	94, 150, 166
Agents	167
Ancillary Business Activity	228
Auditors	228
Authorised Accounts	167
Authorised Account Bank	145
Authorised Investment	167
Available Cashflow	228
BEG	100
Block Voting Instruction	167
BO&M	97
Book-Entry Registry	150, 167
Breakable Transaction	148
Brisa	71, 113, 226
Brisa Group	71, 113
Brisa SPGS	228
Broken Amount	168
Business Day	168
Business Day Convention	168
Cabinet Resolution	203
Calculation Agent	168
Calculation Date	169
Calculation Period	169
CAPEX	228
CAPEX Reserve Account	169
CAPEX Required Balance	229
Cashflow Waterfall	229
CCR	115
Certificate	181
Class of Noteholders	169
CLCR	229
Clearstream	96, 169, 211
CMVM	150, 169
Combined Finance Documents	169
Commercial Paper Programme Agreement	147
Common Representatives	229
Common Terms Agreement	169
Company Accounts	169
Compensation	169
Compensations Account	169
Compliance Certificate
Concession Contract	71, 169, 203
Concession Properties	203
Concessionaire	67
Conditions	152, 165
CSSF	67
CVM	67, 94, 169
Day Count Fraction	183, 186

Dealer	85
Dealer Agreement	221
Debt Service	169
Debt Service L/C	169
Debt Service L/C Provider	170
Debt Service Reserve Account	170
Decree-Law 193/2005	83
Discounted Forecast Available Cashflow	229
Discount Rate	229
Disqualified Guarantor	170
Distributions	229
Distributions Account	170
Documents	229
DSRA Required Balance	170
Early Redemption Amount (Tax)	170
Early Termination Amount	170
EBITDA	230
EIB	170
EIB Facilities	170
EIB Facility Agreement	147, 170
EIB Guarantee	170
EIB Security	230
Engineering and Technical Services Agreement	170
Entrenched Rights	170
EP	204
Euro	87
EUR	87
euro	87
Euroclear	96, 170, 211
Eurodollar Convention	168
Euro Exchange Date	201
Euro Exchange Notice	201
Event of Default	127, 110
Expiring Debt Service L/C	141
Exposure	170
Expropriations Accounts	171
Expropriation Code	207
Extraordinary Resolution	171
FDI	70
Fee Letters	171
FIEA	222
Final Redemption Amount	172
Final Terms	85, 165
Finance Contracts	147
Finance Documents	172
Finance Party	172
Financial Covenants	125, 230
Financial Indebtedness	73, 230
Financial Year	230
Financing Costs	172
Financing Principal	172
Fixed Coupon Amount	172
Floating Rate Convention	168
Force Majeure Event	230
Forecast Available Cashflow	230
Forecast Financing Costs	230
Following Business Day Convention	168
Forward Looking ICR	230
FRN Convention	168
Future General Rights	172
GDP	69
General Conditions	230
General Rights	172
Good Industry Practice	230
Grantor	172
Grantor Direct Agreement	172
Group	230

Hedging Agreement	172
Hedging Counterparty	172
Hedging Liabilities	230
Hedging Policy	172
Hedging Termination Payments	172
Historic ICR	230
holders	166
Holding Company	231
ICR	231
IFRS-EU	88, 117
Independent Director	231
Indexed	231
Initial Agreement Period	147
Initial Facilities	173
Initial Facilities Agreements	173
Initial Hedging Counterparty	173
Initial Lender	173
Initial Noteholders	173
Initial Notes	173
Initial Permitted Guarantor	173
Initial Senior Creditors	173
Initial Senior Debt	173
Initial Senior Guarantor	173
Initial Shareholder	173
Insurance	173
Insurance Proceeds	173
Interbolsa	67, 94, 173
Intercreditor Agent	173
Intercreditor Agreement	173
Interest Amount	173
Interest Commencement Date	174
Interest Determination Date	174
Interest Payment Date	174
Interest Period	174
Investor Website	173
Investor’s Currency	76
IPC	204
ISDA Definitions	173
ISDA Rate	184
Issue Date	173
Issue Price	173
Issuer	67, 97, 164
Lead Account Bank	173
Legal Qualifications	230
Long Term Senior Debt	173
Main Concession	173, 202
Major Default	173
Majority Senior Creditors	173
Management Consultancy Services Agreement	173
Margin	173
Material Adverse Effect	229
Maximum Rate of Interest	174
Maximum Redemption Amount	174
Minimum Balance	229
Minimum Rate of Interest	174
Minimum Redemption Amount	174
Modified Business Day Convention	167
Modified Following Business
Day Convention	167
Natural Phenomena	72
Net Hedging Costs	174
Net Senior Debt	229
Net Senior Debt/EBITDA	125, 229
New Assets.	174
New Shares	174
No Adjustment	167
Non-Amortising Senior Debt	174

Noteholders	166, 210
Notes	67, 65
Notes Collateral Account	175
Notes Common Representative	175
Notes Common Representative Appointment
Agreement	175
Notes Documentation	175
Notes Maturity Date	175
Obligations	175
offer of Notes to the public	222
Operator	175
O&M Agreement	175
Optional Redemption Amount (Call)	176
Optional Redemption Date (Call)	176
Ordinary Decision	176
Ordinary Decision Notice	197
Parent	67, 97, 176
Participating Member State	176
Paying Agency Agreement	165
Paying Agents	165
Payment Day	193
Percentage Participation	176
Performance Bond	206
Permitted Credit	123
Permitted Distributions	232
Permitted Guarantees	176
Permitted Indebtedness	123
Permitted Security Interest	122
Person	176
Petty Cash Account	176
Portuguese Companies Code	176
Portuguese Paying Agent	150, 165
Portuguese Securities Code	176
Preceding Business Day Convention	168
Principal Amount Outstanding	176
Principal Paying Agent	165
Proceedings	201
Proceeds Account	176
Programme	67, 165
Project Agreements	176
Project Costs	232
Prospectus Directive	151, 222
Qualifying Bank	177
Rate of Interest	177
Rating Agency	177
Real Assets	177
Realised Hedge Loss	177
Recovering Finance Party	135
Recovery Proportion	135
Redemption Amount	177
Redenomination Date	200
Reference Banks	177
Reference Price	177
Reference Rate	177
Regular Period	177
Related Entity	231
Relevant Amount	141
Relevant Date	178
Relevant Factor	81
Relevant Financial Centre	178
Relevant Implementation Date	222
Relevant Member State	87, 222
Relevant Screen Page	178
Relevant Time	178
Resolution	178
Retained Rights	178
Ring-fenced Group	146
Rose Account	178

Rose Common Representative	178
Rose Debt Service	178
Rose Noteholders	178
Rose Notes	178
Rose Notes Documentation	178
Rose Notes Issuer	146
Rose Revenues	83, 147
Screen Rate Determination	178
Securities Act	221
Security Agent	178
Security Agreement	178
Security Assets	178
Security Interest	178
Senior Creditors	179
Senior Creditors Accession Document	179
Senior Creditors Entrenched Rights	179
Senior Creditors Retained Rights	179
Senior Debt	179
Senior Debt Agreements	179
Series	165
Share Related Rights	179
Shared Services Agreement	179
Shareholder	179
Shareholder Loans	232
Shareholders Accession Document	232
Shares	179
Sharing Payment	135
Short Term Facilities	179
Signing Date	179
Solicited Credit Ratings	232
Special Decision	179
Special Decision Notice	197
Specified Currency	180
Specified Denomination	180
Specified Office	180
Specified Period	180
Sterling	87
Subsidiary	180
sub-unit	183
TARGET Settlement Day	180
Tax	232
Tax Haven	210
Tax Jurisdiction	180
Tax Permitted Payments	232
Term Date	180
Tranche	166
Transfer Date	145, 232
Transferee	145
Treasury Transaction	232
Treaty	180
Trigger Events	125, 180
United States	87
U.S.	87
Via Verde Contract	180
Voting Entitlement	180
VVP	100
Zero Coupon Note	181

ISSUER

Brisa – Concessão Rodoviária, S.A.

Quinta da Torre da Aguilha, Edificio Brisa

2785-599 São Domingos de Rana

Portugal

THE PARENT

Brisa – Concessão Rodoviária, SGPS, S.A.

Quinta da Torre da Aguilha, Edificio Brisa

2785-599 São Domingos de Rana

Portugal

PRINCIPAL PAYING AGENT	PORTUGUESE PAYING AGENT
Citibank, N.A. London Branch	Citibank International PLC, Sucursal em Portugal
Citigroup Centre 2, Canada Square	Rua Barata Salgueiro, No. 30,4th
Canary Wharf, London E14 5LB	1269-056 Lisbon
United Kingdom	Portugal

SECURITY AGENT	INTERCREDITOR AGENT
Banco Santander Totta, S.A.	Caixa – Banco de Investimento, S.A.
Rua do Ouro, n.º 88	Rua Barata Salgueiro, n.º 33
1100-063 Lisbon	1269-057 Lisbon
Portugal	Portugal

NOTES COMMON REPRESENTATIVE

António Frutuoso de Melo & Associados –

Sociedade de Advogados, R.L.

Avenida da Liberdade, 38-1.º

1250-145 Lisbon

Portugal

LEGAL ADVISERS

To the Issuer as to Portuguese law	To the Issuer as to English law
Vieira de Almeida & Associados	Linklaters LLP
Sociedade de Advogados, R.L.	One Silk Street
Avenida Duarte Pacheco, n.º 26	London EC2Y 8HQ
1070-110 Lisbon	United Kingdom
Portugal

To the Dealers as to Portuguese law	To the Dealers as to English law
Morais Leitão, Galvão Teles, Soares da Silva &	Allen & Overy LLP
Associados – Sociedade de Advogados, R.L.	One Bishops Square
Rua Castilho, n.º 165	London E1 6AD
1070-050 Lisbon	United Kingdom
Portugal

AUDITOR TO THE ISSUER	AUDITOR TO THE PARENT
Oliveira, Reis e Associados, SROC, Lda.	Deloitte & Associados, SROC, S.A.
Avenida da Liberdade, n.º 245 - 8º A, B e C	Edifício Atrium Saldanha, Praça Duque de Saldanha, 1-6º
1250-143 Lisbon	1050-094 Lisbon
Portugal	Portugal

LISTING AGENT

Dexia Banque Internationale à Luxembourg

69, route d’Esch

L-2953 Luxembourg

Luxembourg

DEALERS

ANNEX G

FINAL TERMS FOR 2012, 2013 AND 2016 NOTES

FINAL TERMS FOR THE 2013 NOTES

Final Terms dated [date] 2010

“THIS AMENDED AND RESTATED FINAL TERMS HAS BEEN CREATED SOLELY AS A MATTER OF RECORD, TO RECORD THE CURRENT FINAL TERMS OF THE NOTES AND THUS REFLECT AMENDMENTS INTRODUCED TO THE CONDITIONS OF THE NOTES BY MEANS OF A COMMON REPRESENTATIVE APPOINTMENT AGREEMENT DATED [•] 2010, WHICH REPLACED BRISA FINANCE, B.V. FOR BRISA – CONCESSÃO RODOVIÁRIA AS ISSUER OF THE NOTES PURSUANT TO THE EUR 3,000,000,000 EURO MEDIUM TERM NOTE PROGRAMME OF BRISA – CONCESSÃO RODOVIÁRIA, S.A. AND COMPLETED THE TRANSFORMATION OF THE FORM AND GOVERNING LAW OF THE NOTES INTO DEMATERIALISED BOOK-ENTRY FORM (FORMA ESCRITURAL), GOVERNED BY PORTUGUESE LAW AND INTEGRATED IN AND HELD THROUGH INTERBOLSA – SOCIEDADE GESTORA DE SISTEMAS DE LIQUIDAÇÃO E DE SISTEMAS CENTRALIZADOS DE VALORES MOBILIÁRIOS, S.A., AS OPERATOR OF THE PORTUGUESE CENTRAL SECURITIES CLEARING SYSTEM. NO OFFER OF ANY OF THE NOTES IS BEING MADE BY THE ISSUER PURSUANT TO THIS DOCUMENT OR OTHERWISE AND THE ISSUER DOES NOT ACCEPTS ANY ADDITIONAL OBLIGATIONS TO NOTEHOLDERS IN RELATION TO THIS DOCUMENT (OTHER THAN THOSE RESULTING FROM THE AMENDMENTS TO THE CONDITIONS OF THE NOTES).

This Amended and Restated Final Terms amends and restates the Pricing Supplement Dated 24 September 2003 (the “Original Final Terms”), under which the Notes described herein (the “Notes”) were issued, and records the final terms of the Notes (as amended by a Common Representative Appointment Agreement dated [•] 2010) and is supplemental to, and should be read in conjunction with, the Base Prospectus dated [•] 2010 (the “Base Prospectus”) issued in relation to the EUR 3,000,000,000 Euro Medium Term Note of Brisa – Concessão Rodoviária, S.A. Terms defined in the Base Prospectus have the same meaning in this Amended and Restated Final Terms. The Notes were originally issued on the terms of the Original Final Terms read together with the Information Memorandum dated 21 March 2003 (the “Information Memorandum”) and the terms and conditions are now as set out herein. At the time of the original issue, the Issuer accepted responsibility for the information contained in the Original Final Terms which, when read together with the Information Memorandum, at the time of the original issue of the Notes contained all information that is material in the context of the terms and conditions of the Notes.

This Amended and Restated Final Terms does not constitute, and may not be used for the purposes of, an offer of, or an invitation by or on behalf of anyone to subscribe or purchase any of the Notes. The Issuer does not accept any liability in relation to the Notes described herein or otherwise gives any representations in relation to such Notes or any resale of such Notes since their original issue.”

Brisa - Concessão Rodoviária S.A.

(incorporated with limited liability in the Republic of Portugal)

Issue of €500,000,000 Fixed Rate Notes due 2013

under the

Euro 3,000,000,000

Euro Medium Term Note Programme

PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. The Base Prospectus is available for inspection and collection from the registered office of the Issuer at Quinta da Torre da Aguilha, Edifício Brisa, 2785-599 São Domingos de Rana, Portugal and the Specified Office of the Paying Agent during normal business hours and inspection on the website of the Luxembourg Stock Exchange (www.bourse.lu).

1.	Issuer:	Brisa - Concessão Rodoviária S.A. (“BCR”) (the original Issuer on 26 September 2003 having been Brisa Finance B.V.)

2.	(i)Series Number:	1

	(ii)Tranche Number:	Not Applicable

3.	Specified Currency or Currencies:	EUR

4.	Aggregate Nominal Amount:	EUR 500,000,000

5.	Issue Price:	100 per cent. of the Aggregate Nominal Amount

6.	Specified Denomination:	EUR 1,000, EUR 10,000 and EUR 100,000

7.	(a)Issue Date:	26 September 2003

	(b)Interest Commencement Date:	Not Applicable

8.	Maturity Date:	26 September 2013

9.	Interest Basis	4.797 per cent. Fixed Rate (further particulars specified below)

10.	Redemption/Payment Basis:	Redemption at par

11.	Change of Interest or Redeption/Payment Basis:	Not Applicable

12.	Call Option:	Not Applicable

13.	(i)Status of the Notes:	Senior.

	(ii)Board approval for the original issuance by Brisa Finance B.V.	23 September 2003

	(iii)Date of Board approval for BCR to replace Brisa Finance B.V. as Issuer:	[•] 2010

14.	Method of distribution:	On a Syndicated basis

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15.	Fixed Rate Notes Provisions	Applicable

	(i)Rate of Interest:	4.797 per cent. per annum payable annually in arrear

	(ii)Interest Payment Date(s):	26 September in each year

	(iii)Fixed Coupon Amount:	EUR 47.97 per Note of EUR 1,000 Specified Denomination, EUR 479.70 per Note of EUR 10,000 Specified Denomination and EUR 4,797.00 per Note of EUR 100,000 Specified Denomination

	(iv)Day Count Fraction:	Actual/Actual (ICMA)

	(v)Other terms relating to the method of calculating interest for Fixed Rate Notes:	None

16.	Floating Rate Notes Provisions	Not Applicable

17.	Zero Coupon Notes Provisions	Not Applicable

18.	Index Linked Interest Notes Provisions	Not Applicable

19.	Dual Currency Interest Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

20.	Issuer Call:	Not Applicable

21.	Investor Put:	Not Applicable

22.	Final Redemption Amount:	EUR 1,000 per Note denominated in EUR 1,000, EUR 10,000 per note denominated in EUR 10,000 and EUR 100,000 per Note denominated in EUR 100,000

23.	Early Redemption Amount of each Note payable on an event of default and/or the method of calculating the same (if required or if different from that set out in Condition 10 (Redemption and Purchase):	Not Applicable

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24.	Form of Notes:

	(i)Form:	Dematerialised book-entry and registered form

	(ii)New Global Note:	Not Applicable

	(iii)Governing Law:	Portuguese law

25.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable

26.	Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:	Not Applicable

27.	Details relating to Instalment Notes:	Not Applicable

(i)Instalment Amount(s):

(ii)Instalment Date(s):

28.	Redenomination applicable:	Not Applicable

29.	Other final terms:	Noteholders should note that, according to the Base Prospectus, to benefit from the withholding tax exemptions set forth in Decree Law 193/2005 of 7 November 2005, as amended, Beneficiaries shall provide the relevant tax certification in accordance with the procedures and rules as described in “Portuguese Taxation” in the Base Prospectus. If such tax certifications are not filed and delivered in accordance with Decree Law 193/2005 of 7 November 2005, no gross-up on interest shall be due by the Issuer.

DISTRIBUTION

30.	(i)If syndicated, names of Dealers:	UBS Limited

Caixa – Banco de Investimento, S.A.

Deutsche Bank AG, London Branch

BCP Investimento – Banco Comercial Português de Investimento, S.A.

BNP PARIBAS

Citigroup Global Markets Limited

ABN Amro Bank N.V.

	(ii) Stabilising Manager(s) (if any):	Citigroup Global Markets Limited

31.	If non-syndicated, name of relevant Dealer:	Not Applicable

32.	U.S. Selling Restrictions:	TEFRA C

33.	Additional selling restrictions:	Any United States person who holds a Note issued under these Final Terms will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.

PURPOSE OF THE FINAL TERMS

These Final Terms comprise the final terms required for the replacement of Brisa Finance B.V. for Brisa – Concessão Rodoviária S.A as Issuer of the Notes pursuant to the EUR 3,000,000,000 Euro Medium Term Note Programme of Brisa – Concessão Rodoviária S.A. and for maintaining the admission to trading of the Notes on the Bourse de Luxembourg’s regulated market.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in these Final Terms.

Signed on behalf of Brisa – Concessão Rodoviária S.A.:

By:

Duly authorised:

PART B – OTHER INFORMATION

1.	LISTING AND ADMISSION TO TRADING

	(i)Listing and admission to trading:	The Notes are admitted to trading on the Bourse de Luxembourg

	(ii)Estimate of total expenses related to admission to trading:	EUR 1,235.00

2.	RATINGS

	Ratings:	The Notes issued have been rated:

Moody’s: Baa1

Fitch Ratings: A-

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Not Applicable

4.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

Not Applicable

5.	YIELD (Fixed Rate Notes only)

	Indication of yield:	4.797 per cent. per annum The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

6.	PERFORMANCE OF INDEX/FORMULA, EXPLANATION OF EFFECT ON VALUE IF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING (Index Linked Notes only)

Not Applicable

7.	PERFORMANCE OF RATE[S] OF EXCHANGE (Dual Currency Notes only)

Not Applicable

8.	OPERATIONAL INFORMATION

	(i) ISIN Code:	XS0177256889

	(ii) Common Code:	017725688

(iii) Any clearing system(s) other than Interbolsa - Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A. as operator of the Central de Valores Mobiliários, Euroclear Bank SA/NV and Clearstream Banking. société anonyme and the relevant identification number(s):

Not Applicable

(iv) Delivery:	Delivery against payment

(v) Name and address of initial Paying Agent:	Citibank N.A.

(vi) Names and addresses of additional Paying Agent(s) (if any):	Citibank International PLC, Sucursal em Portugal

(vii) Intended to be held in a manner which would allow Eurosystem eligibility:	Yes

Note that the designation “yes” simply means that the Notes are intended upon issue to be registered with Interbolsa – Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A. in its capacity as a securities settlement system, and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.

FINAL TERMS FOR THE 2016 NOTES

Final Terms dated [date] 2010

“THIS FINAL TERMS HAS BEEN CREATED SOLELY AS A MATTER OF RECORD, TO RECORD THE CURRENT FINAL TERMS OF THE NOTES AND THUS REFLECT AMENDMENTS INTRODUCED TO THE CONDITIONS OF THE NOTES BY MEANS OF A COMMON REPRESENTATIVE APPOINTMENT AGREEMENT DATED [•] 2010, WHICH REPLACED BR1SA – AUTO – ESTRADAS DE PORTUGAL, S.A. FOR BRISA – CONCESSÃO RODOVIÁRIA AS ISSUER OF THE NOTES PURSUANT TO THE EUR 3,000,000,000 EURO MEDIUM TERM NOTE PROGRAMME OF BRISA – CONCESSÃO RODOVIÁRIA, S.A. NO OFFER OF ANY OF THE NOTES IS BEING MADE BY THE ISSUER PURSUANT TO THIS DOCUMENT OR OTHERWISE AND THE ISSUER DOES NOT ACCEPTS ANY ADDITIONAL OBLIGATIONS TO NOTEHOLDERS IN RELATION TO THIS DOCUMENT (OTHER THAN THOSE RESULTING FROM AMENDMENTS TO THE CONDITIONS OF THE NOTES).

This Final Terms records amendments to the Terms and Conditions of the Notes included in the Prospectus dated 4 December 2006 (the “Original Terms and Conditions”), in accordance with which the Notes described herein (the “Notes”) were issued, and records the final terms of the Notes and is supplemental to, and should be read in conjunction with, the Base Prospectus dated [•] 2010 (the “Base Prospectus”) issued in relation to the EUR 3,000,000,000 Euro Medium Term Note of Brisa – Concessão Rodoviária, S.A. Terms defined in the Base Prospectus have the same meaning in this Final Terms. The Notes were originally issued on the terms of the Original Terms and Conditions read together with the Prospectus dated 4 December 2006 and the terms and conditions are now as set out herein. At the time of the original issue, the Issuer accepted responsibility for the information contained in the Original Terms and Conditions which, when read together with the Prospectus dated 4 December 2006, at the time of the original issue of the Notes contained all information that is material in the context of the terms and conditions of the Notes.

This Final Terms does not constitute, and may not be used for the purposes of, an offer of, or an invitation by or on behalf of anyone to subscribe or purchase any of the Notes. The Issuer does not accept any liability in relation to the Notes described herein or otherwise gives any representations in relation to such Notes or any resale of such Notes since their original issue.”

Brisa - Concessão Rodoviária S.A.

incorporated with limited liability in the Republic of Portugal

Issue of €600,000,000 4.50 per cent. Notes due 2016

under the

Euro 3,000,000,000

Euro Medium Term Note Programme

PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/7 I/EC) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. The Base Prospectus is available for inspection and collection from the registered office of the Issuer at Quinta da Torre da Aguilha, Edifício Brisa, 2785-599 São Domingos de Rana, Portugal and the Specified Office of the Paying Agent during normal business hours and inspection on the website of the Luxembourg Stock Exchange (www.bourse.lu).

1.	Issuer:	Brisa - Concessão Rodoviária S.A. (“BCR”) (the original Issuer on 5 December 2006 having been Brisa – Auto-Estradas de Portugal, S.A.)

2.	(i)Series Number:	2

	(ii)Tranche Number:	Not Applicable

3.	Specified Currency or Currencies:	EUR

4.	Aggregate Nominal Amount:	600,000,000

5.	Issue Price:	99.637 per cent. of the Aggregate Nominal Amount

6.	Specified Denomination:	EUR 50,000

7.	(a)Issue Date:	5 December 2006

	(b)Interest Commencement Date:	Issue Date

8.	Maturity Date:	5 December 2016

9.	Interest Basis:	4.50 per cent. Fixed Rate (further particulars below)

10.	Redemption/Payment Basis:	Redemption at par

11.	Change of Interest or Redemption/Payment Basis:	Not Applicable

12.	Call Option:	Not Applicable

13.	(i)Status of the Notes:	Senior

	(ii)Date Board approval for issuance of Notes obtained:	27 November 2006

	(iii)Date of Board approval for BCR to replace Brisa – Auto-Estradas de Portugal, S.A. as Issuer:	[•] 2010

14.	Method of distribution:	On a syndicated basis

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15.	Fixed Rate Notes Provisions	Applicable

	(i)Rate(s) of Interest:	4.50 per cent. per annum payable annually in arrear

	(ii)Interest Payment Date(s):	5 December in each year

	(iii)Fixed Coupon Amount:	EUR 2,250.00 per Note of EUR 50,000.00 Specified Denomination

	(iv)Day Count Fraction:	Actual/Actual (ICMA)

(v)Interest Determination Date(s)

	(vi)Other terms relating to the method of calculating interest for Fixed Rate Notes:	Not Applicable

16.	Floating Rate Notes Provisions	Not Applicable

17.	Zero Coupon Notes Provisions	Not Applicable

18.	Index Linked Interest Notes Provisions	Not Applicable

19.	Dual Currency Interest Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

20.	Issuer Call:	Not Applicable

21.	Investor Put:	Not Applicable

22.	Final Redemption Amount:	EUR 50,000.00 per Specified Denomination

23.	Early Redemption Amount of each Note payable on an event of default and/or the method of calculating the same (if required or if different from that set out in Condition 10 (Redemption and Purchase)):	Not Applicable

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24.	Form of Notes:

	(i)Form:	Dematerialised book-entry and registered form

	(ii)New Global Note:	Not Applicable

	(iii)Governing Law:	Portuguese law

25.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable

26.	Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:	Not Applicable

27.	Details relating to Instalment Notes:

	(i)Instalment Amount(s):	Not Applicable

	(ii)Instalment Date(s):	Not Applicable

28.	Redenomination applicable:	Not Applicable

29.	Other final terms:	Not Applicable

DISTRIBUTION

30.	(i)If syndicated, names of Dealers:	Applicable

Barclays Bank PLC

Citigroup Global Markets Limited

Deutsche Bank AG, London Branch

Banco Millenium BCP Investimento

Caixa – Banco de Investimento, S.A.

ABN Amro Bank N.V.

BNP Paribas

	(ii)Stabilising Manager(s) (if any):	Not Applicable

31.	If non-syndicated, name of relevant Dealer:	Not Applicable

32.	U.S. Selling Restrictions:	TEFRA C

33.	Additional selling restrictions:	Any United States person who holds a Note issued under these Final Terms will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.

PURPOSE OF THE FINAL TERMS

These Final Terms comprise the final terms required for the replacement of Brisa – Auto-Estradas de Portugal, S.A. for Brisa – Concessão Rodoviária S.A as Issuer of the Notes pursuant to the EUR 3,000,000,000 Euro Medium Term Note Programme of Brisa – Concessão Rodoviária S.A. and for maintaining the admission to trading of the Notes on the Bourse de Luxembourg’s regulated market.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in these Final Terms.

Signed on behalf of Brisa – Concessão Rodoviária S.A.:

By:

Duly authorised:

PART B – OTHER INFORMATION

1.	LISTING AND ADMISSION TO TRADING

	(i)Listing and admission to trading:	The Notes are admitted to trading on Bourse de Luxembourg.

	(ii)Estimate of total expenses related to admission to trading:	EUR 1,270.00

2.	RATINGS

	Ratings:	The Notes to be issued have been rated:

Moody’s: Baal

Fitch Ratings: A-

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Not Applicable

4.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

Not Applicable

5.	YIELD (Fixed Rate Notes only)

	Indication of yield:	4.546 per cent. per annum

The yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.

6.	PERFORMANCE OF INDEX/FORMULA, EXPLANATION OF EFFECT ON VALUE IF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING (Index Linked Notes only)

Not Applicable

7.	PERFORMANCE OF RATE[S] OF EXCHANGE (Dual Currency Notes only)

Not Applicable

8.	OPERATIONAL INFORMATION

	(i) ISIN Code:	PTBRIHOM0001

	(ii) Common Code:	027696449

(iii) Any clearing system(s) other than Interbolsa - Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A. as operator of the Central de Valores Mobiliários, Euroclear Bank SA/NV and Clearstream Banking. société anonyme and the relevant identification number(s):	Not Applicable

(iv) Delivery:	Delivery against payment

(v) Name and address of initial Paying Agent:	Citibank International PLC, Sucursal em Portugal

(vi) Names and addresses of additional Paying Agent(s) (if any):	Not Applicable

(vii) Intended to be held in a manner which would allow Eurosystem eligibility:	Yes

Note that the designation “yes” simply means that the Notes are intended upon issue to be registered with Interbolsa – Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A. in its capacity as a securities settlement system, and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.

FINAL TERMS FOR THE 2012 NOTES

Final Terms dated [date] 2010

“THIS FINAL TERMS HAS BEEN CREATED SOLELY AS A MATTER OF RECORD, TO RECORD THE CURRENT FINAL TERMS OF THE NOTES AND THUS REFLECT AMENDMENTS INTRODUCED TO THE CONDITIONS OF THE NOTES BY MEANS OF A COMMON REPRESENTATIVE APPOINTMENT AGREEMENT DATED [•] 2010, WHICH REPLACED BR1SA – AUTO – ESTRADAS DE PORTUGAL, S.A. FOR BRISA – CONCESSÃO RODOVIÁRIA AS ISSUER OF THE NOTES PURSUANT TO THE EUR 3,000,000,000 EURO MEDIUM TERM NOTE PROGRAMME OF BRISA – CONCESSÃO RODOVIÁRIA, S.A. NO OFFER OF ANY OF THE NOTES IS BEING MADE BY THE ISSUER PURSUANT TO THIS DOCUMENT OR OTHERWISE AND THE ISSUER DOES NOT ACCEPTS ANY ADDITIONAL OBLIGATIONS TO NOTEHOLDERS IN RELATION TO THIS DOCUMENT (OTHER THAN THOSE RESULTING FROM THE AMENDMENTS TO THE CONDITIONS OF THE NOTES).

This Final Terms records amendments to the Terms and Conditions of the Notes included in the Subscription Agreement dated 26 October 2009 (the “Original Terms and Conditions”), in accordance with which the Notes described herein (the “Notes”) were issued, and records the final terms of the Notes and is supplemental to, and should be read in conjunction with, the Base Prospectus dated [•] 2010 (the “Base Prospectus”) issued in relation to the EUR 3,000,000,000 Euro Medium Term Note of Brisa – Concessão Rodoviária, S.A. Terms defined in the Base Prospectus have the same meaning in this Final Terms. The Notes were originally issued on the terms of the Original Terms and Conditions and the terms and conditions are now as set out herein. At the time of the original issue, the Issuer accepted responsibility for the information contained in the Original Terms and Conditions which, at the time of the original issue of the Notes, contained all information that is material in the context of the terms and conditions of the Notes.

This Final Terms does not constitute, and may not be used for the purposes of, an offer of, or an invitation by or on behalf of anyone to subscribe or purchase any of the Notes. The Issuer does not accept any liability in relation to the Notes described herein or otherwise gives any representations in relation to such Notes or any resale of such Notes since their original issue.”

Brisa - Concessão Rodoviária S.A.

incorporated with limited liability in the Republic of Portugal

Issue of EUR 63,300,000 Floating Rate Notes due 2012

under the

Euro 3,000,000,000

Euro Medium Term Note Programme

PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the Base Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Base Prospectus. The Base Prospectus is available for inspection and collection from the registered office of the Issuer at Quinta da Torre da Aguilha, Edifício Brisa, 2785-599 São Domingos de Rana, Portugal and the Specified Office of the Paying Agent during normal business hours and inspection on the website of the Luxembourg Stock Exchange (www.bourse.lu).

1.	Issuer:	Brisa - Concessão Rodoviária S.A. (“BCR”) (the original Issuer on 28 October 2009 having been Brisa - Auto-Estradas de Portugal, S.A.)

2.	(i)Series Number:	3

	(ii)Tranche Number:	Not Applicable

3.	Specified Currency or Currencies:	EUR

4.	Aggregate Nominal Amount:	63,300,000

5.	Issue Price:	100 per cent. of the Aggregate Nominal Amount

6.	Specified Denomination:	EUR 50,000.00

7.	(a)Issue Date:	28 October 2009

	(b)Interest Commencement Date:	Issue Date

8.	Maturity Date:	28 October 2012

9.	Interest Basis:	6 month EURIBOR Floating Rate + 1,70 per cent. Floating Rate (further particulars specified below)

10.	Redemption/Payment Basis:	Redemption at par

11.	Change of Interest or Redemption/Payment Basis:	Not Applicable

12.	Call Option:	Not Applicable

13.	(i)Status of the Notes:	Senior

	(ii)Date Board approval for issuance of Notes obtained:	20 October 2009

	(iii)Date of Board approval for BCR to replace Brisa – Auto-Estradas de Portugal, S.A. as Issuer:	[•] 2010

14.	Method of distribution:	Non Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

15.	Fixed Rate Notes Provisions	Not Applicable

16.	Floating Rate Notes Provisions	Applicable

	(i)Specified Period(s)/Specified Interest Payment Dates:	28 April and 28 October in each year from and including 28 October 2009 to and including the Maturity Date.

	(ii)Business Day Convention:	Following Business Day Convention

	(iii)Additional Business Centre(s):	Not Applicable

	(iv)Manner in which the Rate of Interest and Interest Amount is to be determined:	Screen Rate

	(v)Party responsible for calculating the Rate of Interest and Interest Amount (if not the Calculation Agent):	Not Applicable

(vi)Screen Rate Determination:

	• Reference Rate:	6 Month EURIBOR

	• Interest Determination Date(s):	Second day on which TARGET2 is open prior to the start of each Interest Period

	• Relevant Screen Page:	Reuters page EURIBOR01

	• Relevant Time: • Relevant Financial Centre:	11.00 a.m. Brussels time Eurozone

	• Reference Banks:	Four Leading banks active in the Euro-zone interbank market as selected by the Paying Agent

	(vii)ISDA Determination:	Not Applicable

	(viii)Margin(s):	+ 1,70 per cent. per annum

	(ix)Minimum Rate of Interest:	Not Applicable

	(x)Maximum Rate of Interest:	Not Applicable

	(xi)Day Count Fraction:	Actual/360

	(xii)Fall back provisions, rounding provisions and any other terms relating to the method of calculating interest on Floating Rate Notes, if different from those set out in the Conditions:	Not Applicable

17.	Zero Coupon Notes Provisions	Not Applicable

18.	Index Linked Interest Notes Provisions	Not Applicable

19.	Dual Currency Interest Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

20.	Issuer Call:	Not Applicable

21.	Investor Put:	Not Applicable

22.	Final Redemption Amount:	EUR 50,000.00 per Specified Denomination

23.	Early Redemption Amount of each Note payable on an event of default and/or the method of calculating the same (if required or if different from that set out in Condition 10 (Redemption and Purchase)):	As set out in Condition 10

GENERAL PROVISIONS APPLICABLE TO THE NOTES

24.	Form of Notes:

	(i)Form:	Dematerialised book-entry and registered form

	(ii)New Global Note:	Not Applicable

	(iii)Governing Law:	Portuguese law

25.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable

26.	Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:	Not Applicable

27.	Details relating to Instalment Notes:

	(i)Instalment Amount(s):	Not Applicable

	(ii)Instalment Date(s):	Not Applicable

28.	Redenomination applicable:	Not Applicable

29.	Other final terms:	Not Applicable

DISTRIBUTION

30.	(i)If syndicated, names of Dealers:	Not Applicable

	(ii)Stabilising Manager(s) (if any):	Not Applicable

31.	If non-syndicated, name of relevant Dealer:	Banco Santander Totta, S.A.

32.	U.S. Selling Restrictions:	TEFRA C

33.	Additional selling restrictions:	Any United States person who holds a Note issued under these Final Terms will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.

PURPOSE OF THE FINAL TERMS

These Final Terms comprise the final terms required for the replacement of Brisa – Auto-Estradas de Portugal, S.A. for Brisa – Concessão Rodoviária S.A. as Issuer of the Notes and for the admission to trading on the Bourse de Luxembourg’s regulated market of the Notes described herein pursuant to the EUR 3,000,000,000 Euro Medium Term Note Programme of Brisa – Concessão Rodoviária S.A.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in these Final Terms.

Signed on behalf of Brisa – Concessão Rodoviária S.A.:

By:

Duly authorised:

PART B – OTHER INFORMATION

1.	LISTING AND ADMISSION TO TRADING

	(i)Listing and admission to trading:	Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on Bourse de Luxembourg/with effect from [ ] 2010.

	(ii)Estimate of total expenses related to admission to trading:	Not Applicable

2.	RATINGS

	Ratings:	The Notes to be issued have been rated:

Moody’s: Baa1

Fitch Ratings: A-

3.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Not Applicable

4.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

Not Applicable

5.	YIELD (Fixed Rate Notes only)

	Indication of yield:	Not Applicable

6.	PERFORMANCE OF INDEX/FORMULA, EXPLANATION OF EFFECT ON VALUE IF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING (Index Linked Notes only)

Not Applicable

7.	PERFORMANCE OF RATE[S] OF EXCHANGE (Dual Currency Notes only)

Not Applicable

8.	OPERATIONAL INFORMATION

	(i) ISIN Code:	PTBRILOM005

	(ii) Common Code:	Not Applicable

	(iii) Any clearing system(s) other than Interbolsa - Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A. as operator of the Central de Valores Mobiliários, Euroclear Bank SA/NV and Clearstream Banking. société anonyme and the relevant identification number(s):	Not Applicable

(iv) Delivery:	Delivery against payment

(v) Name and address of initial Paying Agent:	Citibank International PLC, Sucursal em Portugal
(vi) Names and addresses of additional Paying Agent(s) (if any):	Not Applicable
(vii) Intended to be held in a manner which would allow Eurosystem eligibility:	Yes

Note that the designation “yes” simply means that the Notes are intended upon issue to be registered with Interbolsa – Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A. in its capacity as a securities settlement system, and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.

ANNEX H

NOTES COMMON REPRESENTATIVE APPOINTMENT AGREEMENT

Notes Common Representative Appointment Agreement

between

Brisa – Concessão Rodoviária, S.A.

as Issuer

and

António Frutuoso de Melo e Associados, Sociedade de Advogados, RL

as Notes Common Representative

EUR 3,000,000,000

Euro Medium Term Note Programme

[date] 2010

THIS NOTES COMMON REPRESENTATIVE APPOINTMENT AGREEMENT is made on [•] 2010.

BETWEEN:

(1)	BRISA – CONCESSÃO RODOVIÁRIA, S.A., a limited liability company incorporated under the laws of Portugal, with head office at Quinta da Torre da Aguilha, Edifício Brisa, 2785-599 São Domingos de Rana, Portugal, registered with the Commercial Registry Office of Cascais under the sole commercial registration and tax payer number 502790024 and with the paid-up share capital of €[175,000.00] (the “Issuer”); and

(2)	ANTÓNIO FRUTUOSO DE MELO E ASSOCIADOS, SOCIEDADE DE ADVOGADOS, RL, duly incorporated and existing under the laws of the Portuguese Republic, having its registered office at Avenida Liberdade 38, 1º, Lisbon, Portugal, in its capacity as common representative (the “Notes Common Representative” which expression includes any additional or successor common representative appointed from time to time pursuant to this Agreement).

WHEREAS:

(A)	The Issuer has established a programme (the “Programme”) for the issuance of notes (the “Notes”), in connection with which Programme the Issuer has entered into a Dealer Agreement dated on or about the Signing Date with the Dealers named therein pursuant to which the Issuer may issue Notes in an aggregate nominal amount of up to €3,000,000,000 (or its equivalent in other currencies).

(B)	Pursuant to article 358.1 of the Portuguese Companies Code, the Notes Common Representative has been appointed by the Initial Noteholders to act as the common representative on their behalf pursuant to a Noteholders’ resolution dated [•] November 2010, in which the Noteholders have approved the Conditions and the provisions of this Agreement and mandated the Issuer to enter into this Agreement with the Notes Common Representative;

(C)	The Notes Common Representative has agreed to act as common representative of the holders of Initial Notes in accordance with the Conditions and the provisions of this Agreement and as common representative for the holders of any additional Notes to be issued by the Issuer under the Programme, which shall, without prejudice to article 358.1 of the Portuguese Companies Code, adhere to the terms of this Agreement, as set out in the Conditions.

(D)	Any further Notes issued under the Programme on or after the Closing Date shall be subject to this Agreement.

IT IS HEREBY AGREED as follows:

1.	Definitions and interpretation

1.1	Words and expressions defined in the Common Terms Agreement or the Conditions shall have the same meanings in this Agreement, except where the context requires otherwise or unless otherwise stated.

For the purposes of this Agreement:

“Appointee” means any person or entity duly selected and appointed by the Notes Common Representative to whom the Notes Common Representative delegates the execution and exercise of any NCR Right or the performance of any NCR Duty;

“Base Prospectus” means the base prospectus dated on or about the Signing Date, as supplemented from time to time, prepared in connection with the Programme;

“Certificate” means a certificate issued by an Affiliate Member of Interbolsa in respect of its registered holding of Notes upon request by the relevant Noteholder in accordance with that Affiliate Member of Interbolsa’s procedures and pursuant to article 78 of the Portuguese Securities Code;

“Conditions” means in relation to the Notes, the terms and conditions relating to the Notes and any reference to a particular numbered Condition shall be construed in relation to the Notes accordingly;

“Expenses” means any duly documented costs, charges and expenses (together with any interest and indirect taxes thereon) properly incurred by the Notes Common Representative (acting directly or through an Appointee) in relation to the preparation and execution of, the exercise of any NCR Rights and the performance of any NCR Duties payable to the Notes Common Representative in accordance with the terms of this Agreement;

“Extraordinary Resolution” means a resolution passed at a meeting of Noteholders in respect of any of the following matters:

(a)	to change any date fixed for payment of principal or interest in respect of the Notes, reduction of the amount of principal or interest due on any date in respect of the Notes or variation of the method of calculating the amount of any payment in respect of the Notes on redemption or maturity;

(b)	to change the currency in which amounts due in respect of the Notes are payable;

(c)	to approve the modification or abrogation of any of the provisions of these Conditions;

(d)	to approve any amendment of this definition;

(e)	to approve any other matter in respect of which these Conditions or article 355.4 of the Portuguese Companies Code (or other legal provision that may in the future indicate the matters in respect of which meetings of Noteholders are by law obliged to pass a resolution) require an Extraordinary Resolution to be passed; and

(f)	to approve a Special Decision;

“Final Terms” means, in relation to each Tranche of Notes, the applicable final terms specified for such Notes;

“Liabilities” means any documented liabilities (together with any interest or indirect taxes thereon) incurred by the Notes Common Representative (acting directly or through an Appointee) in accordance with the terms of this Agreement in the exercise of its role (other than Liabilities which have resulted from the Notes Common Representative’s own gross negligence or wilful misconduct);

“Meeting” means a meeting of Noteholders convened and held in the terms set forth in Portuguese Companies Code (whether originally convened or resumed following an adjournment);

“Minutes” means the written documents evidencing the contents of a given Noteholders’ meeting and the resolutions adopted therein;

“NCR Duties” means the duties or obligations of the Notes Common Representative under the Conditions, this Agreement, the other Programme Documents, the Combined Finance Documents or by operation of law;

“NCR Rights” means the rights, powers, authorities and discretions granted or available to the Notes Common Representative under the Conditions, this Agreement, the other Programme Documents, the Combined Finance Documents or by operation of law;

“Programme Documents” means this Common Representative Appointment Agreement, the Programme Manual, the Dealer Agreement and the Paying Agency Agreement entered into in connection with the Programme;

“Programme Manual” means the programme manual dated on or about the Signing Date agreed between the Issuer and the Dealers in connection with the Programme; and

“Resolution” means any resolution in relation to any matter pertaining to, and having an impact on, the Notes and/or the Notes Documentation only which is not an Extraordinary Resolution;

“Voter” means, in relation to any Meeting, the bearer of a Certificate or any authorised representative appointed thereby according to Portuguese law.

1.2	In this Agreement, clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Agreement.

1.3	All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted.

1.4	All references in this Agreement to an agreement, instrument or other document shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented, replaced or novated from time to time.

1.5	All references in this Agreement to either Interbolsa or Euroclear and/or Clearstream, Luxembourg shall, wherever the context so permits, be deemed to include references to any additional or alternative clearing system approved by the Issuer and the Agent.

1.6	All references in this Agreement to any party to this Agreement or to any other document shall be deemed to include reference to any subsequent successor and permitted transferee and to any person who under the laws of the jurisdiction of incorporation or domicile of such party has assumed the rights and obligations of such party under this Agreement or such other document.

1.7	As used herein, in relation to any Notes which are to have a “listing” or to be “listed” on the Luxembourg Stock Exchange, “listing” and “listed” shall be construed to mean that such Notes have been admitted to trading on the Luxembourg Stock Exchange and on any other Stock Exchange in a jurisdiction within the European Economic Area, “listing” and “listed” shall be construed to mean that the Notes have been admitted to trading on a market within that jurisdiction which is a regulated market for the purposes of the Directive on markets in financial instruments (Directive 2004/39/CE).

1.8	All references in this Agreement to a Directive include any relevant implementing measure of each Member State of the European Economic Area which has implemented such Directive.

2.	THE NOTES COMMON REPRESENTATIVE

2.1	Appointment

Further to the resolution of the Noteholders of the Initial Notes dated [•] November 2010 and a decision of the holders of any new Notes issued under the Programme, which will be contained in the respective subscription form, the Notes Common Representative is appointed and hereby accepts to act as representative of the holders of Notes issued from time to time by the Issuer, pursuant to article 358.1 of the Portuguese Companies Code, in accordance with the Conditions and the provisions of this Agreement.

2.2	Powers

Without limitation, the Notes Common Representative shall have the power to:

(a)	exercise in the name and on behalf of the Noteholders (in its capacity as the common representative of the Noteholders pursuant to article 358.1 of the Portuguese Companies Code) all rights, powers, authorities and discretions vested in the Noteholders under this Agreement, the Conditions, any other Programme Document or Combined Finance Document and which, without prejudice to item (c) below, are not subject to a Noteholders’ Resolution in accordance with Article 355 of the Portuguese Companies Code or to an Ordinary Decision (which for the avoidance of doubt, shall be participated by each Noteholder individually in accordance with the provisions of the Intercreditor Agreement and the Conditions);

(b)	represent the Noteholders in court in any kind of legal proceeding provided that no conflict of interests arises to the Notes Common Representative from such representation. Should a conflict of interests arise, the Notes Common Representative may either appoint a legal representative to represent the Noteholders in court or retire from its functions pursuant to clause 8. (Retirement of Notes Common Representative); and

(c)	implement the Resolutions and Extraordinary Resolutions passed at Meetings.

2.3	Exercise of rights, powers, authorities and discretions

The Notes Common Representative shall exercise all the NCR Rights and shall perform all the NCR Duties in accordance with the applicable provisions of the Portuguese Companies Code, this Agreement, the Conditions, the other Programme Documents and the Combined Finance Documents, as the case may be.

2.4	Meetings

Subject to sub-clause 2.5 (Illegality) and the applicable provisions of the Portuguese Companies Code, in the exercise of all the NCR Rights and the performance of all the NCR Duties, under the applicable provisions of the Portuguese Companies Code, this Agreement, the Conditions, the other Programme Documents and the Combined Finance Documents, as the case may be, the Notes Common Representative:

(a)	may in any circumstances convene a Meeting of any Series of Notes to:

(i)	request instructions as to such exercise or performance or to request any clarification in relation to any instruction previously received; and

(ii)	request to be provided with all means (including sufficient funds or any other appropriate financial indemnity or security), which in its reasonable opinion are required to properly exercise such NCR Rights;

and shall be entitled not to take any actions until (1) properly instructed by a Resolution or Extraordinary Resolution (as applicable), and (2) provided with any such financial or other means, and shall not be liable to any Noteholder, to the Issuer or to any other person for any delay resulting from obtaining such instructions and/or means;

(b)	shall act according to instructions contained in a Resolution or Extraordinary Resolution (as applicable) validly passed by the Noteholders of any Series of Notes, provided that it has been provided with all means (including sufficient funds or any other appropriate financial indemnity or security) which in its reasonable opinion are required to implement the Resolution or Extraordinary Resolution (as applicable) in question; and

(c)	in those cases where it may act with discretion, is under no obligation to act unless and until it has received instructions from the Noteholders.

2.5	Illegality

Notwithstanding anything else contained in this Agreement, the Conditions, the other Programme Documents or the Combined Finance Documents, the Notes Common Representative may refrain from:

(a)	doing anything which would or might in its opinion be contrary to any law of any jurisdiction or any directive or regulation of any agency of any state and may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation; and

(b)	taking any action in the name and on behalf of the Noteholders or exercising any NCR Rights which would require the Notes Common Representative to expend or risk its own funds or incur a financial liability in the performance of any NCR Duty or the exercise of any NCR Right (a) if it has not been provided with sufficient funds therefor or (b) if it has grounds to believe that the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not assured to it, and the Notes Common Representative shall not be liable to any Noteholder, the Issuer or any other person for doing so, except if, in case of item (b) above, no sufficient grounds support its decision.

2.6	Action on an invalid resolution

Should the Notes Common Representative be sued by any Noteholder or any other person in an action brought to invalidate or to set aside a Resolution or Extraordinary Resolution pursuant to article 356 of the Portuguese Companies Code, it should be under no obligation to take any action to defend such suit unless it is instructed so to do by means of a Resolution or Extraordinary Resolution passed by Noteholders of a given Series of Notes and provided it is indemnified and/or provided with security or with sufficient funds to its satisfaction.

2.7	Noteholders

Whilst the Notes are held through Interbolsa, any reference in this Agreement and in the Conditions to “Noteholder” or “holder” of any Note is to an owner of a Note as specified in the individual securities accounts {“contas de registo individualizado”) held with any Affiliate Member of Interbolsa and includes the beneficial owners of those Notes as specified in the accounts with Euroclear or Clearstream, Luxembourg holding their interest through any Affiliate Member of Interbolsa.

3.	REPRESENTATIONS AND UNDERTAKINGS UNDER THE PROGRAMME DOCUMENTS

3.1	Common terms in relation to representations and warranties and covenants

Any person or entity appointed as Notes Common Representative has the benefit of the representations and warranties of clause 7 (Representations and Warranties) and the undertakings of clauses 8 (Information Undertakings), 9 (Positive Undertakings), 10 (Negative Undertakings) and 11 (Financial Undertakings) of the Common Terms Agreement during the period of its appointment as Notes Common Representative.

3.2	Notes subject to Common Representative Appointment Agreement and Combined Finance Documents

The Notes are subject to the provisions contained in this Agreement and the Combined Finance Documents, namely Schedule 5 to the Intercreditor Agreement (Provisions for Taking Ordinary Decisions) all of which shall be binding upon the Issuer, the Noteholders and all persons claiming through or under them respectively.

4.	ENTITLEMENT TO TREAT NOTEHOLDER AS OWNER

4.1	Deemed absolute owner

So long as the Certificate is valid, the holder of a Certificate shall be deemed and treated as the absolute owner of the relevant Notes for all purposes.

4.2	Payments valid

All payments made to a holder of any Note treated as an owner of such Note in accordance with sub-clause 4.1 (Deemed absolute owner) shall be valid and, to the extent of the sums so paid, effective to satisfy and discharge the liability for the monies payable upon the Notes.

5.	DELIVERY OF AN ACCELERATION NOTICE AND PROCEEDINGS

5.1	Directions to the Notes Common Representative

The Notes Common Representative shall be bound to act or shall not be bound to act in accordance with directions from the holders of Notes in accordance with the provisions of Condition 15 (Acceleration).

5.2	No action by Noteholders

The Notes Common Representative shall be entitled to act as provided for in, and in order to comply with, Condition 15 (Acceleration), and the Noteholders shall have their rights to act limited in accordance with the provisions of such Condition and therefore the Noteholders are not entitled, other than as permitted by the Conditions and the Combined Finance Documents, to direct the Notes Common Representative, the Intercreditor Agent or the Security Agent to deliver an acceleration notice to the Issuer or enforce any security created over any Security Asset or take any proceedings against the Issuer to enforce any security or to take or join any person in taking any steps against the Issuer for the purpose of obtaining payment of any amount.

6.	RIGHTS OF THE NOTES COMMON REPRESENTATIVE

6.1	Reliance on information

(a)	Advice: The Notes Common Representative may seek and may act on the opinion or advice of, or a certificate or any information obtained from, any reputable lawyer, banker, valuer, surveyor, broker, auctioneer, accountant or other expert of good standing (whether obtained by or addressed to the Notes Common Representative or any other Finance Party) and for the purposes of bringing or defending any action it can instruct any reputable law firm authorised to practise in the relevant jurisdiction and shall not be responsible for any liabilities resulting from it so acting, provided that the Notes Common Representative has used all due care in the selection of the before mentioned entities.

(b)	Transmission of Advice: Any opinion, advice, certificate or information referred to in sub-clause 6.1(a) (Advice) may be sent or obtained by letter, e-mail or fax transmission and the Notes Common Representative shall not be liable for acting on any opinion, advice, certificate or information purporting to be so conveyed although the same may contain some error or is not authentic, unless such error or non-authenticity is manifest.

(c)	Certificate of Directors or Authorised Signatories: The Notes Common Representative may call for, and shall be at liberty to accept, a certificate signed by two directors and/or two authorised signatories of the Issuer or of any Finance Party or party to any Programme Documents (or other person duly authorised on its behalf):

(i)	as to any fact or matter within the knowledge of the Issuer or such party; and

(ii)	to the effect that any particular dealing, transaction or step or thing is, in the opinion of the person so certifying, reasonably necessary to the Issuer or such party,

as sufficient evidence that such is the case, and the Notes Common Representative shall not be bound in any such case to call for further evidence or be responsible for any liability that may be occasioned by its failure to do so and in any event (without limitation) shall be entitled to assume the truth and accuracy of any such certificate without being required to make any further investigation in respect thereof.

(d)	Resolution or direction of Noteholders: The Notes Common Representative shall not be responsible for acting upon (i) any resolution purporting to be a Resolution or Extraordinary Resolution passed at any Meeting in respect of which Minutes have been made and signed or (ii) a direction or request of the required percentage of Noteholders, even though it may subsequently be found that the Resolution or Extraordinary Resolution purporting to have been passed was not valid or binding upon the Noteholders.

(e)	Reliance on certification of clearing system: The Notes Common Representative may call for and shall be at liberty to accept and place full reliance on the following:

(i)	any Certificate purporting to be such even if subsequently found to be forged or not authentic; and

(ii)	the facts stated in a certificate or letter purporting to be signed on behalf of any of Interbolsa, Euroclear, Clearstream, Luxembourg or any other relevant clearing system in relation to any matter, and the Notes Common Representative shall not be liable to the Issuer or any Noteholder by reason only of such acceptance or reliance.

(f)	Certificates of other parties: The Notes Common Representative shall be entitled to call for and rely upon a certificate, reasonably believed by it to be genuine, of:

(i)	any Finance Party or party to the Programme Documents, in respect of every matter and circumstance for which a certificate is expressly provided for under this Agreement, the Conditions, the Programme Documents or the Combined Finance Documents;

(ii)	the auditors or, if applicable, the liquidator (if any) of the Issuer as to the amounts to be paid to the Noteholders; and

(i) the Issuer, that the Issuer has sufficient funds to make an optional redemption under the Conditions,

as sufficient evidence thereof, and the Notes Common Representative shall not be bound in any such case to call for further evidence or be responsible for any liability or inconvenience that may be occasioned by its failing to do so.

(g)	Notes Common Representative not responsible for investigations: The Notes Common Representative shall not be responsible for, or for investigating any matter which is the subject of, any recital, statement, representation, warranty or covenant of any person contained in this Agreement, the other Programme Documents, the Combined Finance Documents or any other agreement or document relating to the transactions herein or therein contemplated or any document received from the Issuer (including pursuant to article 359.1 of the Portuguese Companies Code) or for the execution, legality, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence thereof and shall assume the accuracy and correctness thereof.

(h)	Information, review or monitoring: except where otherwise set forth in the Programme Documents or the Combined Finance Documents, information provided to the Notes Common Representative under or pursuant to the Portuguese Companies Code, this Agreement, the Programme Documents or the Combined Finance Documents shall be considered as received by the Notes Common Representative for information purposes only and the Notes Common Representative is not and will not be expected to routinely review or monitor such information, except if it is so required in order to comply with the mandatory provisions of Portuguese Companies Code. The Notes Common Representative shall have no obligation to monitor or supervise the performance by the Issuer of its respective obligations under the Programme Documents or the Combined Finance Documents or any other document relating to the transactions herein or therein contemplated and shall be entitled, in the absence of actual knowledge of a breach of obligation, to assume that each such person is properly performing and complying with its obligations.

(i)	Material prejudice: If, in connection with the exercise of any NCR Rights, the Notes Common Representative is of the opinion that the interests of the Noteholders of any one or more Series would be materially prejudiced thereby, the Notes Common Representative shall not exercise such NCR Rights without the approval of the Noteholders.

(j)	Modification and waiver: The Notes Common Representative may concur with the Issuer and any Finance Party or any other parties to the Notes Documentation to a rectification or modification to the Notes Documentation or Combined Finance Documents or waive or authorise any breach or proposed breach of any Notes Documentation or Combined Finance Document in the name and on behalf of the Noteholders provided that any such rectification, modification, waiver or authorisation (except if contrary to mandatory provisions of Portuguese law):

(i)	is acknowledged by a Resolution or Extraordinary Resolution (as the case may be); or

(ii)	is, in the reasonable opinion of the Notes Common Representative, of a formal, minor or technical nature or made to correct a manifest error; or

(iii)	is agreed by Senior Creditors (other than the Noteholders) with an Exposure greater than 50 (fifty) per cent, of all Senior Creditors’ Exposure (excluding the Noteholders).

(k)	Shareholders meetings: The Notes Common Representative shall be notified to attend the Issuer’s shareholders meetings but shall have no obligation to attend the Issuer’s shareholders meetings (and the Notes Common Representative shall not be liable to the Noteholders for any such failure) in accordance with article 359.1(c) of Portuguese Companies Code, except if it is so required in order to comply with the mandatory provisions of Portuguese law. The Notes Common Representative shall be entitled to appoint a representative to attend any Issuer’s shareholders meeting.

6.2	Notes Common Representative’s powers and duties

(a)	Insolvency Event: The Notes Common Representative shall not be bound to give notice to any person of the execution of this Agreement, the Programme Documents or the Combined Finance Documents or to take any steps to ascertain whether any Insolvency Event or default under any Programme Document or Combined Finance Document has occurred and, until it shall have actual knowledge or express notice to the contrary, the Notes Common Representative shall be entitled to assume that no Insolvency Event or default under the Programme Documents or Combined Finance Documents has occurred and that the Issuer is observing and performing all the obligations on its part contained under the Notes, the Programme Documents, the Combined Finance Documents and this Agreement and that no event has occurred as a consequence of which any of the Notes may become repayable.

(b)	Consideration of the interests of the Noteholders: In the exercise of the NCR Rights, the Notes Common Representative will have regard to the interests of the Noteholders of each Series of Notes and will not be obliged to have regard nor will be responsible for any consequence for individual Noteholders, in particular as a result of such holders being connected in any way with a particular territory or the taxing jurisdiction of any authority.

(c)	Exercise of NCR Rights: Save as expressly otherwise provided herein or in the other Programme Documents, the Notes Common Representative shall have discretion as to the exercise or non-exercise of any NCR Rights. The Notes Common Representative shall not be responsible for any liability that may result from the exercise or non- exercise of any NCR Right. In the case of discretionary powers of the Notes Common Representative, the Notes Common Representative shall not be bound to act, unless first indemnified and/or provided with security or with sufficient funds to its satisfaction against all Liabilities which it may incur by so doing.

(d)	Notes Common Representative’s consent: Without prejudice to Resolutions and Extraordinary Resolutions, any consent given by the Notes Common Representative for the purposes of this Agreement, the Notes, the other Programme Documents or the Common Finance Documents may be given on such terms and subject to such conditions (if any) as the Notes Common Representative may require in its discretion and may be given retrospectively.

(e)	Application of proceeds: The Notes Common Representative shall not be responsible for the receipt or application by the Issuer of the proceeds of the issue of the Notes.

(f)	Maintenance of rating: The Notes Common Representative shall not be responsible for the maintenance of any ratings (if any) attributed to any Series of Notes.

(g)	Determination of questions: Between itself and the Noteholders, the Notes Common Representative shall have the power to determine all questions and doubts arising in relation to any of the provisions of this Agreement and every such determination (which shall be properly justified), whether made upon a question actually raised or implied in the acts or proceedings of the Notes Common Representative, shall be conclusive and binding upon the Notes Common Representative and the Noteholders.

(h)	Replacement of parties: The Notes Common Representative shall have no obligation to take any action to terminate the appointment of, or to identify a replacement for, any of the parties to any of the Programme Documents or the Common Finance Documents.

6.3	Financial matters

(a)	Deductions and withholdings: Notwithstanding anything contained in this Agreement, to the extent required by applicable law, if the Notes Common Representative is required to make any deduction or withholding from any distribution or payment made by it under this Agreement (other than in connection with its remuneration) or if the Notes Common Representative is otherwise charged to, or may become liable to, tax as a consequence of performing any NCR Duties, then the Notes Common Representative shall be entitled to make such deduction or withholding or (as the case may be) to retain out of sums received by it an amount sufficient to discharge any liability to tax which relates to sums so received or distributed or to discharge any such other liability of the Notes Common Representative to tax from the funds held by the Notes Common Representative on the terms of this Agreement.

(b)	Noteholders’ appraisal of financial condition: Each Noteholder shall be solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Issuer and the Notes Common Representative shall not at any time have any responsibility for such appraisal or investigation.

6.4	Other rights:

(a)	Notes Common Representative may enter into financial transactions: The Notes Common Representative shall not, by reason of its appointment hereunder, be in any way precluded from making any contracts or entering into any transactions in the ordinary course of business with the Issuer or any person or corporate body directly or indirectly associated with the Issuer or any other person, or from accepting the position of Notes Common Representative of any other securities issued by the Issuer or such other party or any person or corporate body directly or indirectly associated with the Issuer or such other person, provided it does not create a conflict of interests of the Notes Common Representative in doing so.

(b)	Delegation: To the extent permitted by applicable laws, in the execution or exercise of any NCR Right, the Notes Common Representative may act by responsible officers for the time being of the Notes Common Representative or delegate by power of attorney to an Appointee the execution or exercise of any NCR Right, in which case, for the avoidance of doubt, the Notes Common Representative shall be responsible for the execution or exercise of the relevant NCR Rights.

6.5	Notes Common Representative to comply with Combined Finance Documents

The Notes Common Representative is required to perform all actions expected to be performed by the Notes Common Representative under or in connection with the Combined Finance Documents, in the terms set out in the relevant Combined Finance Document, any such actions required under the Combined Finance Documents being notified by the Issuer to the Notes Common Representative.

6.6	Notes Common Representative liability

The Notes Common Representative shall not be liable to any person for any matter or thing done or omitted to be done in connection with the Programme Documents or the Combined Finance Documents, save if the matter or thing done or omitted to be done results from the Notes Common Representative’s own gross negligence or wilful misconduct.

7.	REMUNERATION AND EXPENSES

7.1	Normal remuneration

The Issuer shall be responsible for paying to the Notes Common Representative the fees for its services as Notes Common Representative under this Agreement.

7.2	Remuneration subject to Noteholders opinion

The Issuer and the Notes Common Representative shall agree the fees payable under sub-clause 7.1 (Normal remuneration), which are subject to Noteholders’ approval by means of a Resolution.

7.3	Expenses and indemnity

The Issuer shall pay all Expenses to the Notes Common Representative and undertakes to indemnify the Notes Common Representative, on demand, against any Liabilities.

7.4	Payment of amounts due

All amounts due and payable pursuant to sub-clause 7.3 (Expenses and indemnity) shall be payable by the Issuer within the reasonable deadline specified for such purpose in writing by the Notes Common Representative.

8.	RETIREMENT OF NOTES COMMON REPRESENTATIVE

8.1	Retirement

The Notes Common Representative may retire at any time upon giving not less than 120 (one hundred and twenty) days’ (“Retirement Notice Period”) written notice to the Issuer and the Noteholders.

8.2	Retirement not subject to a reason

The Notes Common Representative is not required to assign a reason to the Issuer and the Noteholders for its retirement, but shall take all measures reasonably available to it in order to try to mitigate adverse effects that may be caused by such retirement, provided that the same could be mitigated.

8.3	Search for a new Notes Common Representative

In the event of the Notes Common Representative giving a notice under this clause, the Issuer shall use its best efforts to procure a new Notes Common Representative that shall be appointed by the Noteholders before the end of the Retirement Notice Period. Without prejudice to the above, the Issuer will not be held liable in case it is unable to find a Notes Common Representative within the aforementioned deadline.

8.4	Substitute Notes Common Representative not found

If a substitute Notes Common Representative has not been appointed prior to the expiry of the Retirement Notice Period, the Notes Common Representative shall convene a Meeting for Noteholders to appoint a new Notes Common Representative and the retiring Notes Common Representative will be discharged from its obligations under this Agreement upon the date of such Meeting.

8.5	Absence of liabilities

Except in the case of wilful default or gross negligence of the Notes Common Representative, the Notes Common Representative will not be liable for any liabilities occasioned by its retirement, so far as the same is carried out under this Clause 8 (Retirement of Notes Common Representative).

9.	REMOVAL of Notes Common Representative

Noteholders may at any time, by means of a Resolution, remove the Notes Common Representative and appoint a new Notes Common Representative.

10.	APPOINTMENT AND NOTICE OF A NEW NOTES COMMON REPRESENTATIVE

10.1	Appointment and adherence

Any new Notes Common Representative shall be appointed by the Noteholders through a Resolution, provided that such new Notes Common Representative agrees to act as representative of the holders of Notes issued from time to time by the Issuer, pursuant to article 358.1 of the Portuguese Companies Code, in accordance with the Conditions and the provisions of this Agreement, and adheres to this Agreement, the Programme Agreements and the Common Finance Documents (as the same may be amended or replaced from time to time).

10.2	Notice

Upon becoming aware of any appointment of a new Notes Common Representative, the Issuer shall, as soon as practicable thereafter, notify the Agent, the Paying Agent, the Intercreditor Agent, the Security Agent and the Noteholders in accordance with the Conditions.

10.3	One Notes Common Representative only

Without prejudice to the possibility of substitution or replacement, only one person or entity may hold office as Notes Common Representative under this Agreement at any one time.

11.	MERGER

If applicable, any legal entity into which the Notes Common Representative is merged or converted or any legal entity resulting from any merger with or conversion of the Notes Common Representative shall, to the extent permitted by applicable law, be the successor to the Notes Common Representative without any further formality.

12.	POWERS ADDITIONAL

The NCR Rights shall be in addition to any rights, powers, authorities and discretions which may from time to time be vested in the Notes Common Representative by Portuguese law.

13.	GOVERNING LAW

This Agreement and any non-contractual obligations arising from or in connection thereto shall be governed by, and construed in accordance with, the laws of Portugal.

14.	JURISDICTION

To the extent permitted by Portuguese law, the courts of Lisbon shall have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (including any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and accordingly any suit, action or proceedings arising out of or in connection with this Agreement may be brought in such courts.

PROVISIONS FOR MEETINGS OF NOTEHOLDERS

1.	Definitions

Words and expressions used in these Provisions for Meetings of Noteholders shall have the same meanings as set out, or incorporated by reference in Clause 1 of this Agreement.

2.	Certificates

2.1	Issue

Each Noteholder may obtain a Certificate from the relevant Affiliate Member of Interbolsa.

2.2	Expiry of validity

Each Certificate shall be valid until the release of the blocked Notes to which it relates.

2.3	Deemed Holder

So long as a Certificate is valid, the Voter holding it shall be deemed to be the holder of the Notes to which it relates for all purposes in connection with the Meeting.

3.	Convening of Meeting

A Meeting of Noteholders (i) may at any time be convened by the Notes Common Representative or, if no Notes Common Representative is appointed or if the Notes Common Representative refuses to convene the meeting, by the chairman of the shareholders’ general meeting of the Issuer and (ii) must be convened by the Notes Common Representative or, if no Notes Common Representative is appointed or if the Notes Common Representative refuses to convene the meeting, by the chairman of the shareholders’ general meeting of the Issuer (A) whenever the Notes Common Representative (or the chairman of the shareholders’ general meeting of the Issuer, as applicable) receives from the Intercreditor Agent a Special Decision Notice, in accordance with Condition 19.3.2; or (B) upon the request in writing of Noteholders holding not less than 5 (five) per cent. of the aggregate Principal Amount Outstanding of the outstanding Notes.

The Notes Common Representative shall be obliged to convene a Meeting, except when entitled to refuse such obligation in the terms provided by law. Every Meeting shall be held on the date or adjourned date, and at the time and place, set out by the Notes Common Representative in the notice for such Meeting, in accordance with the provisions of the Portuguese Companies Code.

4.	Meeting Notice

A Meeting shall be convened by means of a notice for such purpose disclosed at least 30 (thirty) days’ prior to the relevant Meeting date (or with the prior notice period from time to time provided by law for the purposes of convening noteholders’ meetings). The notice shall (i) contain the full identification details of the Issuer, (ii) specify the date and adjourned date, time, place and agenda of the Meeting, including reference to any resolutions to be proposed, and such other details as may be required from time to time by mandatory provisions of Portuguese law and (iii) state that the Notes may be blocked with the relevant Affiliate Member of Interbolsa for the purpose of obtaining Certificates. In addition to the notice stated above, the Notes Common Representative may inform the Noteholders by any means that the Notes Common Representative deems appropriate.

5.	Chairman and Secretary

A Meeting will be chaired by the Notes Common Representative and the secretary of the Meeting shall be such person as the Notes Common Representative may nominate in writing. If no such nomination is made or if the Notes Common Representative or the person so nominated are not present within 15 minutes after the time fixed for the Meeting, those present shall elect those of themselves to take the chair and secretary office (as applicable), failing which, the Issuer may appoint a chairman and secretary for such Meeting (as applicable). The chairman and secretary may, but need not be, a Noteholder or agent of a Noteholder.

6.	Quorum

6.1	Quorum: The quorum required at any Meeting will be:

(a)	if the matter at stake is to be decided by way of a Resolution, any person or persons holding or representing Notes then outstanding (except Notes held by the Issuer, if any), regardless of the Principal Amount Outstanding thereof; or

(b)	if the matter at stake is to be decided by way of an Extraordinary Resolution, a person or persons holding or representing at least 50 (fifty) per cent. of Principal Amount Outstanding of the Notes then outstanding (except Notes held by the Issuer, if any) or, at any adjourned meeting, any person or persons holding or representing any of the Notes then outstanding (except Notes held by the Issuer, if any), regardless of the Principal Amount Outstanding thereof.

6.2	Majorities: The majorities required to pass a Resolution or an Extraordinary Resolution, as the case may be, at any Meeting convened in accordance with these rules shall be:

(a)	if the matter at stake is to be decided by way of a Resolution, the majority of the votes cast at the relevant meeting; or

(b)	if the matter at stake is to be decided by way of an Extraordinary Resolution, at least 50 (fifty) per cent. of the Principal Amount Outstanding of the Notes then outstanding or, at any adjourned meeting, two-thirds of the votes cast at the relevant meeting, provided that, Resolutions and Extraordinary Resolutions will be voted on a Series of Notes by Series of Notes basis and will be binding on all Noteholders holding or representing Notes of the same Series, whether or not they are present at the meeting or have voted against such Resolutions and Extraordinary Resolutions.

7.	Adjournment of Meetings

7.1	If within 15 (fifteen) minutes after the time fixed for any Meeting a quorum specified in Paragraph 6 (Quorum) is not present, then:

(a)	in the case of a Meeting requested by Noteholders, it shall be dissolved; and

(b)	in the case of any other Meeting, it shall be adjourned to the adjourned date set out in the Meeting notice sent in accordance with Paragraph 4 (Meeting Notice) or to another date determined by the Chairman (which shall be not less than 15 (fifteen) days and not more than 20 (twenty) days from the Meeting date) and to such place as the Chairman determines.

7.2	The Chairman may, with the consent of, and shall if directed by any Meeting, adjourn such Meeting to a date which shall be not less than 15 (fifteen) days and not more than 20 (twenty) days from the Meeting date, to decide on the matters set out in the Meeting notice sent in accordance with Paragraph 4 (Meeting Notice).

7.3	Each Meeting may only be adjourned twice.

8.	Notice following adjournment

After the adjournment of any Meeting for want of quorum, the Chairman shall immediately notify the Noteholders in accordance with Paragraph 4 (Meeting Notice) that the Meeting has been resumed. The Chairman shall not be required to give notice of the resumption of a Meeting that has been adjourned for any other reason.

9.	Participation

The following may attend and speak at a Meeting:

(a)	Voters;

(b)	the Issuer and the Notes Common Representative and representatives thereof; and

(c)	any other person approved by the Meeting or by the Chairman.

10.	Votes

Every Voter shall have one vote in respect of each holding of Notes in the amount of €1,000.

11.	Power of a Meeting

A Meeting shall have the power, without prejudice to any other powers granted to it, to:

(a)	approve any Resolution or Extraordinary Resolution under the terms established herein and the applicable legal provisions;

(b)	approve any variation to any provisions of the Combined Finance Documents (whenever the same is subject to a Special Decision) or the Conditions;

(c)	remove any Notes Common Representative or appoint a new Notes Common Representative;

(d)	authorise the Notes Common Representative (subject to its being indemnified and/or provided with security or with sufficient funds to its satisfaction) or any other person to execute all documents and do all things necessary to give effect to any Resolution or Extraordinary Resolution;

(e)	discharge or exonerate the Notes Common Representative from any liability in respect of any act or omission for which it may become responsible under any Combined Finance Agreement or the Notes Documentation; and

(f)	give any other authorisation or approval which by law or agreement is required to be given by Resolution or Extraordinary Resolution.

12.	Resolutions bind all Noteholders

Any Resolution or Extraordinary Resolution passed at a Meeting of Noteholders of a given Series duly convened and held in accordance with this Agreement shall be binding upon all Noteholders holding Notes of such Series, whether or not present at such Meeting and shall be bound to give effect to any such Resolutions or Extraordinary Resolutions accordingly.

13.	Same Meetings, separate voting

Meetings of different Series can be held on the same date and place. However, quorum and voting procedures in respect of Resolutions and Extraordinary Resolutions will be ascertained on a Series of Notes by Series of Notes basis.

14.	Minutes

Minutes of all Resolutions and Extraordinary Resolutions and proceedings adopted at each Meeting shall be prepared by the Secretary and signed by the Chairman, sich Minutes being evidence of the Resolutions, Extraordinary Resolutions or proceedings recorded therein.

15.	Notice of voting results

Notice of the voting results on a Resolution or Extraordinary Resolution may be published by the Chairman in accordance with the Conditions and the applicable legal provisions and a copy thereof shall be made available by the Chairman to the Paying Agent and the Issuer within 14 (fourteen) days of the Conclusion of the Meeting.

16.	Further regulations

Subject to all other provisions contained in this Agreement, the Notes Common Representative may, after consultation with the Issuer and upon written agreement with the Noteholders, prescribe such further regulations regarding the holding of Meetings of Noteholders and the attendance and voting at them as the Notes Common Representative may reasonably determine.

REGISTERED OFFICE OF THE ISSUERS

BRISA – Auto-Estradas de Portugal, S.A. Quinta da Torre de Aguilha – Edíficio BRISA 2785-599 São Domingos de Rana Portugal	BRISA Finance B.V. Locatellikade 1 1076 AZ Amsterdam The Netherlands

CONSENT SOLICITATION AGENT Barclays Bank PLC 5 North Colonnade, Canary Wharf	TABULATION AGENT Citibank, N.A., London Branch Citigroup Centre

London E14 4BB United Kingdom +44 (0)20 7773 8990 eu.lm@barcap.com	Canada Square - Canary Wharf London E14 5LB United Kingdom exchange.gats@citi.com

TRUSTEE	COMMON REPRESENTATIVE

Citicorp Trustee Company Limited Citigroup Centre Canada Square - Canary Wharf London E14 5LB United Kingdom	António Frutuoso de Melo e Associados, Sociedade de Advogados, RL Avenida da Liberdade, 38, 1º Lisbon, Portugal

LEGAL ADVISERS

To the Issuers as to English law	To the Issuers as to Portuguese law
Linklaters LLP One Silk Street London EC2Y 8HQ United Kingdom	Vieira de Almeida & Associados, Sociedade de Advogados, R.L. Avenida Duarte Pacheco, 26 1070-110 Lisboa Portugal

To the Consent Solicitation Agent as to English law	To the Consent Solicitation Agent as to Portuguese law
Allen & Overy LLP One Bishop Square London E1 6AD United Kingdom	Morais Leitão, Galvão Teles, Soares da Silva, Sociedade de Advogados, R.L. Rua Castilho, 165 1070-050 Lisboa Portugal